                                             As Filed Pursuant to Rule 424(b)(3)
                                             REgistration No. 333-94385



[NORTH FORK LOGO]                                                     [JSB LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of North Fork Bancorporation, Inc. and JSB Financial, Inc. have approved a merger agreement that provides for the merger of JSB into North Fork. This strategic transaction provides JSB stockholders with growth and opportunities that would not have been available on a stand alone basis.

     IF WE COMPLETE THE MERGER, JSB STOCKHOLDERS WILL RECEIVE 3.0 SHARES OF NORTH FORK COMMON STOCK FOR EACH SHARE OF JSB COMMON STOCK. THIS REPRESENTS A VALUE OF $50.06 BASED ON NORTH FORK'S CLOSING STOCK PRICE OF $16.69 ON JANUARY 10, 2000, AS REPORTED ON THE NEW YORK STOCK EXCHANGE, WHERE NORTH FORK'S SHARES ARE LISTED UNDER THE SYMBOL "NFB." IN ADDITION, WE EXPECT THAT THE CONVERSION OF SHARES OF JSB COMMON STOCK IN THE MERGER GENERALLY WILL BE TAX-FREE FOR U.S. FEDERAL INCOME TAX PURPOSES TO JSB STOCKHOLDERS.

     North Fork also has entered into an agreement to acquire Reliance Bancorp, Inc., a savings and loan holding company. This transaction is described on page
3. After completion of the merger and the Reliance merger, we expect that current North Fork stockholders will own approximately 74% of the combined company, JSB stockholders will own approximately 16% of the combined company and Reliance stockholders will own approximately 10% of the combined company.

     We are asking JSB stockholders to approve and adopt the merger agreement. We are asking North Fork stockholders to approve and adopt the merger agreement, including the related issuance of North Fork common stock to JSB stockholders, and to approve an amendment to North Fork's certificate of incorporation to increase the number of authorized shares of North Fork common stock and to reduce the par value of the North Fork common stock. Approval of the amendment to North Fork's certificate of incorporation is not a condition to completing the merger.

     YOUR VOTE IS IMPORTANT. We cannot complete the merger unless the stockholders of both companies approve and adopt the merger agreement. We have each scheduled a special meeting of our respective stockholders to vote on these important matters. The places, dates and times of the special meetings are as follows:

          FOR NORTH FORK STOCKHOLDERS:                        FOR JSB STOCKHOLDERS:
               February 11, 2000                                February 10, 2000
             10:00 a.m., local time                           10:00 a.m., local time
               Melville Marriott                 Long Island Marriott Hotel and Conference Center
           1350 Old Walt Whitman Road                     101 James Doolittle Boulevard
               Melville, New York                              Uniondale, New York

     This document gives you detailed information about the special meetings and the proposed transaction. We encourage you to read this document carefully.

     We enthusiastically support this combination of our two companies and join with the other members of our boards of directors in recommending that you vote in favor of the merger.

                              /s/ John Adam Kanas
                                John Adam Kanas
                Chairman, President and Chief Executive Officer
                        North Fork Bancorporation, Inc.

                               /s/ Park T. Adikes
                                 Park T. Adikes
                      Chairman and Chief Executive Officer
                              JSB Financial, Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES NORTH FORK IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

  This Joint Proxy Statement-Prospectus is dated January 11, 2000 and is first being mailed to stockholders of North Fork and JSB on or about January 12, 2000.

                                NORTH FORK LOGO

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 11, 2000

To the Stockholders
of North Fork Bancorporation, Inc.:

     We will hold a special meeting of stockholders of North Fork
Bancorporation, Inc. on Friday, February 11, 2000 at 10:00 a.m., local time, at the Melville Marriott, 1350 Old Walt Whitman Road, Melville, New York, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of August 16, 1999, by and between North Fork and JSB Financial, Inc., including the related issuance of North Fork common stock, as more fully described in the enclosed joint proxy statement-prospectus;

     2. To consider and vote upon a proposal to amend North Fork's certificate of incorporation to increase the number of authorized shares of North Fork common stock from 200 million to 500 million and to reduce the par value of North Fork's common stock from $2.50 per share to $0.01 per share, as more fully described in the enclosed joint proxy statement-prospectus; and

     3. To transact any other business as may properly be brought before the special meeting.

     We have fixed December 15, 1999 as the record date for determining those North Fork stockholders entitled to vote at the special meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. A list of stockholders entitled to vote at the special meeting will be available for examination by North Fork stockholders for any purpose germane to the meeting, during ordinary business hours, beginning 10 days prior to the date of the special meeting, at North Fork's principal executive offices at 275 Broad Hollow Road, Melville, New York.

     TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE OR CALL THE TOLL-FREE NUMBER AS DESCRIBED ON THE PROXY CARD. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the joint proxy statement-prospectus accompanying this notice for more complete information regarding the merger and the special meeting.

                                          By Order of the Board of Directors,

                                                   /s/ Aurelie S. Graf

                                          AURELIE S. GRAF
                                          Corporate Secretary

January 11, 2000

     THE BOARD OF DIRECTORS OF NORTH FORK UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND "FOR" THE PROPOSAL TO AMEND NORTH FORK'S CERTIFICATE OF INCORPORATION.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY ALSO VOTE YOUR SHARES BY CALLING THE TOLL-FREE NUMBER AS DESCRIBED ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD OR USED THE TELEPHONE VOTING SYSTEM.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE STOCKHOLDER
  MEETINGS..................................................    iii
SUMMARY.....................................................      1
SELECTED HISTORICAL FINANCIAL INFORMATION...................      8
SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION FOR ALL
  TRANSACTIONS..............................................     13
SELECTED FINANCIAL RATIOS...................................     15
COMPARATIVE PER SHARE DATA..................................     16
NORTH FORK SPECIAL MEETING..................................     19
  Date, Time and Place......................................     19
  Matters to Be Considered..................................     19
  Proxies...................................................     19
  Solicitation of Proxies...................................     19
  Record Date and Voting Rights; Vote Required..............     20
  Recommendation of the North Fork Board....................     20
JSB SPECIAL MEETING.........................................     21
  Date, Time and Place......................................     21
  Matters to Be Considered..................................     21
  Proxies...................................................     21
  Solicitation of Proxies...................................     21
  Record Date and Voting Rights; Vote Required..............     22
  Recommendation of the JSB Board...........................     22
THE MERGER..................................................     23
  Transaction Structure.....................................     23
  Background of the Merger..................................     23
  Recommendation of the North Fork Board and Reasons for the
     Merger.................................................     27
  Recommendation of the JSB Board and Reasons for the
     Merger.................................................     28
  Opinion of North Fork's Financial Advisor.................     30
  Opinion of JSB's Financial Advisor........................     40
  Conversion of Stock.......................................     48
  Treatment of Options......................................     48
  Exchange of Stock Certificates............................     49
  Effective Time............................................     49
  Changing the Method of Effecting the Combination..........     50
  Conditions to the Completion of the Merger................     50
  Representations and Warranties............................     51
  Conduct of Business Pending the Merger....................     52
  No Solicitation by JSB....................................     54
  Regulatory Approvals Required for the Merger..............     54
  Material Federal Income Tax Consequences..................     56
  Termination of the Merger Agreement.......................     57
  Termination Fees..........................................     60
  Extension, Waiver and Amendment of the Merger Agreement...     61
  Stock Exchange Listing....................................     61
  Expenses..................................................     61
  Dividends.................................................     62
  Appraisal Rights..........................................     62
  Accounting Treatment......................................     62
  Interests of Certain Persons in the Merger................     62
  Employee Matters..........................................     65

                                                                PAGE
                                                                ----
  Stock Option Agreement....................................     67
  Restrictions on Resales by Affiliates.....................     69
MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER AND THE
  RELIANCE MERGER...........................................     70
  Board of Directors Following the Merger and the Reliance
     Merger.................................................     70
  Consolidation of Operations; Estimated Cost Savings and
     Revenue Enhancements; Estimated Earnings Per Share.....     70
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................     72
  North Fork................................................     72
  JSB.......................................................     72
  North Fork Dividend Policy................................     73
INFORMATION ABOUT NORTH FORK................................     73
  General...................................................     73
  Management and Additional Information.....................     74
  Security Ownership........................................     74
INFORMATION ABOUT JSB.......................................     75
  General...................................................     75
  Management and Additional Information.....................     75
  Security Ownership........................................     76
REGULATION AND SUPERVISION OF NORTH FORK....................     77
  General...................................................     77
  Payment of Dividends......................................     77
  Transactions with Affiliates..............................     78
  Holding Company Liability.................................     78
  Prompt Corrective Action..................................     78
  Capital Adequacy..........................................     79
  Enforcement Powers of the Federal Banking Agencies........     80
  Control Acquisitions......................................     80
  Future Legislation........................................     81
DESCRIPTION OF NORTH FORK CAPITAL STOCK.....................     81
  General...................................................     81
  Common Stock..............................................     81
  Preferred Stock...........................................     82
  Anti-Takeover Provisions..................................     82
COMPARISON OF STOCKHOLDER RIGHTS............................     82
  Summary of Material Differences Between the Rights of
     North Fork Stockholders and Rights of JSB
     Stockholders...........................................     83
PROPOSED AMENDMENT TO NORTH FORK'S CERTIFICATE OF
  INCORPORATION.............................................     87
LEGAL MATTERS...............................................     88
EXPERTS.....................................................     88
STOCKHOLDER PROPOSALS.......................................     88
OTHER MATTERS...............................................     89
WHERE YOU CAN FIND MORE INFORMATION.........................     89
FORWARD-LOOKING STATEMENTS..................................     91
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
  (UNAUDITED)...............................................     93

Appendix A  Amended and Restated Agreement and Plan of Merger
Appendix B  Stock Option Agreement
Appendix C  Opinion of Donaldson, Lufkin & Jenrette Securities
            Corporation
Appendix D  Opinion of Northeast Capital & Advisory, Inc.
Appendix E  Proposed Amendment to North Fork's Certificate of
            Incorporation

      QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE STOCKHOLDER MEETINGS

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, just indicate on your proxy card how you want to vote. Complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the special meeting. The board of directors of North Fork and the board of directors of JSB each unanimously recommends that its stockholders vote in favor of the merger.

   North Fork's board of directors also recommends that North Fork stockholders vote to approve the proposed amendment to its certificate of incorporation. Approval of the amendment is not a condition to completing the merger.

Q: CAN I VOTE BY TELEPHONE?

A: You can vote your shares by calling the toll-free number and following the instructions on the proxy card. The automated telephone voting system is designed to authenticate stockholders by use of a personal identification number. This procedure allows you to vote your shares and to confirm that your instructions have been properly recorded.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY
   CARD?

A: You may change your vote by revoking your proxy in any of the four following ways:

     - by sending a written notice to the corporate secretary of your company prior to your special meeting stating that you would like to revoke your proxy;

     - by completing, signing and dating another proxy card and returning it by mail prior to your special meeting;

     - by attending your special meeting and voting in person; or

     - by calling the toll-free number on the proxy card and following the instructions if your shares were originally voted by telephone.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES AT THIS TIME?

A: No. After we complete the merger, we will send JSB stockholders written instructions for exchanging their stock certificates. North Fork stockholders do not need to exchange their stock certificates as a result of the merger or the amendment to North Fork's certificate of incorporation.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares on the proposals presented at your special meeting. You should therefore provide your broker with instructions as to how to vote your shares. Failure to instruct your broker as to how to vote your shares will be the equivalent of voting against each of the proposals presented at your special meeting.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We presently expect to complete the merger in the first quarter of 2000.
   However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of our stockholders at the special meetings and the necessary regulatory approvals.

Q: WHO CAN I CALL WITH QUESTIONS ABOUT THE SPECIAL MEETINGS OR THE MERGER OR TO
   OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANIES?

A: North Fork stockholders can contact Aurelie S. Graf, Corporate Secretary, at
   (631) 844-1004 and JSB stockholders can call Edward Lekstutis, Vice President, at (516) 887-7000, ext. 372.

     This document incorporates important business and financial information about our companies from documents we have filed with the Securities and Exchange Commission that we have not included in or delivered with this document. You may read and copy these documents at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at HTTP://WWW.SEC.GOV and at the offices of the New York Stock Exchange. See "Where You Can Find More Information" on page 89.

     You may also request copies of these documents from us. North Fork will provide you with copies of the documents relating to North Fork, without charge, upon written or oral request to:

                        North Fork Bancorporation, Inc.
                             275 Broad Hollow Road
                            Melville, New York 11747
                                 (631) 844-1004
                Attention: Aurelie S. Graf, Corporate Secretary

     JSB will provide you with copies of the documents relating to JSB, without charge, upon written or oral request to:

                              JSB Financial, Inc.
                                303 Merrick Road
                            Lynbrook, New York 11563
                            (516) 887-7000, ext. 372
                  Attention: Edward Lekstutis, Vice President

     In order to receive timely delivery of the documents in advance of our special meetings of stockholders, you should make out your requests no later than February 3, 2000.

                                    SUMMARY

     This brief summary does not contain all of the information that should be important to you. You should carefully read this entire document and the other documents to which this document refers you to fully understand the merger. See "Where You Can Find More Information" on page 89.

EACH JSB SHARE WILL BE EXCHANGED FOR 3.0 NORTH FORK SHARES (PAGE 48)

     When we complete the merger, your shares of North Fork common stock and JSB common stock will become shares of the combined company.

     North Fork Stockholders. When the merger is complete, each of your shares of North Fork common stock will remain outstanding as one share of common stock of the combined company.

     JSB Stockholders. When the merger is complete, each of your shares of JSB common stock will automatically become the right to receive 3.0 shares of common stock of the combined company.

     If the average closing price of North Fork common stock over a pricing period prior to the closing represents a decline below certain specified levels, JSB will have the right to terminate the merger agreement. If JSB exercises this right, North Fork will have the option to nullify JSB's termination by increasing the exchange ratio based on a formula in the merger agreement. See "--Termination of the Merger Agreement" on page 57.

     Because the number of shares of common stock of the combined company that the JSB stockholders will receive in the merger is fixed, subject to the potential adjustment described above, the value of the shares of common stock of the combined company the JSB stockholders will receive in the merger will change as the price of North Fork common stock changes.

TRANSACTION GENERALLY TAX-FREE FOR JSB STOCKHOLDERS (PAGE 56)

     Each of North Fork and JSB has received an opinion of its counsel, dated the date of this document, that the merger will be treated as a transaction of a type that is generally tax-free to JSB stockholders for U.S. federal income tax purposes. Neither North Fork nor JSB will be obligated to complete the merger unless it receives a legal opinion from its counsel, dated the closing date, that the merger will be treated as a transaction of a type that is generally tax-free for U.S. federal income tax purposes.

     If the merger qualifies as a type that is generally tax-free for U.S. federal income tax purposes, then the JSB stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of all of their shares of JSB common stock in the merger, except in connection with any cash received instead of fractional shares.

     In the event that (a) either North Fork or JSB fails to receive, on the closing date of the merger, the tax opinion described above from its counsel,
(b) either North Fork or JSB decides to waive the tax opinion condition to its obligation to complete the merger, and (c) North Fork and JSB determine that the material federal income tax consequences of the merger are different from those described above, North Fork and JSB will resolicit approval of their stockholders prior to completing the merger.

     Even if such legal opinions are rendered to North Fork and JSB, such opinions are not binding on the Internal Revenue Service or the courts and, accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in such opinions or that it will not prevail in any such challenge thereto.

     THIS TAX TREATMENT MAY NOT APPLY TO ALL JSB STOCKHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES TO YOU.

COMPARATIVE MARKET PRICE INFORMATION (PAGE 72)

     North Fork common stock trades on the New York Stock Exchange under the symbol "NFB" and JSB common stock trades on the NYSE under the symbol "JSB."

     The following table lists the closing prices of North Fork common stock and JSB common stock, and the equivalent per share value of a share of JSB common stock, on August 13, 1999, the last trading day before we announced the merger, and on January 10, 2000. The "equivalent per share value of JSB common stock" at the specified dates represents the closing price of a share of North Fork common stock on that date multiplied by the exchange ratio of 3.0.

                                             EQUIVALENT PER
                       NORTH FORK    JSB     SHARE VALUE OF
                         COMMON     COMMON     JSB COMMON
                         STOCK      STOCK        STOCK
                       ----------   ------   --------------
August 13, 1999......    $20.44     $58.75       $61.31
January 10, 2000.....    $16.69     $49.25       $50.06

     Of course, the market price of North Fork common stock will change prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for North Fork common stock and JSB common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

DIVIDEND POLICY OF NORTH FORK (PAGE 73)

     The holders of North Fork common stock receive dividends if and when declared by the North Fork board of directors out of legally available funds. North Fork's past practice has been to pay dividends on its common stock at a rate of 30% to 40% of earnings. North Fork declared a cash dividend of $0.18 per common share for the fourth quarter of 1999 and for each of the first three fiscal quarters of 1999, North Fork paid a cash dividend of $0.15 per common share. Following completion of the merger and the Reliance merger, North Fork expects to continue paying quarterly cash dividends on a basis consistent with its past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and the North Fork board of directors' consideration of other relevant factors.

OUR FINANCIAL ADVISORS SAY THE EXCHANGE RATIO IS FAIR TO STOCKHOLDERS (PAGES 30 AND 40)

     North Fork Stockholders. In deciding to approve the merger, the North Fork board of directors considered the opinion of its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, that, as of August 16, 1999, the exchange ratio was fair to North Fork stockholders from a financial point of view. North Fork has received an updated opinion from Donaldson, Lufkin & Jenrette dated the date of this document. We have attached the updated opinion to this document as Appendix C. You should read the opinion completely to understand the assumptions made, matters considered and limitations on the review undertaken by Donaldson, Lufkin & Jenrette in providing its opinion. North Fork has agreed to pay a fee of $1.5 million to Donaldson, Lufkin & Jenrette, of which $1.35 million is payable upon closing of the merger.

     JSB Stockholders. In deciding to approve the merger, the JSB board of directors considered the opinion of its financial advisor, Northeast Capital & Advisory, Inc., that, as of August 15, 1999, the exchange ratio was fair to the holders of JSB common stock from a financial point of view. JSB has received an updated opinion from Northeast Capital dated the date of this document. We have attached the updated opinion to this document as Appendix D. You should read the opinion completely to understand the assumptions made, matters considered and limitations on the review undertaken by Northeast Capital in providing its opinion. JSB has agreed to pay a fee of $1.1 million to Northeast Capital, of which $600,000 is payable upon closing of the merger, subject to a possible increase if the consideration to be received by JSB's stockholders exceeds $70 per share.

INFORMATION ABOUT NORTH FORK AND JSB (PAGES 73 AND 75)

NORTH FORK BANCORPORATION, INC.
275 Broad Hollow Road
Melville, New York 11747
(631) 844-1004

     North Fork is a bank holding company. North Fork's primary subsidiary, North Fork Bank, a New York State-chartered, FDIC-insured commercial bank, operates 112 retail banking facilities throughout Suffolk and Nassau counties on Long Island, New York, as well as in the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx and in Westchester and Rockland counties north of New York City. At September 30, 1999, North Fork had total assets of $11.9 billion, total deposits of $6.6 billion and stockholders' equity of $717.6 million.

JSB FINANCIAL, INC.
303 Merrick Road
Lynbrook, New York 11563
(516) 887-7000

     JSB is a savings and loan holding company. JSB's wholly owned subsidiary, Jamaica Savings Bank FSB, a federally-chartered, FDIC-insured savings bank, operates 13 retail banking facilities in the New York City boroughs of Manhattan and Queens and in Nassau and Suffolk counties, New York. Jamaica Savings Bank is a community-oriented financial institution, serving its market area with a wide selection of loan products and retail financial services. At September 30, 1999, JSB had total assets of $1.6 billion, deposits of $1.1 billion and stockholders' equity of $374 million.

JSB WILL MERGE INTO NORTH FORK (PAGE 23)

     We propose a merger of JSB with and into North Fork. The name of the combined company will be "North Fork Bancorporation, Inc." We expect to complete the merger in the first quarter of 2000.

     We have attached the merger agreement to this document as Appendix A. Please read the merger agreement carefully. It is the legal document that governs the merger.

OUR REASONS FOR THE MERGER (PAGES 27 AND 28)

     Our companies are proposing to merge because we believe that:

     - by combining them we can create a stronger company that will provide significant benefits to our stockholders and customers alike.

     - by bringing our customers and banking products together we can do a better job of increasing our combined revenues and earnings than we could if we did not merge.

     - the merger will strengthen the combined company's position as a competitor in the financial services industry, which is rapidly changing and growing more competitive.

NORTH FORK HAS ENTERED INTO AN AGREEMENT TO ACQUIRE RELIANCE BANCORP, INC.

     On August 30, 1999, North Fork entered into an agreement with Reliance Bancorp, Inc. providing for the merger of Reliance with and into North Fork. At September 30, 1999, Reliance had $2.5 billion in total assets, $1.6 billion in deposits, $171.7 million in stockholders' equity and served customers from 29 retail banking facilities throughout Suffolk and Nassau counties on Long Island, New York, as well as in the New York City boroughs of Manhattan and Queens. For more information about Reliance, see "Where You Can Find More Information" on page 89.

     In the Reliance merger, Reliance stockholders will receive 2.0 shares of North Fork common stock in exchange for each share of Reliance common stock. North Fork intends to account for its acquisition of Reliance under the purchase method of accounting and to fund the Reliance acquisition through the reissuance of North Fork treasury shares. North Fork expects to reissue a total of approximately 17 million treasury shares as consideration in the Reliance merger. Accordingly, following the announcement of its agreement with Reliance, North Fork implemented a stock purchase program under which it authorized the purchase of up to 8.5 million shares of its common stock. The pro forma financial information in this document includes pro forma adjustments reflecting the completion of the Reliance merger under the purchase method of accounting. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 93.

     North Fork intends to account for the merger with JSB using the "pooling-of-interests" method of accounting, but will not be able to do so unless it reissues a sufficient number of shares of its common stock currently held in its treasury prior to completing the JSB merger. Accordingly, North Fork intends to complete the Reliance merger prior to the completion of the JSB merger. Completion of the Reliance merger is subject to a number of conditions, including the receipt of all required regulatory approvals and the approval of the stockholders of Reliance. North Fork expects to complete the Reliance merger in the first quarter of 2000, but cannot assure you as to whether or when all of these conditions will be satisfied and the Reliance merger will be completed. COMPLETION OF THE RELIANCE MERGER DOES NOT REQUIRE THE APPROVAL OF THE STOCKHOLDERS OF EITHER NORTH FORK OR JSB, AND NEITHER NORTH FORK STOCKHOLDERS NOR JSB STOCKHOLDERS ARE BEING ASKED TO VOTE UPON THE RELIANCE MERGER.

THE STOCKHOLDERS' MEETINGS (PAGES 19 AND 21)

     North Fork Stockholders. The North Fork special meeting will be held on Friday, February 11, 2000 at 10:00 a.m., local time, at the Melville Marriott, 1350 Old Walt Whitman Road, Melville, New York. At the North Fork special meeting, you will be asked:

     1. to approve and adopt the merger agreement, including the related issuance of North Fork common stock;

     2. to adopt an amendment to North Fork's certificate of incorporation to increase the number of authorized shares of North Fork common stock from 200 million to 500 million and to reduce the par value of North Fork's common stock from $2.50 per share to $0.01 per share; and

     3. to act on any other matters that may properly be submitted to a vote at the North Fork special meeting.

     JSB Stockholders. The JSB special meeting will be held on Thursday, February 10, 2000 at 10:00 a.m., local time, at the Long Island Marriott Hotel and Conference Center, 101 James Doolittle Boulevard, Uniondale, New York. At the JSB special meeting, you will be asked:

     1. to approve and adopt the merger agreement; and

     2. to act on any other matters that may properly be submitted to a vote at the JSB special meeting.

RECORD DATE AND VOTE REQUIRED FOR APPROVAL OF THE MERGER (PAGES 20 AND 22)

     North Fork Stockholders. You can vote at the North Fork special meeting if you owned North Fork common stock at the close of business on December 15, 1999. On that date, there were 128,439,378 shares of North Fork common stock outstanding and entitled to vote. You can cast one vote for each share of North Fork common stock that you owned on that date. In order to approve and adopt the merger agreement, the holders of a majority of the outstanding shares of North Fork common stock must vote in favor of doing so.

     JSB Stockholders. You can vote at the JSB special meeting if you owned JSB common stock at the close of business on December 27, 1999. On that date, there were 9,371,139 shares of JSB common stock outstanding and entitled to vote. You can cast one vote for each share of JSB common stock that you owned on that date. In order to approve and adopt the merger agreement, the holders of a majority of the outstanding shares of JSB common stock must vote in favor of doing so.

WE UNANIMOUSLY RECOMMEND THAT STOCKHOLDERS APPROVE THE MERGER (PAGES 27 AND 28)

     North Fork Stockholders. North Fork's board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement, including the related issuance of North Fork common stock.

     JSB Stockholders. JSB's board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

COMPLETION OF THE MERGER IS SUBJECT TO CERTAIN CONDITIONS (PAGE 50)

     The completion of the merger is subject to a number of conditions being met, including approval of the merger agreement by both North Fork stockholders and JSB stockholders and receipt of all required regulatory approvals.

     Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger, even if that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

WE EXPECT POOLING-OF-INTERESTS ACCOUNTING TREATMENT (PAGE 62)

     North Fork intends to account for the merger as a "pooling-of-interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been combined.

     In order for the merger to qualify for pooling-of-interests accounting treatment, North Fork must, in addition to meeting all of the other criteria to qualify for pooling-of-interests accounting treatment, reissue a sufficient number of shares of its common stock currently held as treasury shares prior to completing the merger. North Fork intends to do so by reissuing treasury shares as consideration in the Reliance merger. Accordingly, North Fork intends to complete the Reliance merger before completing its merger with JSB so that the JSB merger will qualify for pooling-of-interests accounting treatment.

     Completion of the Reliance merger is subject to a number of conditions, including the receipt of all required regulatory approvals and the approval of the stockholders of Reliance. North Fork and Reliance are working to obtain all regulatory and other approvals required to complete the Reliance merger. However, North Fork cannot assure you that all of the conditions to the Reliance merger will be satisfied in the anticipated time frame or otherwise. If North Fork is unable to complete its acquisition of Reliance in the anticipated time frame or otherwise, completion of JSB's merger with North Fork will be delayed, and North Fork may have to reissue the required number of treasury shares in a public or private offering or in some other alternative transaction in order for the JSB merger to qualify for pooling-of-interests accounting treatment.

WE MAY NOT COMPLETE THE MERGER WITHOUT ALL REQUIRED REGULATORY APPROVALS (PAGE
54)

     We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System, the New York State Banking Department and the Federal Deposit Insurance Corporation. In addition, we must give prior notice of the merger to the Office of Thrift Supervision.

     As of the date of this document, we have received the approval of the New York State Banking Department, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System. We have also provided prior notice of the merger to the Office of Thrift Supervision.

TERMINATION OF THE MERGER (PAGE 57)

     We can agree at any time not to complete the merger, even if the stockholders of both our companies have approved it. Also, either of us can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

     - the final denial of a required regulatory approval,

     - the failure of either party to obtain the required vote of its stockholders to approve the merger agreement,

     - the other party's board of directors changes, in a manner adverse to the terminating party, its recommendation of the merger,

     - the other party materially breaches its representations, warranties or obligations under the merger agreement, or

     - the failure to complete the merger by February 29, 2000 (however, this date will be extended to April 30, 2000 if, on February 29, 2000, all conditions to completing the merger have been satisfied other than the receipt of all required regulatory approvals).

JSB MAY DECIDE NOT TO COMPLETE THE MERGER IF NORTH FORK'S STOCK PRICE DECREASES SIGNIFICANTLY (PAGE 58)

     In addition, JSB can decide not to complete the merger if both of the following are true:

     (1) the average of the closing prices of North Fork's common stock over the 15-trading-day period ending on the day prior to the "valuation date" (which is the date of receipt of the last of the required regulatory and stockholder approvals, including any required regulatory waiting periods) is less than $16.35, and

     (2) the ratio obtained by comparing North Fork's average closing price described in clause (1) above to North Fork's closing price of $20.44 on August 13, 1999, is more than ten percentage points less than the ratio obtained by comparing the sum of the weighted average closing prices of the stocks of an index group of selected banks and thrifts for the same 15-trading-day period to the sum of the weighted closing prices for these stocks on August 13, 1999.

Any decision by JSB not to complete the merger under this provision will not be effective, however, if North Fork elects to increase the exchange ratio in accordance with a formula in the merger agreement to provide JSB stockholders more shares of North Fork common stock in exchange for each share of JSB common stock.

WE MAY AMEND THE TERMS OF THE MERGER AND WAIVE RIGHTS UNDER THE MERGER AGREEMENT (PAGE 61)

     We may jointly amend the terms of the merger agreement, and each of us may waive our right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after our stockholders approve the merger agreement, they must approve any amendment or waiver that reduces the consideration that will be received by JSB's stockholders.

EACH OF US MUST PAY THE OTHER A TERMINATION FEE UNDER CERTAIN CIRCUMSTANCES (PAGE 60)

     North Fork or JSB, as applicable, will be required to pay the other company a termination fee of:

     (1) $12.5 million, plus the other company's reasonable out-of-pocket expenses, if, within 12 months after August 16, 1999, it receives a proposal for a competing transaction and any of the following occur:

          - its board of directors changes, in a manner adverse to the other company, its recommendation of the merger,

          - the merger is not approved by its stockholders or its stockholder meeting for the purpose of voting on the merger is canceled or is not held, or

          - it willfully breaches the merger agreement, and

     (2) $25 million, plus the other company's reasonable out-of-pocket expenses, if, within 18 months after August 16, 1999, without having received the other company's consent, it enters into an agreement to engage in, or recommends that its stockholders approve, an acquisition transaction not permitted under the terms of the merger agreement.

Any fee payable under clause (2) above will be reduced dollar-for-dollar by the full amount of any fee actually paid under clause (1) above. No fee described above is payable if the merger agreement is validly terminated for certain reasons at or prior to the time that the fee becomes payable.

JSB HAS GRANTED NORTH FORK AN OPTION TO PURCHASE SHARES OF JSB COMMON STOCK (PAGE 67)
     In connection with the merger agreement, JSB granted to North Fork an option to purchase up to 1,848,092 shares of JSB common stock (approximately 19.9% of JSB's outstanding common stock) at a price of $58.75 per share. The option is exercisable upon the occurrence of certain events generally involving a competing transaction with a third party to acquire JSB or a significant amount of its stock or assets. As of the date of this document, we know of no such event that has occurred. The option could have the effect of discouraging other companies from offering to acquire JSB.

     The stock option agreement limits the aggregate profit North Fork is permitted to receive as a result of the payment of any termination fees described above and the exercise of any rights under the stock option agreement to $30 million. We have attached the stock option agreement as Appendix B to this joint proxy statement-prospectus.

NORTH FORK AND JSB STOCKHOLDERS DO NOT HAVE APPRAISAL RIGHTS AS A RESULT OF THE MERGER (PAGE 62)

     The stockholders of JSB and North Fork do not have any right to an appraisal of the value of their shares in connection with the merger.

JSB OFFICERS AND DIRECTORS HAVE SOME INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM OR IN ADDITION TO THEIR INTERESTS AS STOCKHOLDERS (PAGE 62)

     JSB directors and officers have interests in the merger in addition to their interests as stockholders of JSB. These interests exist because of employment agreements that some JSB officers have entered into with JSB and rights that JSB officers and directors have under certain benefit, severance and compensation plans maintained by JSB. These agreements and plans will provide certain officers with severance benefits if their employment with the combined company is terminated at or after the completion of the merger and will provide certain officers with other rights and benefits as a result of the completion of the merger.

     Following the merger, the combined company will indemnify, and provide directors' and officers' insurance for, the officers and directors of JSB for events occurring before the merger, including events that are related to the merger. Also, upon comple-tion of the merger, Park T. Adikes, the Chairman and Chief Executive Officer of JSB, will become a member of the board of directors of North Fork and North Fork Bank, and the remaining members of the JSB board of directors will be invited to become members of an advisory board of North Fork.

     The JSB board of directors knew about these additional interests, and considered them, when it approved the merger agreement.

PROPOSED AMENDMENT TO NORTH FORK'S CERTIFICATE OF INCORPORATION (PAGE 87)

     In addition to the vote on the merger, North Fork's board of directors has proposed, and requests that North Fork stockholders approve, an amendment to North Fork's certificate of incorporation to:

     - increase the number of authorized shares of common stock from 200 million to 500 million, and

     - reduce the par value of the common stock from $2.50 per share to $0.01 per share.

     We have attached the form of the proposed amendment as Appendix E to this joint proxy statement-prospectus and encourage you to review it.

     In order to approve the proposed amendment, the holders of a majority of the outstanding shares of North Fork common stock must vote in favor of doing so.

     The North Fork board of directors believes that the proposed amendment to North Fork's certificate of incorporation is advisable and in the best interest of its stockholders and recommends that North Fork stockholders vote "FOR" the proposed amendment to North Fork's certificate of incorporation.

     Approval of the proposed amendment is not a condition to completing the merger.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 91)

     This joint proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of North Fork, JSB and Reliance, as well as certain information relating to the merger and/or the Reliance merger. Also, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions are forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to various factors.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following tables show selected historical financial information for North Fork and JSB for the five years ended December 31, 1998 and the nine months ended September 30, 1999 and 1998 and for Reliance for the three months ended September 30, 1999 and 1998 and the five years ended June 30, 1999. This information is derived from historical financial statements previously filed by North Fork, JSB and Reliance with the SEC. See "Where You Can Find More Information" on page 89.

     Certain JSB and Reliance financial information has been reclassified to conform with North Fork's financial information. The financial information for the nine months ended September 30, 1999 for North Fork and JSB reflect, in the opinions of management of North Fork and JSB, respectively, all adjustments necessary for a fair presentation of such information. North Fork has been advised that the financial information for Reliance for the three months ended September 30, 1999 reflects, in the opinion of management of Reliance, all adjustments necessary for a fair presentation of such information. Results for these interim periods are not necessarily indicative of the results which may be expected for the full year or any other interim period.

                        NORTH FORK BANCORPORATION, INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                          NINE MONTHS
                                      ENDED SEPTEMBER 30,                          YEARS ENDED DECEMBER 31,
                                   -------------------------   ----------------------------------------------------------------
                                      1999          1998          1998          1997          1996         1995         1994
                                   -----------   -----------   -----------   -----------   ----------   ----------   ----------
CONSOLIDATED SUMMARY STATEMENTS
  OF INCOME:
Interest Income..................  $   604,444   $   560,984   $   753,100   $   724,424   $  613,762   $  530,239   $  471,496
Interest Expense.................      267,591       245,888       328,456       326,803      281,107      242,129      192,524
                                   -----------   -----------   -----------   -----------   ----------   ----------   ----------
  Net Interest Income............      336,853       315,096       424,644       397,621      332,655      288,110      278,972
Provision for Loan Losses(2).....        3,750        14,500        15,500         8,100        8,000       13,525        9,475
Non-Interest Income(3)...........       44,314        41,588        54,885        50,915       38,602       29,695       28,168
Net Securities
  Gains/(Losses)(2)..............        9,900         2,318         9,433         8,407        6,224        5,886       (8,587)
Other Non-Interest
  Expense(2)(4)..................      112,943       111,681       146,607       157,182      172,425      140,983      154,449
Capital Securities Costs.........       12,633        12,633        16,843         9,235           25           --           --
Amortization & Write-down of
  Intangible Assets(2)...........        6,267        12,403        14,479         7,292        6,364        1,688        1,543
Merger Related Restructure
  Charges(2).....................           --        52,452        52,452            --       21,613       19,024       14,338
                                   -----------   -----------   -----------   -----------   ----------   ----------   ----------
  Income Before Income Taxes.....      255,474       155,333       243,081       275,134      169,054      148,471      118,748
Provision for Income
  Taxes(2)(5)....................       89,416        44,394        75,106       104,613       74,606       69,567       42,557
                                   -----------   -----------   -----------   -----------   ----------   ----------   ----------
  Net Income.....................  $   166,058   $   110,939   $   167,975   $   170,521   $   94,448   $   78,904   $   76,191
                                   ===========   ===========   ===========   ===========   ==========   ==========   ==========
SHARE DATA:(6)
Weighted Average
  Shares -- Basic................      137,342       140,547       140,706       136,761      136,504      142,297      136,054
Weighted Average Shares --
  Diluted........................      138,197       141,680       141,766       139,333      138,707      144,227      142,055
Common Shares Outstanding at
  Period-End.....................      133,316       143,295       141,072       139,478      136,961      140,262      138,607
CONSOLIDATED PER SHARE DATA:(6)
Net Income -- Basic..............  $      1.21   $      0.79   $      1.19   $      1.24   $     0.69   $     0.55   $     0.56
Net Income -- Diluted(2).........  $      1.20   $      0.78   $      1.18   $      1.22   $     0.68   $     0.55   $     0.54
Cash Dividends(7)................  $      0.45   $      0.38   $      0.65   $      0.38   $     0.28   $     0.18   $     0.12
Dividend Payout Ratio(2).........           37%           48%           55%           32%          36%          26%          25%
Stated Book Value at
  Period-End.....................  $      5.38   $      6.09   $      5.89   $      5.53   $     4.45   $     4.15   $     3.80
Tangible Book Value at
  Period-End.....................  $      4.77   $      5.45   $      5.29   $      4.84   $     3.85   $     3.95   $     3.64
CONSOLIDATED BALANCE SHEET DATA
  AT
  PERIOD-END:
Total Assets.....................  $11,914,847   $10,224,071   $10,679,556   $10,073,632   $8,691,434   $7,622,458   $6,842,809
Securities:
  Available-for-Sale.............    3,598,197     3,188,063     2,980,223     2,156,624    1,301,891    1,425,868      344,316
  Held-to-Maturity...............    1,279,978       988,814     1,571,545     1,763,308    1,851,575    1,770,734    2,463,007
Loans............................    6,386,042     5,655,875     5,714,293     5,739,131    5,044,073    4,086,497    3,761,979
Allowance for Loan Losses........       68,950        73,606        71,759        74,393       73,280       77,899       86,952
Intangible Assets(2).............       81,052        92,579        84,676        96,398       82,073       27,893       22,208
Demand Deposits..................    1,461,517     1,113,162     1,263,105       948,458      771,920      520,977      397,539
Interest Bearing Deposits........    5,109,381     5,356,111     5,164,517     5,389,481    5,427,940    4,983,498    4,947,761
Federal Funds Purchased &
  Securities Sold Under
  Agreements to Repurchase.......    2,676,416     2,435,096     2,955,096     2,104,036    1,075,487      987,229      491,766
Other Borrowings.................    1,494,000        35,000        35,000       449,600      590,088      457,278      409,006
Capital Securities...............      199,308       199,283       199,289       199,264       99,637           --           --
Stockholders' Equity.............      717,576       873,027       831,250       770,889      609,434      582,515      527,212
CONSOLIDATED AVERAGE BALANCE
  SHEET DATA:
Total Assets.....................  $11,319,022   $10,012,801   $10,107,386   $ 9,557,020   $8,283,418   $7,099,152   $6,880,831
Securities.......................    4,763,573     3,722,703     3,835,761     3,783,276    3,346,563    2,879,863    2,781,830
Loans............................    5,991,922     5,744,394     5,729,743     5,357,470    4,531,541    3,919,342    3,724,486
Total Deposits...................    6,521,679     6,481,241     6,484,243     6,179,024    6,114,852    5,402,606    5,403,927
Federal Funds Purchased &
  Securities Sold Under
  Agreements to Repurchase.......    3,042,175     2,114,106     2,236,257     1,944,592      939,365      658,050      611,114
Other Borrowings.................      552,557       234,032       185,783       485,200      533,516      397,830      289,082
Capital Securities...............      199,299       199,274       199,277       105,646          281           --           --
Stockholders' Equity.............      825,414       824,658       837,413       667,211      589,352      558,816      503,491

---------------
(1) (A) During the periods presented, the following mergers were accounted for using the pooling-of-interests method of accounting:
          (a) March 1998, New York Bancorp Inc. ("NYB")
          (b) December 1996, North Side Savings Bank
          (c) January 1995 Hamilton Bancorp, Inc. (merged with NYB)
          (d) November 1994, Metro Bancshares Inc.

     (B) The following mergers were accounted for using the purchase method of accounting:
          (a) June 1998, Amivest Corporation
          (b) December 1997, Superior Savings of New England (formerly Branford Savings Bank)
          (c) March 1996, domestic banking business of Extebank
          (d) March 1996, ten Long Island branches of First Nationwide Bank
          (e) July 1995, Great Neck Bancorp.

    North Fork's consolidated results of operations reflect activity of the acquired businesses specified in (1)(B) above subsequent to the acquisition dates.

(2) Merger related restructure charges and other special items incurred in the first quarter of 1998 consisted of a $52.5 million merger related restructure charge, an additional $11.5 million loan loss provision, a $6 million write-down of intangible assets, securities losses of $2.5 million, and $1.8 million of other operating expenses (net of $20.7 million in tax benefit). Tax items included a charge of $5 million related to the recapture of bad debt reserve of NYB's banking subsidiary, Home Federal Savings Bank, for state and local tax purposes and a benefit of $20 million, which resulted from a corporate reorganization. Diluted earnings per share and the dividend payout ratio excluding the merger related restructure charges and other special items would have been $1.06 and 35%, and $1.46 and 45% for the periods ended September 30, 1998 and December 31, 1998, respectively.
(3) Includes $4.5 million from interest on a tax settlement received by NYB from the Internal Revenue Service during 1997.
(4) Includes a $17.8 million Savings Association Insurance Fund recapitalization charge incurred during 1996.
(5) Includes a $5.7 million benefit for NYB's cumulative effect of change in accounting for income taxes during 1994.
(6) Amounts have been restated to give effect to the 3-for-2 common stock split effective May 15, 1998, the 2-for-1 common stock split effective May 15, 1997, NYB's 4-for-3 common stock split effective July 24, 1997, NYB's 3-for-2 common stock split effective January 23, 1997, and NYB's ten percent common stock dividend effective February 14, 1994.
(7) Cash dividends per share represent North Fork's historical cash dividends.

See accompanying "Selected Financial Ratios" on page 15 for additional information.

                              JSB FINANCIAL, INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                              NINE MONTHS
                                          ENDED SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                                        -----------------------   --------------------------------------------------------------
                                           1999         1998         1998         1997         1996         1995         1994
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
CONSOLIDATED SUMMARY STATEMENTS OF
  INCOME:
Interest Income(1)....................  $   84,526   $   89,466   $  117,813   $  109,611   $  108,345   $  107,862   $  103,380
Interest Expense......................      27,981       29,098       38,476       39,874       40,217       40,707       36,619
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net Interest Income.................      56,545       60,368       79,337       69,737       68,128       67,155       66,761
Provision/(Recovery) for Loan
  Losses(2)...........................          13           41           51          648       (1,400)       2,676          608
Non-Interest Income(3)................       1,212        4,461        5,134        2,627        2,578        2,634        2,902
Real Estate Operations, net...........       1,223          287          714       10,442        1,767        1,225        3,497
Net Securities Gains..................          --           --           --        6,991            2           --           --
Other Non-Interest Expense............      21,175       20,818       27,458       27,434       27,598       29,561       30,937
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income Before Income Taxes..........      37,792       44,257       57,676       61,715       46,277       38,777       41,615
Provision for Income Taxes(4).........      16,218       10,030       13,288       24,625       19,552       16,603       18,018
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net Income..........................  $   21,574   $   34,227   $   44,388   $   37,090   $   26,725   $   22,174   $   23,597
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
SHARE DATA:
Weighted Average Shares -- Basic......       9,319        9,864        9,793        9,858       10,062       10,604       11,099
Weighted Average Shares -- Diluted....       9,520       10,159       10,074       10,190       10,436       11,053       11,588
Common Shares Outstanding at Period-
  End.................................       9,290        9,759        9,506        9,920        9,783       10,505       10,682
CONSOLIDATED PER SHARE DATA:
Net Income -- Basic...................  $     2.32   $     3.47   $     4.53   $     3.76   $     2.66   $     2.09   $     2.13
Net Income -- Diluted.................  $     2.27   $     3.37   $     4.41   $     3.64   $     2.56   $     2.01   $     2.04
Cash Dividends........................  $     1.35   $     1.20   $     1.60   $     1.40   $     1.20   $     1.00   $     0.72
Dividend Payout Ratio.................          60%          36%          36%          38%          47%          50%          35%
Stated Book Value at Period-End.......  $    40.28   $    39.07   $    40.24   $    37.05   $    34.27   $    32.38   $    30.67
Tangible Book Value at Period-End.....  $    40.28   $    39.07   $    40.24   $    37.05   $    34.27   $    32.38   $    30.67
CONSOLIDATED BALANCE SHEET DATA AT
  PERIOD-END:
Total Assets..........................  $1,595,770   $1,552,436   $1,621,649   $1,535,031   $1,516,016   $1,548,301   $1,565,095
Securities:
  Available-for-Sale..................      90,006       76,207       92,514       69,888       57,880       46,373       33,798
  Held-to-Maturity....................     193,540      241,008      208,457      352,967      460,509      592,060      728,630
Loans.................................   1,232,745    1,140,857    1,175,583    1,005,625      860,101      772,942      715,380
Allowance for Loan Losses.............       5,937        5,912        5,924        5,880        5,327        4,697        4,085
Demand Deposits.......................      54,925       50,069       58,756       44,067       41,584       55,103       49,224
Interest Bearing Deposits.............   1,075,751    1,088,897    1,091,007    1,097,863    1,120,718    1,140,966    1,183,916
Other Borrowings......................      50,000           --       50,000           --           --           --           --
Stockholders' Equity..................     374,232      381,294      382,476      367,514      335,299      340,107      327,634
CONSOLIDATED AVERAGE BALANCE SHEET
  DATA:
Total Assets..........................  $1,613,500   $1,556,449   $1,561,304   $1,534,578   $1,533,714   $1,539,130   $1,612,931
Securities............................     242,200      304,327      288,414      464,237      546,982      674,768      802,336
Loans.................................   1,188,525    1,074,841    1,096,509      912,407      825,962      735,599      687,426
Total Deposits........................   1,143,629    1,149,802    1,148,841    1,151,377    1,181,528    1,194,195    1,271,597
Other Borrowings......................      50,000           --        3,288           --           --           --          394
Stockholders' Equity..................     374,533      373,066      374,194      348,608      332,045      332,493      328,313

---------------
(1) Includes a $3 million recovery of non-accrual interest and late charges during June 1998.
(2) Includes a $2 million charge relating to the write-down of certain assets associated with the Nationar seizure by the Superintendent of Banks of the State of New York during 1995 and the full recovery of that charge during 1996.
(3) Includes a $1.3 million recovery of prior period expenses on a non-performing loan and a $1 million gain from the sale of two of JSB's subsidiaries during 1998.
(4) Includes a $10.7 million benefit resulting from the realignment of an operating subsidiary during 1998.
See accompanying "Selected Financial Ratios" on page 15 for additional information.

                             RELIANCE BANCORP, INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                           THREE MONTHS ENDED
                                              SEPTEMBER 30,                            YEARS ENDED JUNE 30,
                                         -----------------------   ------------------------------------------------------------
                                            1999         1998         1999         1998         1997         1996        1995
                                         ----------   ----------   ----------   ----------   ----------   ----------   --------
CONSOLIDATED SUMMARY STATEMENTS OF
  INCOME:
Interest Income........................  $   41,522   $   42,868   $  167,780   $  153,980   $  133,300   $  100,379   $ 61,294
Interest Expense.......................      22,852       24,635       93,922       86,112       71,653       52,985     28,361
                                         ----------   ----------   ----------   ----------   ----------   ----------   --------
  Net Interest Income..................      18,670       18,233       73,858       67,868       61,647       47,394     32,933
Provision for Loan Losses..............          --          150          650        1,650          950          725        400
Non-Interest Income(2).................       1,515        1,173        5,161        5,821        3,229        2,425      1,076
Income from Money Centers..............         723          632        2,650        1,882           --           --         --
Net Securities Gains/(Losses)..........          --           66          119           (5)         172          678        147
Other Non-Interest Expense(3)..........       9,334        9,214       36,400       35,443       39,620       26,175     17,212
Capital Securities Costs...............       1,021        1,030        4,084          716           --           --         --
Amortization of Intangible Assets......       1,141        1,140        4,563        4,218        3,404        1,928         --
                                         ----------   ----------   ----------   ----------   ----------   ----------   --------
  Income Before Income Taxes...........       9,412        8,570       36,091       33,539       21,074       21,669     16,544
Provision for Income Taxes.............       4,030        3,799       15,940       14,810       10,138        9,946      6,842
                                         ----------   ----------   ----------   ----------   ----------   ----------   --------
  Net Income...........................  $    5,382   $    4,771   $   20,151   $   18,729   $   10,936   $   11,723   $  9,702
                                         ==========   ==========   ==========   ==========   ==========   ==========   ========
SHARE DATA:
Weighted Average Shares -- Basic.......       8,235        9,001        8,467        8,890        8,299        8,594      9,327
Weighted Average Shares -- Diluted.....       8,695        9,500        8,914        9,425        8,724        8,863      9,460
Common Shares Outstanding at
  Period-End...........................       8,589        8,984        8,586        9,565        8,776        9,129      9,390
CONSOLIDATED PER SHARE DATA:
Net Income -- Basic....................  $     0.65   $     0.53   $     2.38   $     2.11   $     1.32   $     1.36   $   1.04
Net Income -- Diluted..................  $     0.62   $     0.50   $     2.26   $     1.99   $     1.25   $     1.32   $   1.03
Cash Dividends.........................  $     0.21   $     0.18   $     0.78   $     0.68   $     0.60   $     0.46   $   0.40
Dividend Payout Ratio..................          34%          36%          35%          34%          48%          35%        39%
Stated Book Value at Period-End........  $    19.99   $    20.65   $    19.99   $    20.37   $    18.54   $    16.83   $  16.37
Tangible Book Value at Period-End......  $    13.79   $    14.22   $    13.66   $    14.21   $    13.36   $    11.41   $  16.37
CONSOLIDATED BALANCE SHEET DATA AT
  PERIOD-END:
Total Assets...........................  $2,478,899   $2,493,186   $2,451,773   $2,485,729   $1,976,764   $1,782,550   $931,436
Securities:
  Available-for-Sale...................   1,012,881    1,054,416    1,057,206    1,075,254      748,728      605,011    128,333
  Held-to-Maturity.....................     309,679      323,287      284,752      289,448      205,382      232,822    437,652
Loans..................................   1,007,594      983,380      983,193      978,738      914,503      822,241    333,809
Allowance for Loan Losses..............       9,068        9,085        9,120        8,941        5,182        4,495      1,729
Intangible Assets......................      53,232       57,795       54,373       58,936       45,463       49,429         --
Demand Deposits........................      62,615       53,373       64,430       52,225       20,474       20,360         --
Interest Bearing Deposits..............   1,505,237    1,618,246    1,491,388    1,585,879    1,424,580    1,334,112    673,785
Federal Funds Purchased & Securities
  Sold Under Agreements to
  Repurchase...........................     328,334      319,752      313,716      398,070      311,913      263,160     57,035
Other Borrowings.......................     333,655      236,700      338,718      182,136       40,000        3,000     40,000
Capital Securities.....................      50,000       50,000       50,000       50,000           --           --         --
Stockholders' Equity...................     171,702      185,555      171,667      194,864      162,670      153,619    153,733
CONSOLIDATED AVERAGE BALANCE SHEET
  DATA:
Total Assets...........................  $2,472,963   $2,486,088   $2,475,646   $2,178,262   $1,870,026   $1,410,775   $894,549
Securities.............................   1,333,998    1,376,444    1,377,068    1,074,358      918,918      734,551    526,976
Loans..................................     999,414      982,356      974,017      966,320      848,060      598,030    332,580
Total Deposits.........................   1,568,367    1,654,079    1,636,607    1,566,625    1,393,655    1,066,693    623,877
Federal Funds Purchased & Securities
  Sold Under Agreements to
  Repurchase...........................     325,695      347,221      276,748      309,618      288,844      150,173     10,103
Other Borrowings.......................     336,633      215,866      309,323       84,920       22,519       29,882     95,554
Capital Securities.....................      50,000       50,000       50,024        8,876           --           --         --
Stockholders' Equity...................     168,308      192,446      180,694      183,998      154,030      154,071    157,460

---------------
(1) During the periods presented Reliance completed the following mergers accounted for in accordance with the purchase method of accounting:
    (a) October 1997, Continental Bank
    (b) January 1996, Sunrise Bancorp, Inc.
    (c) August 1995, Bank of Westbury
   Reliance's consolidated results of operations reflect activity of the acquired businesses subsequent to the acquisition dates.
(2) Includes a $1.5 million condemnation award received in September 1997.
(3) Includes an $8.3 million SAIF recapitalization charge during 1997.
See accompanying "Selected Financial Ratios" on page 15 for additional information.

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                              FOR ALL TRANSACTIONS
                                  (UNAUDITED)

     The following table shows selected financial information for North Fork, JSB and Reliance on a pro forma combined basis giving effect to the following:

     (a) the merger, for all periods indicated, as if the merger had become effective at the end of the periods indicated, in the case of the balance sheet information presented, and at the beginning of the periods indicated, in the case of the income statement information presented. The pro forma information reflects the merger accounted for using the pooling-of-interests method of accounting; and

     (b) the Reliance merger, with respect to information as of and for the nine months ended September 30, 1999 and 1998 and as of and for the year ended December 31, 1998, as if such transaction had become effective at the end of such periods, in the case of the balance sheet information presented, and at the beginning of such periods, in the case of the income statement information presented. The pro forma information reflects the Reliance merger accounted for using the purchase method of accounting.

     The selected pro forma combined year-end balance sheet and income statement information reflects information for North Fork and JSB as of and for their annual reporting periods ended December 31 for each of the periods indicated. Financial information for the nine months ended September 30, 1999 and 1998 and the year ended December 31, 1998 combine North Fork, JSB and Reliance,with results of Reliance presented to coincide with the reporting period for North Fork. Following the merger and the Reliance merger, the combined company's fiscal year, like that of North Fork, will end on December 31.

     We anticipate that the merger and the Reliance merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to increase revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results.

     The selected pro forma combined financial information has been derived from and should be read with the historical financial statements of North Fork, JSB and Reliance incorporated by reference into this document and the pro forma combined financial statements and related notes included in this document. See "Where You Can Find More Information" on page 89 and "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 93.

     This information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. You should not rely on this information as being indicative of the future results that the combined company will experience after the merger and the Reliance merger.

                        NORTH FORK BANCORPORATION, INC.
               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                              FOR ALL TRANSACTIONS
                                  (UNAUDITED)
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                        NINE MONTHS
                                                    ENDED SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                                                 -------------------------   ---------------------------------------
                                                    1999          1998          1998          1997          1996
                                                 -----------   -----------   -----------   -----------   -----------
CONSOLIDATED SUMMARY STATEMENTS OF INCOME:
Interest Income................................  $   799,839   $   753,136   $ 1,010,162   $   834,035   $   722,107
Interest Expense...............................      363,939       343,486       459,204       366,677       321,324
                                                 -----------   -----------   -----------   -----------   -----------
  Net Interest Income..........................      435,900       409,650       550,958       467,358       400,783
Provision for Loan Losses......................        3,913        15,141        16,501         8,748         6,600
Non-Interest Income............................       49,729        49,698        64,968        53,542        41,180
Real Estate Operations, net....................        1,223           287           714        10,442         1,767
Income from Money Centers......................        2,071         1,944         2,614            --            --
Net Securities Gains...........................       10,012         2,376         9,432        15,398         6,226
Other Non-Interest Expense.....................      161,862       160,135       210,477       184,616       200,023
Capital Securities Costs.......................       15,706        14,379        19,591         9,235            25
Amortization & Write-down of Intangible
  Assets.......................................       16,072        22,207        27,552         7,292         6,364
Merger Related Restructure Charges.............           --        52,452        52,452            --        21,613
                                                 -----------   -----------   -----------   -----------   -----------
  Income Before Income Taxes...................      301,382       199,641       302,113       336,849       215,331
Provision for Income Taxes.....................      113,146        59,124        95,102       129,238        94,158
                                                 -----------   -----------   -----------   -----------   -----------
  Net Income...................................  $   188,236   $   140,517   $   207,011   $   207,611   $   121,173
                                                 ===========   ===========   ===========   ===========   ===========
SHARE DATA:
Weighted Average Shares -- Basic...............      169,969       171,539       171,395       166,335       166,690
Weighted Average Shares -- Diluted.............      172,335       174,645       174,332       169,903       170,015
Common Shares Outstanding at Period-End........      171,580       172,733       172,034       169,238       166,310
CONSOLIDATED PER SHARE DATA:
Net Income -- Basic............................  $      1.11   $      0.82   $      1.21   $      1.25   $      0.73
Net Income -- Diluted..........................         1.09          0.80          1.19          1.22          0.71
Cash Dividends.................................         0.45          0.38          0.65          0.38          0.28
Stated Book Value at Period-End................         7.20          8.39          8.14          6.73          5.68
Tangible Book Value at Period-End..............         5.21          6.31          6.11          6.16          5.19
CONSOLIDATED BALANCE SHEET DATA AT PERIOD-END:
Total Assets...................................   16,051,230    14,325,050    14,828,866    11,608,663    10,207,450
Securities:
  Available-for-Sale...........................    4,557,186     4,174,788     3,992,054     2,226,512     1,359,771
  Held-to-Maturity.............................    1,783,197     1,553,109     2,095,023     2,116,275     2,312,084
Loans..........................................    8,626,381     7,780,112     7,860,971     6,744,756     5,904,174
Allowance for Loan Losses......................       83,955        88,603        86,909        80,273        78,607
Intangible Assets..............................      342,517       358,607       349,564        96,398        82,073
Demand Deposits................................    1,579,057     1,216,604     1,378,484       992,525       813,504
Interest Bearing Deposits......................    7,690,369     8,063,254     7,853,170     6,487,344     6,548,658
Federal Funds Purchased & Securities Sold Under
  Agreements to Repurchase.....................    3,004,750     2,754,848     3,142,283     2,104,036     1,075,487
Other Borrowings...............................    1,877,655       271,700       446,129       449,600       590,088
Capital Securities.............................      244,308       244,283       244,289       199,264        99,637
Stockholders' Equity...........................    1,235,851     1,449,083     1,400,185     1,138,403       944,733
CONSOLIDATED AVERAGE BALANCE SHEET DATA:
Total Assets...................................   15,402,407    13,903,509    14,039,639    11,091,598     9,817,132
Securities.....................................    6,375,985     5,241,272     5,375,295     4,247,513     3,893,545
Loans..........................................    8,157,285     7,804,457     7,810,913     6,269,877     5,357,503
Total Deposits.................................    9,249,486     9,244,478     9,266,978     7,330,401     7,296,380
Federal Funds Purchased & Securities Sold Under
  Agreements to Repurchase.....................    3,320,005     2,428,691     2,535,353     1,944,592       939,365
Other Borrowings...............................      952,204       382,215       377,746       485,200       533,516
Capital Securities.............................      249,299       227,965       233,359       105,646           281
Stockholders' Equity...........................    1,373,760     1,390,406     1,400,377     1,015,819       921,397

---------------
The managements of North Fork, JSB and Reliance may adjust the pro forma information included in this document as a result of their review of their classifications and accounting policies. The managements of North Fork, JSB and Reliance do not expect these adjustments to be material.

                           SELECTED FINANCIAL RATIOS
                                  (UNAUDITED)

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,        YEARS ENDED DECEMBER 31,
                                                     ------------------     -------------------------
                                                      1999        1998      1998      1997      1996
                                                     ------      ------     -----     -----     -----
PERFORMANCE RATIOS:
Return on Average Total Assets:
     North Fork....................................   1.96%       1.48%      1.66%     1.78%     1.14%
     JSB...........................................   1.79        2.94       2.84      2.42      1.74
     North Fork/JSB Pro Forma......................   1.94        1.68       1.82      1.87      1.23
     North Fork/JSB/Reliance Pro Forma.............   1.63        1.35       1.47       N/A       N/A
  Return on Average Total Stockholders' Equity:
     North Fork....................................  26.33       18.44      20.50     25.63     15.90
     JSB...........................................   8.64       13.40      12.99     11.50      8.51
     North Fork/JSB Pro Forma......................  21.31       16.94      18.29     21.01     13.34
     North Fork/JSB/Reliance Pro Forma.............  18.54       14.08      15.38       N/A       N/A
  Total Stockholders' Equity to Total Assets (end
     of period):
     North Fork....................................   6.02        8.54       7.78      7.65      7.01
     JSB...........................................  23.45       24.56      23.59     23.94     22.12
     North Fork/JSB Pro Forma......................   7.80       10.65       9.87      9.81      9.26
     North Fork/JSB/Reliance Pro Forma.............   7.70       10.12       9.44       N/A       N/A
CAPITAL RATIOS:
  Tier 1 Risk-Based Capital:
     North Fork....................................  12.76       16.58      15.19     15.33     13.82
     JSB...........................................  26.14       29.14      27.59     31.80     33.33
     North Fork/JSB Pro Forma......................  14.39       18.72      17.26     17.97     17.15
     North Fork/JSB/Reliance Pro Forma.............  12.39       15.76      14.63       N/A       N/A
     Regulatory Minimum Requirement................   4.00        4.00       4.00      4.00      4.00
  Total Risk-Based Capital:
     North Fork....................................  13.75       17.83      16.39     16.58     15.11
     JSB...........................................  28.32       31.57      30.53     32.35     33.89
     North Fork/JSB Pro Forma......................  15.61       20.23      18.82     19.11     18.32
     North Fork/JSB/Reliance Pro Forma.............  13.58       17.20      16.13       N/A       N/A
     Regulatory Minimum Requirement................   8.00        8.00       8.00      8.00      8.00
  Leverage Ratio:
     North Fork....................................   7.65        9.68       9.09      8.74      7.46
     JSB...........................................  20.87       22.43      21.68     21.91      20.7
     North Fork/JSB Pro Forma......................   8.98       11.40      10.76     10.53      9.47
     North Fork/JSB/Reliance Pro Forma.............   7.46        9.22       8.72       N/A       N/A
     Regulatory Minimum Requirement................   4.00        4.00       4.00      4.00      4.00
ASSET QUALITY DATA:
  Allowance for Loan Losses to Net Loans (end of
     period):
     North Fork....................................   1.08        1.30       1.26      1.30      1.45
     JSB...........................................   0.48        0.52       0.50      0.58      0.62
     North Fork/JSB Pro Forma......................   0.98        1.17       1.13      1.19      1.33
     North Fork/JSB/Reliance Pro Forma.............   0.97        1.14       1.11       N/A       N/A
  Allowance for Loan Losses to Non-performing Loans
     (end of period):
     North Fork....................................    450         430        470       198       146
     JSB...........................................  1,934       1,282      1,319        44        38
     North Fork/JSB Pro Forma......................    479         452        494       158       122
     North Fork/JSB/Reliance Pro Forma.............    362         333        375       N/A       N/A
  Non-performing Assets to Total Assets:
     North Fork....................................   0.13        0.20       0.17      0.43      0.64
     JSB...........................................   0.04        0.05       0.04      0.90      0.98
     North Fork/JSB Pro Forma......................   0.12        0.18       0.16      0.49      0.69
     North Fork/JSB/Reliance Pro Forma.............   0.15        0.22       0.18       N/A       N/A

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following table shows historical per share information about our basic and diluted net income, cash dividends and stated and tangible book values, and similar pro forma information reflecting (a) the merger and the Reliance merger, with respect to information for September 30, 1999 and 1998 and the year ended 1998, and (b) the merger, with respect to information for the years ended 1997 and 1996. The pro forma comparative per share data assume the merger had been consummated at the beginning of the periods presented and that the Reliance merger had been consummated on January 1, 1998. We also assumed that JSB will be merged with North Fork using the pooling-of-interests method of accounting, and that Reliance will be merged with North Fork using the purchase method of accounting. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 93.

     The information listed as "Equivalent Pro Forma" was obtained by multiplying the corresponding pro forma amounts by an exchange ratio of 3.0. We present this information to reflect the fact that JSB stockholders will receive more than one share of North Fork common stock for each share of JSB common stock exchanged in the merger.

     The information in the following table is based on the historical financial information that we have presented in our prior SEC filings. We are incorporating this material into this document by reference. See "Where You Can Find More Information" on page 89. This information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. You should not rely on this information as being indicative of the future results that the combined company will experience after the merger and the Reliance merger.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,        YEARS ENDED DECEMBER 31,
                                                ------------------    --------------------------
                                                 1999       1998       1998      1997      1996
                                                -------    -------    ------    ------    ------
NORTH FORK COMMON STOCK:
Net Income per Share:
  Basic:
     Historical...............................  $ 1.21     $ 0.79     $ 1.19    $ 1.24    $ 0.69
     North Fork/JSB Pro Forma(1)..............    1.14       0.85       1.25      1.25      0.73
     North Fork/JSB/Reliance Pro Forma(2).....    1.11       0.82       1.21       N/A       N/A
  Diluted:
     Historical...............................    1.20       0.78       1.18      1.22      0.68
     North Fork/JSB Pro Forma(1)..............    1.13       0.84       1.23      1.22      0.71
     North Fork/JSB/Reliance Pro Forma(2).....    1.09       0.80       1.19       N/A       N/A
  Cash Dividends Declared per Common Share(3):
     Historical...............................    0.45       0.38       0.65      0.38      0.28
     North Fork/JSB Pro Forma.................    0.45       0.38       0.65      0.38      0.28
     North Fork/JSB/Reliance Pro Forma........    0.45       0.38       0.65       N/A       N/A
Book Value Per Share at Period End:
  Stated:
     Historical...............................    5.38       6.09       5.89      5.53      4.45
     North Fork/JSB Pro Forma(4)..............    6.54       7.27       7.16      6.73      5.68
     North Fork/JSB/Reliance Pro Forma(5).....    7.20       8.39       8.14       N/A       N/A
  Tangible:
     Historical...............................    4.77       5.45       5.29      4.84      3.85
     North Fork/JSB Pro Forma(4)..............    6.04       6.73       6.66      6.16      5.19
     North Fork/JSB/Reliance Pro Forma(5).....    5.21       6.31       6.11       N/A       N/A
JSB COMMON STOCK:
Net Income per Share:
  Basic:
     Historical...............................    2.32       3.47       4.53      3.76      2.66
     North Fork/JSB Equivalent Pro Forma(6)...    3.41       2.56       3.75      3.74      2.18
     North Fork/JSB/Reliance Equivalent Pro
       Forma(7)...............................    3.32       2.46       3.62       N/A       N/A
  Diluted:
     Historical...............................    2.27       3.37       4.41      3.64      2.56
     North Fork/JSB Equivalent Pro Forma(6)...    3.38       2.53       3.70      3.67      2.14
     North Fork/JSB/Reliance Equivalent Pro
       Forma(7)...............................    3.28       2.41       3.56       N/A       N/A
  Cash Dividends Declared per Common Share:
     Historical...............................    1.35       1.20       1.60      1.40      1.20
     North Fork/JSB Equivalent Pro Forma(6)...    1.35       1.13       1.95      1.14      0.84
     North Fork/JSB/Reliance Equivalent Pro
       Forma(7)...............................    1.35       1.13       1.95       N/A       N/A
Book Value Per Share at Period End:
  Stated:
     Historical...............................   40.28      39.07      40.24     37.05     34.27
     North Fork/JSB Equivalent Pro Forma(6)...   19.63      21.81      21.47     20.18     17.04
     North Fork/JSB/Reliance Equivalent Pro
       Forma(7)...............................   21.61      25.17      24.42       N/A       N/A
  Tangible:
     Historical...............................   40.28      39.07      40.24     37.05     34.27
     North Fork/JSB Equivalent Pro Forma(6)...   18.13      20.20      19.97     18.47     15.56
     North Fork/JSB/Reliance Equivalent Pro
       Forma(7)...............................   15.62      18.94      18.32       N/A       N/A

---------------
(1) The North Fork/JSB pro forma net income per share amounts are calculated by totaling the historical net income of North Fork and JSB and dividing the resulting amounts by the average pro forma shares of North Fork and JSB giving effect to the merger. The average pro forma shares of North Fork and JSB reflect North Fork's historical basic and diluted average shares, plus historical basic and diluted average shares of JSB as adjusted for an exchange ratio of 3.0 shares of North Fork common stock for each share of JSB common stock.
(2) The North Fork/JSB/Reliance pro forma net income per share amounts are calculated by (a) totaling the historical net income of North Fork and JSB, as described in Note (1), plus Reliance's net income for the nine months ended September 30, 1999 and 1998 and the year ended December 31, 1998; and
    (b) dividing the resulting amounts by the average pro forma shares of North Fork, JSB and Reliance combined, giving effect to the merger and the Reliance merger. The average pro forma shares of North Fork, JSB and Reliance combined equals (a) the historical basic and diluted average shares of North Fork plus (b) the historical basic and diluted average shares of JSB as adjusted for the exchange ratio of 3.0 plus (c) the historical basic and diluted average shares of Reliance, conformed to North Fork's calendar year basis, and adjusted for an exchange ratio of 2.0, less (d) the assumed purchase of North Fork common stock and Reliance common stock equivalents necessary to effect the Reliance merger.
(3) The North Fork/JSB and North Fork/JSB/Reliance pro forma dividends per share represent North Fork's historical dividends per share.
(4) The North Fork/JSB pro forma stated and tangible book value per share amounts are calculated by totaling the historical stated and tangible stockholders' equity for North Fork and JSB and dividing the resulting amounts by the total North Fork/JSB pro forma common shares outstanding. Stockholders' equity at September 30, 1999 has been adjusted to reflect the pro forma merger-related restructure charge, net of taxes, anticipated to be recognized in connection with the JSB merger. The North Fork/ JSB pro forma common shares reflect North Fork's historical common shares outstanding and JSB's historical common shares outstanding as adjusted for an exchange ratio of 3.0.
(5) The North Fork/JSB/Reliance pro forma stated and tangible book value per share amounts are calculated by totaling the historical stated and tangible stockholders' equity for North Fork, JSB and Reliance and dividing the resulting amounts by the total North Fork/JSB/Reliance pro forma common shares outstanding. Stockholders' equity at September 30, 1999 has been adjusted to reflect the pro forma merger-related restructure charge, net of taxes, anticipated to be recognized in connection with the JSB merger and the Reliance merger. Additionally, stockholders' equity has been adjusted to reflect the net intangible asset anticipated to be recognized in connection with the Reliance merger. The North Fork/ JSB/Reliance pro forma common shares outstanding reflect (a) North Fork's historical common shares outstanding; (b) JSB's historical common shares outstanding as adjusted for an exchange ratio of 3.0; (c) Reliance's historical common shares outstanding as adjusted for an exchange ratio of 2.0; and (d) the assumed purchase of North Fork common stock and Reliance common stock equivalents necessary to effect the Reliance merger.
(6) The North Fork/JSB equivalent pro forma amounts are calculated by multiplying the corresponding North Fork/JSB pro forma amounts by an exchange ratio of 3.0.
(7) The North Fork/JSB/Reliance equivalent pro forma amounts are calculated by multiplying the corresponding North Fork/JSB/Reliance pro forma amounts by an exchange ratio of 3.0.

                           NORTH FORK SPECIAL MEETING

DATE, TIME AND PLACE

     This joint proxy statement-prospectus is first being mailed by North Fork to its stockholders on or about January 12, 2000, and is accompanied by a form of proxy solicited by the North Fork board of directors for use at the North Fork special meeting to be held on Friday, February 11, 2000, at 10:00 a.m., local time, at the Melville Marriott, 1350 Old Walt Whitman Road, Melville, New York, and at any adjournment or postponement of that meeting.

MATTERS TO BE CONSIDERED

     At the North Fork special meeting, you will be asked:

     (1) to approve and adopt the merger agreement, including the related issuance of North Fork common stock,

     (2) to adopt an amendment to the North Fork certificate of incorporation to increase the number of authorized shares of North Fork common stock from 200 million to 500 million and to reduce the par value of North Fork common stock from $2.50 to $0.01 per share, and

     (3) to act on any other matters that may properly be submitted to a vote at the North Fork special meeting.

     North Fork stockholders may also be asked to vote upon a proposal to adjourn or postpone the North Fork special meeting. North Fork could use any adjournment or postponement of the North Fork special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve the merger agreement and the amendment to the North Fork certificate of incorporation.

PROXIES

     The accompanying form of proxy is for use at the North Fork special meeting if you are unable or do not wish to attend in person. You may also vote your shares by calling the toll-free number as described on the enclosed proxy card. You may revoke your proxy at any time before it is exercised by submitting to the Corporate Secretary of North Fork written notice of revocation or a properly executed proxy having a later date, or by attending the North Fork special meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of North Fork proxies should be addressed to North Fork Bancorporation, Inc., 275 Broad Hollow Road, Melville, New York 11747, Attention: Corporate Secretary. Alternatively, if you have voted by telephone, you may call the toll-free number again and follow the instructions. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner indicated in these proxies. IF YOU DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND ADOPTION OF THE AMENDMENT TO NORTH FORK'S CERTIFICATE OF INCORPORATION.

     North Fork's board of directors is unaware of any other matters to be presented for action at the North Fork special meeting. However, if other matters do properly come before the North Fork special meeting, North Fork intends that shares represented by proxies in the accompanying form will be voted, or not voted, at the discretion of the persons named in the proxies. No proxy that is voted against approval of the merger agreement will be voted in favor of any adjournment or postponement of the North Fork special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

     North Fork will bear the entire cost of soliciting proxies from North Fork stockholders. In addition to the solicitation of proxies by mail, North Fork will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of the stock held by them and obtain voting instructions from such beneficial owners if necessary. North Fork will reimburse those record holders for their reasonable expenses in so doing. North Fork has also made arrangements with D.F. King & Co. Inc. to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay $7,000 plus expenses for those services. If necessary, North Fork may also use several of its employees, who will not receive additional compensation, to solicit proxies from North Fork stockholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS; VOTE REQUIRED

     The North Fork board of directors has fixed December 15, 1999 as the record date for determining North Fork stockholders entitled to notice of and to vote at the North Fork special meeting. Accordingly, only holders of record of shares of North Fork common stock at the close of business on the North Fork record date will be entitled to notice of and to vote at the North Fork special meeting. At the close of business on the North Fork record date, there were 128,439,378 shares of North Fork common stock outstanding and held by approximately 7,200 holders of record. Each share of North Fork common stock outstanding on the North Fork record date entitles its holder to one vote.

     The presence, in person or by proxy, of a majority of the shares of North Fork common stock outstanding and entitled to vote on the North Fork record date is necessary to constitute a quorum at the North Fork special meeting. Shares held by persons attending the North Fork special meeting but not voting, and shares for which holders have abstained from voting, will be counted as present at the North Fork special meeting for purposes of determining the presence or absence of a quorum. Brokers who hold shares in nominee or "street name" for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted on at the North Fork special meeting without specific instructions from those customers. If the brokers do not receive instructions, the shares will not be voted. These so-called "broker non-votes" will also be counted as present for purposes of determining whether a quorum exists.

     UNDER APPLICABLE DELAWARE LAW, EACH OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE ADOPTION OF THE AMENDMENT TO THE NORTH FORK CERTIFICATE OF INCORPORATION REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF NORTH FORK COMMON STOCK ENTITLED TO VOTE AT THE NORTH FORK SPECIAL MEETING. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THESE PROPOSALS. ACCORDINGLY, THE NORTH FORK BOARD OF DIRECTORS URGES NORTH FORK STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR CALL THE TOLL-FREE NUMBER AS DESCRIBED ON THE PROXY CARD.

     As of the North Fork record date, directors and executive officers of North Fork owned 7,066,501 shares of North Fork common stock, entitling them to exercise approximately 5.5% of the voting power of the North Fork common stock entitled to vote at the North Fork special meeting. On the basis of the unanimous approval of the merger agreement by the North Fork board of directors, we currently expect that each director and executive officer of North Fork will vote the shares of North Fork common stock beneficially owned by him or her for approval and adoption of the merger agreement and for adoption of the amendment to the North Fork certificate of incorporation.

     As of the North Fork record date, directors and executive officers of JSB owned 6,000 shares of North Fork common stock, or less than 1% of the voting power of the North Fork common stock entitled to vote at the North Fork special meeting.

RECOMMENDATION OF THE NORTH FORK BOARD

     The North Fork board of directors has unanimously approved the merger agreement and the amendment to the North Fork certificate of incorporation. The North Fork board of directors believes that the merger agreement and the amendment to the North Fork certificate of incorporation are in the best interests of North Fork and the North Fork stockholders, and recommends that the North Fork stockholders vote "FOR" approval and adoption of the merger agreement, including the related issuance of North Fork common stock, and "FOR" adoption of the amendment to the North Fork certificate of incorporation. See "The Merger --

Recommendation of the North Fork Board and Reasons for the Merger" on page 27 and "Proposed Amendment to North Fork's Certificate of Incorporation" on page 87.

                              JSB SPECIAL MEETING

DATE, TIME AND PLACE

     This joint proxy statement-prospectus is first being mailed by JSB to its stockholders on or about January 12, 2000 and is accompanied by a form of proxy solicited by the JSB board of directors for use at the JSB special meeting, to be held on Thursday, February 10, 2000, at 10:00 a.m., local time, at The Long Island Marriott Hotel and Conference Center, 101 James Doolittle Boulevard, Uniondale, New York, and at any adjournment or postponement of that meeting.

MATTERS TO BE CONSIDERED

     At the JSB special meeting, you will be asked to approve and adopt the merger agreement and to act on any other matters that may be properly submitted to a vote at the JSB special meeting. JSB stockholders may also be asked to vote upon a proposal to adjourn or postpone the JSB special meeting. JSB could use any adjournment or postponement of the JSB special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve and adopt the merger agreement.

PROXIES

     The accompanying form of proxy is for your use at the JSB special meeting if you are unable or do not wish to attend in person. You may also vote your shares by calling the toll-free number as described on the enclosed proxy card. You may revoke your proxy at any time before it is exercised by submitting to the Corporate Secretary of JSB written notice of revocation, by properly executing a proxy having a later date, or by attending the JSB special meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of JSB proxies should be addressed to JSB Financial, Inc., 303 Merrick Road, Lynbrook, New York 11563, Attention:
Corporate Secretary. Alternatively, if you have voted by telephone, you may call the toll-free number again and follow the instructions. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner indicated in those proxies. IF YOU DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     JSB's board of directors is unaware of any other matters to be presented for action at the JSB special meeting. However, if other matters do properly come before the JSB special meeting, JSB intends that shares represented by proxies in the accompanying form will be voted, or not voted, at the discretion of the persons named in the proxies. No proxy that is voted against approval of the merger agreement will be voted in favor of any adjournment or postponement of the JSB special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

     JSB will bear the entire cost of soliciting proxies from JSB stockholders. In addition to the solicitation of proxies by mail, JSB will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and obtain voting instructions from such beneficial owners if necessary. JSB will reimburse those record holders for their reasonable expenses in so doing. JSB has also made arrangements with Morrow & Co., Inc. to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay approximately $6,000 plus expenses for those services. If necessary, JSB may also use several of its employees, who will not receive additional compensation, to solicit proxies from JSB stockholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS; VOTE REQUIRED

     The JSB board of directors has fixed December 27, 1999 as the record date for determining JSB stockholders entitled to notice of and to vote at the JSB special meeting. Accordingly, only JSB stockholders of record at the close of business on the JSB record date will be entitled to notice of and to vote at the JSB special meeting. At the close of business on the JSB record date, there were 9,371,139 shares of JSB common stock outstanding and held by approximately 10,000 holders of record. Each share of JSB common stock outstanding on the JSB record date entitles its holder to one vote.

     The presence, in person or by proxy, of a majority of the shares of JSB common stock outstanding and entitled to vote on the JSB record date is necessary to constitute a quorum at the JSB special meeting. Shares held by persons attending the JSB special meeting but not voting, and shares for which holders have abstained from voting, will be counted as present at the JSB special meeting for purposes of determining the presence or absence of a quorum. Brokers who hold shares in nominee or "street name" for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted on at the JSB special meeting without specific instructions from those customers. If the brokers do not receive instructions, the shares will not be voted. These so-called "broker non-votes" will also be counted as present for purposes of determining whether a quorum exists.

     UNDER APPLICABLE DELAWARE LAW, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF JSB COMMON STOCK ENTITLED TO VOTE AT THE JSB SPECIAL MEETING. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT. ACCORDINGLY, THE JSB BOARD OF DIRECTORS URGES JSB STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR CALL THE TOLL-FREE NUMBER AS DESCRIBED ON THE PROXY CARD.

     As of the JSB record date, directors and executive officers of JSB owned approximately 862,721 shares of JSB common stock, entitling them to exercise approximately 9.2% of the voting power of the JSB common stock entitled to vote at the JSB special meeting. On the basis of the unanimous approval of the merger agreement by the JSB board of directors, we currently expect that each director and executive officer of JSB will vote the shares of JSB common stock beneficially owned by him or her for approval and adoption of the merger agreement. As of the JSB record date, directors and executive officers of North Fork owned no shares of JSB common stock.

RECOMMENDATION OF THE JSB BOARD

     The JSB board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The JSB board of directors believes that the terms of the merger agreement are fair to and in the best interests of JSB and the JSB stockholders and recommends that the JSB stockholders vote "FOR" approval and adoption of the merger agreement. See "The Merger -- Recommendation of the JSB Board and Reasons for the Merger" on page 28.

                                   THE MERGER

     The following description of the material information pertaining to the merger, including the material terms and provisions of the merger agreement and the related stock option agreement, is qualified in its entirety by reference to the more detailed Appendices to this joint proxy statement-prospectus, including the merger agreement in Appendix A and the stock option agreement in Appendix B. We urge you to read the Appendices in their entirety.

TRANSACTION STRUCTURE

     The North Fork board of directors and the JSB board of directors each have unanimously approved the merger agreement, which provides for the merger of JSB with and into North Fork. North Fork will be the surviving corporation in the merger. Immediately following completion of the merger, JSB's savings bank subsidiary, Jamaica Savings Bank FSB, will be merged with and into North Fork's principal bank subsidiary, North Fork Bank. We expect to complete both the merger and the bank merger in the first quarter of 2000. Each share of North Fork common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of the combined company, and each share of JSB common stock issued and outstanding at the effective time of the merger will be converted into 3.0 shares of North Fork common stock. This exchange ratio is subject to potential upward adjustment only as described under "-- Termination of the Merger Agreement" on page 57.

     The North Fork certificate of incorporation, as may be amended to reflect the increase in the authorized number of shares of North Fork common stock from 200 million to 500 million and the reduction in the par value of the common stock (see "Proposed Amendment to North Fork's Certificate of Incorporation" on page 87), will be the certificate of incorporation of the combined company after completion of the merger, and the North Fork bylaws will be the bylaws of the combined company. Upon completion of the merger, the board of directors of the combined company will be expanded by one member, and Park T. Adikes, the Chairman and Chief Executive Officer of JSB, will become a member of the boards of directors of North Fork and North Fork Bank.

BACKGROUND OF THE MERGER

     The board of directors of JSB has regularly reviewed various strategic alternatives available to JSB, including, among others, continuing as an independent institution and growing internally, acquiring other financial institutions, merging with a similarly sized institution in a merger-of-equals and merging JSB with a larger financial institution. During 1998 and 1999, Northeast Capital & Advisory, Inc., JSB's financial advisor, and Thacher Proffitt & Wood, JSB's outside legal counsel, participated in such reviews.

     In April 1999, certain members of JSB's management engaged in preliminary discussions with another financial institution regarding a proposed merger-of-equals transaction. During this time, JSB also continued to review with Northeast Capital the other strategic alternatives available to JSB. At a board of directors meeting on April 13, 1999, Northeast Capital made a financial presentation to the JSB board of directors with respect to the proposed business combination, which included, among other things, an analysis of the proposed business combination in light of the JSB board of directors' recent review of JSB's strategic options. The JSB board of directors authorized management to pursue further discussions with the other institution, and, in late April, JSB and the other financial institution each conducted a due diligence review of the other.

     At a special board of directors meeting on May 3, 1999, the board of directors and management of JSB considered a financial presentation by Northeast Capital and a legal analysis by Thacher Proffitt regarding the proposed business combination. Northeast Capital and Thacher Proffitt reviewed with the JSB board of directors the preliminary considerations, discussions and analyses regarding such possible business combination, including the results of the due diligence review of the other institution, the financial aspects of, and alternative structures for, the proposed business combination, and alternative transactions with other institutions, including the possibility of conducting a limited auction of JSB or acquiring another company.

     In mid-May, the discussions regarding the possible business combination were discontinued for business, financial and practical reasons. Following termination of such discussions, management of JSB discussed with Northeast Capital, Thacher Proffitt and the members of the JSB board of directors the possibility of evaluating and considering a possible business combination with one of a limited number of prospective financial institutions. JSB's management and Northeast Capital identified a group of financial institutions operating within or reasonably close to the New York City metropolitan area from which JSB might consider soliciting indications of interest, taking into account, among other things, each institution's financial ability to complete such a transaction, its ability to manage the execution risk of such a transaction, its ability to achieve cost savings and its perceived interest in JSB.

     Northeast Capital and Thacher Proffitt suggested a procedure to determine the level of interest that certain financial institutions might have in a business combination transaction with JSB. Northeast Capital then prepared confidential books containing financial, business and other information for possible business combinations between JSB and approximately a dozen different financial institutions (after excluding five others for a variety of reasons) to be distributed to such financial institutions. The information in the confidential books included pro forma profiles for such transactions structured using purchase accounting and pooling-of-interests accounting, a draft of a proposed definitive merger agreement and the procedures to be followed in order for the financial institutions to submit their indications of interest in considering a business combination with JSB. In identifying the best candidates and preparing such information, Northeast Capital took into consideration a number of factors for each of the financial institutions, including core income to assets, core income to equity, price to core earnings per share, stock price appreciation over the last three years, core earnings per share growth over the last five years, pro forma earnings per share dilution, equity to assets, leverage ratio and insider stock ownership.

     In early June 1999, based upon advice from Northeast Capital and Thacher Proffitt, JSB's management directed Northeast Capital to contact the identified financial institutions on its behalf, and, upon the execution of confidentiality agreements by such financial institutions, provide them with such confidential books. Of the institutions contacted, seven executed confidentiality agreements and received confidential materials regarding JSB from Northeast Capital. These institutions were requested to advise Northeast Capital by June 30, 1999 of their preliminary indication of interest in a possible business combination with JSB.

     At its June 22, 1999 meeting, the JSB board of directors authorized JSB's management to continue evaluating and considering JSB's strategic alternatives, including identifying and contacting additional financial institutions, providing such financial institutions with such confidential information as JSB's management deemed necessary and appropriate and eliminating from such list those institutions which management determined not suitable for pursuing further discussions with regard to a possible business combination. Following the meeting, Northeast Capital provided several additional financial institutions with the confidential information concerning JSB upon the execution of confidentiality agreements by these institutions.

     In late June and early July, 1999, Northeast Capital spoke to representatives of several of the financial institutions that received confidential information regarding their preliminary indications of interest. JSB received written indications of interest from three of the financial institutions, two of which were subsequently revised later in July. On July 19, 1999, two of the financial institutions that had submitted written indications of interest made separate presentations to the JSB board of directors regarding their proposals. Shortly thereafter, North Fork submitted its preliminary expression of interest.

     At a July 27, 1999 meeting of North Fork's board of directors, members of North Fork's management reviewed with the North Fork board of directors summary financial and statistical data for JSB and preliminary pro forma financial and market share information resulting from a combination of JSB with North Fork. After discussion, North Fork's board of directors authorized North Fork's management to proceed to discuss and negotiate the terms of a potential merger transaction with JSB, subject to a due diligence review of JSB and approval of the North Fork board of directors.

     In late July, based on the terms of the indications of interest received, JSB continued to consider its other strategic alternatives in comparison to the submitted indications of interest. At this time, JSB was engaging in discussions primarily with North Fork and one other financial institution. On July 31, 1999, North Fork conducted its due diligence review of JSB. Shortly thereafter, Park T. Adikes, Chairman and Chief Executive Officer of JSB, met with John Adam Kanas, Chairman, President and Chief Executive Officer of North Fork, to discuss North Fork's interest in JSB.

     On August 10, 1999, a special meeting of the JSB board of directors was held for the purpose of determining whether JSB should (1) continue to consider its strategic alternatives, (2) pursue a possible transaction with one of the financial institutions that submitted an indication of interest to determine if an acceptable transaction could be negotiated, or (3) remain independent and possibly implement one or more of several alternative courses of action in order to enhance long-term shareholder value. At this meeting, the JSB board of directors determined not to give further consideration to two of the written indications of interest primarily because the indications of interest from both North Fork and the other institution offered superior value, notwithstanding the fact that the other institution's indication of interest had technically lapsed prior to the August 10 meeting. Upon the advice of Northeast Capital and Thacher Proffitt, the JSB board of directors continued to consider the indication of interest received from the other institution.

     Further, at the August 10th meeting, Northeast Capital made a presentation to the board of directors which included a financial analysis of JSB's possible strategic alternatives, including: (i) remaining independent, (ii) initiating a self-tender offer, (iii) waiting for another acquirer, (iv) pursuing a merger-of-equals, (v) acquiring another company, (vi) engaging in a transaction with North Fork, or (vii) engaging in a transaction with the other institution. Northeast Capital then engaged in a detailed financial analysis comparing the preliminary indications of interest received from North Fork and the other institution. North Fork's indication of interest contemplated a merger of JSB into North Fork, structured as a tax-free, stock-for-stock exchange with an exchange ratio having a nominal value of $60 per share, and included a "walk-away" provision that would allow JSB to terminate the merger agreement in the event of a specified decline in North Fork's stock price as compared to the stock prices of an index group of financial institutions, subject to North Fork's ability to increase the exchange ratio in order to prevent JSB from otherwise terminating the merger agreement. In addition, North Fork offered a seat on the boards of directors of North Fork and North Fork Bank to Mr. Adikes.

     The indication of interest from the other institution contemplated a merger of JSB into the other institution, structured as a tax-free, stock-for-stock exchange, with an exchange ratio having a nominal value of $65.52 per share. The other institution's proposal included a "walk-away" provision and offered seats on the board of directors to Mr. Adikes and two outside directors of JSB. Both North Fork and the other institution offered to create an advisory board of directors for the remaining members of the JSB board of directors, and both North Fork and the other institution proposed a transaction that was expected to be accounted for as a pooling-of-interests.

     Northeast Capital then proceeded to analyze the two indications of interest using a discounted cash flow analysis, an analysis of median peer group multiples and a median analyst target price analysis. Northeast Capital also utilized a pro forma forward-looking financial analysis using cash earnings per share, net of expected transaction cost savings, times a forward trading multiple, plus expected dividends. Under each analysis, the value offered per JSB share under North Fork's indication of interest was superior to the value offered under the other institution's indication of interest. See "Opinion of JSB's Financial Advisor" on page 40. Northeast Capital also advised JSB's board of directors that Northeast Capital believed that North Fork's indication of interest entailed less execution risk because of North Fork's greater experience in completing mergers and that North Fork could be expected to achieve greater cost savings than the other institution.

     Northeast Capital also attempted to quantify the value of certain other factors to be considered by the JSB board of directors in comparing the two indications of interest. These other factors included the impact of the transaction on JSB's customers and employees and the communities served by JSB. After taking these factors into consideration, the JSB board of directors determined that North Fork's indication of interest was still superior.

     After consideration of Northeast Capital's financial analysis of North Fork's proposal, the other institution's proposal and certain other factors (see "-- Recommendation of the JSB Board and Reasons for the Merger" on page 28, the board of directors concluded that North Fork's proposal presented superior long-term value for JSB and its stockholders and authorized JSB's management to pursue negotiations with North Fork regarding the proposed transaction and to notify the other institution that it was not the favored bidder at that time.

     Mr. Adikes and Northeast Capital then left the August 10th meeting to call North Fork in order to confirm the proposed terms of the transaction with respect to the exchange ratio, walk-away provisions, due diligence, board of directors, deal protection, timing and other substantive points. While there was still some disagreement between the parties as to the exchange ratio after such call, the JSB board of directors determined that management should proceed with a due diligence review of North Fork and continue to negotiate with North Fork regarding the exchange ratio and the other terms of the proposed merger. On August 11, 12 and 13, 1999, JSB conducted its due diligence review of North Fork, and, from August 12 through 15, 1999, JSB, North Fork and their respective legal and financial advisors continued to work toward a mutually acceptable definitive merger agreement with respect to the proposed transaction.

     At a special meeting held on August 15, 1999, Northeast Capital made another presentation to the JSB board of directors regarding the proposed transaction with North Fork. This presentation was similar to the one made to the JSB board of directors on August 10, 1999, but was updated to reflect the results of JSB's due diligence investigation of North Fork, certain adjustments to the discounted cash flow models and forward-looking financial analyses, changes in trading multiples for North Fork, JSB and their peer groups and the revised exchange ratio of 3.0. This exchange ratio indicated a value for North Fork's offer of $61.31 (based upon North Fork's closing stock price on August 13, 1999), representing an increase from the indicated value of $60.00 as of August 10, 1999, while the indicated value for the other institution's offer had decreased from $65.52 as of August 10, 1999 to $63.80 as of August 13, 1999 due to a decrease in the other institution's stock price. In addition, Northeast Capital, Thacher Proffitt and JSB's management discussed the results of the due diligence review of North Fork. Northeast Capital then delivered to the JSB board of directors Northeast Capital's written opinion that the exchange ratio in the proposed merger was fair, from a financial point of view, to the stockholders of JSB. Thacher Proffitt then reviewed with the JSB board of directors the material terms and conditions contained in the definitive merger agreement, the stock option agreement and the related documents. Based on the consideration of the various factors discussed below under "-- Recommendation of the JSB Board and Reasons for the Merger" on page 28, the JSB board of directors then unanimously approved the merger agreement and the stock option agreement.

     On August 16, 1999, the North Fork board of directors held a special meeting at which senior management of North Fork reviewed its discussions and negotiations with JSB regarding the proposed business combination, as well as the results of its due diligence investigation of JSB. Senior management of North Fork and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ")presented financial information with respect to JSB and the potential transaction to the North Fork board of directors, and DLJ rendered its oral opinion (which was subsequently confirmed in writing) that, as of that date, the exchange ratio set forth in the merger agreement was fair to North Fork stockholders from a financial point of view. Also at this meeting, counsel to North Fork reviewed with the North Fork board of directors the terms of the merger agreement and the stock option agreement. After questions by and discussion among the members of the North Fork board of directors, and after consideration of the factors described below under "-- Recommendation of the North Fork Board and Reasons for the Merger" on page 27, the North Fork board of directors voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, as well as the stock option agreement.

     Following the completion of the North Fork board of directors meeting on August 16, 1999, North Fork and JSB entered into the merger agreement and the stock option agreement.

RECOMMENDATION OF THE NORTH FORK BOARD AND REASONS FOR THE MERGER

     THE NORTH FORK BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, NORTH FORK AND ITS STOCKHOLDERS. ACCORDINGLY, THE NORTH FORK BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE NORTH FORK STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, INCLUDING THE RELATED ISSUANCE OF NORTH FORK COMMON STOCK.

     In reaching its decision to approve and recommend the merger agreement, including the related issuance of North Fork common stock, the North Fork board of directors consulted with management of North Fork, as well as with its legal and financial advisors, and considered the following material factors:

     - The overall strategic focus of North Fork and the opportunities for growth by North Fork in the market areas where JSB conducts business, including the fact that the merger would enhance North Fork's retail banking franchise by adding 130,000 retail customers, 13 retail banking facilities and $1.1 billion in deposits;

     - The anticipated financial effects of the merger, including an estimated $13.2 million in cost savings, $4.7 million in revenue enhancements and $4.7 million in tax efficiencies, each on an after-tax basis, expected to result from the merger; and the expectation that the merger would be immediately accretive to North Fork's earnings in 2000 by $.03 per share, based on I/B/E/S International Inc. estimates (I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts) for North Fork and JSB and North Fork management's estimates for cost savings, revenue enhancements and other efficiencies to be achieved following the merger, and would increase North Fork's stated and tangible book value per share. On a pro forma basis as of June 30, 1999 (giving effect only to the North Fork-JSB merger), North Fork would have total assets of $13.2 billion, deposits of $7.6 billion, stockholders' equity of $1.2 billion, stated and tangible book value per share of approximately $7.18 and $6.70, respectively, and a leverage ratio of 10.35%. North Fork management expects to reduce the number of JSB employees by an estimated 136 full-time and 41 part-time and does not expect to close any JSB branch offices. The North Fork board of directors was advised in this regard that North Fork expected to incur an after-tax restructuring charge of approximately $37 million in connection with the completion of the merger. The combined company's ability to achieve these cost savings, revenue enhancements and other results depends on various factors, a number of which will be beyond its control, and there can be no assurance that such results will be achieved. See "Management and Operations Following the Merger and the Reliance Merger" on page 70 and "Forward-Looking Statements" on page 91;

     - The North Fork board's review, based on a presentation by North Fork's management, of the business, operations, earnings and financial condition of JSB on a historical and prospective basis;

     - The terms of the merger agreement and the stock option agreement, including the exchange ratio, which, based on closing stock price for North Fork prior to the announcement of the transaction, provided for a price-to-book value per share multiple of 1.52x and a price-to-estimated year 2000 earnings per share multiple of 18.0x. The North Fork board of directors was advised in this regard that the exchange ratio was subject to possible upward adjustment under the circumstances set forth in the merger agreement. See "-- Termination of the Merger Agreement" on page 57;

     - The current and prospective economic, competitive and regulatory environment facing financial institutions and their competitors generally, and North Fork in particular;

     - The North Fork board of directors' familiarity with and review of North Fork's business, operations, financial condition, earnings and prospects, including its potential growth and profitability and the associated business risks;

     - The expectation that the merger would be treated as a tax-free reorganization for federal income tax purposes and would be accounted for as a pooling-of-interests;

     - The financial information reviewed by DLJ with the North Fork board of directors, and the opinion of DLJ that, as of August 16, 1999, and subject to the matters set out in its opinion, the exchange ratio is fair to North Fork's stockholders from a financial point of view. See
"-- Opinion of North Fork's Financial Advisor" on page 30;

     - The views of North Fork's management concerning the likelihood of receiving all regulatory approvals required for the merger; and

     - The terms of the merger agreement providing for termination fees payable by each of North Fork and JSB to the other under limited circumstances, the stock option granted by JSB to North Fork and the provisions of the merger agreement restricting JSB's ability to solicit competing bids, and the potential effect that these provisions may have on competing offers for JSB.

     In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, North Fork's board of directors did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. North Fork's board of directors considered all of the factors described above together, including through discussions with and questioning of North Fork's management and North Fork's legal and financial advisors. In considering the factors described above, individual members of North Fork's board of directors may have given different weight to different factors.

RECOMMENDATION OF THE JSB BOARD AND REASONS FOR THE MERGER

     THE JSB BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, JSB AND ITS STOCKHOLDERS. ACCORDINGLY, THE JSB BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT JSB STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     In reaching its determination that the terms of the merger agreement and the transactions contemplated thereby are fair to and in the best interests of JSB and its stockholders, the JSB board of directors considered a number of factors, including the following material factors:

     - the JSB board of directors' familiarity with and review of JSB's business, results of operations, financial condition, management, competitive position and future prospects, the nature of the industry in which JSB operates, both on a historical and prospective basis, and the potential growth, development, productivity and profitability of JSB;

     - the current and prospective environment in which JSB operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally, the increased regulatory burdens on financial institutions generally, the trend toward consolidation in the banking and thrift industry and in the financial services industry and the likely effect of the foregoing factors on JSB's potential growth, development, productivity and profitability;

     - the JSB board of directors' review, based in part on presentations by JSB's management and advisors and financial information received from North Fork's management, of North Fork's business, results of operations, financial condition and management, and North Fork's operating performance and the performance of the North Fork common stock on both a historical and prospective basis, the strategic fit between the parties, the expected cost savings of $20.2 million per year, pre-tax, and $13.2 million per year, after-tax, and revenue enhancements of $4.7 million per year, after-tax, that could result from the merger and the respective contributions the parties would bring to a combined institution;

     - the JSB board of directors' belief that, while no assurance can be given, it is likely that the merger will be completed and that the business and financial advantages to be gained by the merger are likely to be achieved within a reasonable time frame;

     - the anticipated financial impact of the proposed merger on the combined company's future financial performance, including that, while no assurance can be given, the transaction is expected to be accretive to the combined company's cash earnings per share by 0.68% in 2000;

     - North Fork's record of successfully completing other acquisitions and integrating the acquired companies;

     - North Fork's pro forma dividend rate with respect to each JSB share after giving effect to the merger, which is equal to the current dividend per JSB share;

     - the JSB board of directors' review of the historical market prices of the JSB common stock, which ranged between $43.20 and $58.75 during the 12 months prior to the announcement of the merger, compared to the consideration of $61.31 per share to be received by JSB's stockholders, based on North Fork's closing price on August 13, 1999, and the expectation of the JSB board of directors that the merger will provide holders of JSB common stock with the opportunity to receive a premium over the historical trading prices for their shares;

     - the expectation that the receipt of North Fork common stock by the JSB stockholders in the merger would be on a tax-free basis for federal income tax purposes (except with respect to cash received in lieu of fractional shares);

     - a comparison of the consideration to be paid to JSB's stockholders compared to that paid in other reported transactions involving the acquisition of banks and thrifts in New York State which had occurred since January 1, 1998, which indicated, among other things, (1) a ratio of the excess of the deal price over tangible book divided by core deposits of 23.0%, compared to the median ratio of the excess of the deal price over tangible book divided by core deposits of 17.8% in such other New York State transactions, (2) a deal price to deposit ratio of 51.3%, compared to the median deal price to deposit ratio of 25.9% for such other New York State transactions and (3) a tangible book multiple of 268% (if adjusted to exclude JSB's capital in excess of an 8% leverage capital ratio), compared to the median tangible book multiple of 244% for such other New York State transactions. See "-- Opinion of JSB's Financial Advisor" on page 40;

     - the JSB board of directors' review with its legal and financial advisors of alternatives to the merger, including its review of and negotiations over the proposals made by other institutions, the alternative of remaining independent and growing internally and the possibility of other strategic business combinations;

     - the JSB board of directors' belief that North Fork has a strong financial and capital position and, based on analyses performed by Northeast Capital, that the North Fork common stock to be received by JSB's stockholders provides a potential long-term value of $23 to $24 per North Fork share, or $69 to $72 per JSB share based on the 3.0 exchange ratio, and that the North Fork common stock to be received by JSB's stockholders provides a substantial capacity for future growth and considerable potential for long-term strategic value to such stockholders. See
       "-- Opinion of JSB's Financial Advisor" on page 40;

     - the presentation by Northeast Capital and the written opinion of Northeast Capital that the exchange ratio in the merger is fair from a financial point of view to the JSB stockholders. See "-- Opinion of JSB's Financial Advisor" on page 40;

     - the expectation that the combined institution will continue to provide quality service to the communities and customers served by JSB and be able to offer a more extensive range of products and services to the communities and customers that will be served by the combined institution, and the expectation that there would be approximately 170 full-time and part-time employee reductions and no branch closings in connection with the merger; and

     - the review by the JSB board of directors with its legal and financial advisors of the terms and conditions of the merger agreement, including the exchange ratio, the ability of JSB to terminate the merger agreement under certain circumstances if the value of the North Fork common stock declines (see "-- Termination of the Merger Agreement" on page 57), the provision for the payment of a termination fee in the event the merger is not consummated for certain reasons, North Fork's agreement to appoint Mr. Adikes to the North Fork and North Fork Bank boards of directors and to create an advisory board of directors for the remaining members of JSB's board of directors to advise North Fork with respect to deposit and lending activities in JSB's former market area and the maintenance and development of customer relationships, and the provisions of the merger agreement relating to the treatment of JSB's employees under certain employee benefit plans and programs; and

     - the review by the JSB board of directors with its legal and financial advisors of the terms and conditions of the stock option agreement and the other documents executed in connection with the merger.

     In view of the wide variety of material factors considered in connection with its evaluation of the merger, the JSB board of directors did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In considering the factors described above, individual members of the JSB board of directors may have given different weights to different factors.

OPINION OF NORTH FORK'S FINANCIAL ADVISOR

     North Fork engaged DLJ to act as financial advisor with respect to the possible business combination with JSB. North Fork's decision to engage DLJ was based upon its qualifications, expertise and reputation, as well as upon its prior experience with North Fork.

     On August 16, 1999, DLJ rendered to North Fork's board of directors its oral opinion, which DLJ subsequently confirmed in writing, to the effect that, based upon the assumptions, limitations and qualifications set forth in its opinion, as of August 16, 1999, the exchange ratio was fair from a financial point of view to the holders of the North Fork common stock. DLJ confirmed its opinion in a written opinion dated as of the date of this document (the "DLJ OPINION").

     You should consider the following when reading the discussion of the DLJ opinion in this document:

     - The following description of the DLJ opinion is qualified by reference to the full opinion located in Appendix C to this document. We urge you to read the entire DLJ opinion carefully.

     - The DLJ opinion was necessarily based on economic, market, financial and other conditions as they existed on the date of that opinion and on the information made available to DLJ as of that date and, although subsequent developments may affect the DLJ opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

     - DLJ expressed no opinion as to the prices at which the North Fork common stock or the JSB common stock will actually trade at any time.

     - The DLJ opinion does not address the relative merits of the merger and the other business strategies considered by North Fork's board of directors, nor does it address the board of directors' decision to proceed with the merger.

     - The DLJ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

In arriving at its opinion, DLJ, among other things:

     - reviewed the merger agreement;

     - reviewed financial and other information that was publicly available or furnished to DLJ by North Fork and JSB, including information provided during discussions with their respective managements;

     - reviewed certain financial projections of North Fork and JSB provided by management of North Fork (in the case of financial projections for JSB, North Fork used estimates published by Zacks Investment Research, Inc. ("ZACKS"), a research firm which publishes analysts' earnings estimates of public companies), including certain cost savings and operating synergies anticipated by the management of North Fork to result from the merger;

     - compared certain financial and securities data of North Fork and JSB with various other companies whose securities are traded in public markets;

     - reviewed the historical stock prices and trading volumes of North Fork common stock and JSB common stock;

     - reviewed prices and premiums paid in certain other business combinations; and

     - conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

     In rendering the DLJ opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to DLJ by North Fork and JSB or their respective representatives, or that was otherwise reviewed by DLJ, and assumed that North Fork was not aware of any information prepared by it or its other representatives that might be material to DLJ's opinion that was not made available to DLJ. In particular, DLJ relied upon the estimates of the management of North Fork of the cost savings and operating synergies achievable as a result of the merger. With respect to the financial projections that DLJ reviewed, including cost savings and operating synergies, DLJ assumed that they had been reasonably prepared reflecting the best currently available estimates and judgments of the management of North Fork as to the future operating and financial performance of North Fork, JSB and the combined company. DLJ is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to these portfolios and assumed, with the consent of the board of directors of North Fork, that these allowances for North Fork and JSB were in the aggregate adequate to cover all losses with respect to these portfolios. In addition, DLJ did not review individual credit files nor did DLJ make an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of North Fork or JSB or any of their subsidiaries and DLJ was not furnished with any such evaluation or appraisal. DLJ did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the anticipated benefits of the merger.

     DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DLJ and its affiliates actively trade the securities of North Fork and JSB for their own account and for accounts of their customers, and, accordingly, may at any time hold a long or short position in those securities. DLJ has performed investment banking and other services for North Fork in the past and has been compensated for such services.

     North Fork has agreed to pay DLJ a transaction fee of $1.5 million in connection with its engagement, $150,000 of which was payable upon execution of DLJ's engagement letter and the remainder of which is payable upon completion of the merger. North Fork has also agreed to reimburse DLJ for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, and to indemnify DLJ against certain liabilities, including certain liabilities under the federal securities laws.

     The following is a summary of the material financial analyses DLJ used in connection with providing the DLJ opinion to North Fork's board of directors on August 16, 1999 and does not purport to be a complete description of the analyses performed by DLJ. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about August 10, 1999 and is not necessarily indicative of current market conditions. You should understand that the order of analyses (and results thereof) described does not represent relative importance or weight given to such analyses by DLJ. The summary of financial analyses includes information presented in tabular format. THE TABLES SHOULD BE READ TOGETHER WITH THE TEXT OF THOSE SUMMARIES.

     Business Review. DLJ reviewed selected five-year historical consolidated financial information of JSB and North Fork. DLJ also reviewed JSB's and North Fork's operating profitability and growth performance during such period. In addition, DLJ discussed JSB's and North Fork's:

     - loan and deposit composition, based on the dollar value of loans and deposits; and

     - deposit market share, based on the dollar value of deposits, in the counties of New York in which JSB operates.

     Historical Stock Price Performance Analysis. DLJ compared the daily closing price per share of JSB common stock and North Fork common stock for the one-year and three-year periods ended August 10, 1999. For each of JSB and North Fork, DLJ also compared the ratio of closing stock price on August 10, 1999 to the 52-week high and low prices. DLJ noted that JSB's common stock closing price of $56.500 on August 10, 1999 represented 95.6% of the 52-week high price and 126.3% of the 52-week low price. North Fork's common stock closing price of $19.188 on August 10, 1999 represented 71.7% of the 52-week high price and 135.8% of the 52-week low price and implied a value per JSB share of $57.56 based on the exchange ratio.

     Comparable Company Analysis. DLJ compared selected operating and stock market results of JSB and North Fork to publicly available information for a bank peer group that DLJ selected and deemed to be relevant. The bank peer group, which included selected depository institutions between $400.0 million and $5.0 billion in market capitalization headquartered in Connecticut, New Jersey, New York and eastern Pennsylvania, consisted of:

       Astoria Financial Corporation                    Queens County Bancorp, Inc.
              Commerce Bancorp                        Richmond County Financial Corp.
             Dime Bancorp, Inc.                             Roslyn Bancorp, Inc.
        Fulton Financial Corporation                         Sovereign Bancorp
      GreenPoint Financial Corporation                  Staten Island Bancorp, Inc.
           Hudson United Bancorp                        Susquehanna Bancshares, Inc.
     Independence Community Bank Corp.                    Valley National Bancorp
            M&T Bank Corporation                       Webster Financial Corporation
               People's Bank

     In addition, DLJ analyzed JSB and North Fork compared with their bank peer group discussed above, the S&P 500 and the S&P Bank Index on the following bases:

     - a total return analysis for the year-to-date, one-year, three-year and five-year periods;

     - the relative stock price performance for the one-year period ended August 10, 1999;

     - a valuation analysis of JSB compared with the low, medium and high multiples of the bank peer group discussed above (see below); and

     - the one-year relative forward price-to-earnings performance based on estimates of North Fork's management.

DLJ also analyzed and compared JSB's and North Fork's rankings as of June 30, 1999 within the bank peer group discussed above with respect to JSB's and North
Fork's:

     - market capitalization as of August 10, 1999;

     - total assets, total equity and the percentage of total equity to total assets;

     - return on average common equity, excluding non-recurring items;

     - return on average assets, excluding non-recurring items;

     - efficiency ratio (calculated as overhead expenses divided by net interest income plus non-interest income, each as determined by DLJ);

     - fee based ratio;

     - net interest margin;

     - tangible common equity ratio;

     - ratio of reserves to loans; and

     - ratio of reserves to non-performing assets.

     Comparable Trading Valuation Analysis. DLJ compared selected operating and stock market results of JSB to the bank peer group discussed above. The valuation analysis compared JSB with the low, medium and high multiples of this peer group.

     The following tables compare selected information derived by DLJ for JSB and North Fork using management assumptions and the median of the bank peer group using I/B/E/S estimates:

                                                       PRICING MULTIPLES
                                 --------------------------------------------------------------
                                 PRICE/FORWARD    PRICE/FORWARD      PRICE/      PRICE/TANGIBLE
                                   EARNINGS       CASH EARNINGS    BOOK VALUE      BOOK VALUE
                                 -------------    -------------    ----------    --------------
JSB............................      17.1x            17.1x          1.40x           1.40x
North Fork.....................      11.3x            10.9x          3.27x           3.64x
Peer Group Median..............      12.8x            11.6x          1.61x           2.27x

                                             LAST 12 MONTHS OPERATING STATISTICS
                           -----------------------------------------------------------------------
                              NORMALIZED           NORMALIZED
                                RETURN              RETURN ON           EFFICIENCY       FEE BASED
                               ON ASSETS          COMMON EQUITY           RATIO            RATIO
                           -----------------    -----------------    ----------------    ---------
JSB......................        1.83%                 7.71%               34.2%            8.1%
North Fork...............        1.95%                24.28%               32.3%           11.3%
Peer Group Median........        1.15%                12.82%               49.1%           16.4%

     JSB's Price/Forward Earnings multiple of 17.1x and Price/Forward Cash Earnings multiple of 17.1x exceeded the Peer Group Median Price/Forward Earnings multiple of 12.8x and Price/Forward Cash Earnings multiple of 11.6x possibly due to takeover speculation in the marketplace. JSB's stock rose from $50.00 on June 25, 1999 to $57.75 on July 8, 1999, possibly due to market speculation that JSB was for sale. JSB's stock traded toward the upper end of that range leading up to the fairness opinion presentation.

     JSB's Price/Book Value multiple of 1.40x and Price/Tangible Book Value multiple of 1.40x were below the Peer Group Median Price/Book Value multiple of 1.61x and Price/Tangible Book Value multiple of 2.27x possibly due to the amount of "excess capital" JSB has relative to its peers. JSB's tangible capital ratio of 23.14% is significantly higher than the Peer Group Median of 6.98%. The lower trading multiple suggests that the market does not value this excess capital as much as it does the capital required for operations.

     Comparable Transactions Analysis. DLJ analyzed publicly available financial, operating and stock market information for selected domestic thrift merger transactions and selected domestic commercial bank merger transactions between $250.0 million and $1.0 billion in transaction value and selected domestic commercial bank transactions greater than $100.0 million in transaction value which were announced from January 1, 1997 through August 10, 1999. These analyses were based on I/B/E/S estimates. For each category, DLJ calculated the median values of the transactions taken together. The following table compares information derived by DLJ with respect to the merger, which was based on estimates of North Fork's management, an implied price of $57.56 per share (based on the exchange ratio and North Fork's closing stock price on August 10, 1999), and these medians:

                                    SELECTED THRIFT    SELECTED BANK
                                     TRANSACTIONS      TRANSACTIONS       SELECTED BANK
                                    $250 MILLION --   $250 MILLION --   TRANSACTIONS OVER
                                     $1.0 BILLION      $1.0 BILLION       $100 MILLION      THE MERGER
                                    ---------------   ---------------   -----------------   ----------
Implied premium of offer price to
  market price on last trading day
  prior to announcement...........      22.4%              17.2%              21.5%            4.4%
Ratio of implied offer price to:
  Book value per share............       2.34x              3.07x              2.97x           1.42x
  Tangible book value per
     share........................       2.43x              3.31x              3.16x           1.42x
  Last 12 months earnings per
     share........................      24.6x              24.4x              24.0x           18.8x
  Forward 12 months earnings per
     share........................      20.7x              20.7x              20.6x           17.4x

     The implied premium of the offer price to JSB's market price on the last trading day prior to announcement of 4.4% is below the median implied premiums for: selected thrift transactions of between $250 million -- $1.0 billion of 22.4%; selected bank transactions of between $250 million -- $1.0 billion of 17.2%; and selected bank transactions over $100 million of 21.5%. The possible takeover speculation in JSB's stock price as described above is a possible explanation for this variance.

     The multiples of the implied offer price to JSB's book value per share and tangible book value per share of 1.42x and 1.42x, respectively, is below the median multiples of implied offer price to book value and tangible book value per share for: selected thrift transactions of between $250 million -- $1.0 billion of 2.34x and 2.43, respectively; selected bank transactions of between $250 million -- $1.0 billion of 3.07x and 3.31x, respectively; and selected bank transactions over $100 million of 2.97x and 3.16x, respectively. This variance is likely due to JSB's excess capital as described above.

     The multiples of the implied offer price to JSB's forward 12 months earnings per share of 17.4x is below the median multiples of implied offer price to forward 12 months earnings per share for: selected thrift transactions of between $250 million -- $1.0 billion of 20.7x; selected bank transactions of between $250 million -- $1.0 billion of 20.7x; and selected bank transactions over $100 million of 20.6x. However, the transaction multiple is within the range of multiples for the selected transactions.

     Discounted Dividend Analysis. DLJ performed a discounted dividend analysis to estimate a range of present values per share of North Fork common stock and JSB common stock assuming each entity continued to operate as a stand-alone entity. DLJ also performed a further sensitivity analysis to estimate the range of present values per share of North Fork common stock based on the pro forma combined company. Analyses were conducted with and without applying the synergies estimated by the management of North Fork. These ranges were determined by adding (1) the present value of the estimated future dividend stream that each entity could generate through December 31, 2004 and (2) the present value of the "terminal value" of each entity's common stock at December 31, 2004.

     DLJ determined the range of present values per share of North Fork and JSB common stock using the terminal year multiples and discount rates that DLJ viewed as appropriate for companies with their risk characteristics. DLJ used North Fork management's earnings estimates for 1999 and 2000 (in the case of earnings estimates for JSB, North Fork used estimates published by Zacks). For periods after 2000, earnings were grown at North Fork's management's estimated long-term growth rate, adjusted to reflect an assumed constant ratio of tangible common equity to assets that DLJ viewed as appropriate.

     In calculating a terminal value of JSB common stock at December 31, 2004, DLJ applied multiples ranging from 13.1x to 17.1x to forecasted cash earnings for 2005. The dividend stream and terminal values were then discounted back to March 31, 1999 using discount rates ranging from 10.7% to 14.7%. Based on these assumptions, the stand-alone present value of JSB common stock ranged from $51.46 to $69.60 per share. DLJ also calculated the present value of JSB common stock using multiples ranging from 13.1x to 17.1x and management assumptions provided to DLJ with respect to merger cost savings and other operating synergies. Based on these assumptions, the present value of JSB common stock ranged from $76.03 to $98.85.

     With respect to the stand-alone JSB discounted cash flow ("DCF") calculated without using estimated merger cost savings and other operating synergies provided to DLJ by North Fork, the implied price per JSB share in the transaction based on North Fork's closing stock price on August 10, 1999 falls within the range of implied values per JSB share using this methodology.

     With respect to the stand-alone JSB DCF calculated using estimated merger cost savings and other operating synergies provided to DLJ by North Fork, the implied price per JSB share in the transaction based on North Fork's closing stock price on August 10, 1999 falls outside the range of implied values per JSB share using this methodology. However, using this methodology to calculate the range of implied values per JSB share assumes that 100% of the value of all estimated merger cost savings and other operating synergies expected to result from the merger would accrue to the benefit of JSB stockholders.

     In calculating a terminal value of North Fork common stock at December 31, 2004, DLJ applied multiples ranging from 9.1x to 13.1x to forecasted cash earnings for 2005. The dividend stream and terminal values were then discounted back to March 31, 1999 using discount rates ranging from 11.1% to 15.1%. Based on these assumptions, the stand-alone present value of North Fork common stock ranged from $16.06 to $24.61 per share. DLJ also calculated the present value of North Fork common stock using management assumptions provided to DLJ with respect to merger cost savings and other operating synergies. Based on these assumptions, the present value of North Fork common stock ranged from $18.29 to $27.08 per share. These ranges of present values for North Fork common stock implied values per share of JSB common stock based on the exchange ratio of $48.18 to $73.82 per share (excluding management assumptions with respect to merger cost savings and other operating synergies) and $54.87 to $81.25 per share (including management assumptions with respect to merger cost savings and other operating synergies).

     With respect to the stand-alone North Fork DCF calculated without using estimated merger cost savings and other operating synergies provided to DLJ by North Fork, the implied price per JSB share in the transaction based on North Fork's closing stock price on August 10, 1999 falls within the range of implied values per JSB share using this methodology.

     With respect to the stand-alone North Fork DCF calculated using estimated merger cost savings and other operating synergies provided to DLJ by North Fork, the implied price per JSB share in the transaction based on North Fork's closing stock price on August 10, 1999 falls within the range of implied values per JSB share using this methodology.

     The following tables present the discounted dividend analysis as described above:

                              STAND-ALONE JSB DCF

                                     IMPLIED VALUE PER JSB SHARE
                         ---------------------------------------------------
                          ASSUMED TERMINAL MULTIPLE ON YEAR 6 CASH EARNINGS
                         ---------------------------------------------------
ASSUMED COST OF EQUITY        13.1X             15.1X             17.1X
----------------------   ---------------   ---------------   ---------------
         10.7%                $60.18            $64.89            $69.60
         12.7%                 55.58             59.83             64.08
         14.7%                 51.46             55.30             59.13

                  STAND-ALONE JSB FINANCIAL DCF WITH SYNERGIES

                                     IMPLIED VALUE PER JSB SHARE
                         ---------------------------------------------------
                          ASSUMED TERMINAL MULTIPLE ON YEAR 6 CASH EARNINGS
                         ---------------------------------------------------
ASSUMED COST OF EQUITY        13.1X             15.1X             17.1X
----------------------   ---------------   ---------------   ---------------
         10.7%                $89.44            $94.14            $98.85
         12.7%                 82.37             86.61             90.86
         14.7%                 76.03             79.87             83.71

                           STAND-ALONE NORTH FORK DCF

                                                                 IMPLIED VALUE PER JSB SHARE
                          IMPLIED VALUE PER NORTH FORK SHARE        AT THE EXCHANGE RATIO
                         ------------------------------------   ------------------------------
                             ASSUMED TERMINAL MULTIPLE ON        ASSUMED TERMINAL MULTIPLE ON
                                 YEAR 6 CASH EARNINGS                YEAR 6 CASH EARNINGS
                         ------------------------------------   ------------------------------
ASSUMED COST OF EQUITY      9.1X        11.1X        13.1X        9.1X      11.1X      13.1X
----------------------   ----------   ----------   ----------   --------   --------   --------
         11.1%             $19.07       $21.84       $24.61      $57.20     $65.51     $73.82
         13.1%              17.48        19.98        22.48       52.43      59.93      67.43
         15.1%              16.06        18.32        20.58       48.18      54.96      61.74

                   STAND-ALONE NORTH FORK DCF WITH SYNERGIES

                                                                 IMPLIED VALUE PER JSB SHARE
                          IMPLIED VALUE PER NORTH FORK SHARE        AT THE EXCHANGE RATIO
                         ------------------------------------   ------------------------------
                             ASSUMED TERMINAL MULTIPLE ON        ASSUMED TERMINAL MULTIPLE ON
                                 YEAR 6 CASH EARNINGS                YEAR 6 CASH EARNINGS
                         ------------------------------------   ------------------------------
ASSUMED COST OF EQUITY      9.1X        11.1X        13.1X        9.1X      11.1X      13.1X
----------------------   ----------   ----------   ----------   --------   --------   --------
         11.1%             $21.64       $24.36       $27.08      $64.92     $73.08     $81.25
         13.1%              19.87        22.33        24.78       59.62      66.98      74.35
         15.1%              18.29        20.51        22.73       54.87      61.53      68.19

     The discounted dividend analyses are not necessarily indicative of actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present time or at any time in the future. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     Pro Forma Merger Analysis. DLJ analyzed the pro forma impact of the merger on the combined company's market capitalization, excluding management estimates of synergies; loan portfolio contribution by business line; deposit base contribution; market share based on the dollar value of deposits in the counties of New York in which JSB operates, the counties of New York in which North Fork operates and the counties of New York in which both entities operate; profitability, including management estimates of synergies; capitalization; and credit quality.

     DLJ analyzed the pro forma financial impact of the merger considering the merger as a pooling-of-interests transaction under generally accepted accounting principles ("GAAP") assuming the reissuance of North Fork's 7.3 million treasury shares as required under GAAP. In addition, DLJ analyzed the pro forma financial impact of the merger considering the merger as a pooling-of-interests assuming no reissuance of the 7.3 million treasury shares, even though this reissuance would be required under GAAP, in order to assess the transaction without the dilutive effect of the reissuance of the treasury shares. DLJ also analyzed the pro forma financial impact of the merger considering the merger as a purchase transaction under GAAP. Under each of these three alternatives, DLJ analyzed the pro forma financial impact of the merger on JSB's and North Fork's fully diluted earnings per share ("EPS") on a GAAP basis, an incremental GAAP basis and a cash basis and on the book value per share and the tangible book value per share. For purposes of these analyses, DLJ assumed that the merger would close in the first quarter of 2000. DLJ performed this analysis also using North Fork management's assumptions provided to DLJ with respect to earnings estimates, merger cost savings and other merger synergies.

     DLJ's analyses of the merger from North Fork's perspective, assuming a pooling-of-interests transaction, showed that the merger, compared to continued operation of North Fork on a stand-alone basis, would be accretive to North Fork's GAAP estimated earnings, incremental GAAP estimated earnings, cash earnings, book value per share and tangible book value per share starting in 2000, considered with and without the issuance of North Fork's treasury shares. DLJ's analyses of the merger from JSB's perspective, assuming a pooling-of-interests transaction, showed that the merger, compared to the continued operation of JSB on a stand-alone basis, would be accretive to JSB's GAAP estimated earnings, incremental GAAP estimated earnings and cash earnings starting in 2000 and dilutive to JSB's book value per share and tangible book value per share through 2002.

     DLJ's analyses of the merger from North Fork's perspective, assuming a purchase transaction, showed that the merger, compared to continued operation of North Fork on a stand-alone basis, would be accretive to North Fork's cash earnings, book value per share and tangible book value per share beginning in 2000 and to North Fork's GAAP estimated earnings and incremental GAAP estimated earnings beginning in 2002. DLJ's analyses of the merger from JSB's perspective, assuming a purchase transaction, showed that the merger, compared to the continued operation of JSB on a stand-alone basis, would be accretive to JSB's GAAP estimated earnings and cash earnings starting in 2000 and dilutive to JSB's book value per share and tangible book value per share through 2002.

     The following tables present the results of DLJ's pro forma merger analysis as described above:

       SUMMARY PRO FORMA POOLING ACCOUNTING RESULTS @ 3.00 EXCHANGE RATIO

ASSUMES RE-ISSUANCE OF 7.3 MILLION NORTH FORK TREASURY SHARES

                                                               NORTH FORK PRO FORMA
                                                               ACCRETION /(DILUTION)
                                                              -----------------------
                                                              2000     2001     2002
                                                              -----    -----    -----
GAAP EPS....................................................    1.2%     1.3%     1.3%
Incremental GAAP EPS........................................    5.7      6.0      6.3
Cash EPS....................................................    0.4      0.5      0.7
Book Value per Share........................................   22.8     19.8     17.4
Tangible Book Value per Share...............................   26.1     22.1     19.0

       SUMMARY PRO FORMA POOLING ACCOUNTING RESULTS @ 3.00 EXCHANGE RATIO

ASSUMES RE-ISSUANCE OF 7.3 MILLION NORTH FORK TREASURY SHARES

                                                                   JSB PRO FORMA
                                                               ACCRETION/(DILUTION)
                                                              -----------------------
                                                              2000     2001     2002
                                                              -----    -----    -----
GAAP EPS....................................................   56.4%    55.1%    53.8%
Cash EPS....................................................   60.8     59.1     57.4
Book Value per Share........................................  (38.7)   (32.9)   (27.0)
Tangible Book Value per Share...............................  (41.5)   (35.2)   (28.9)

       SUMMARY PRO FORMA POOLING ACCOUNTING RESULTS @ 3.00 EXCHANGE RATIO

ASSUMES NO RE-ISSUANCE OF NORTH FORK TREASURY SHARES

                                                               NORTH FORK PRO FORMA
                                                               ACCRETION/(DILUTION)
                                                              -----------------------
                                                              2000     2001     2002
                                                              -----    -----    -----
GAAP EPS....................................................    3.2%     3.3%     3.5%
Incremental GAAP EPS........................................   17.9     18.8     19.7
Cash EPS....................................................    2.4      2.6      2.9
Book Value per Share........................................   15.4     13.7     12.4
Tangible Book Value per Share...............................   17.9     15.5     13.6

       SUMMARY PRO FORMA POOLING ACCOUNTING RESULTS @ 3.00 EXCHANGE RATIO

ASSUMES NO RE-ISSUANCE OF NORTH FORK TREASURY SHARES

                                                                   JSB PRO FORMA
                                                               ACCRETION/(DILUTION)
                                                              -----------------------
                                                              2000     2001     2002
                                                              -----    -----    -----
GAAP EPS....................................................   60.0%    58.8%    57.6%
Cash EPS....................................................   64.6     62.9     61.4
Book Value per Share........................................  (42.2)   (36.1)   (29.9)
Tangible Book Value per Share...............................  (45.1)   (38.6)   (31.9)

      SUMMARY PRO FORMA PURCHASE ACCOUNTING RESULTS @ 3.00 EXCHANGE RATIO

                                                               NORTH FORK PRO FORMA
                                                               ACCRETION/(DILUTION)
                                                              -----------------------
                                                              2000     2001     2002
                                                              -----    -----    -----
GAAP EPS....................................................   (0.9)%   (0.3)%    0.2%
Incremental GAAP EPS........................................   (5.2)    (2.0)     1.0
Cash EPS....................................................    2.9      3.2      3.4
Book Value per Share........................................   31.0     26.6     23.0
Tangible Book Value per Share...............................   17.9     15.9     14.4

      SUMMARY PRO FORMA PURCHASE ACCOUNTING RESULTS @ 3.00 EXCHANGE RATIO

                                                                   JSB PRO FORMA
                                                               ACCRETION/(DILUTION)
                                                              -----------------------
                                                              2000     2001     2002
                                                              -----    -----    -----
GAAP EPS....................................................   53.2%    52.6%    52.0%
Cash EPS....................................................   64.8     63.2     61.6
Book Value per Share........................................  (34.6)   (29.1)   (23.4)
Tangible Book Value per Share...............................  (45.3)   (38.5)   (31.7)

     Contribution Analysis. DLJ computed the contribution of North Fork and JSB to various elements of the income statement, balance sheet and market capitalization, excluding estimated cost savings and operating synergies, resulting from a combination of North Fork and JSB. Projected earnings were based on North Fork management's earnings estimates. The following table compares the pro forma ownership of North Fork and JSB stockholders in a combined company resulting from the merger of JSB and North Fork (based upon the exchange ratio, the number of outstanding shares of North Fork common stock and the number of fully-diluted shares of JSB common stock outstanding using the treasury stock method), with each company's respective contribution to each element of this analysis:

                                            PRO FORMA OWNERSHIP OF       PRO FORMA OWNERSHIP OF
                                          NORTH FORK STOCKHOLDERS IN    JSB STOCKHOLDERS IN NORTH
                                           NORTH FORK/JSB COMBINED          FORK/JSB COMBINED
                                                   COMPANY                       COMPANY
                                          --------------------------    -------------------------
Implied pro forma ownership.............             82.6%                        17.4%

                                          NORTH FORK CONTRIBUTION TO       JSB CONTRIBUTION TO
                                           NORTH FORK/JSB COMBINED           NORTH FORK/JSB
                                                   COMPANY                  COMBINED COMPANY
                                          --------------------------    -------------------------
INCOME STATEMENT
12 months normalized net income at June
30, 1999................................             87.8%                        12.2%
Estimated 1999 net income...............             87.9                         12.1
Estimated forward 12 months net
  income................................             87.9                         12.1
Estimated 2000 net income...............             88.0                         12.0
Estimated 2001 net income...............             87.9                         12.1
Estimated 2002 net income...............             87.9                         12.1
Estimated 2003 net income...............             87.8                         12.2
Estimated 2004 net income...............             87.7                         12.3
BALANCE SHEET AS OF JUNE 30, 1999
Total loans.............................             83.6                         16.4
Total assets............................             87.7                         12.3
Total deposits..........................             85.4                         14.6
Tangible common equity..................             65.8                         34.2
Common equity...........................             68.2                         31.8
Total tangible equity...................             65.8                         34.2
Total equity............................             68.2                         31.8
MARKET CAPITALIZATION BASED ON:
Closing price on August 10, 1999........             82.9                         17.1
1-month average of closing prices ending
  August 10, 1999.......................             84.2                         15.8
3-month average of closing prices ending
  August 10, 1999.......................             85.1                         14.9
6-month average of closing prices ending
  August 10, 1999.......................             85.4                         14.6
1-year average of closing prices ending
  August 10, 1999.......................             85.4                         14.6

     In connection with giving the DLJ opinion dated as of the date of this joint proxy statement-prospectus, DLJ performed procedures to update the analyses described above as it deemed appropriate and reviewed the assumptions on which these analyses were based and the factors considered by DLJ in performing those analyses.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, it is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses summarized above, without considering these analyses as a whole, could create an incomplete view of the processes underlying DLJ's opinion. In arriving at its fairness determinations, DLJ considered the results of all those analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead, DLJ made its determinations as to fairness on the basis of its experience and professional judgment after considering the results of all those analyses. No company or transaction used in the above analyses as a comparison is directly comparable to North Fork or JSB or the merger. The analyses were prepared for purposes of DLJ providing its opinion to North Fork's board of directors as to the fairness of the exchange ratio from a financial point of view and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses.

     As described above, DLJ's August 16, 1999 opinion to North Fork's board of directors was among many factors taken into consideration by North Fork's board of directors in making its determination to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the North Fork board of directors' or North Fork management's opinion with respect to the value of JSB, a combination of North Fork and JSB, or of whether North Fork's board of directors or North Fork's management would have been willing to agree to a different exchange ratio. North Fork placed no limits on the scope of the analysis performed, or opinion expressed, by DLJ.

OPINION OF JSB'S FINANCIAL ADVISOR

     JSB retained Northeast Capital to act as its financial advisor in connection with the proposed merger based upon Northeast Capital's qualifications, expertise and reputation, as well as upon Northeast Capital's prior investment banking relationship and general familiarity with JSB. At the August 15, 1999 meeting of the JSB board of directors, Northeast Capital delivered a written opinion to the JSB board of directors that, as of such date, based upon the assumptions, limitations and qualifications set forth in its opinion, the proposed exchange ratio was fair from a financial point of view to the holders of JSB common stock. Northeast Capital subsequently delivered to the JSB board of directors a written opinion, dated as of the date of this joint proxy statement-prospectus, confirming its opinion of August 15, 1999.

     The full text of the Northeast Capital opinion dated as of the date of this joint proxy statement-prospectus, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the review undertaken by Northeast Capital, is attached as Appendix D to this document. We urge you to carefully read the opinion in its entirety. The summary set forth in this document of the Northeast Capital opinion is qualified in its entirety by reference to the full text of the opinion attached as Appendix D to this document.

     The Northeast Capital opinion is directed to the JSB board of directors and addresses only the fairness of the exchange ratio from a financial point of view. It does not address the underlying business decision to proceed with the merger and does not constitute, nor should it be construed as, a recommendation to any JSB stockholder as to how such stockholder should vote at the JSB special meeting.

     In arriving at the Northeast Capital opinion, Northeast Capital, among other things:

     - reviewed the merger agreement and the related stock option agreement;

     - reviewed JSB's Annual Reports on Form 10-K and related audited financial information for the five years ended December 31, 1998;

     - reviewed JSB's Quarterly Reports on Form 10-Q and related unaudited financial information for the last two years;

     - reviewed North Fork's Annual Reports on Form 10-K and related audited financial information for the five years ended December 31, 1998;

     - reviewed North Fork's Quarterly Reports on Form 10-Q and related unaudited financial information for the last two years;

     - reviewed certain other communications from JSB and North Fork to their respective stockholders;

     - reviewed certain internal financial analyses, including financial forecasts relating to the business, earnings, cash flows, assets and prospects of JSB and North Fork prepared by JSB and North Fork, respectively, and furnished to Northeast Capital by JSB and North Fork, respectively;

     - conducted discussions with members of senior management of JSB and North Fork concerning the respective financial condition, business, earnings and assets, and managements' respective views as to the future financial performance, growth rates, business and prospects of JSB and North Fork on both a stand-alone and a combined basis;

     - reviewed the historical market prices and trading activity for the JSB common stock and the North Fork common stock and compared them with those of certain publicly traded companies which Northeast Capital deemed to be relevant;

     - compared the respective results of operations of JSB and North Fork with those of certain publicly traded companies which Northeast Capital deemed to be relevant;

     - compared the proposed financial terms of the merger with the financial terms of certain other mergers and acquisitions which Northeast Capital deemed to be relevant;

     - analyzed, based on information provided to Northeast Capital by senior management of JSB and North Fork, the pro forma effect of the merger; and

     - reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Northeast Capital deemed necessary to the rendering of its opinion, including Northeast Capital's assessment of general economic, market, and monetary conditions.

     In conducting its review and arriving at its opinion, Northeast Capital assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to it and did not assume any responsibility for any independent verification of such information. Northeast Capital assumed that the financial forecasts for JSB and North Fork (including projected cost savings, revenue enhancements, operating synergies and other possible operating and financial benefits) prepared by the management of JSB and North Fork, respectively, were reasonable, and that those projections and forecasts would be realized in the amounts and time periods contemplated. Northeast Capital assumes no responsibility for and expresses no view as to such forecasts and projections or the assumptions on which they are based. Northeast Capital also assumed the aggregate allowance for loan losses for North Fork and JSB were adequate to cover such losses. Northeast Capital did not make or obtain any evaluations or appraisals of the property of North Fork or JSB.

     As a matter of policy, neither JSB nor North Fork publicly disclose internal management forecasts, projections or estimates of the type furnished to Northeast Capital in connection with their analysis of the merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based upon numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including general economic, regulatory and competitive positions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. See "Forward-Looking Statements" on page 91.

     The Northeast Capital opinion is predicated on the merger receiving the tax, regulatory and accounting treatment contemplated by the merger agreement. The Northeast Capital opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. No limitations were imposed by JSB on the scope of Northeast Capital's investigation or on the procedures followed by Northeast Capital in rendering its opinion.

     In connection with rendering its opinion to the JSB board of directors, Northeast Capital performed a variety of financial analyses in support of its opinion, which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Northeast Capital in this regard, although it describes all material analyses performed by Northeast Capital. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Northeast Capital believes that its analyses must be considered in their entirety and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading or incorrect view of the analyses and the processes underlying the Northeast Capital opinion. Northeast Capital arrived at its opinion based on the results of all the analyses it undertook assessed as a whole, the material ones of which are described below, and it did not draw conclusions from or with regard to any one method of analysis or give more weight to one analysis over any other analysis.

     With respect to the comparable company analysis and the bank merger and acquisition transaction analyses summarized below, no public company utilized as a comparison is identical to JSB or North Fork, no transaction is identical in nature or rationale to the contemplated transaction between JSB and North Fork and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. Estimates of values of companies or assets are not appraisals and do not necessarily reflect the prices at which companies or their securities actually may be sold. In performing its analyses, Northeast Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, all of which are beyond the control of Northeast Capital, JSB and North Fork. The analyses performed by Northeast Capital are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, the analyses do not purport to be appraisals or to reflect the prices at which any securities of JSB or North Fork may trade at the present time or at any time in the future. Such analyses were prepared solely as part of Northeast Capital's analysis of the fairness of the exchange ratio to the JSB stockholders from a financial point of view and were provided to the JSB board of directors in connection with the delivery of Northeast Capital's opinion.

     The following is a summary of the material analyses presented by Northeast Capital to the JSB board of directors in connection with its August 15, 1999 opinion, which, as indicated above, was confirmed in writing as of the date of this joint proxy statement-prospectus.

     Offer Valuation. Northeast Capital reviewed the terms of the proposed transaction, including the exchange ratio and the total transaction value. Based upon the closing price of North Fork common stock on August 13, 1999 and the 3.0 exchange ratio, Northeast calculated the nominal value of the consideration offered by North Fork to be approximately $61.31 per JSB share, or a total transaction value of approximately $592.6 million. The total transaction value is based upon 10,239,573 fully diluted shares of JSB common stock outstanding, 952,676 of which are options having an average exercise price of $36.94. The nominal value represented a 4.4% premium over the August 13, 1999 closing price of JSB common stock of $58.75 per share.

     Based on the nominal value, Northeast Capital calculated the following multiples:

Nominal value to tangible book value per share..............  151.65%
Nominal value to implied core deposit premium...............   22.99%
Nominal value to JSB's trailing twelve-month recurring core
  earnings..................................................   20.04x

     Northeast Capital also calculated the pro forma dividend payable of $1.80 with respect to each share of JSB after giving effect of the merger, which is equal to the current dividend per JSB share.

     Pro Forma Merger Analysis. Based on projections provided by JSB and North Fork and modifying North Fork's projections to reflect certain other assumptions, Northeast Capital analyzed certain pro forma effects resulting from the merger as follows:

                                                                               PROJECTED
                                             STATED     PRO FORMA    ------------------------------
                                             6/30/99     6/30/99     12/31/99    6/30/00    6/30/01
                                             -------    ---------    --------    -------    -------
NORTH FORK ALONE (BEFORE ANY STOCK
  REPURCHASES)
Book value.................................  $ 5.90         N/A       $ 5.90     $ 6.81     $ 7.72
Tangible book value........................    5.30         N/A         5.40       6.31       7.29
Earnings...................................    1.57         N/A         1.58       1.68       1.79
JSB ALONE (WITH SAVINGS)
Book value.................................   40.43         N/A        41.18      42.93      44.90
Tangible book value........................   40.43         N/A        41.18      42.93      44.90
Earnings...................................    3.06         N/A         3.17       3.51       3.94
NORTH FORK AND JSB (INCLUDING ONE-TIME
  MERGER EXPENSES)
Book value.................................     N/A        7.23         7.12       7.97       8.87
Tangible book value........................     N/A        6.73         6.66       7.55       8.51
Earnings...................................     N/A        1.66         1.37       1.69       1.81

     This analysis indicated that the transaction would be accretive to projected EPS of North Fork common stock in 2000 and 2001, and that the merger was accretive to North Fork's tangible book value per share.

     Contribution Analysis. Northeast Capital analyzed the relative contributions to, among other things, pro forma earnings, total assets, total gross loans, total common equity and total deposits to be made by JSB and North Fork to the combined entity and compared such relative contributions to JSB's and North Fork's respective pro forma ownership of the outstanding shares of the combined entity (before any reissued shares) based upon the 3.0 exchange ratio (on a fully diluted basis). The results of this analysis were as follows:

                                                             JSB     NORTH FORK    TOTAL
                                                            -----    ----------    -----
Pro forma LTM earnings....................................  13.94%     86.06%       100%
Total assets..............................................  12.33      87.67        100
Total gross loans.........................................  16.41      83.59        100
Total common equity.......................................  31.79      68.21        100
Total deposits............................................  14.61      85.39        100
Pro forma ownership.......................................  18.26      81.74        100

     In a stock-for-stock transaction this analysis is intended to compare what the merging entity is contributing to the combined company to the expected ownership percentage that its stockholders will have in the combined company. This analysis indicates that JSB is providing 13.94% of last twelve months ("LTM") earnings and 31.79% of stockholders' equity of the combined company, and that its stockholders will have an 18.26% common stock ownership position in the combined company. The earnings percentage suggests that North Fork is compensating JSB stockholders for a significant portion of the efficiencies expected to be realized in the merger, and the stockholders' equity percentage reflects JSB's excess capital position.

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Northeast Capital estimated (i) the present value of the future streams of after-tax cash flows that JSB could produce on a stand-alone basis from 1999 through 2003 and distribute to stockholders and (ii) the present value of the after-tax cash flows that North Fork could produce on a stand-alone basis from 1999 through 2003. In performing this analysis, Northeast Capital assumed that JSB and North Fork each performed in accordance with the earnings forecasts provided to Northeast Capital by their respective senior managements, as adjusted in North Fork's case to reflect certain due diligence findings. The earnings projections provided by North Fork to Northeast Capital forecasted earnings per share of $1.63 in 1999, $1.71 in 2000, $1.82 in 2001, $1.94 in 2002
and $2.06 in 2003. These projections assumed an annual growth rate on earning assets of 9.24% in 1999, 5.11%
in 2000 and 5.00% in subsequent years. The projections also assumed a net interest spread of 3.50%, a provision for loan losses annually of 0.11% of loans, non interest expense to deposits of 2.38% and 0.91% for non interest income as a percentage of deposits and a 35% effective tax rate. The additional assumptions used with respect to each of JSB and North Fork are as follows:

                                                          JSB ALONE                NORTH FORK ALONE
                                                  -------------------------    -------------------------
                                                  PESSIMISTIC    OPTIMISTIC    PESSIMISTIC    OPTIMISTIC
                                                   SCENARIO       SCENARIO      SCENARIO       SCENARIO
                                                  -----------    ----------    -----------    ----------
Discount rate...................................     15.00%         15.00%        15.00%         15.00%
Earnings multiple...............................      15.0x          15.0x         15.0x          15.0x
Annual loan growth rate*........................      5.00%         13.80%         5.15%          5.15%
Annual deposit growth (decline) rate*...........    (1.20)         (1.20)          2.00           2.00
Tax rate........................................     42.50          42.50         37.00          36.00
Borrowing rate..................................      5.20           5.20          6.00           5.37
Present value per share.........................    $40.82         $48.74        $21.49         $23.18
                                                    ======         ======        ======         ======
Closing price on August 13, 1999................    $58.75         $58.75        $20.44         $20.44
                                                    ======         ======        ======         ======

---------------
* The 13.8% loan growth rate and 1.2% deposit decline rate are consistent with JSB's performance since 1996, and the 5.0% loan growth rate is about 50% of JSB's loan growth since 1989. The 5.15% loan growth rate and 2.00% deposit growth rate are consistent with North Fork's projections.

     Northeast Capital calculated the sum of (i) the terminal values per share of JSB common stock based on an assumed multiple of JSB's projected 2004 net income of 15.0x plus (ii) the projected 1999 through 2003 five-year after-tax cash flows per share, in each case discounted to present values at an assumed discount rate of 15.0%. This discounted cash flow analysis indicated a range of $40.82 to $48.74 per share of JSB common stock, as compared to JSB's closing price of $58.75 on August 13, 1999.

     Northeast Capital then calculated the sum of (i) the terminal values per share of North Fork common stock based on an assumed multiple of North Fork's projected 2004 net income of 15.0x plus (ii) the projected 1999 through 2003 five-year after-tax cash flows per share using different tax rates and interest rate spreads, in each case discounted to present values at an assumed discount rate of 15.0%. This discounted cash flow analysis indicated a range of $21.49 to $23.18 per share of North Fork common stock, as compared to North Fork's closing price of $20.44 on August 13, 1999, or approximately $64.47 to $69.54 per JSB share based on the 3.0 exchange ratio.

     This analysis seeks to estimate the present value of North Fork and JSB as independent entities based on reasonable earnings estimates and terminal values for each entity on a stand-alone basis. This analysis produced a range of values for JSB of $40.82 to $48.74 per share on a stand-alone basis. When compared to JSB's stock price on August 13, 1999 of $58.75 and the implied value of North Fork's indication of interest of $61.3125, the valuation range suggests that independence would not produce the highest value for JSB shareholders.

     The stand-alone value of North Fork under this analysis ranged from $21.49 to $23.18 per share. North Fork's stock price of $20.4375 on August 13, 1999 suggests that, under this valuation methodology, the market is undervaluing North Fork's stock. Under this valuation methodology, the present value of North Fork's indication of interest would be $64.47 to $69.54 per JSB share.

     Analysis of Selected Acquisition Transactions. Northeast Capital also performed an analysis of selected acquisition transactions. In performing this analysis, Northeast Capital reviewed publicly available information regarding reported transactions involving the acquisition of banks and thrifts nationally in cases where the target institution had total assets of between $1 billion and $2.5 billion and which had occurred since January 1, 1998, and reported transactions involving the acquisition of banks and thrifts in New York State which had occurred since January 1, 1998. Based upon a review of these selected national and New York State acquisition transactions, Northeast Capital determined the average and median (i) price to tangible book multiples, (ii) price to trailing 12-month EPS multiples, (iii) price to deposit ratios and (iv) ratio of the excess of the deal price over tangible book divided by core deposits for the selected national and New York State transactions and compared such averages and medians to the implied multiples for JSB, as calculated by Northeast Capital based on the proposed offer value. The results of this comparison were as follows:

                                                SELECTED NATIONAL    SELECTED NEW YORK
                                                  TRANSACTIONS         TRANSACTIONS        IMPLIED
                                                -----------------    -----------------    MULTIPLES
                                                AVERAGE    MEDIAN    AVERAGE    MEDIAN     FOR JSB
                                                -------    ------    -------    ------    ---------
Price to tangible book multiple...............   311.1%    312.8%     242.9%    244.1%      151.7%
Price to tangible book multiple adjusted to
exclude JSB's capital in excess of an 8%
leverage capital ratio........................     N/A       N/A        N/A       N/A       268.0%
Price to trailing 12-month EPS multiple.......   24.26x    24.15x     26.06x    24.79x      16.71x
Price to trailing 12-month EPS multiple
  adjusted for extraordinary items............     N/A       N/A        N/A       N/A       20.04x
Price to deposit ratio........................    32.8%     33.9%      27.5%     25.9%       51.3%
Excess of the deal price over tangible book
  divided by core deposits....................    26.4%     26.7%      18.6%     17.8%       23.0%

     The comparable transaction analysis is used to determine if the pricing of the proposed transaction is reasonably consistent with pricing in recent comparable transactions. No company or transaction used in the above analysis as a comparison is identical to JSB, North Fork or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

     The national comparable transactions provided multiples which were reasonably proximate to the multiples resulting from the merger. The low price to tangible book value ratio in the merger reflects JSB's excess capital. The New York State comparable transactions generally reflected multiples which were lower than figures from the national transactions by 20% - 30%. Multiples from the merger were reasonably consistent with those from the more localized comparables. Again, the low multiple of price to tangible book value in the merger reflects JSB's excess capital. The low multiple of price to earnings for the merger does not reflect the adjustment to JSB's earnings to adjust for nonrecurring items. The high multiple of deposits reflects JSB's excess capital.

     Comparison of Selected Companies' Trading Activity. Northeast Capital reviewed and compared certain financial information, ratios, and public market multiples relating to JSB to the publicly available corresponding data compiled by Northeast Capital for a group of 19 selected banks with similar asset size and location in New England, New York, New Jersey and Pennsylvania, which Northeast Capital deemed to be relevant (collectively, the "JSB SELECTED COMPANIES"). Based upon a review of such information regarding the JSB Selected Companies, Northeast Capital calculated the implied values per JSB share (as compared to the $61.31 nominal value of the consideration offered by North Fork, based on North Fork's closing price on August 13, 1999 and the 3.0 exchange ratio) using the median trailing 12-month EPS multiple (after-tax), the median price to tangible book value ratio and the median market capitalization to deposits ratio for the JSB Selected Companies. Northeast Capital then applied an assumed premium of 20% and 30%, respectively, to the implied values per JSB share to give effect to a hypothetical merger transaction. The results of this analysis are as follows:

                                                                IMPLIED VALUE PER JSB SHARE
                                          JSB SELECTED    ----------------------------------------
                                           COMPANIES      NO PREMIUM    20% PREMIUM    30% PREMIUM
                                          ------------    ----------    -----------    -----------
Median trailing 12-month EPS multiple
  (after-tax)...........................      13.63x        $50.02        $60.03         $65.03
Median price to tangible book value
ratio...................................     148.77%        $60.14        $72.17         $78.19
Median market capitalization to deposits
  ratio.................................      19.12%        $22.89        $27.46         $29.75

     Northeast Capital also reviewed and compared certain financial information, ratios, and public market multiples of North Fork to the publicly available corresponding data for a selected group of 16 banks and thrifts, each with total assets in excess of $1 billion, a current core return on average assets greater than 1.4%, a five year average core return on average assets greater than 1.4% and daily trading dollar volume between $1 and $15 million, which Northeast Capital deemed to be relevant (collectively, the "NORTH FORK SELECTED COMPANIES"). Based upon a review of such information regarding the North Fork Selected Companies, Northeast Capital calculated the implied values per North Fork share (as compared to North Fork's closing price of $20.44 on August 13, 1999) using the median trailing 12-month EPS multiple (after-tax), the median price to tangible book value ratio and the median market capitalization to deposits ratio for the North Fork Selected Companies. The results of this analysis are as follows:

                                                 NORTH FORK        IMPLIED VALUE PER
                                             SELECTED COMPANIES    NORTH FORK SHARE
                                             ------------------    -----------------
Median trailing 12-month EPS multiple
  (after-tax)..............................         15.55x              $24.41
Median price to tangible book value
ratio......................................        368.31%              $19.16
Median market capitalization to deposits
  ratio....................................         39.76%              $18.59

     Under the efficient market theory, the current stock price tends to reflect all the information about a company then known. This analysis compares trading multiples for each of JSB and North Fork to trading multiples for comparable companies in their respective peer groups.

     JSB's stock price performance exceeded that of its peer group. The JSB peer group multiples suggested a range of values for JSB of between $27.46 and $60.14 per share. Applying a change of control premium of 20% - 30% to these levels, JSB should expect to receive merger consideration between $27.46 and $78.19 per share. The high valuation range resulting from peer group price to tangible book value multiples reflects JSB's excess capital. The low multiple of market capitalization to deposits for JSB also reflects JSB's excess capital.

     North Fork's stock price performance also exceeded that of its peer group. The North Fork peer group multiples suggested a range of values for North Fork between $18.59 and $24.41 per share. North Fork's peer group's earnings multiples implied a value for North Fork of $24.41, a higher value than North Fork's then-current stock price of $20.4375.

     Comparison with the Other Indication of Interest. In connection with rendering the Northeast Capital opinion to the JSB board of directors, Northeast Capital also compared the indications of interest received from North Fork and the other institution with which JSB was engaged in discussions using several valuation methodologies in order to analyze whether the long-term value of North Fork's proposal was superior to the other institution's proposal. In performing such analysis, Northeast Capital calculated the implied values of each indication of interest, based on (i) discounted cash flows analysis, using a 15% discount rate and a terminal multiple of 15 times, (ii) median peer group trading multiples, using a peer group consisting of 16 U.S. banks and thrifts with total assets exceeding $1 billion, a current core return on average assets of at least 1.4%, a five-year average core return on average assets of at least 1.4% and an average daily trading volume of between $1 million and $15 million (which included both North Fork and the other institution), and (iii) median analyst target prices for North Fork and the other institution, as estimated by six independent analysts for each. The results of this analysis based on such valuation methodologies were as follows:

                                                            NORTH FORK    OTHER INSTITUTION
                                                            ----------    -----------------
Nominal value of indication of interest per JSB share.....    $61.31           $63.80
Implied value of indication of interest per JSB share:
     - Based on discounted cash flows.....................    $67.01           $49.13
     - Based on median peer group trading multiples.......    $74.01           $52.45
     - Based on median analyst target prices..............    $88.14           $76.45

Under each of these valuation methodologies, the implied value of North Fork's indication of interest was superior to the implied value of the other institution's indication of interest.

     In addition, on August 10, 1999, Northeast Capital presented to the JSB board of directors a pro forma forward-looking financial analysis of each of North Fork and the other institution combined with JSB using estimated cash EPS, giving effect to expected transaction cost savings, times a forward trading multiple, plus expected dividends, where the estimated cash EPS and multiples were based upon independent analyst reports for North Fork and the other institution. Northeast Capital then estimated the projected values of the two indications of interest per JSB share in 1999 and 2000, using projected values for the common stock of each of North Fork and the other institution for 1999 and 2000, on both a nominal basis and as adjusted to reflect the expected decline in the stock price of North Fork and the other institution, respectively, following announcement of a transaction (based upon Northeast Capital's proprietary regression analysis). The results of this analysis are as follows:

                                                     NORTH FORK       OTHER INSTITUTION
                                                  ----------------    ------------------
                                                   1999      2000      1999       2000
                                                  ------    ------    -------    -------
                                                             (PER JSB SHARE)
Estimated projected value of indication of
  interest......................................  $69.12    $77.30    $62.83     $70.67
Estimated projected value of indication of
interest, as adjusted to reflect expected
decline in stock price..........................  $57.05    $64.18    $53.46     $60.62

In each case, the estimated value offered per JSB share under North Fork's indication of interest was superior to the estimated value offered under the other institution's indication of interest.

     In connection with the Northeast Capital opinion, Northeast Capital performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Northeast Capital did not perform any analyses in addition to those described in updating its August 15, 1999 opinion.

     The Northeast Capital opinion does not address circumstances that may exist after the date of this joint proxy statement-prospectus and before the completion of the merger. If JSB has the right to terminate the merger agreement pursuant to the termination provisions thereof, as described below under "-- Termination of the Merger Agreement," the JSB board of directors may request an additional fairness opinion prior to deciding whether to terminate the merger agreement. If the JSB board of directors requests another fairness opinion as part of the process of evaluating JSB's termination right and receives or does not receive another fairness opinion, the JSB board will consider the fairness opinion, or the lack thereof, and all other relevant facts and circumstances then existing in determining whether terminating the merger agreement is in the best interests of JSB and its stockholders.

     Northeast Capital has been retained by the JSB board to act as financial advisor to JSB with respect to the merger and will receive a fee for its services. Northeast Capital is an investment banking firm which, among other things, regularly engages in the valuation of businesses and securities, including banking institutions, in connection with mergers and acquisitions. Northeast Capital has in the past two years provided financial advisory, investment banking and other services to JSB and has received an aggregate of $190,000 in fees for the rendering of such services (excluding any fees paid or to be paid in connection with the proposed merger, which are described below). In addition, in the ordinary course of its securities business, Northeast Capital or any of its affiliates may trade debt and/or equity securities of JSB and North Fork for its own account and Northeast Capital, therefore, may from time to time hold a long or short position in such securities.

     JSB and Northeast Capital executed an engagement agreement, dated May 27, 1999, providing for the retention by JSB of Northeast Capital as its financial advisor. Pursuant to the engagement agreement, Northeast Capital received a retainer fee of $100,000 upon execution of the agreement, a fee of $250,000 upon the delivery of its initial fairness opinion and a fee of $100,000 upon the delivery of its updated fairness opinion. Northeast Capital will receive a success fee of $1.1 million upon completion of the merger, subject to a possible increase if the consideration to be received by JSB's stockholders exceeds $70 per share. In such case, the success fee will be $1.1 million plus 0.6% of the total consideration in excess of $70 per share. The success fee will be offset by the retainer fee and fairness opinion fees already paid. JSB also agreed to

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

reimburse Northeast Capital for all reasonable out-of-pocket expenses up to $50,000 and to indemnify Northeast Capital against any losses, claims, damages, liabilities or expenses related to its engagement.

CONVERSION OF STOCK

     At the effective time of the merger, each share of JSB common stock outstanding, other than the shares described in the following sentence, will be converted into the right to receive 3.0 shares of North Fork common stock. Shares of JSB common stock held by North Fork or JSB or any subsidiary of either company will not be converted into the right to receive North Fork common stock, except, in both cases, for shares held in a fiduciary capacity for the benefit of third parties and shares held in respect of a debt previously contracted.

     BECAUSE THE EXCHANGE RATIO IS FIXED AND BECAUSE THE MARKET PRICE OF NORTH FORK COMMON STOCK MAY FLUCTUATE PRIOR TO THE EFFECTIVE TIME, THE VALUE OF THE SHARES OF NORTH FORK COMMON STOCK THAT HOLDERS OF JSB COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER.

     JSB can decide not to complete the merger if both of the following are true:

     (1) the average of the closing prices of North Fork's common stock over the 15-trading-day period ending on the day prior to the "valuation date" (which is the date of receipt of the last of the required regulatory and stockholder approvals, including any required regulatory waiting periods) is less than $16.35, and

     (2) the ratio obtained by comparing North Fork's average closing price described in clause (1) above to North Fork's closing price of $20.44 on August 13, 1999, is more than ten percentage points less than the ratio obtained by comparing the sum of the weighted average closing prices of the stocks of an index group of selected banks and thrifts for the same 15-trading-day period to the sum of the weighted closing prices for these stocks on August 13, 1999.

Any decision by JSB not to complete the merger under this provision will not be effective, however, if North Fork elects to increase the exchange ratio in accordance with a formula in the merger agreement to provide JSB stockholders with more shares of North Fork common stock in exchange for each share of JSB common stock. See "-- Termination of the Merger Agreement" on page 57 for a more complete description of this provision of the merger agreement.

     No fractional shares of North Fork common stock will be issued to any holder of JSB common stock upon completion of the merger. For each fractional share that would otherwise be issued, North Fork will pay cash in an amount equal to the fraction multiplied by the average of the closing sales prices of North Fork common stock as reported on the NYSE for the 15 consecutive trading days immediately preceding the valuation date. No interest will be paid or accrued on cash payable in lieu of fractional shares of North Fork common stock.

     Each share of North Fork common stock issued and outstanding immediately prior to the effective time will remain issued and outstanding as one share of common stock of the combined company immediately after completion of the merger.

     For a description of the North Fork common stock and a description of the differences between the rights of the holders of JSB common stock and the holders of North Fork common stock, see "Description of North Fork Capital Stock" on page 81 and "Comparison of Stockholder Rights" on page 82.

TREATMENT OF OPTIONS

     Each outstanding option to acquire JSB common stock granted under JSB's stock option plans will be converted automatically at the effective time of the merger into an option to purchase North Fork common

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

stock, and will continue to be governed by the terms of the JSB stock plan under which it was granted, except that:

     - the number of shares of North Fork common stock subject to the new North Fork stock option will be equal to the product of the number of shares of JSB common stock subject to the JSB stock option and the exchange ratio, rounded to the nearest whole share, and

     - the exercise price per share of North Fork common stock subject to the new North Fork stock option will be equal to the exercise price per share of JSB common stock under the JSB stock option divided by the exchange ratio, rounded to the nearest whole cent.

In any event, stock options that are incentive stock options under the Internal Revenue Code of 1986, as amended, will be adjusted in the manner prescribed by the Internal Revenue Code.

EXCHANGE OF STOCK CERTIFICATES

     JSB Stockholders. At or prior to the completion of the merger, North Fork will deposit with a bank or trust company certificates representing the shares of North Fork common stock and the cash in lieu of any fractional shares to be issued in the merger in exchange for outstanding shares of JSB common stock. The bank or trust company will act as the exchange agent for the benefit of the holders of certificates of JSB common stock.

     As soon as practicable after the completion of the merger, but in no event later than five business days thereafter, a transmittal letter will be mailed by the exchange agent to each JSB stockholder. This transmittal letter will contain instructions for the surrender of certificates representing JSB common stock in exchange for shares of North Fork common stock.

     YOU SHOULD NOT RETURN YOUR JSB COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND YOU SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AFTER COMPLETION OF THE MERGER.

     Until you surrender your JSB stock certificates for exchange after completion of the merger, you will accrue, but will not be paid, any dividends or other distributions declared after the effective time with respect to North Fork common stock into which your shares have been converted. When you surrender your certificates, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of JSB of any shares of JSB common stock. If certificates representing shares of JSB common stock are presented for transfer after the completion of the merger, they will be canceled and exchanged for a certificate representing the applicable number of shares of North Fork common stock.

     If a certificate for JSB common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

     North Fork Stockholders. Holders of North Fork common stock will not be required to exchange certificates representing their shares of North Fork common stock or otherwise take any action as a result of completion of the merger. THERE IS NO NEED FOR NORTH FORK STOCKHOLDERS TO SUBMIT THEIR NORTH FORK COMMON STOCK CERTIFICATES TO NORTH FORK, JSB, THE EXCHANGE AGENT OR ANY OTHER PERSON IN CONNECTION WITH THE MERGER.

EFFECTIVE TIME

     The effective time of the merger will be the time and date indicated on the certificate of merger that we will file with the Secretary of State of the State of Delaware on the day we complete the merger. We will complete the merger on a date no later than five business days after all of the conditions to the merger set forth in the merger agreement have first been satisfied or waived, unless we agree otherwise.

     North Fork intends to account for the merger using the pooling-of-interests method of accounting, but will not be able to do so unless, prior to completion of the merger, it reissues a sufficient number of shares of

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

its common stock currently held in its treasury. North Fork intends to do so by reissuing treasury shares as consideration in the Reliance merger. Accordingly, North Fork intends to complete the Reliance merger before completing the merger with JSB so that the JSB merger will qualify for pooling-of-interests accounting treatment.

     North Fork expects to complete the Reliance merger in the first quarter of 2000. Completion of the Reliance merger is subject to a number of conditions, including the receipt of all required regulatory approvals and the approval of the stockholders of Reliance. North Fork has received all required regulatory approvals required to complete the Reliance merger. However, North Fork cannot assure you that all of the conditions to the Reliance merger will be satisfied in the anticipated time frame or otherwise. If North Fork is unable to complete its acquisition of Reliance in the anticipated time frame or otherwise, completion of JSB's merger with North Fork will be delayed, and North Fork may have to reissue the required number of treasury shares in a public or private offering or in some other alternative transaction in order for the merger to qualify for pooling-of-interests accounting treatment.

     We anticipate that the merger will be completed during the first quarter of 2000. However, completion of the merger could be delayed if there is a delay in completing the Reliance merger, in obtaining the required regulatory approvals for the merger or in satisfying any other conditions to the merger. There can be no assurances as to whether or when we will complete the merger. If the merger is not completed on or before February 29, 2000, either North Fork or JSB may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the terminating party to perform its covenants, or unless the failure to complete the merger by that date results solely from the failure to obtain all required regulatory approvals, in which case such date will be extended to April 30, 2000. See "-- Conditions to Completion of the Merger" on page 50 and "-- Regulatory Approvals Required for the Merger" on page 54.

CHANGING THE METHOD OF EFFECTING THE COMBINATION

     North Fork may, at any time, change the method of effecting the combination of JSB and North Fork. However, no change may (a) adversely affect the tax effects or the economic benefit of the merger to the JSB stockholders or (b) materially delay completion of the merger.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Completion of the merger is subject to various conditions. While it is anticipated that all such conditions will be satisfied, there can be no assurance as to whether or when all of such conditions will be satisfied or, where permissible, waived.

     The respective obligations of North Fork and JSB to complete the merger are subject to the following conditions:

     (1) approval of the merger agreement by JSB's stockholders and North Fork's stockholders;

     (2) receipt of all required regulatory approvals and expiration of all related statutory waiting periods;

     (3) absence of any order, decree or injunction of a court or agency of competent jurisdiction which prohibits the completion of the merger or the bank merger;

     (4) absence of any statute, rule or regulation which prohibits, restricts or makes illegal the completion of the merger or the bank merger;

     (5) effectiveness of the registration statement for the North Fork shares to be issued in the merger;

     (6) approval by the NYSE of listing of the shares of North Fork common stock to be issued in the merger;

     (7) accuracy of the other party's representations and warranties contained in the merger agreement as of the dates specified therein, except, in the case of most of such representations and warranties, where the failure to be so accurate would not be reasonably likely to have a material adverse effect on the party making the representation or warranty (see "-- Representations and Warranties" below), and

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

         the performance by the other party of its obligations contained in the merger agreement in all material respects;

     (8) the receipt by such party of a legal opinion from its counsel substantially to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

     (9) the receipt by the other party of all third-party consents and approvals required for the merger or the bank merger, except where the failure to obtain any such consents and approvals would not have a material adverse effect on North Fork or upon the completion of the merger and the bank merger.

REPRESENTATIONS AND WARRANTIES

     Each of us has made representations and warranties to the other in the merger agreement as to, among other things,

     - corporate existence, good standing and qualification to conduct business,

     - due authorization, execution, delivery and enforceability of the merger agreement,

     - capital structure,

     - governmental and third party consents necessary to complete the merger,

     - absence of any violation of agreements or law or regulation as a result of the merger,

     - compliance with laws,

     - SEC and regulatory filings,

     - financial statements,

     - absence of material adverse changes,

     - labor matters,

     - employee benefit matters,

     - environmental matters,

     - asset quality,

     - loan portfolio and allowances for possible loan losses,

     - investment securities and borrowings,

     - books and records,

     - absence of legal proceedings and regulatory actions,

     - fees payable to financial advisors in connection with the merger,

     - tax and accounting matters,

     - material agreements,

     - insurance, and

     - "Year 2000" matters.

     North Fork has also made representations and warranties to JSB with respect to the validity of the shares of North Fork common stock to be issued in connection with the merger. Most of the representations and warranties of the parties will be deemed to be true and correct unless the existence of any condition, event, change or occurrence inconsistent with any such representation or warranty has had or would be reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the party making such representation or warranty and its subsidiaries taken as a whole. Any effects resulting from any

(i) changes in laws, rules or regulations or generally accepted accounting principles or interpretations thereof that apply to both North Fork and North Fork Bank or JSB and Jamaica Savings Bank, as the case may be, or (ii) changes in interest rates will not be considered in determining if a material adverse effect has occurred.

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of us has agreed, during the period from the date of the merger agreement to the completion of the merger (except as expressly provided in the merger agreement), to use commercially reasonable efforts to:

     - conduct our business in the ordinary course consistent with past practice;

     - maintain our business organization, properties, leases, employees and advantageous business relationships and retain the services of our officers and key employees;

     - take no action that would materially adversely affect or delay our ability to perform our respective covenants and agreements on a timely basis under the merger agreement;

     - take no action that would adversely effect or delay our ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the merger agreement or, in the case of JSB, which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction; and

     - take no action that results in or is reasonably likely to have a material adverse effect on our company or our subsidiaries.

     In addition, during the period from the date of the merger agreement to the completion of the merger (except as specifically provided in the merger agreement or as required by law or regulation or by regulatory authorities), each of us has agreed that we will not, and will not permit any of our subsidiaries to, without the prior consent of the other party, which consent will not be unreasonably withheld, take certain actions, including the following:

     (1) effect any change in our certificate of incorporation or bylaws, or any similar governing documents of our subsidiaries, except that North Fork may increase its authorized capital stock and change the par value of its common stock;

     (2) issue any shares of our capital stock, except upon the exercise of outstanding stock options, or grant any options or rights to purchase any such shares, except (i) in the case of JSB, pursuant to the stock option agreement, and (ii) in the case of North Fork, (a) in acquisition transactions permitted by the terms of the merger agreement, (b) the grant of options under North Fork's stock plans consistent with past practice or (c) as is necessary to permit the merger to be accounted for as a pooling-of-interests;

     (3) declare or pay any dividend or make any distribution on any shares of our capital stock, except (i) in the case of JSB, for its regular quarterly dividend, which may not be increased by more than $.05 per share from the current level per share and (ii) in the case of North Fork, for its regular quarterly cash dividend, which may be increased in its sole discretion;

     (4) except as required by GAAP, change our methods of accounting; or

     (5) take any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     JSB has agreed to additional covenants that place restrictions on the conduct of the business of JSB and its subsidiaries, including specific covenants providing that JSB and its subsidiaries will not, without the prior consent of North Fork, which consent will not be unreasonably withheld:

      (1) other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any material properties, leases or assets;

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

      (2) increase the compensation or fringe benefits of any of its employees or directors, except for certain salary increases in the ordinary course of business consistent with past practice and, upon consultation with North Fork, the payment of reasonable "stay in place" pay where necessary or appropriate to retain key employees in an amount not to exceed $500,000 in the aggregate; pay any pension or retirement allowance not required under existing agreements; commit to the funding of accounts or trusts related to any employee benefit plan or program maintained by JSB for its employees; or voluntarily accelerate the vesting of any stock options or other compensation or benefit;

      (3) settle any claim, action or proceeding for money damages in excess of $500,000 or which imposes material restrictions on the operations of JSB;

      (4) enter into any new line of business;

      (5) other than in the ordinary course of business consistent with prudent banking practices, incur any indebtedness for borrowed money or assume, guarantee or endorse the obligations of any other individual or entity;

      (6) acquire any business or entity or any organization or division thereof, or any assets that are material, individually or in the aggregate, to JSB, except in satisfaction of debts previously contracted;

      (7) make any new capital expenditures other than those made in the ordinary course of business or that are necessary to maintain existing assets in good repair, and which do not exceed $500,000 in the aggregate;

      (8) make any equity investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and in connection with troubled debt restructurings in the ordinary course of business consistent with prudent banking practices;

      (9) make any new real estate loans secured by undeveloped land or real estate (other than real estate secured by one- to four-family homes) located outside the States of New York, New Jersey or Connecticut or make any construction loan (other than construction loans secured by one- to four-family homes) outside the states of New York, New Jersey or Connecticut;

     (10) restructure or materially change its investment securities portfolio or the manner in which the portfolio is classified or reported;

     (11) establish or commit to establish any new branch or other office facilities, other than those for which all regulatory approvals have been obtained; or

     (12) take or fail to take any action that would cause the merger to fail to qualify for pooling-of-interests accounting treatment.

     North Fork has also agreed that, during the period from the date of the merger agreement to the completion of the merger, it will not, without the prior consent of JSB, (a) make any acquisition or take any action that individually or in the aggregate could materially adversely affect the ability of North Fork to complete the merger, or enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which North Fork or any surviving corporation may be required not to complete the merger or any of the other transactions contemplated by the merger agreement in accordance with its terms or (b) enter into an agreement with a third party to effect a merger, consolidation or similar transaction involving North Fork unless such action is, in North Fork's reasonable judgment, desirable in the conduct of its business and would not, in North Fork's reasonable judgment, likely delay the completion of the merger to a date subsequent to February 29, 2000 (or April 30, 2000, if all conditions to completion of the merger, other than the receipt of all required regulatory approvals, have been satisfied by February 29, 2000) or adversely affect the consideration to be received by JSB stockholders in the merger. North Fork did not seek or obtain JSB's approval before entering into the merger agreement with Reliance because, in North Fork's judgment, the Reliance merger was desirable in the conduct of its business and would not delay the effective time of the JSB merger beyond the dates specified above or adversely affect the merger consideration to be received by JSB stockholders under the merger agreement. JSB retains its rights under the merger agreement if it is determined that North Fork was not reasonable in concluding that the Reliance merger would not delay the effective time of the JSB merger beyond the dates specified above or adversely affect the merger consideration to be received by JSB stockholders under the merger agreement.

NO SOLICITATION BY JSB

     JSB has agreed not to (i) solicit, directly or indirectly, any inquiries or the making of any "acquisition proposal" or (ii) engage in any negotiations concerning, or provide any confidential information or data to or have discussions with any person relating to, an acquisition proposal, or otherwise facilitate any attempt to make or implement an acquisition proposal. "ACQUISITION PROPOSAL" means any proposal or offer to JSB or its stockholders with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, JSB or any of its material subsidiaries. This restriction applies to JSB's officers and directors as well.

     Nothing in the merger agreement will prevent JSB or the JSB board of directors from (a) complying with Rule 14e-2 under the Securities Exchange Act of 1934 with regard to an acquisition proposal or (b)(1) providing information in response to a request by a person who has made an unsolicited bona fide written acquisition proposal if the JSB board of directors receives from such person an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between North Fork and JSB, or (2) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal, if and only to the extent that, in each such case referred to in clause (1) or (2) above, (x) the JSB board of directors, after consultation with and based upon the written opinion of outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (y) the JSB board of directors determines in good faith after consultation with its financial advisor that such acquisition proposal, if accepted, is reasonably likely to be completed, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if completed, result in a more favorable transaction than the transaction contemplated by the merger agreement, taking into account the prospects and interests of JSB and its stockholders. JSB is required to notify North Fork immediately if any such negotiations or discussions are sought to be initiated or continued in respect of any such acquisition proposal, together with the identity of the persons making such inquiry or proposal, requesting such information or seeking such negotiations or discussions and the terms and conditions thereof, and will keep North Fork informed of any developments with respect thereto immediately upon occurrence thereof.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     Completion of the merger and the bank merger is subject to a number of regulatory approvals and consents.

     The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the "BHC ACT"), and regulations of the Federal Reserve Board, which approval was granted on January 10, 2000. In reviewing applications under the BHC Act, the Federal Reserve Board:

     - considers whether the merger can reasonably be expected to produce benefits to the public that outweigh possible adverse effects, and

     - evaluates the financial and managerial resources of North Fork, including its subsidiaries, and any company to be acquired, and the effect of the merger on those resources.

     The bank merger is subject to the prior approval of the Federal Deposit Insurance Corporation under the Bank Merger Act, which approval was granted on December 30, 1999. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction:

     - that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States,

     - if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or

     - if it would in any other manner be a restraint of trade,

unless the FDIC finds that the anticompetitive effects of the transaction are clearly outweighed by the public interests and the probable effect of the transaction on meeting the convenience and needs of the communities to be served. Any transaction approved by the FDIC may not be completed until 30 days after such approval, during which time the Department of Justice may challenge such transaction on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the FDIC and the Department of Justice, the waiting period may be reduced to no less than 15 days.

     The bank merger also is subject to the notification requirements of the Office of Thrift Supervision under the Home Owners' Loan Act of 1933, as amended, and Office of Thrift Supervision regulations governing merger or conversions by a savings association, because the resulting institution in the bank merger will not be a savings bank.

     In addition, the bank merger is also subject to the prior approval of the New York State Banking Department under certain provisions of the New York Banking Law (the "NYBL"), which approval was granted on December 30, 1999. In determining whether to approve merger applications under the NYBL, the Banking Department considers, among other factors:

     - whether the merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition, and

     - whether the merger would result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly.

The Banking Department also considers the public interest and the needs and convenience thereof. Further, it is the policy of the State of New York to:

     - ensure the safe and sound conduct of banking organizations,

     - conserve assets of banking organizations,

     - prevent hoarding of money,

     - eliminate unsound and destructive competition among banking organizations, and

     - maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders.

     Under the Community Reinvestment Act of 1977, as amended, and the comparable provisions of the NYBL, the FDIC and the Banking Department must also take into account the record of performance of each institution in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others.

     North Fork filed the required regulatory applications and notices on October 12, 1999. As of the date of this document, we have received all required approvals. North Fork is not aware of any regulatory approvals that would be required for completion of the merger or the bank merger, other than those described above. If any other approvals are required, it is likely that we would seek to obtain them. There can be no assurance, however, that any other approvals, if required, will be obtained.

     The merger cannot proceed in the absence of the receipt of all requisite regulatory approvals and the expiration of all related waiting periods. See
"-- Conditions to the Completion of the Merger" on page 50 and "-- Termination of the Merger Agreement" on page 57. There can be no assurance that the Department of Justice or the New York State Attorney General will not challenge the merger or, if such a challenge is made, as to the result thereof.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the federal income tax consequences of the merger to North Fork, JSB and holders of JSB common stock. This discussion is based upon the Internal Revenue Code, the regulations of the United States Treasury Department, Internal Revenue Service rulings, and judicial and administrative rulings and decisions in effect on the date of this joint proxy statement-prospectus. These authorities may change at any time, possibly retroactively, and any change could affect the continuing validity of this discussion. This discussion summarizes the opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to North Fork, and Thacher Proffitt & Wood, counsel to JSB. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and, accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any given JSB stockholder.

     This discussion assumes that JSB stockholders hold their shares of JSB common stock as capital assets and does not address the tax consequences that may be relevant to a particular stockholder receiving special treatment under some United States federal income tax laws. Stockholders receiving this special treatment include, but are not limited to:

     - foreign persons;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - traders in securities that elect mark-to-market;

     - dealers in securities or foreign currencies;

     - persons who received their JSB common stock through the exercise of employee stock options or otherwise as compensation; and

     - persons who hold shares of JSB common stock as part of a hedge, straddle or conversion transaction.

     In connection with the filing of the registration statement that registers the shares of North Fork common stock to be issued in the merger, North Fork received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP and JSB received an opinion of Thacher Proffitt & Wood, in each case dated the date of this document and rendered on the basis of facts, representations, covenants and assumptions set forth or referred to in such opinions, which we have assumed will be consistent with those existing at the time of the completion of the merger. The respective opinions state that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code and, accordingly:

     (1) no gain or loss will be recognized by North Fork or JSB as a result of the merger;

     (2) no gain or loss will be recognized by a stockholder of JSB who exchanges all of such stockholder's shares of JSB common stock solely for shares of common stock of the combined company, except for any gain recognized with respect to cash received instead of a fractional share of the combined company's common stock;

     (3) the aggregate tax basis of the shares of the combined company's common stock received by a JSB stockholder who exchanges all of the stockholder's shares of JSB common stock for shares of common stock of the combined company in the merger will be the same as the aggregate tax basis of

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

         the shares of JSB common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share of the combined company's common stock for which cash is received);

     (4) the holding period of the shares of the combined company's common stock received by a JSB stockholder will include the holding period of shares of JSB common stock surrendered in exchange therefor; and

     (5) a JSB stockholder who receives cash instead of a fractional share of the combined company's common stock should recognize capital gain or loss equal to the difference between the cash amount received and the portion of the stockholder's tax basis in shares of JSB common stock allocable to the fractional share. This gain or loss will be long-term capital gain or loss for United States federal income tax purposes if the stockholder's holding period in the shares of JSB common stock exchanged for the cash in lieu of a fractional share of the combined company's common stock is more than one year at the effective time of the merger.

     Neither North Fork nor JSB will be obligated to complete the merger unless, in the case of North Fork, it has received a further opinion of Skadden, Arps, Slate, Meagher & Flom LLP and, in the case of JSB, it has received a further opinion of Thacher Proffitt & Wood, dated as of the date of the completion of the merger, each stating that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions will be rendered on the basis of facts, representations, covenants and assumptions set forth or referred to in such opinions.

     In the event that (a) either North Fork or JSB fails to receive, on the closing date of the merger, the tax opinion described above from its counsel,
(b) either North Fork or JSB decides to waive the tax opinion condition to its obligation to complete the merger, and (c) North Fork and JSB determine that the material federal income tax consequences of the merger are different from those described above, North Fork and JSB will resolicit approval of their stockholders prior to completing the merger.

     Opinions of counsel are not binding on the Internal Revenue Service or the courts. Neither North Fork nor JSB has requested, nor will they request, an advance ruling from the Internal Revenue Service as to the tax consequences of the merger. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in such opinions or that a court will not sustain such a challenge.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO EACH JSB STOCKHOLDER WILL DEPEND ON THE FACTS OF THAT STOCKHOLDER'S SITUATION. JSB STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TERMINATION OF THE MERGER AGREEMENT

     General. The merger agreement may be terminated at any time prior to completion of the merger, whether before or after its approval by the stockholders of North Fork or JSB, in any of the following ways:

     - by our mutual written consent;

     - by either one of us, if:

        (a) either North Fork's or JSB's stockholders do not approve the merger agreement;

        (b) there has been a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which breach either is not timely cured or by its nature cannot be cured prior to the closing date, and which breach would result in the failure of the condition to the terminating party's obligation to complete the merger;

        (c) any approval, consent or waiver of a governmental entity required to permit completion of the merger has been denied;

        (d) any governmental authority issues a final, unappealable order enjoining or otherwise prohibiting the completion of the merger;

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

        (e) the merger is not completed by February 29, 2000, unless the failure to complete by such time is due to the breach of the merger agreement by the party seeking to terminate, and provided that if all regulatory approvals required to complete the merger have not been obtained but all other conditions to the completion of the merger have been fulfilled, such date will be extended to April 30, 2000; or

        (f) the other party's board of directors withdraws, qualifies or revises its recommendation that its stockholders approve the merger in any respect materially adverse to the party seeking termination; or

     - by JSB, if the price of North Fork common stock declines below certain levels established by formulas set forth in the merger agreement, as described in the following paragraphs.

     Price-Based Termination. JSB may terminate the merger agreement, at any time during the five-business-day period following the latest of (i) the expiration of the last waiting period for any of the required regulatory approvals, (ii) the receipt of the last of the required regulatory approvals, and (iii) the receipt of the last of the required stockholder approvals (the latest such day is called the "VALUATION DATE"), if both of the following conditions are satisfied:

     - the average of the closing sales prices of North Fork common stock, as reported on the NYSE, for the 15 consecutive trading days immediately preceding the valuation date (such average being the "AVERAGE NORTH FORK CLOSING PRICE") is less than $16.35; and

     - the quotient obtained by dividing the average North Fork closing price by $20.44 (such quotient being the "NORTH FORK RATIO") is less than the number obtained by dividing the "final index price" by the "initial index price" (each as defined below) and subtracting 0.10 from the quotient (such number being the "INDEX RATIO").

     In order to exercise this termination right, JSB must give written notice to North Fork during the five-business-day period beginning on the day following the valuation date (and such election to terminate may be withdrawn by JSB at any time during the fifteen-business-day period beginning on the day North Fork receives JSB's notice). During the five-business-day period beginning with its receipt of JSB's notice, North Fork has the option to avoid termination of the merger agreement by electing to increase the exchange ratio to equal the lesser of:

     (1) the product of (a) the index ratio plus 0.10 and (b) 3.0, divided by the North Fork ratio, or

     (2) the quotient obtained by dividing $61.31 by the North Fork average closing price described above.

If North Fork provides timely notice to JSB of its election and the revised exchange ratio, no termination will occur and the merger agreement will remain in full force and effect in accordance with its terms (except that the exchange ratio will be so modified).

     The term "FINAL INDEX PRICE" means the sum of the final prices for each company comprising the index group below multiplied by the weighting set forth opposite such company's name below.

     The term "FINAL PRICE," with respect to any company belonging to the index group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the 15 consecutive trading days immediately preceding the valuation date.

     The term "INITIAL INDEX PRICE" means the sum of the per share closing sales prices of the common stock of each company comprising the index group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on August 13, 1999.

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

     The term "INDEX GROUP" means the 23 financial institution holding companies listed below, with weights assigned to such companies (based on outstanding shares) as follows:

HOLDING COMPANY                                              WEIGHTING
---------------                                              ---------
Astoria Financial Corporation..............................     4.26%
CCB Financial Corporation..................................     3.10%
Charter One Financial, Inc.................................    12.85%
Chittenden Corporation.....................................     2.19%
City National Corporation..................................     3.55%
Dime Community Bancshares, Inc.............................     0.99%
First Commonwealth Financial Corporation...................     2.41%
FirstMerit Corporation.....................................     7.03%
Fulton Financial Corporation...............................     5.37%
GreenPoint Financial Corp..................................     8.48%
Independence Community Bank Corp...........................     5.29%
Keystone Financial, Inc....................................     3.69%
M & T Bank Corporation.....................................     0.61%
Peoples Heritage Financial Group, Inc......................     8.12%
Queens County Bancorp, Inc.................................     1.67%
Richmond County Financial Corp.............................     2.46%
State Bancorp, Inc.........................................     0.54%
Staten Island Bancorp, Inc.................................     3.19%
Suffolk Bancorp............................................     0.47%
Summit Bancorp.............................................    13.19%
Susquehanna Bancshares, Inc................................     2.88%
Valley National Bancorp....................................     4.70%
Webster Financial Corporation..............................     2.96%
                                                              -------
                                                              100.00%

     This description of JSB's right to terminate the merger agreement because of a decline in North Fork's stock price is not complete and is qualified by reference to the specific provisions of the merger agreement. The companies comprising the index and the weights accorded those companies may change upon the occurrence of certain events as set forth in the merger agreement.

     It is not possible to know whether the price-based termination right will be triggered until after the valuation date. Prior to making any decision under the provision of the merger agreement described above, the board of directors of each of JSB and North Fork would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision.

     The JSB board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the termination right were triggered. In considering whether to exercise its termination right, the JSB board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. If JSB's stockholders approve and adopt the merger agreement at the JSB special meeting and thereafter the price-based termination right is triggered, the JSB board of directors will have the authority, consistent with its fiduciary duties, to elect either to complete the merger, whether or not there is any increase in the exchange ratio and without any further action by or resolicitation of the stockholders of JSB, or to terminate the merger agreement.

     North Fork is under no obligation to increase the exchange ratio, and there can be no assurance that North Fork would elect to increase the exchange ratio if the JSB board of directors were to exercise its right to terminate the merger agreement as set forth above. Any such decision would be made by North Fork in

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

consultation with its financial and legal advisors in light of the circumstances existing at the time North Fork has the opportunity to make such an election. If North Fork's stockholders approve and adopt the merger agreement at the North Fork special meeting and thereafter JSB exercises its termination right, the North Fork board of directors will have the authority, consistent with its fiduciary duties, to elect either to increase the exchange ratio as described above and to complete the merger without any further action by or resolicitation of the stockholders of North Fork, or to allow JSB to terminate the merger agreement.

     Effect of Termination. If the merger agreement is terminated, it will thereafter become void and there will be no liability on the part of North Fork or JSB or their respective officers or directors, except that:

     - any such termination will be without prejudice to the rights of any party arising out of the breach by the other party of any covenant, representation or obligation contained in the merger agreement,

     - certain provisions of the merger agreement relating to the payment of fees and expenses and the confidential treatment of information will survive the termination, and

     - North Fork and JSB each will bear its own expenses in connection with the merger agreement and the transactions contemplated thereby, except as otherwise provided therein.

TERMINATION FEES

     Termination Fees Payable by North Fork. North Fork has agreed to pay JSB a termination fee of:

     - $12.5 million, plus JSB's reasonable out-of-pocket expenses, if within 12 months after August 16, 1999, after a written bona fide proposal is made to either North Fork or its stockholders by a third party to enter into an acquisition transaction not permitted by the terms of the merger agreement, any of the following occur:

        - North Fork willfully breaches any covenant or obligation in the merger agreement and such breach would entitle JSB to terminate the merger agreement;

        - North Fork's stockholders do not approve the merger agreement at the North Fork special meeting or the North Fork special meeting is not held or is canceled; or

        - North Fork's board of directors withdraws or modifies its recommendation to approve the merger agreement in a manner adverse to JSB.

     - $25 million, plus JSB's reasonable out-of-pocket expenses, if within 18 months after August 16, 1999 North Fork or any of its subsidiaries, without first having received JSB's consent, enters into an agreement to engage in an acquisition transaction not otherwise permitted by the terms of the merger agreement, or the North Fork board of directors recommends that North Fork stockholders approve an acquisition transaction not otherwise permitted by the terms of the merger agreement.

     If the $25 million fee becomes payable, the amount due will be reduced dollar-for-dollar by any portion of the $12.5 million fee that has actually been paid. North Fork will not be obligated to pay JSB the termination fees described above if, at or prior to the time that the fee becomes payable, the merger agreement is validly terminated by either party for any reason, other than a termination by JSB as a result of a material breach of the merger agreement by North Fork or after North Fork's board of directors withdraws or adversely modifies its recommendation that North Fork stockholders approve the merger agreement.

     Termination Fees Payable by JSB. JSB has agreed to pay North Fork a termination fee of:

     - $12.5 million, plus North Fork's reasonable out-of-pocket expenses, if within 12 months after August 16, 1999, after a written bona fide proposal is made to either JSB or its stockholders by a third party to enter into an acquisition transaction not permitted by the terms of the merger agreement, any of the following occur:

        - JSB willfully breaches any covenant or obligation in the merger agreement and such breach would entitle North Fork to terminate the merger agreement;

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

        - JSB's stockholders do not approve the merger agreement at the JSB special meeting or the JSB special meeting is not held or is canceled; or

        - JSB's board of directors withdraws or modifies its recommendation to approve the merger agreement in a manner adverse to North Fork.

     - $25 million, plus North Fork's reasonable out-of-pocket expenses, if within 18 months after August 16, 1999 JSB or any of its subsidiaries, without having first received North Fork's consent, enters into an agreement to engage in an acquisition transaction not otherwise permitted by the terms of the merger agreement, or the JSB board of directors recommends that JSB stockholders approve an acquisition transaction not otherwise permitted by the terms of the merger agreement.

     If the $25 million fee becomes payable, the amount due will be reduced dollar-for-dollar by any portion of the $12.5 million fee that has actually been paid. JSB will not be obligated to pay North Fork the termination fees described above if, at or prior to the time that the fee becomes payable, the merger agreement is validly terminated by either party for any reason, other than a termination by North Fork as a result of a material breach of the merger agreement by JSB or after JSB's board of directors withdraws or adversely modifies its recommendation that JSB stockholders approve the merger agreement.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Extension and Waiver. At any time prior to the completion of the merger, North Fork and JSB may, to the extent legally allowed:

     - extend the time for the performance of any of the other party's obligations under the merger agreement;

     - waive any inaccuracies in the other party's representations and warranties contained in the merger agreement; and

     - waive the other party's compliance with any of its agreements contained in the merger agreement, or waive any conditions to its obligation to complete the merger.

     However, after the stockholders of North Fork or JSB approve the merger agreement, neither North Fork nor JSB may, without further approval of those stockholders, agree to any extension or waiver that reduces the amount of the consideration to be delivered to the JSB stockholders or violates any provision of the Delaware General Corporation Law (the "DGCL") or the federal banking laws, rules and regulations.

     Amendment. Subject to compliance with applicable law and the ability of the parties to change the structure of the merger, North Fork and JSB may amend the merger agreement at any time before or after approval of the merger agreement by North Fork stockholders or JSB stockholders. However, after any approval of the merger agreement by North Fork stockholders or JSB stockholders, there may not be, without further approval of those stockholders, any amendment of the merger agreement that reduces the amount of the consideration to be delivered to the JSB stockholders or violates any provision of the DGCL or the federal banking laws, rules and regulations.

STOCK EXCHANGE LISTING

     The North Fork common stock is listed on the NYSE. North Fork has agreed to use its reasonable best efforts to cause the shares of North Fork common stock to be issued in the merger to be listed on the NYSE. It is a condition to completion of the merger that those shares be listed on the NYSE, subject to official notice of issuance.

EXPENSES

     The merger agreement provides that each of North Fork and JSB will pay its own expenses in connection with the transactions contemplated by the merger agreement, other than as set forth in the merger agreement. See "-- Termination Fees" above.

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

DIVIDENDS

     The merger agreement provides that, prior to the effective time:

     - North Fork may declare and pay its regular quarterly cash dividend and may increase this dividend in its discretion, and

     - JSB may declare and pay its regular quarterly cash dividend, except that JSB may not increase such dividend to more than $.50 per share.

     JSB also has agreed to cause its regular quarterly dividend record dates and payment dates for the JSB common stock to be the same as North Fork's regular quarterly dividend record dates and payment dates for the North Fork common stock. However, in no event will JSB stockholders receive two dividends for any calendar quarter or fail to receive a dividend for any calendar quarter.

APPRAISAL RIGHTS

     Both North Fork and JSB are organized under the DGCL. The DGCL generally provides that appraisal rights are not available to the stockholders of a constituent corporation in a merger if the shares of stock that they own are, as of the record date, listed on a national securities exchange or held of record by more than 2,000 stockholders, with certain exceptions not applicable to the merger. Neither North Fork's nor JSB's stockholders are entitled to appraisal rights in connection with the merger generally because the shares of North Fork common stock and JSB common stock are listed on the NYSE.

ACCOUNTING TREATMENT

     We expect that the merger will be accounted for as a pooling-of-interests transaction. Under this method of accounting, North Fork stockholders and JSB stockholders will be deemed to have combined their existing voting common stock interests by virtue of the exchange of shares JSB common stock for shares of North Fork common stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of North Fork and JSB, as reported on their respective consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company, and no goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the merger occurs. However, the combined company must treat certain expenses incurred to effect the merger as charges against income, rather than as adjustments to the combined company's balance sheet.

     In addition to meeting all of the other criteria necessary to qualify for pooling-of-interests accounting treatment, North Fork must reissue a sufficient number of shares of its treasury stock prior to completing the merger in order to enable the merger to qualify for pooling-of-interests accounting treatment. North Fork intends to do so by reissuing treasury shares as consideration in the Reliance merger. Accordingly, North Fork intends to complete the Reliance merger before completing its merger with JSB so that the JSB merger will qualify for pooling-of-interests accounting treatment. Completion of the merger is not conditioned upon the merger qualifying for pooling-of-interests accounting treatment.

     The parties have prepared the unaudited pro forma financial information contained in this joint proxy statement-prospectus using the pooling-of-interests accounting method to account for the merger. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 93.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of JSB's management and the JSB board of directors have certain interests in the merger that are in addition to their interests as JSB stockholders generally. The JSB board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

     Employment Agreements. Both JSB and Jamaica Savings Bank have entered into separate employment agreements with each of Park T. Adikes, Edward P. Henson, Joanne Corrigan, Thomas R. Lehmann,
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

Lawrence J. Kane, John F. Bennett, Jack Connors, John J. Conroy, Bernice Glaz, Teresa D. Covello, Joseph J. Hennessy, Daniel J. Huber, Philip Pepe and Laurel
M. Romito, each as amended and restated as of June 22, 1999. Under the terms of the employment agreements, each individual will be entitled to certain payments and benefits upon a change in control of JSB or Jamaica Savings Bank. For purposes of the employment agreements, the merger will constitute a "change in control."

     North Fork has agreed to honor the employment agreements by permitting JSB to pay to each individual on the closing date of the merger the lump sum amounts that are due under each employment agreement and by providing any additional payments or benefits in accordance with the terms of such employment agreements. The lump sum amount payable to each individual generally will be equal to:

     (i) the individual's earned but unpaid salary as of the closing date of the merger, any compensation previously deferred by the individual (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not yet paid;

     (ii) a lump sum amount equal to the amount that the individual would have earned in salary and bonus or other incentive compensation had the individual continued working for the next three years, generally determined as if the individual would have received an annual increase in salary equal to the average percentage increase received over the prior three years and bonus or other incentive compensation equal to the highest percentage rate paid during the prior three years; and

     (iii) a lump sum equal to the present value of the additional benefits to which the individual would have been entitled under JSB's or Jamaica Savings Bank's Pension Plan and the retirement portion of the Benefit Restoration Plan, and a lump sum equal to the value of the additional benefits to which the individual would have been entitled under the Jamaica Savings Bank Employee Stock Ownership Plan and 401(k) Plan and the equivalent portions of the Benefit Restoration Plan, generally determined as if the individual continued working for the next three years receiving the salary and bonus or other incentive compensation with the assumed increases described in (ii) above.

     Each individual will generally also be entitled to (i) the benefits, if any, to which the individual is entitled as a former employee under JSB's or Jamaica Savings Bank's employee benefit plans and programs and compensation plans and programs; (ii) continued group life, health, dental, accidental death and dismemberment, travel accident and short-term disability insurance benefits equivalent to the coverage the individual would have received if the individual had continued working for three years following the merger, provided that if the individual has obtained such insurance coverage from another source, the individual may make an irrevocable election to forego such continued coverage and receive an amount equal to the estimated cost to JSB of providing such coverage during such period; and (iii) continued health and dental insurance benefits, to the extent maintained by JSB or its successors for its employees or retirees, for the remainder of the individual's lifetime and the lifetime of his or her spouse for so long as the individual pays the cost of such continued coverage.

     The lump sum payment to be made to each individual pursuant to the employment agreements on the closing date of the merger may result in an "excess parachute payment" as defined under Section 280G of the Internal Revenue Code, which may result in the imposition of a 20% federal excise tax on the individual and a denial of the tax deduction to JSB and Jamaica Savings Bank or to North Fork for certain payments and benefits payable by or to be provided by JSB and Jamaica Savings Bank or North Fork. Under the employment agreements, each individual will be indemnified for any such excise tax and for any additional income, excise and employment taxes imposed as a result of such indemnification.

     On December 31, 1999, each of the employment agreements between Messrs. Henson, Connors and Pepe, and JSB and Jamaica Savings Bank, respectively, were amended, with the approval of North Fork, to provide for the immediate payment of all or a portion of the amounts that would become due to such officers under their employment agreements upon the occurrence of a change in control. The amendments further provided that certain amounts, if any, to which such officers would become entitled under their amended employment agreements upon a change in control would be fixed in accordance with the estimates of such amounts provided to North Fork, and that the amounts payable upon a change in control would be reduced by

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

the accelerated payments made on December 31, 1999. The remaining terms and conditions of such employment agreements remain in effect in all other respects.

     By separate letter agreement, also dated December 31, 1999, North Fork agreed, subject to certain requirements and exceptions, to indemnify JSB for the full amount of such accelerated payments and to indemnify JSB and its directors for any loss, liability or expense in respect of such accelerated payments and all associated costs in the event that the merger agreement is terminated under certain circumstances and the accelerated payments made to the officers are not returned to JSB. Based upon the foregoing, on December 31, 1999, payments of approximately $2.7 million in the aggregate were made to Messrs. Henson, Connors and Pepe. The amount of the payments otherwise due to each of these three officers under their amended employment agreements upon consummation of the merger will be reduced by the amount of the accelerated payment for each officer.

     In addition, consulting agreements were entered into between North Fork and each of Messrs. Henson and Connors, dated as of December 31, 1999, which provide for each of them to act as a consultant to North Fork commencing as of the effective date of the merger and terminating, in the case of Mr. Henson, on the second anniversary thereof, and, in the case of Mr. Connors, on the six-month anniversary thereof. These consulting agreements are intended to induce the consultant to assist North Fork in effectuating an orderly and efficient transition with respect to the merger and the transactions contemplated by the merger agreement and to prevent such officers from engaging in activities which are competitive with the business of North Fork. The consulting agreements may also be terminated by North Fork if the consultant engages in willful conduct that is materially injurious to North Fork, is convicted of a felony or becomes employed on a full-time basis by a commercial banking institution headquartered in the New York metropolitan area having total deposits of more than $2 billion and less than $25 billion. Under the terms of these consulting agreements, upon the request of North Fork, Mr. Henson is to provide services not to exceed 20 hours during any calendar month in the first year and 10 hours during any calender month in the second year of the term of his consulting agreement, and Mr. Connors is to provide, upon the request of North Fork, services not to exceed 20 hours during any calender month of the term of his consulting agreement. For purposes of the consulting agreements only, Messrs. Henson and Connors are considered independent contractors and not employees of North Fork. The consulting agreements, subject to certain exceptions, will terminate at the end of their specified terms. During the term of their consulting agreements, Messrs. Henson and Connors may not be employed by a commercial banking institution headquartered in the New York metropolitan area having deposits of more than $2 billion and less than $25 billion, nor may they solicit any employee of North Fork or any of its affiliates to leave the employ of North Fork or any of its affiliates or assist any other person in hiring any such employee, for such period and one year thereafter. Mr. Henson is expected to receive a total consulting fee of $538,000, payable in quarterly installments of $88,750 during the first year and quarterly installments of $45,750 during the second year of the term of the consulting agreement. Mr. Connors is expected to receive a total consulting fee of $76,200, payable in two quarterly installments of $38,100.

     The estimated aggregate value of the payments and benefits to be provided under the employment agreements, as amended, for the 14 above-referenced officers of JSB is $16 million, which includes the payments made as of December 31, 1999, pursuant to the amendments to the employment agreements for Messrs. Henson, Connors and Pepe.

     JSB 1990 and 1996 Stock Option Plans. As a result of the execution of the merger agreement, the directors and certain officers of JSB were granted an aggregate of 142,000 options under the JSB 1996 stock option plan. These options will become exercisable on the earlier of six months from the date of grant or the effective date of the merger. Options to purchase shares of JSB common stock granted under the JSB 1990 and 1996 stock option plans which are outstanding as of the effective time of the merger will be converted into options to purchase North Fork common stock. See "-- Treatment of Options" on page 48. As of September 30, 1999, the directors and executive officers of JSB held options to purchase 777,966 shares of JSB common stock.

     North Fork Board of Directors. North Fork has agreed in the merger agreement to cause Park T. Adikes to be elected or appointed as a director of North Fork and North Fork Bank at, or promptly after, the effective time of the merger. North Fork has also agreed that, if Mr. Adikes does not become a director of North Fork or North Fork Bank because of death, disability or otherwise, or if Mr. Adikes shall cease to be a director of North Fork or North Fork Bank at any time before the third anniversary of the effective time of the merger, North Fork will cause a person who was a member of the JSB board of directors as of August 16, 1999 to be elected or appointed as a director of North Fork and North Fork Bank for at least such period.

     Advisory Board. North Fork has agreed that, promptly following the effective time of the merger, it will cause each member of the JSB board of directors as of August 16, 1999 (other than Mr. Adikes or any JSB director who becomes a director of North Fork or North Fork Bank in substitution for Mr. Adikes), who is willing to serve, to be elected or appointed as a member of an advisory board to be created by North Fork, the function of which shall be to advise North Fork with respect to deposit and lending activities in JSB's former market area and to maintain and develop customer relationships. The members of the advisory board will be elected to serve an initial term of three years beginning on the effective date of the merger. Each member of the advisory board will receive an annual retainer fee for such service of $25,000.

     Jamaica Savings Bank Outside Directors' Consultation and Retirement
Plan. North Fork has agreed to assume and honor the Jamaica Savings Bank Outside Directors' Consultation and Retirement Plan in accordance with the terms and conditions of such plan after the effective time of the merger, except that the eligibility requirement under this plan will be reduced from 15 years to one year so that all eight outside directors of Jamaica Savings Bank will be participants under the plan. In addition, any outside member of the board of directors of Jamaica Savings Bank who does not become a member of the North Fork Bank board of directors from and after the effective time of the merger will have the right to begin receiving benefits under this plan effective as of the effective time and will not be required to provide consulting services in order to receive these benefits. Individuals who were receiving benefits under this plan prior to the effective time of the merger will continue to receive all the benefits under the plan on the same terms and conditions after the effective time.

     Indemnification and Insurance. North Fork has agreed in the merger agreement that, from and after the effective time of the merger through the sixth anniversary of the effective time, North Fork will indemnify and hold harmless each present and former director and officer of JSB and its subsidiaries and each officer or employee of JSB and its subsidiaries that is serving or has served as a director or trustee of another entity expressly at JSB's request or direction against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement, including entering into the stock option agreement), whether asserted or claimed prior to, at or after the effective time. North Fork has also agreed to advance any such costs to each indemnified party as they are from time to time incurred, in each case to the fullest extent such indemnified party would have been indemnified as a director, officer or employee of JSB and its subsidiaries and as then permitted under applicable law.

     North Fork has also agreed in the merger agreement that, for a period of six years after the effective time of the merger, it will cause the former directors and officers of JSB to be covered by the policy of directors' and officers' liability insurance currently maintained by JSB or by a policy of at least the same coverage and containing terms no less advantageous to its beneficiaries than JSB's policies, subject to certain maximum cost limits.

EMPLOYEE MATTERS

     The merger agreement provides that each person who is employed by JSB or Jamaica Savings Bank immediately prior to the effective time of the merger will become an employee of North Fork or North Fork Bank, to serve in the same capacity in which he or she served immediately prior to the merger and upon the same terms and conditions generally applicable to other North Fork employees with comparable positions, with the following special provisions:

     - JSB's continuing employees will not be, or have the authority to act as, officers of North Fork or North Fork Bank unless elected or appointed as an officer by North Fork or North Fork Bank;

     - at or as soon as practicable following the effective time of the merger, North Fork and North Fork Bank will establish and implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis;

     - each constituent part of the new compensation and benefits program shall recognize, in the case of persons employed by North Fork, North Fork Bank, JSB or Jamaica Savings Bank immediately prior to the effective time who are also employed by North Fork or North Fork Bank immediately after the effective time of the merger, all service with North Fork, North Fork Bank, JSB or Jamaica Savings Bank as service with North Fork and North Fork Bank for all purposes, including eligibility, vesting, benefit accrual and level of matching contributions, except to the extent that such recognition would result in a duplication of benefits; and

     - each constituent part of the new compensation and benefits program which is a life or health insurance plan: (A) shall not apply any pre-existing condition limitations for conditions covered under the applicable life or health insurance plans maintained by North Fork, North Fork Bank, JSB and Jamaica Savings Bank as of the effective time of the merger, (B) shall honor any deductible and out-of-pocket expenses incurred under the applicable life or health insurance plans maintained by North Fork, North Fork Bank, JSB and Jamaica Savings Bank as of the effective time of the merger and (C) shall waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than the coverage in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage allowed under such plans).

     North Fork has also agreed to assume the obligations of JSB and Jamaica Savings Bank with respect to any severance plans or agreements of JSB or Jamaica Savings Bank in effect as of August 16, 1999 and to pay amounts thereunder when due; provided, however, that in the event of the termination of employment of former officers and employees of JSB or Jamaica Savings Bank within 15 months following the effective time of the merger, such persons shall be provided severance benefits equal to the greater of those provided under the Jamaica Savings Bank Severance Plan or those provided by North Fork or North Fork Bank under any severance plan maintained by North Fork or North Fork Bank.

     The merger agreement also provides that officers and employees of JSB and its subsidiaries who are covered under the JSB Pension Plan immediately prior to the effective time of the merger and who continue to be employed by North Fork or its subsidiaries on and after the effective time of the merger shall, if, as of the effective time of the merger, they either:

     (i) are within 10 years of their normal retirement age (as defined in the JSB Pension Plan) and have a period of service (as defined in the JSB Pension Plan) of at least 10 years with JSB or its subsidiaries, or

     (ii) have a period of service (as defined in the JSB Pension Plan) of at least 25 years with JSB or its subsidiaries,

have the right to elect to continue to accrue benefits under the benefit accrual formula under the JSB Pension Plan rather than having their benefits be determined under the North Fork Cash Balance Retirement Plan.

     North Fork also has agreed in the merger agreement to use all reasonable efforts to identify and offer employment opportunities to qualified, satisfactorily performing officers and employees of JSB and its subsidiaries in positions within the business operations of North Fork and its subsidiaries for which such officers and employees are qualified, and to give priority consideration to all such officers and employees of JSB and its subsidiaries vis-a-vis all individuals other than the current officers and employees of North Fork.

     In addition, the merger agreement contains provisions with respect to several other matters relating to JSB and Jamaica Savings Bank employees, such as the payment of bonuses, the continuation of the benefits under Jamaica Savings Bank's employee loan program, and pro-rata contributions under JSB's and Jamaica Savings Bank's employee benefit plans.

STOCK OPTION AGREEMENT

     General. As a condition to entering into the merger agreement, North Fork required that JSB enter into the stock option agreement, which allows North Fork, under certain circumstances, to purchase up to 1,848,092 shares of JSB common stock (representing approximately 19.9% of JSB's issued and outstanding common stock), subject to adjustment so that in no event may North Fork acquire shares of JSB common stock representing more than 19.9% of the issued and outstanding shares of such stock, at an exercise price of $58.75 per share (subject to adjustment). The option may only be exercised upon the occurrence of certain events which are described below.

     Effect of Stock Option Agreement. North Fork and JSB entered into the stock option agreement to increase the likelihood that the merger will be completed in accordance with its terms. The stock option agreement may have the effect of discouraging persons who might be interested in acquiring all of or a significant interest in JSB, even if such persons were prepared to pay a higher price per share of JSB common stock than the value per share contemplated by the merger agreement. The acquisition by a third party of JSB or a significant interest in JSB or a significant portion of its consolidated assets, or an agreement to do so, could cause the option to become exercisable and significantly increase the cost of the acquisition to a potential acquiror. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire JSB than it might otherwise have proposed to pay. Moreover, the management of JSB believes that the exercise of the option is likely to prohibit any acquiror of JSB from accounting for any acquisition of JSB using the pooling-of-interests accounting method for a period of two years. This could discourage or preclude an acquisition by certain other banking organizations.

     Terms of Stock Option Agreement. The following is a brief summary of certain provisions of the stock option agreement, which is attached hereto as Appendix B. The summary is not intended to be complete and is qualified by reference to the complete text of the agreement.

     If North Fork is not in material breach of the stock option agreement or the merger agreement and if no injunction or other court order against delivery of the shares covered by the option is in effect, North Fork may exercise the option, in whole or in part, at any time and from time to time, upon the occurrence of a "purchase event" as defined below. A "PURCHASE EVENT" means any of the following events:

     (i) without North Fork's prior written consent, JSB takes certain actions, including authorizing, recommending or proposing, or entering into an agreement with any third party to effect (A) a merger, consolidation or similar transaction involving JSB or any of its significant subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of JSB or any of its significant subsidiaries representing in either case 10% or more of the consolidated assets or deposits of JSB and its subsidiaries or (C) the issuance, sale or other disposition by JSB of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of JSB or any of its significant subsidiaries (each an "ACQUISITION TRANSACTION"); or

     (ii) any third party acquires or obtains the right to acquire 10% or more of the voting power of JSB or any of its significant subsidiaries.

The option will terminate upon the earliest to occur of:

     (i) the completion of the merger;

     (ii) termination of the merger agreement in accordance with its terms prior to the occurrence of a purchase event or a "preliminary purchase event" (as defined below) other than a termination by

          North Fork as a result of a material breach of the merger agreement by JSB (such termination is referred to as a "DEFAULT TERMINATION");

     (iii) 18 months after a default termination; or

     (iv) 18 months after termination of the merger agreement (other than a default termination) following the occurrence of a purchase event or a preliminary purchase event.

     The term "PRELIMINARY PURCHASE EVENT" means any of the following events:

     (i) commencement by any third party of a tender offer or exchange offer to purchase 10% or more of the then outstanding shares of JSB common stock (such an offer being referred to herein as a "TENDER OFFER" or an "EXCHANGE OFFER," respectively);

     (ii) failure of the JSB stockholders to approve the merger agreement, failure of JSB to hold its special meeting, or withdrawal or modification by the JSB board of directors, in a manner adverse to North Fork, of its recommendation that JSB stockholders approve the merger agreement, in each case after public announcement that a third party (A) proposed to engage in an acquisition transaction with JSB,
          (B) commenced a tender offer or filed a registration statement under the Securities Act of 1933 with respect to an exchange offer or (C) filed an application with any financial institution regulatory authority to engage in a acquisition transaction;

     (iii) a proposal is made by a third party to JSB or its stockholders, publicly or in any writing that becomes disclosed publicly, to engage in an acquisition transaction; or

     (iv) after a proposal is made by a third party to JSB or its stockholders to engage in an acquisition transaction, JSB breaches any representation, warranty, covenant or agreement in the merger agreement and such breach would entitle North Fork to terminate the merger agreement.

     In the event that JSB enters into an agreement:

     (i) to consolidate with or merge into any person, other than North Fork or one of its subsidiaries, and JSB will not be the continuing or surviving corporation of such consolidation or merger;

     (ii) to permit any person, other than North Fork or one of its subsidiaries, to merge into JSB and JSB shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of JSB common stock shall be changed into or exchanged for stock or other securities of JSB or any other person or cash or any other property, or the outstanding shares of JSB common stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or

     (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than North Fork or one of its subsidiaries,

then, and in each such case, the agreement governing such transaction must provide that the option will, upon the completion of any such transaction, be converted into or exchanged for a substitute option, at the election of North Fork, to purchase shares of either (A) the corporation acquiring JSB, (B) any person that controls the corporation acquiring JSB or (C) in the case of a merger described in clause (ii), JSB.

     Repurchase of the Option. The stock option agreement permits North Fork to require that JSB repurchase the option (or the substitute option) and any shares issued under the option, for an aggregate price computed in accordance with a formula set forth in the stock option agreement, if:

     (a) any person or group shall have acquired beneficial ownership of more than 25% of the outstanding shares of JSB common stock,

     (b) JSB completes a merger, consolidation or similar transaction or any sale of substantially all of its assets, or

     (c) any third party acquires beneficial ownership of 50% or more of the outstanding JSB common stock.

     Profit Limitation. The stock option agreement contains a provision that limits the aggregate realizable profit to North Fork from the option and the termination fees described in "-- Termination Fees" on page 60 to $30 million, plus North Fork's reasonable out-of-pocket expenses incurred in connection with the merger.

     Adjustment. The stock option agreement provides for adjustment to the number of shares and the exercise price of the option upon the occurrence of certain changes to the capital structure of JSB or certain other events or transactions.

     Regulatory Matters. Some rights and obligations of JSB and North Fork under the stock option agreement are subject to receipt of required regulatory approvals. North Fork must obtain the approvals of the Board of Governors of the Federal Reserve System and the Office of Thrift Supervision to acquire more than 5% of the outstanding shares of JSB common stock.

RESTRICTIONS ON RESALES BY AFFILIATES

     Shares of North Fork common stock to be issued to JSB stockholders in the merger have been registered under the Securities Act of 1933, as amended, and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of JSB. Any subsequent transfer of shares, however, by any person who is an affiliate of JSB at the time the merger is submitted for a vote of the JSB stockholders will, under existing law, require either:

     - the further registration under the Securities Act of the North Fork common stock to be transferred,

     - compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or

     - the availability of another exemption from registration.

     An "AFFILIATE" of JSB is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, JSB. These restrictions are expected to apply to the directors and executive officers of JSB and the holders of 10% or more of the JSB common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. North Fork will give stop transfer instructions to the transfer agent with respect to the shares of North Fork common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

     SEC guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if those affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the completion of the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     Each of JSB and North Fork has agreed in the merger agreement to cause each person who is an affiliate of that party for purposes of Rule 145 under the Securities Act, and for purposes of qualifying the merger for pooling-of-interests accounting treatment, to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the merger as a pooling-of-interests.

     North Fork has agreed in the merger agreement to publish as soon as practicable, but in no event later than 30 days after the end of the first calendar month ending at least 30 days after the effective time of the merger, financial results covering at least 30 days of post-merger combined operations.

                      MANAGEMENT AND OPERATIONS FOLLOWING
                       THE MERGER AND THE RELIANCE MERGER

BOARD OF DIRECTORS FOLLOWING THE MERGER AND THE RELIANCE MERGER

     Upon completion of the merger, North Fork's and North Fork Bank's board of directors will be expanded by one member, and Park T. Adikes, Chairman and Chief Executive Officer of JSB, will become a member of the North Fork and North Fork Bank boards of directors. In addition, upon completion of the Reliance merger, Raymond A. Nielson, the Chief Executive Officer and President of Reliance, will become a member of the North Fork board of directors.

CONSOLIDATION OF OPERATIONS; ESTIMATED COST SAVINGS AND REVENUE ENHANCEMENTS; ESTIMATED EARNINGS PER SHARE

     THIS SECTION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, PLANS, OBJECTIVES, FUTURE PERFORMANCE AND BUSINESS OF NORTH FORK FOLLOWING THE CONSUMMATION OF THE MERGER AND THE RELIANCE MERGER THAT ARE SUBJECT TO VARIOUS FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH PROJECTIONS OR ESTIMATES. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE POSSIBILITY THAT THE ANTICIPATED COST SAVINGS, REVENUE ENHANCEMENTS AND TIMING MIGHT NOT BE REALIZED OR THE ANTICIPATED ONE-TIME MERGER COSTS ARE GREATER THAN EXPECTED. SEE "FORWARD-LOOKING STATEMENTS" ON PAGE 91.

     North Fork expects to achieve significant cost savings following the merger and the Reliance merger. The cost savings are expected to be derived from reductions in personnel, elimination of selected branch offices located in communities in which North Fork, JSB or Reliance branches are located, the integration of JSB's and Reliance's data processing operations with those of North Fork, and the integration of other facilities and back office operations. Also, the separate corporate existences of JSB, Jamaica Savings Bank, Reliance and Reliance Federal Savings Bank will cease following completion of the mergers and the bank mergers. Consequently, the costs associated with operating JSB and Reliance as separate publicly-held entities will also be eliminated.

     The aggregate annual after-tax cost savings to be achieved in connection with the mergers are estimated to be $28 million. Management of North Fork believes that these cost savings will be fully phased in during the calendar year 2000. There can be no assurance that all of the potential cost savings will be realized or that they will be realized in the time frame currently estimated or thereafter. The amounts and realization of any cost savings will depend upon a number of factors, including, among others, competition in the financial services industry, the economic and regulatory environments, and any business changes implemented by North Fork's management. Some of these factors are beyond North Fork's control.

     Following the bank mergers, North Fork will convert the operations of Jamaica Savings Bank and Reliance Federal to full-service commercial banks. North Fork believes, based on its previous experience in acquiring savings banks and branches of savings banks, that revenue enhancement opportunities exist by offering commercial bank products to the customers of Jamaica Savings Bank and Reliance Federal. These products include a variety of demand deposit accounts, discount brokerage, investment management and trust services, cash management, annuity and mutual fund products and commercial and installment loans to small and mid-sized businesses. Management of North Fork estimates that revenue enhancements resulting from the mergers will approximate $8.0 million after-tax for the year 2000. The amounts and realization of any additional revenues will depend upon a number of factors, including, among others, competition in the financial services industry, the economic and regulatory environments, and any business changes implemented by North Fork. Some of these factors are beyond North Fork's control.

     Based on the synergies anticipated, North Fork believes that the mergers will result in earnings accretion of approximately $0.11 per share in 2000. The table below sets forth in more detail North Fork's estimated pro forma earnings per share.

                                                                ESTIMATED           ESTIMATED
                                                                PRO FORMA           PRO FORMA
                                                              NET INCOME(1)     EARNINGS PER SHARE
                                                              --------------    ------------------
                                                              (IN THOUSANDS)
North Fork net income and earnings per share(2).............     $237,160             $1.75
Plus: JSB net income(2).....................................       32,198
  Estimated North Fork/JSB merger benefits:
     Cost savings...........................................       13,154
     Revenue enhancements...................................        4,680
     Tax efficiencies(3)....................................        4,707
     Securities portfolio optimization(4)...................        5,655
Plus: Reliance net income(2)................................       21,586
  Estimated North Fork/Reliance merger benefits:
     Cost savings...........................................       14,860
     Revenue enhancements...................................        3,250
     Tax efficiencies(3)....................................        2,070
     Less: Impact of share purchase program(5)..............       (8,904)
       Incremental intangible asset amortization............       (8,594)
                                                                 --------
Estimated North Fork/JSB/Reliance Pro Forma Combined Net
  Income and Earnings Per Share(6)..........................     $321,822             $1.86
                                                                 ========             =====

---------------
(1) Excludes the effect of the merger and restructuring charge of $36.9 million to be incurred in the JSB merger. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 93. All figures for estimated merger benefits are after tax.

(2) Based on mean I/B/E/S estimates as of August 30, 1999.

(3) Benefit derived from North Fork's lower effective tax rate (35%).

(4) Yield improvement on JSB's securities portfolio.

(5) Foregone earnings on cash used to purchase North Fork shares to be issued in the Reliance merger.

(6) Assumes 172,900,000 shares outstanding after the JSB merger and the Reliance merger. The Estimated Pro Forma Earnings Per Share assumes that North Fork does not increase the amount of leverage on its balance sheet. If North Fork were to increase the leverage on its balance sheet, earnings per share would increase by approximately $0.06 per share for every additional $1 billion in assets assuming a positive spread on such leveraged assets of 150 basis points. North Fork has no current plans to increase the amount of leverage on its balance sheet.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

NORTH FORK

     North Fork common stock is listed on the NYSE and traded under the symbol "NFB." The following table sets forth, for the periods indicated, the high and low reported closing prices per share of North Fork common stock on the NYSE Composite Transactions reporting system, and the cash dividends declared per share of North Fork common stock.

                                                         PRICE RANGE OF
                                                          COMMON STOCK       DIVIDENDS
                                                        ----------------      DECLARED
                                                         HIGH      LOW      PER SHARE(1)
                                                        ------    ------    ------------
1997
  First Quarter.......................................  $14.17    $11.38       $0.08
  Second Quarter......................................   15.33     12.08        0.10
  Third Quarter.......................................   19.33     14.96        0.10
  Fourth Quarter......................................   22.50     18.71        0.10
1998
  First Quarter.......................................   26.33     20.00        0.125
  Second Quarter......................................   27.33     23.79        0.125
  Third Quarter.......................................   27.19     19.00        0.125
  Fourth Quarter......................................   23.94     16.31        0.275
1999
  First Quarter.......................................   23.88     21.00        0.15
  Second Quarter......................................   23.63     20.13        0.15
  Third Quarter.......................................   21.81     17.69        0.15
  Fourth Quarter......................................   21.63     17.13        0.18
2000
  First Quarter (through January 10, 2000)............   16.88     16.13       --

---------------
(1) North Fork per share amounts for all applicable periods have been restated to reflect the 3-for-2 common stock split effective May 15, 1998 and the 2-for-1 common stock split effective May 15, 1997.

JSB

     JSB common stock is listed on the NYSE and traded under the symbol "JSB." The following table sets forth, for the periods indicated, the high and low reported closing prices per share of JSB common stock on the NYSE Composite Transaction reporting system, and the cash dividends declared per share of JSB common stock.

                                                           PRICE RANGE OF
                                                            COMMON STOCK      DIVIDENDS
                                                          ----------------    DECLARED
                                                           HIGH      LOW      PER SHARE
                                                          ------    ------    ---------
1997
  First Quarter.........................................  $43.00    $36.00      $0.35
  Second Quarter........................................   46.50     40.00       0.35
  Third Quarter.........................................   49.38     41.00       0.35
  Fourth Quarter........................................   50.63     46.50       0.35
1998
  First Quarter.........................................   55.94     46.00       0.40
  Second Quarter........................................   58.56     53.63       0.40
  Third Quarter.........................................   59.69     45.00       0.40
  Fourth Quarter........................................   54.38     45.63       0.40

                                                           PRICE RANGE OF
                                                            COMMON STOCK      DIVIDENDS
                                                          ----------------    DECLARED
                                                           HIGH      LOW      PER SHARE
                                                          ------    ------    ---------
1999
  First Quarter.........................................  $58.75    $50.13      $0.45
  Second Quarter........................................   55.75     47.63       0.45
  Third Quarter.........................................   58.75     51.19       0.45
  Fourth Quarter........................................   62.81     50.50       0.45
2000
  First Quarter (through January 10, 2000)..............   51.88     47.63      --

NORTH FORK DIVIDEND POLICY

     The holders of North Fork common stock receive dividends if and when declared by the North Fork board of directors out of legally available funds. North Fork expects to continue paying quarterly cash dividends on North Fork common stock. However, North Fork cannot be certain that its dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends after the merger will depend upon business conditions, operating results, capital and reserve requirements and the North Fork board of directors' consideration of other relevant factors.

                          INFORMATION ABOUT NORTH FORK

GENERAL

     North Fork is a bank holding company organized under the laws of the State of Delaware in 1980 and registered under the BHC Act. North Fork's primary subsidiary, North Fork Bank, a New York State-chartered, FDIC-insured, stock-form commercial bank, operates 112 retail banking facilities throughout Suffolk and Nassau counties on Long Island, New York, as well as in the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx and in Westchester and Rockland counties north of New York City. At September 30, 1999, North Fork had assets of $11.9 billion, deposits of $6.6 billion and stockholders' equity of $717.6 million. North Fork, through North Fork Bank, provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers in the metropolitan New York area.

     On August 30, 1999, North Fork entered into an agreement with Reliance providing for the merger of Reliance with and into North Fork. As of September 30, 1999, Reliance had $2.5 billion in total assets, $1.6 billion in deposits, $171.7 million in stockholders' equity and served customers from 29 branches throughout Suffolk and Nassau counties on Long Island, New York, as well as in the New York City boroughs of Manhattan and Queens. In the Reliance merger, Reliance stockholders will receive 2.0 shares of North Fork common stock in exchange for each share of Reliance common stock. Completion of the Reliance merger is subject to a number of conditions, including the receipt of all required regulatory approvals and the approval of the stockholders of Reliance. The Reliance merger is expected to be completed during the first quarter of 2000 and will be accounted for under the purchase method of accounting. The pro forma financial information in this document includes pro forma adjustments reflecting the completion of the Reliance merger under the purchase method of accounting. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 93.

     From time to time, North Fork investigates and holds discussions and negotiations concerning possible transactions with other financial institutions. As of the date of this joint proxy statement-prospectus, North Fork has not entered into any agreements or understandings with respect to any significant business combination transactions except for the transactions described herein and in documents incorporated herein by reference. See "Where You Can Find More Information" on page 89. Any such transaction would be subject to stockholder approval only if required under applicable law or the rules of the NYSE.

     For more information about North Fork's business, reference is made to North Fork's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. See "Where You Can Find More Information" on page 89.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to North Fork is incorporated by reference or set forth in North Fork's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. Stockholders desiring copies of this document and other documents relating to North Fork may contact North Fork at its address or telephone number indicated under "Where You Can Find More Information" on page 89.

SECURITY OWNERSHIP

     Set forth below is certain information concerning beneficial ownership of North Fork common stock, as of September 30, 1999 by (i) each director of North Fork, (ii) each executive officer of North Fork, and (iii) all executive officers and directors of North Fork as a group. As of the North Fork record date there was no person known by the North Fork board of directors to be the beneficial owner of more than 5% of the outstanding shares of North Fork common stock.

                                                                               PERCENTAGE
                                                               NUMBER OF      BENEFICIALLY
NAME                                                           SHARES(1)         OWNED
----                                                          ------------    ------------
John Adam Kanas(2)..........................................   2,091,279          1.55%
John Bohlsen(3).............................................     887,721             *
Thomas M. O'Brien(4)........................................     993,190             *
Daniel M. Healy(5)..........................................     649,681             *
Irvin L. Cherashore.........................................      63,204             *
Allan C. Dickerson(6).......................................      50,151             *
Lloyd A. Gerard(7)..........................................     177,677             *
Patrick E. Malloy, III......................................   2,581,177          1.91%
James F. Reeve(8)...........................................     167,554             *
George H. Rowsom(9).........................................      28,358             *
Kurt R. Schmeller...........................................      78,190             *
Raymond W. Terry, Jr.(10)...................................     108,000             *
All executive officers and directors as a group (12
  persons)(11)..............................................   7,876,182          5.82%

---------------
  *  Less than 1%

 (1) Beneficial ownership of shares, as determined in accordance with applicable SEC rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date. Further, with respect to Messrs. Kanas, Bohlsen and Healy, the number of shares beneficially owned includes shares held in North Fork's 401(k) plan as of December 31, 1998.

 (2) Includes 690,136 shares of restricted stock and options to purchase 413,677 shares previously granted to Mr. Kanas under North Fork's compensatory stock plans, 55,300 shares held by him in joint tenancy with his wife, 62,823 shares held by his wife, 14,900 shares held by his dependent children, 400 shares held by his wife in joint tenancy with his son and 400 shares held by his wife as custodian for their son. Excludes 95,000 shares held by the John A. Kanas and Elaine M. Kanas Family Foundation, a charitable foundation established by Mr. Kanas that is qualified under section 501(c)(3) of the Internal Revenue Code, as to which Mr. Kanas disclaims beneficial ownership.

 (3) Includes 239,899 shares of restricted stock and options to purchase 178,371 shares previously granted to Mr. Bohlsen under North Fork's compensatory stock plans, 2,568 shares held by his wife and 33,416 shares held by his dependent children. Excludes 40,000 shares held by the John and Linda Bohlsen Family Foundation, a charitable foundation established by Mr. Bohlsen that is qualified under section 501(c)(3) of the Internal Revenue Code, as to which Mr. Bohlsen disclaims beneficial ownership.

 (4) Includes 62,500 shares of restricted stock, 268,605 shares held in joint tenancy with his wife, 648 shares in his name as custodian for his son, options to purchase 108,583 shares previously granted to Mr. O'Brien under North Fork's compensatory stock plans and 648 shares held by his dependent son. Excludes 32,500 shares held by The Galway Bay Foundation, a charitable foundation established by Mr. O'Brien that is qualified under section 501(c)(3) of the Internal Revenue Code, as to which Mr. O'Brien disclaims beneficial ownership.

 (5) Includes 125,985 shares of restricted stock and options to purchase 212,020 shares previously granted to Mr. Healy under North Fork's compensatory stock options, 9,000 shares held by his wife and 6,000 shares held in his name as custodian for a daughter.

 (6) Includes 24,483 shares held by Mr. Dickerson's wife.

 (7) Includes 5,983 shares held by Mr. Gerard in joint tenancy with his daughter, 3,000 shares held by his wife and 300 shares held by his wife in her capacity as custodian for a granddaughter.

 (8) Includes 55,625 shares held by Mr. Reeve's wife.

 (9) Includes 3,000 shares held by Mr. Rowsom in joint tenancy with his wife, 934 shares held by his wife and 9,000 shares held by the S.T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

(10) Includes 45,000 shares held by Mr. Terry in joint tenancy with his wife.

(11) Includes 1,118,520 shares of restricted stock and options to purchase an aggregate of 912,651 shares previously granted to such persons under North Fork's compensatory stock plans.

                             INFORMATION ABOUT JSB

GENERAL

     JSB is a unitary savings and loan holding company organized under the laws of the State of Delaware in 1990. JSB's wholly owned subsidiary, Jamaica Savings Bank FSB, a federally chartered, FDIC-insured, stock form savings bank, operates 13 retail banking facilities in Queens, Nassau, New York and Suffolk counties, New York. Jamaica Savings Bank is a community-oriented financial institution, serving its market area with a wide selection of loan products and retail financial services. At September 30, 1999, JSB had total assets of $1.6 billion, deposits of $1.1 billion and stockholders' equity of $374 million.

     For more information about JSB's business, reference is made to JSB's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. See "Where You Can Find More Information" on page 89.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to JSB is incorporated by reference or set forth in JSB's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. Stockholders desiring copies of this document and other documents relating to JSB may contact JSB at its address or telephone number indicated under "Where You Can Find More Information" on page 89.

SECURITY OWNERSHIP

     Owners of 5% of JSB Common Stock. Set forth below is certain information as to those persons believed by JSB's management to be beneficial owners of more than 5% of JSB's outstanding shares of common stock as of September 30, 1999. Other than those persons listed below, JSB is not aware of any person who is the beneficial owner of more than 5% of the outstanding shares of JSB common stock as of September 30, 1999.

   TITLE OF CLASS                                                AMOUNT AND NATURE OF
     OF SECURITY        NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP   PERCENT OF CLASS(1)
   --------------      ---------------------------------------   --------------------   -------------------
    Common Stock       Jamaica Savings Bank FSB                         835,846(2)               9.0%
                       Employee Stock Ownership Plan and Trust
                       c/o Jamaica Savings Bank FSB
                       303 Merrick Road
                       Lynbrook, New York 11563

---------------
(1) The total number of shares of JSB common stock outstanding on September 30, 1999 was 9,289,793.

(2) An unrelated corporate trustee, HSBC Bank USA, has been appointed trustee for the ESOP. The ESOP trustee, subject to its fiduciary duty and the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), must vote all allocated shares held in the ESOP in accordance with the instructions of participants, former participants and beneficiaries. As of September 30, 1999, 825,975 shares have been allocated to participant's accounts. Under the ESOP, unallocated shares held in the suspense account will be voted in a manner determined to most accurately reflect the instructions it has received from participants, former participants and beneficiaries regarding the allocated stock, so long as such vote is in accordance with the requirements of ERISA.

     Security Ownership of Management of JSB. Set forth below is certain information concerning beneficial ownership of JSB common stock, as of September 30, 1999, by (i) each director of JSB, (ii) the Chief Executive Officer and the four other highest paid executive officers of JSB and (iii) all directors and executive officers of JSB as a group. Shares subject to options that are not exercisable within 60 days of September 30, 1999 are excluded from the table.

                                                                                          PERCENTAGE
                                                                            NUMBER       BENEFICIALLY
NAME                                        TITLE                        OF SHARES(1)      OWNED(2)
----                                        -----                        ------------    ------------
                        Chairman of the Board, Chief Executive
                          Officer and Director
Park T. Adikes                                                             438,071(3)         4.6%
                        President and Director
Edward P. Henson                                                           146,771(3)         1.6%
                        Director
Joseph C. Cantwell                                                          21,584(4)       *
                        Director
Richard M. Cummins                                                          14,384(4)       *
                        Director
Howard J. Dirkes, Jr.                                                       42,958(4)       *
                        Director
Cynthia Gibbons                                                             18,384(4)       *
                        Director
James E. Gibbons, Jr.                                                       71,385(4)       *
                        Director
Alfred F. Kelly                                                             30,635(4)       *
                        Director
Richard W. Meyer                                                            33,085(4)       *
                        Director
Arnold B. Pritcher                                                          51,185(4)       *
                        Executive Vice President
Thomas R. Lehmann                                                           67,489(3)       *
                        Executive Vice President
Lawrence J. Kane                                                            61,348(3)       *
                        Senior Vice President
John F. Bennett                                                             99,050(3)         1.1%
All executive officers and directors as a group (17 persons)             1,344,801(5)        13.5%

---------------
 * Less than 1.0%

(1) Each person effectively exercises sole (or shared with spouse or other immediate family members) voting and dispositive power as to the shares reported. Excluded are 196,823 shares held by a trust which was established for the Benefit Restoration Plan in connection with JSB's and Jamaica Savings Bank's benefit plans. Shares held in this trust are voted at the direction of the Employee Benefits Committee of the board of directors of Jamaica Savings Bank. The assets held by the trust, including JSB's shares, are subject to the claims of the general creditors of JSB and Jamaica Savings Bank. The above table does not include the 127,850 options granted to officers and directors of JSB pursuant to the 1996 Stock Option Plan on August 16, 1999 as a result of the execution of the merger agreement, which options are not exercisable until they vest on the earlier of six months from the date of grant or the effective date of the merger.

(2) The total number of shares of JSB common stock outstanding on September 30, 1999 was 9,289,793. Exercisable options for each individual are included in shares beneficially owned and are added to common stock outstanding in determining the percent of class.

(3) Includes 167,500, 64,000, 42,500, 42,500 and 69,293 shares for Messrs.
    Adikes, Henson, Lehmann, Kane and Bennett, respectively, which may be acquired through the exercise of stock options granted under the JSB stock option plans.

(4) Includes 21,000, 14,000, 22,073, 17,000, 16,000, 22,250, 16,000 and 16,000
    shares for directors Cantwell, Cummins, Dirkes, C. Gibbons, J. Gibbons, Kelly, Meyer and Pritcher, respectively, which may be acquired through the exercise of stock options granted under the JSB stock option plans.

(5) Includes 650,116 shares which may be acquired through the exercise of stock options granted under the JSB stock option plans.

                    REGULATION AND SUPERVISION OF NORTH FORK

GENERAL

     North Fork is a bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the BHC Act. As a bank holding company, North Fork's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and North Fork may not directly or indirectly acquire the ownership or control of more than five percent of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board.

     North Fork Bank, as a New York State-chartered, FDIC-insured depository institution, is subject to the supervision, regulation and examination of the New York State Banking Department and the FDIC. The FDIC has broad enforcement authority over federally-insured depository institutions, including the power to terminate deposit insurance, to appoint a conservator or receiver if any of a number of conditions are met, and to impose substantial fines and other civil penalties. Almost every aspect of the operations and financial condition of North Fork Bank is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments, and the provision of services. Various consumer protection laws and regulations also affect the operations of North Fork Bank. The deposits of North Fork Bank are insured up to applicable limits by the FDIC.

     Supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company stockholders or creditors.

     The following description summarizes some of the laws to which North Fork and North Fork Bank are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

PAYMENT OF DIVIDENDS

     North Fork is a legal entity separate and distinct from its subsidiaries. The principal source of North Fork's cash revenues is dividends from North Fork Bank, and there are various legal and regulatory limitations under federal and state law on the extent to which banking subsidiaries can finance or otherwise supply funds to their holding company.

     Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition. In addition, among other things, dividends from a New York State-chartered bank, such as North Fork Bank, are limited by the NYBL and by the regulations of the Banking Department to an amount equal to the bank's net profits for the current year plus its prior two years' retained net profits, less any required transfer to surplus or to a fund for the retirement of any preferred stock.

     Under federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized" as determined by the federal bank regulatory agencies. The relevant federal regulatory agencies, and the state regulatory agency, the Banking Department, also have authority to prohibit a bank or bank holding company from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of North Fork Bank, be deemed to constitute such an unsafe or unsound practice.

TRANSACTIONS WITH AFFILIATES

     North Fork Bank is subject to restrictions under federal law which limit certain transactions with North Fork and its nonbanking subsidiaries, including loans, other extensions of credit, investments or asset purchases. Such transactions by a banking subsidiary with any one affiliate are limited in amount to ten percent of the bank's capital and surplus and, with all affiliates together, to an aggregate of twenty percent of the bank's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts. These and certain other transactions, including any payment of money to North Fork, must be on terms and conditions that are, or in good faith would be, offered to nonaffiliated companies.

HOLDING COMPANY LIABILITY

     Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below under "-- Prompt Corrective Action," a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed, and is required to cure immediately, any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

PROMPT CORRECTIVE ACTION

     Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions. Depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and are subject to different regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll over brokered deposits.

     The banking regulatory agencies are permitted or, in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers include, among other things:

     - prohibiting the payment of principal and interest on subordinated debt,

     - prohibiting the holding company from making distributions without prior regulatory approval,

     - placing limits on asset growth and restrictions on activities; placing additional restrictions on transactions with affiliates,

     - restricting the interest rate the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks, and

     - in the most severe cases, appointing a conservator or receiver for the institution.

     A banking institution that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. As of September 30, 1999, North Fork Bank exceeded the required capital ratios for classification as "well capitalized." See "-- Capital Adequacy" below.

CAPITAL ADEQUACY

                     RISK-BASED CAPITAL AND LEVERAGE RATIOS

                                                            RISK-BASED RATIOS
                                                            ------------------
                                                            TIER I      TOTAL     LEVERAGE
AS OF SEPTEMBER 30, 1999                                    CAPITAL    CAPITAL    RATIO(1)
------------------------                                    -------    -------    --------
North Fork................................................   12.76%     13.75%      7.65%
North Fork Bank...........................................   10.95      11.96       6.45
JSB(2)....................................................   26.14      28.32      20.97
Jamaica Savings Bank......................................   23.41      25.44      18.98
Reliance(2)...............................................   16.86      17.72       7.34
Reliance Federal Savings Bank.............................   16.34      17.20       7.08
Minimum required ratio....................................    4.00       8.00       4.00
"Well capitalized" minimum ratio..........................    6.00      10.00       5.00

---------------
(1) For all but the most highly-rated bank holding companies and banks, the leverage ratio is 3 percent plus an additional percentage of at least 100 to 200 basis points.

(2) Each of JSB and Reliance is a unitary thrift holding company and, accordingly, neither is subject to any minimum required risk-based and leverage ratios.

     The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum ratio of total capital to risk-weighted assets (which are the credit risk equivalents of balance sheet assets and certain off balance sheet items such as standby letters of credit) is 8 percent. At least half of the total capital must be composed of common stockholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock (and, for bank holding companies only, a limited amount of qualifying cumulative perpetual preferred stock), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items. The remainder may consist of a limited amount of subordinated debt, other perpetual preferred stock, hybrid capital instruments, mandatory convertible debt securities that meet certain requirements, as well as a limited amount of reserves for loan losses. The Federal Reserve Board has also adopted a minimum leverage ratio for bank holding companies, requiring Tier 1 capital of at least 3 percent of average total consolidated assets.

     The FDIC has also established risk-based and leverage capital guidelines which state non-member banks are required to meet. These regulations are generally similar to those established by the Federal Reserve Board for bank holding companies. The capital ratios for North Fork, North Fork Bank, JSB and Jamaica Savings Bank are provided in the chart above.

     The federal bank regulatory agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk, interest rate risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy. The agencies have also adopted an adjustment to the risk-based capital calculations to cover market risk in trading accounts of certain institutions.

     The federal bank regulatory agencies recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

     As discussed below under "-- Enforcement Powers of the Federal Banking Agencies," failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and the placement of the institution into conservatorship or receivership.

ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES

     The federal bank regulatory agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject North Fork, North Fork Bank, JSB or Jamaica Savings Bank, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed under "-- Prompt Corrective Action" above, the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution (i) is undercapitalized and has no reasonable prospect of becoming adequately capitalized; (ii) fails to become adequately capitalized when required to do so; (iii) fails to submit a timely and acceptable capital restoration plan; or (iv) materially fails to implement an accepted capital restoration plan.

CONTROL ACQUISITIONS

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as North Fork, would, under the circumstances set forth in the presumption, constitute acquisition of control of North Fork.

     In addition, any company is required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding common stock of North Fork, or otherwise obtaining control or a "controlling influence" over North Fork.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits an adequately capitalized and adequately managed bank holding company, with Federal Reserve Board approval, to acquire banking institutions located in states other than the bank holding company's home state without regard to whether the transaction is prohibited under state law. In addition, effective June 1, 1997, national banks and state banks with different home states are permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating banking institution has passed legislation prior to that date that expressly prohibits interstate mergers. De novo interstate branching is permitted if the laws of the host state so authorizes.

FUTURE LEGISLATION

     Various legislation is from time to time introduced in Congress, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds. Such legislation may change banking statutes and the operating environment of North Fork and its subsidiaries in substantial and unpredictable ways. North Fork cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of North Fork or its subsidiaries.

                    DESCRIPTION OF NORTH FORK CAPITAL STOCK

GENERAL

     The authorized capital stock of North Fork consists of 200 million shares of North Fork common stock, par value $2.50 per share, and 10 million shares of North Fork preferred stock, par value $1.00 per share. The preferred stock may be issued in one or more series with such terms and at such times and for such consideration as the North Fork board of directors determines. At the North Fork special meeting, North Fork stockholders will vote upon a proposal to amend the North Fork certificate of incorporation to increase the number of authorized shares of common stock to 500 million and to reduce the par value per share of the common stock to $0.01. See "Proposed Amendment to North Fork's Certificate of Incorporation" on page 87.

     As of the North Fork record date, 128,439,378 shares of North Fork common stock were outstanding, and no shares of North Fork preferred stock were outstanding.

     As of the North Fork record date, 28,047,000 shares of North Fork common stock were reserved for issuance in accordance with the merger agreement, 2,668,719 shares of North Fork common stock had been reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans, and 569,148 shares of North Fork common stock were reserved for issuance pursuant to North Fork's dividend reinvestment and stock purchase plans.

     The following summary of the terms of the capital stock of North Fork is not intended to be complete and is subject in all respects to the applicable provisions of the DGCL and is qualified by reference to the certificate of incorporation and bylaws of North Fork. To obtain copies of these documents, see "Where You Can Find More Information" on page 89.

COMMON STOCK

     The outstanding shares of North Fork common stock are fully paid and nonassessable. Holders of North Fork common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of North Fork common stock do not have preemptive rights and are not entitled to cumulative voting rights with respect to the election of directors. The North Fork common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

     Subject to the preferences applicable to any shares of North Fork preferred stock outstanding at the time, holders of North Fork common stock are entitled to dividends when and as declared by the North Fork board of directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

PREFERRED STOCK

     No shares of preferred stock are outstanding. The board of directors of North Fork may, without further action by the stockholders of North Fork, issue a series of North Fork preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.

ANTI-TAKEOVER PROVISIONS

     The North Fork certificate of incorporation and North Fork's bylaws provide that the North Fork board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of North Fork are elected at each annual meeting of the stockholders. In addition, North Fork's bylaws provide that the power to fill vacancies is vested in the North Fork board of directors. The overall effect of such provisions may be to prevent a person or entity from seeking to acquire control of North Fork through an increase in the number of directors on the North Fork board and the election of designated nominees to fill such newly created vacancies.

                        COMPARISON OF STOCKHOLDER RIGHTS

     North Fork and JSB are incorporated under the laws of the State of Delaware. If the merger is completed, JSB stockholders, whose rights are currently governed by the DGCL, the certificate of incorporation of JSB and the bylaws of JSB, will, upon completion of the merger, become stockholders of North Fork, and their rights as such will be governed by the DGCL, the North Fork certificate of incorporation and the bylaws of North Fork. The material differences between the rights of holders of JSB common stock and the rights of holders of North Fork common stock, resulting from the differences in their governing documents, are summarized below.

     The following summary does not purport to be a complete statement of the rights of holders of North Fork common stock under applicable Delaware law, the North Fork certificate of incorporation and the North Fork bylaws or the rights of the holders of JSB common stock under applicable Delaware law, the JSB certificate of incorporation and the JSB bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and North Fork's and JSB's governing corporate instruments, to which the holders of JSB common stock are referred. Copies of such governing corporate instruments of North Fork and JSB are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement-prospectus is delivered, by following the instructions listed under "Where You Can Find More Information" on page 89.

                  SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE
        RIGHTS OF NORTH FORK STOCKHOLDERS AND RIGHTS OF JSB STOCKHOLDERS

                             NORTH FORK STOCKHOLDER RIGHTS           JSB STOCKHOLDER RIGHTS
                            --------------------------------    --------------------------------
STOCKHOLDER ACTION BY       North Fork stockholders may act     JSB stockholders may not act by
WRITTEN CONSENT:            by written consent.                 written consent.

STOCKHOLDER NOMINA-         North Fork's bylaws permit          JSB's bylaws permit stockholders
TIONS AND PROPOSALS FOR     stockholders of record to           of record to nominate candidates
BUSINESS:                   nominate candidates for election    for election to JSB's board and
                            to North Fork's board and to        to introduce other business that
                            introduce other business that is    is a proper matter for
                            a proper matter for stockholder     stockholder action in con-
                            action in connection with any       nection with any annual meeting
                            annual meeting of stockholders.     of stockholders. In either case,
                            In either case, the stockholder     the stockholder must provide
                            must provide timely notice to       timely notice to the Secretary
                            the Secretary of North Fork, and    of JSB, and the notice must
                            the notice must contain specific    contain specific information as
                            information as further de-          further delineated in JSB's
                            lineated in North Fork's bylaws.    bylaws.
                            To be timely, notice must be        To be timely, notice must be
                            given to North Fork's Secretary     delivered to and received by JSB
                            not less than 60 days in the        not less than 90 days prior to
                            case of a notice of a nominee       the meeting at which directors
                            and 45 days in the case of a        are to be elected or the pro-
                            notice of a proposed item of        posed business is to be
                            business, nor more than 90 days,    conducted, or, if JSB gives less
                            in either case, before the          than 100 days' notice or prior
                            anniversary of the date of the      public disclosure of the meet-
                            prior year's annual meeting of      ing date, then notice by the
                            stockholders in the case of a       stockholder must be received by
                            notice of a nominee, and the        the close of business on the
                            anniversary of the date on which    10th day following the date on
                            North Fork first mailed its         which notice of the meeting was
                            proxy materials for the             mailed to stockholders or pub-
                            preceding annual meeting, in the    lic disclosure was made,
                            case of a notice of a proposed      whichever occurs first.
                            item of business. However, in
                            either case, if the annual
                            meeting is held on a date that
                            is not within 30 days before or
                            after the anniversary of the
                            date of the prior year's annual
                            meeting, the notice must be
                            received no later than the close
                            of business on the 10th day
                            following the day on which
                            notice of the date of the annual
                            meeting was mailed or public
                            disclosure of the date of the
                            annual meeting was made,
                            whichever first occurs.

BUSINESS COMBINATIONS       Delaware law prohibits a            JSB has not opted out of the
INVOLVING INTERESTED        corporation from engaging in any    interested stockholder
STOCKHOLDERS:               business combination with an        provisions of Delaware law.
                            interested stockholder (defined
                            as a 15% stockholder) for a         In addition, JSB's certificate
                            period of three years after the     of incorporation provides that
                            date that stockholder became an     the affirmative vote of the
                            interested stockholder unless       owners of at least 80% of
                            (i) before that

                             NORTH FORK STOCKHOLDER RIGHTS           JSB STOCKHOLDER RIGHTS
                            --------------------------------    --------------------------------
                            date, the board of directors of     all outstanding shares of JSB
                            the corporation approved the        common stock is necessary to
                            business combination or the         approve a business combination
                            transaction transforming the        transaction with any 10%
                            stockholder into an interested      stockholder. The requirement
                            stockholder, (ii) upon              does not apply if the business
                            completion of the transaction       combination transaction with the
                            which resulted in the               10% stockholder is approved by a
                            stockholder becoming an             majority of "disinterested
                            interested stockholder, that        directors," which are those
                            stockholder owned at least 85%      directors not affiliated or
                            of the outstanding voting stock     associated with the 10%
                            (excluding shares owned by          stockholder and who were members
                            directors, officers and certain     of the board or recommended to
                            employee stock ownership plans)     be members of the board before
                            or (iii) on or after the date       the 10% stockholder became a 10%
                            the stockholder became an           stockholder.
                            interested stockholder, the
                            business combination received       This requirement does not apply
                            the approval of both the cor-       if the consideration offered to
                            poration's directors and the        stockholders of JSB in the
                            holders of two-thirds of the        business combination meets the
                            outstanding voting shares not       minimum price requirements set
                            owned by the interested             forth in JSB's certificate of
                            stockholder voted at a meeting      incorporation.
                            and not by written consent. A
                            Delaware corporation may opt out
                            of this provision through an
                            amendment to its certificate of
                            incorporation or bylaws adopted
                            by a majority of the outstand-
                            ing voting shares. North Fork
                            has not adopted any such
                            amendment.
REMOVAL OF DIRECTORS:       North Fork stockholders may         The JSB certificate provides
                            remove a director only for cause    that JSB stockholders may only
                            by a vote of the holders of a       remove a director for cause and
                            majority of the then-               only by the affirmative vote of
                            outstanding shares entitled to      at least 80% of the outstanding
                            vote thereon.                       shares entitled to vote.

CONSIDERATION OF OTHER      The North Fork certificate of       JSB is also governed by the
CONSTITUENCIES:             incorporation does not contain      provisions of Delaware law. In
                            any provision specifically          addition, the JSB certificate of
                            authorizing or requiring the        incorporation provides that when
                            North Fork board to consider the    evaluating any offer by a third
                            interests of any constituencies     party for a merger or similar
                            of North Fork other than its        transaction, the JSB board may,
                            stockholders in considering         in connection with the exercise
                            whether to approve or oppose any    of its judgment in determining
                            corporate action, including a       what is in the best interest of
                            merger or similar transaction.      JSB and its stockholders, give
                            Pursuant to case law                due consideration to all
                            interpreting statutory              relevant factors, including,
                            provisions of Delaware law, the     without limitation, the social
                            board of directors of a Delaware    and economic effect of
                            corporation such as North Fork      acceptance of the offer on the
                            generally may consider the          current and future customers and
                            impact of such a transaction on     employees of JSB and its sub-
                            North Fork's other constituen-      sidiaries, on the communities in
                            cies, provided that doing so        which JSB and its subsidiaries
                            bears some reasonable               operate, on the ability of JSB
                            relationship to general             to fulfill its objectives as a
                            stockholder interests.              savings and loan holding company
                                                                and

                             NORTH FORK STOCKHOLDER RIGHTS           JSB STOCKHOLDER RIGHTS
                            --------------------------------    --------------------------------
                                                                on the ability of Jamaica
                                                                Savings Bank to fulfill the
                                                                objectives of a federally-
                                                                chartered stock form savings
                                                                bank under applicable statutes
                                                                and regulations.

PERSONAL LIABILITY OF       Subject to Delaware law, the        The JSB certificate of
DIRECTORS:                  North Fork certificate of           incorporation limits the
                            incorporation limits the            personal liability of directors
                            personal liability of directors     of JSB for monetary damages
                            to North Fork or its                resulting from a breach of
                            stockholders for monetary           fiduciary duty as a director to
                            damages for breach of fidu-         the fullest extent permitted
                            ciary duty as a director to         under Delaware law.
                            $25,000 per occurrence.

AMENDMENT OF                North Fork's bylaws may be          The JSB certificate of
BY-LAWS:                    amended by the affirmative vote     incorporation provides that the
                            of the holders of a majority of     JSB board is empowered to adopt,
                            the outstanding shares of North     amend or repeal the bylaws, by a
                            Fork capital stock present and      vote of the majority of the
                            voting at a meeting at which a      total number of authorized
                            quorum is present. The North        directors (regardless of any
                            Fork certificate of                 vacancies existing at such
                            incorporation also authorizes       time). The certificate of
                            the board to adopt, amend or        incorporation further provides
                            repeal the bylaws.                  that JSB's stockholders may
                                                                adopt, amend or repeal the
                                                                bylaws by the affirmative vote
                                                                of the holders of at least 80%
                                                                of the voting stock, voting
                                                                together as a single class.
AMENDMENT OF                The DGCL provides that amend-       The JSB certificate of
CERTIFICATE:                ments to a corporation's            incorporation provides that, in
                            certificate of incorporation        addition to the requirements
                            generally require a resolution      imposed by the DGCL and
                            by the corporation's board of       discussed above, the affirmative
                            directors setting forth the         vote of the holders of at least
                            amendment proposed and declaring    80% of the outstanding JSB
                            its advisability and the            voting stock, voting together as
                            adoption of such amendment by       a single class, is required to
                            the affirmative vote of the         amend or repeal those provisions
                            holders of a majority of the        of the JSB certificate of
                            corporation's outstanding stock     incorporation relating to, among
                            entitled to vote thereon. The       other things, (i) the amendment
                            North Fork certificate of           of any provisions of the JSB
                            incorporation contains no           certificate of incorporation or
                            further provisions concerning       the JSB bylaws, (ii) the
                            the amendment of the North Fork     prohibition on stockholder
                            certificate of incorporation.       action by written consent, (iii)
                                                                the persons authorized to call
                                                                special meetings of
                                                                stockholders, (iv) the
                                                                classification of the JSB board
                                                                of directors and the election
                                                                and removal of directors, (v)
                                                                the requirements for
                                                                authorization of a business
                                                                combination with an interested
                                                                stockholder or (vi) the in-
                                                                demnification of JSB's directors
                                                                and officers.

                             NORTH FORK STOCKHOLDER RIGHTS           JSB STOCKHOLDER RIGHTS
                            --------------------------------    --------------------------------
SPECIAL MEETING OF          Special meetings of North Fork      Special meetings of JSB
STOCKHOLDERS:               stockholders may be called by       stockholders may be called by
                            the board, the Chairman or the      the board pursuant to a
                            President.                          resolution adopted by a majority
                                                                of the total number of
                                                                authorized directors (regardless
                                                                of any vacancies existing at
                                                                such time).

LIMIT ON STOCKHOLDER        The North Fork certificate of       The JSB certificate of
VOTING:                     incorporation has no provision      incorporation contains a
                            specifically limiting               provision limiting the voting
                            stockholder voting rights.          rights of any person owning more
                                                                than 10% of the outstanding JSB
                                                                voting shares. Any record holder
                                                                of shares of JSB voting stock
                                                                that are beneficially owned by a
                                                                person who beneficially owns
                                                                more than 10% of the then-
                                                                outstanding JSB voting shares is
                                                                not entitled or permitted to
                                                                vote such record holders' pro
                                                                rata portion of the shares of
                                                                JSB voting stock held by such
                                                                beneficial owner in excess of
                                                                the 10% limit. The number of
                                                                votes which may be cast by any
                                                                such record holder equals the
                                                                total number of votes which a
                                                                single record holder of all JSB
                                                                voting stock owned by such
                                                                beneficial owner would be
                                                                entitled to cast, multiplied by
                                                                a fraction, the numerator of
                                                                which is the number of shares of
                                                                JSB voting stock both
                                                                beneficially owned by such
                                                                beneficial owner and held of
                                                                record by such record holder and
                                                                the denominator of which is the
                                                                total number of shares of JSB
                                                                voting stock beneficially owned
                                                                by such beneficial owner.

        PROPOSED AMENDMENT TO NORTH FORK'S CERTIFICATE OF INCORPORATION

     At the North Fork special meeting, North Fork stockholders will be asked to approve an amendment to North Fork's certificate of incorporation. The amendment will increase the number of authorized shares of North Fork common stock and reduce the par value of North Fork's common stock.

     Approval by North Fork stockholders of this amendment is not a condition to completing the merger.

     Increase of Authorized Common Stock. North Fork's certificate of incorporation currently authorizes North Fork to issue up to 200 million shares of common stock. The amendment to the certificate of incorporation would increase the number of authorized shares of North Fork common stock to 500 million shares. As of December 15, 1999, 145,126,522 shares of North Fork common stock were issued, including 16,687,144 shares held in North Fork's treasury.

     North Fork expects that it will issue approximately 28 million shares to JSB stockholders in the merger and that approximately 4.8 million shares of the combined company will be required to be reserved for issuance under North Fork employee stock options, JSB employee stock options converted into North Fork employee stock options in connection with the merger and other stock-based awards and for similar purposes. While the 200 million shares of North Fork common stock currently authorized for issuance under North Fork's certificate of incorporation are sufficient to complete the merger and to meet obligations to deliver shares under employee stock options and similar arrangements, after the merger is completed the combined company would have only approximately 22 million shares available for future issuance if the proposed amendment to North Fork's certificate of incorporation is not approved by North Fork stockholders.

     Reason for Increase in Common Stock. At present, North Fork has no plans to issue additional authorized but unissued shares of its common stock for any purpose other than to satisfy its obligations in connection with the merger and to meet its obligations to deliver shares under employee stock options and similar arrangements. North Fork believes, however, it is desirable to have additional shares available for other corporate reasons that might arise in the future, such as mergers, acquisitions, stock splits or capital raising. Under some circumstances, it is possible for a company to use unissued shares for antitakeover purposes, but North Fork has no present intention to do so. Whether or not any future issuance of shares unrelated to the merger would be submitted for a stockholder vote depends upon the nature of the issuance, Delaware law, NYSE requirements and the judgment of North Fork's board of directors at that time.

     Reduction of Par Value of Common Stock. North Fork's certificate of incorporation currently provides for common stock with a par value of $2.50 per share. The amendment to the certificate of incorporation would reduce the par value per share of North Fork common stock to $0.01 in order to reduce the total aggregate par value of North Fork's capital stock to a nominal amount.

     Reason for Reduction of Par Value. North Fork is proposing a reduction of the par value of its common stock so that the aggregate par value of its issued common stock will be reduced to a nominal amount. The reduction in par value will have the effect of increasing the amount of North Fork's surplus legally available for distribution to stockholders. As of September 30, 1999, North Fork had 145,126,522 shares of common stock issued, which represented $362,816,305 in capital ($2.50 multiplied by the number of shares issued) as that term is defined under Delaware law. This $362,816,305 of capital is not available to be distributed to stockholders under applicable Delaware law. The effect of the reduction of par value would be to increase the amount of surplus legally available for distribution to stockholders. If the reduction in par value had been effected as of September 30, 1999, the amount of capital would have been reduced to $1,451,265. Although North Fork has no current plan or intention to increase its current quarterly dividend or to pay any special cash or in-kind distribution, North Fork believes that it is desirable to have a nominal par value and the additional dividend capacity associated therewith.

     If the amendment to North Fork's certificate of incorporation is approved, Section (a) of Article Fourth of the North Fork certificate of incorporation would read in its entirety as follows:

    FOURTH: Capital Stock. (a) The authorized shares which the Corporation has authority to issue shall be five hundred ten million (510,000,000), divided into five hundred million (500,000,000) shares of common stock, par value of one cent ($.01) each, and ten million (10,000,000) shares of Preferred Stock, par value of one dollar ($1.00) each which Preferred Stock may be divided into and issued in series as described herein.

     The North Fork board of directors believes that the proposed amendment to the North Fork certificate of incorporation is advisable and in the best interests of North Fork stockholders and recommends that North Fork stockholders vote "FOR" the proposed amendment to the certificate of incorporation.

                                 LEGAL MATTERS

     The validity of the North Fork common stock to be issued in connection with the merger will be passed upon for North Fork by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. In addition, certain federal income tax matters relating to the merger will be passed upon for North Fork by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for JSB by Thacher Proffitt & Wood, New York, New York.

                                    EXPERTS

     The consolidated financial statements of North Fork and its subsidiaries incorporated in this joint proxy statement-prospectus by reference to North Fork's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated by reference in reliance on the report with respect to those financial statements of KPMG LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of JSB and its subsidiaries incorporated in this joint proxy statement-prospectus by reference to JSB's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated by reference in reliance on the report with respect to those financial statements of KPMG LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The consolidated statement of condition of Reliance and subsidiary as of June 30, 1999 and the related consolidated statements of income, changes in stockholders' equity, comprehensive income and cash flows for the year then ended, incorporated in this joint proxy statement-prospectus by reference to North Fork's Current Report on Form 8-K filed on December 30, 1999, have been so incorporated by reference in reliance on the report with respect to those financial statements of Arthur Andersen LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The consolidated statement of condition of Reliance and subsidiary as of June 30, 1998 and the related consolidated statements of income, changes in stockholders' equity, comprehensive income and cash flows for each of the years in the two-year period then ended, incorporated in this joint proxy statement-prospectus by reference to North Fork's Current Report on Form 8-K filed on December 30, 1999, have been so incorporated by reference in reliance on the report with respect to those financial statements of KPMG LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     North Fork stockholders may submit proposals to be considered for stockholder action at North Fork's 2000 Annual Meeting of Stockholders if they do so in accordance with applicable regulations of the SEC and applicable provisions of North Fork's bylaws. Any of these proposals must have been received by the Secretary of North Fork no later than November 25, 1999 in order to be considered for inclusion in the proxy materials for North Fork's 2000 Annual Meeting of stockholders. If a stockholder desires to bring business before the 2000 Annual Meeting of Stockholders that is not a proposal submitted to North Fork for inclusion in North Fork's proxy statement, notice must be received by the Secretary of North Fork no earlier than December 25, 1999 and no later than February 8, 2000.

     JSB will hold a 2000 Annual Meeting of Stockholders only if the merger is not consummated before the time of such meeting. Any proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders, if such meeting is held, must have been received by the Corporate Secretary of JSB no later than November 30, 1999 in order to be considered for inclusion in the JSB proxy materials relating to that meeting. In order for a stockholder to properly bring business before the 2000 Annual Meeting, if held, the stockholder must give written notice to the Corporate Secretary of JSB not less than 90 days before the time originally fixed for such meeting; provided that, in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the annual meeting was mailed or such public disclosure was made. The notice must include certain substantive information required by JSB's bylaws.

                                 OTHER MATTERS

     As of the date of this joint proxy statement-prospectus, neither the North Fork board of directors nor the JSB board of directors knows of any matters that will be presented for consideration at the North Fork special meeting or the JSB special meeting other than as described in this joint proxy statement-prospectus. If any other matters do properly come before the North Fork special meeting or the JSB special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by such proxy as to any of those other matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of management.

                      WHERE YOU CAN FIND MORE INFORMATION

     North Fork has filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the shares of North Fork common stock to be issued to JSB stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about North Fork and North Fork common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this joint proxy statement-prospectus.

     In addition, North Fork, JSB and Reliance file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room      Northeast Regional       Midwest Regional Office
450 Fifth Street, N.W.           Office             500 West Madison Street
      Room 1024           7 World Trade Center             Suite 1400
Washington, D.C. 20549         Suite 1300         Chicago, Illinois 60661-2511
                        New York, New York 10048

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like North Fork, JSB and Reliance, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about North Fork and JSB at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and information about Reliance at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows North Fork and JSB to "incorporate by reference" information into this joint proxy statement-prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement-prospectus, except for any information that is superseded by information that is included directly in this document.

     This joint proxy statement-prospectus incorporates by reference the documents listed below that North Fork and JSB have previously filed with the SEC. They contain important information about our companies and their financial condition.

NORTH FORK SEC FILINGS                                             PERIOD
----------------------                          --------------------------------------------
Annual Report on Form 10-K..................    Year ended December 31, 1998, as filed on
                                                March 29, 1999
Quarterly Report on Form 10-Q...............    Quarter ended March 31, 1999, as filed on
                                                May 14, 1999
Quarterly Report on Form 10-Q...............    Quarter ended June 30, 1999, as filed on
                                                August 6, 1999
Quarterly Report on Form 10-Q...............    Quarter ended September 30, 1999, as filed
                                                on November 15, 1999
The description of North Fork common stock
set forth in North Fork's registration
statements filed by North Fork pursuant to
Section 12 of the Exchange Act including any
amendment or report filed for purposes of
updating any such description
The portions of North Fork's proxy statement
for the annual meeting of stockholders held
on April 27, 1999 that have been
incorporated by reference in the 1998 North
Fork Form 10-K
Current Reports on Form 8-K.................    Filed on August 16, 1999, August 31, 1999
                                                and December 30, 1999

JSB SEC FILINGS                                                    PERIOD
---------------                                 --------------------------------------------
Annual Report on Form 10-K..................    Year ended December 31, 1998, as filed on
                                                March 29, 1999
Quarterly Report on Form 10-Q...............    Quarter ended March 31, 1999, as filed on
                                                May 13, 1999
Quarterly Report on Form 10-Q...............    Quarter ended June 30, 1999, as filed on
                                                August 9, 1999
Quarterly Report on Form 10-Q...............    Quarter ended September 30, 1999, as filed
                                                on November 10, 1999
The description of JSB's common stock set
forth in JSB's registration statement on
Form 8-A....................................    Filed on July 2, 1997
The portions of JSB's proxy statement for
the annual meeting of stockholders held on
May 11, 1999 that have been incorporated by
reference in the 1998 JSB Form 10-K
Current Report on Form 8-K..................    Filed on August 18, 1999 (as amended on
                                                August 31, 1999)

     All documents and reports filed by North Fork and JSB with the SEC between the date of this joint proxy statement-prospectus and the dates of the North Fork special meeting and the JSB special meeting are incorporated by reference into this document. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     North Fork has supplied all information contained or incorporated by reference in this joint proxy statement-prospectus relating to North Fork, as well as all pro forma financial information, and JSB has supplied all relevant information relating to JSB.

     You can obtain any of the documents incorporated by reference in this document through North Fork or JSB, as the case may be, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement-prospectus. You can obtain documents incorporated by reference in this joint proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

NORTH FORK BANCORPORATION, INC.      JSB FINANCIAL, INC.
     275 Broad Hollow Road            303 Merrick Road
   Melville, New York 11747       Lynbrook, New York 11563
        (631) 844-1004            (516) 887-7000, ext. 372
  Attention: Aurelie S. Graf     Attention: Edward Lekstutis
      Corporate Secretary              Vice President

     If you would like to request documents, please do so by February 3, 2000, to receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement-prospectus or in any of the materials that we have incorporated into this joint proxy statement-prospectus. Therefore, if anyone gives you this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

     This joint proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of North Fork, JSB and Reliance, as well as certain information relating to the merger and/or the Reliance merger, including, without limitation:

     - statements relating to the cost savings and accretion to reported earnings estimated to result from the merger or the Reliance merger,

     - statements relating to revenues of the combined company after the merger or the Reliance merger,

     - statements relating to the restructuring charges estimated to be incurred in connection with the merger or the Reliance merger, and

     - statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

     These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

     - expected cost savings from the merger and/or the Reliance merger may not be fully realized or realized within the expected time frame,

     - revenues following the merger and/or the Reliance merger may be lower than expected,

     - competitive pressures among financial services companies may increase significantly,

     - costs or difficulties related to the integration of the businesses of North Fork, JSB and/or Reliance may be greater than expected,

     - changes in the interest rate environment may reduce interest margins,

     - general economic conditions, whether internationally, nationally or in the regional and local market areas in which North Fork, JSB and/or Reliance are doing business, may be less favorable than expected,

     - legislative or regulatory changes may adversely affect the businesses in which North Fork, JSB and/or Reliance are engaged,

     - technological changes, including year 2000 data systems compliance issues, may be more difficult or expensive than anticipated, and

     - changes may occur in the securities markets.

     See "Where You Can Find More Information" on page 89.

         PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

     The following pro forma condensed combined financial statements are based on the historical financial statements of North Fork, JSB and Reliance, under the assumptions and adjustments set forth in the accompanying notes. The Pro Forma Condensed Combined Balance Sheets give effect to the merger and the Reliance merger as if such transactions had become effective as of September 30, 1999. The Pro Forma Condensed Combined Statements of Income give effect to the merger as if it had become effective as of the beginning of each of the periods for which information is presented and the Reliance merger as if it had become effective as of January 1, 1998. The pro forma information assumes that the merger is accounted for using the pooling-of-interests method of accounting and the Reliance merger is accounted for using the purchase method of accounting.

     Reliance's annual reporting periods are as of and for the year ended June 30, whereas North Fork and JSB utilize a calendar year reporting period. Reliance's financial results for the nine months ended September 30, 1999 and 1998, and the twelve months ended December 31, 1998 have been utilized in order to conform to the calendar year reporting period of North Fork.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with and are qualified in their entirety by the historical financial statements, including the notes thereto, of North Fork, JSB and Reliance incorporated by reference into this document. See "Where You Can Find More Information" on page 89. Certain JSB and Reliance financial information has been reclassified to conform with North Fork's financial information.

     The unaudited pro forma condensed combined financial statements do not give effect to the anticipated cost savings and revenue enhancement opportunities that could result from the merger or the Reliance merger. The pro forma information is not necessarily indicative of the combined financial position or the results of operations of the companies in the future or of the combined financial position or the results of operations which would have been realized had the mergers been consummated during the periods or as of the dates for which the pro forma information is presented.

                        NORTH FORK BANCORPORATION, INC.
           COMBINED WITH RELIANCE BANCORP, INC. & JSB FINANCIAL, INC.
                  PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                                  (UNAUDITED)
                               SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)

                                                                          PRO FORMA             NORTH
                                                                         ADJUSTMENTS            FORK/
                                             NORTH                   --------------------     RELIANCE
                                             FORK        RELIANCE     DEBITS     CREDITS      PRO FORMA       JSB
                                          -----------   ----------   --------    --------    -----------   ----------
ASSETS
Cash & Due from Banks...................  $   164,416   $   29,623   $124,731(6) $124,731(3a) $   170,153  $   12,753
                                                                                   23,886(3c)
Money Market Investments................      200,156           --                               200,156       32,500
Securities:
 Available-for-Sale.....................    3,598,197    1,012,881        412(5)   14,370(3b)   4,467,180      90,006
                                                                                      209(3b)
                                                                                    5,000(5)
                                                                                  124,731(6)
 Held-to-Maturity.......................    1,279,978      309,679                             1,589,657      193,540
                                          -----------   ----------   --------    --------    -----------   ----------
 Total Securities.......................    4,878,175    1,322,560        412     144,310      6,056,837      283,546
                                          -----------   ----------   --------    --------    -----------   ----------
Loans, Net of Unearned Income...........    6,386,042    1,007,594                             7,393,636    1,232,745
 Allowance for Loan Losses..............       68,950        9,068                                78,018        5,937
                                          -----------   ----------   --------    --------    -----------   ----------
 Net Loans..............................    6,317,092      998,526         --          --      7,315,618    1,226,808
                                          -----------   ----------   --------    --------    -----------   ----------
Premises & Equipment, Net...............       73,600       17,779                                91,379       18,310
Accrued Interest Receivable.............       71,989       14,148                                86,137        8,840
Intangible Assets.......................       81,052       53,232                               342,516           --
                                                                      305,524(3b)  171,702(3d)
                                                                       14,370(3b)
                                                                       18,574(3c)
                                                                       41,466(4)
Other Assets............................      128,367       43,031         89(3b)      176(5)     186,307      13,013
                                                                        5,312(3c)
                                                                        9,684(4)
       Total Assets.....................  $11,914,847   $2,478,899   $520,162    $464,805    $14,449,103   $1,595,770
                                          ===========   ==========   ========    ========    ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits.........................  $ 1,461,517   $   62,615                           $ 1,524,132   $   54,925
Savings, N.O.W. & Money Market
 Deposits...............................    2,893,521      651,252                             3,544,773      647,948
Time Deposits...........................    2,215,860      853,985                             3,069,845      427,803
                                          -----------   ----------   --------    --------    -----------   ----------
       Total Deposits...................    6,570,898    1,567,852         --          --      8,138,750    1,130,676
                                          -----------   ----------   --------    --------    -----------   ----------
Federal Funds Purchased & Securities
 Sold Under Agreements to Repurchase....    2,676,416      328,334                             3,004,750           --
Other Borrowings........................    1,494,000      333,655                             1,827,655       50,000
Accrued Expenses & Other Liabilities....      256,649       27,356         --      51,150(4)     335,155       40,862
                                          -----------   ----------   --------    --------    -----------   ----------
       Total Liabilities................   10,997,963    2,257,197         --      51,150     13,306,310    1,221,538
                                          -----------   ----------   --------    --------    -----------   ----------
Capital Securities......................  $   199,308   $   50,000   $  5,000(5) $     --    $   244,308   $       --
STOCKHOLDERS' EQUITY
Preferred Stock.........................  $        --   $       --   $     --    $     --    $        --   $       --
Common Stock............................      362,816          108        108(3d)       --       362,816          160
Additional Paid in Capital..............       34,685      121,309     42,501(3b)       --        (7,816)     170,219
                                                                      121,309(3d)
Retained Earnings.......................      646,373      119,607    119,607(3d)       --       646,373      345,616
Accumulated Other Comprehensive
 Income -- Unrealized (Losses)/Gains on
 Securities Available-for-Sale, Net of
 Taxes..................................      (51,018)     (14,654)       120(3b)   14,654(3d)     (50,902)     38,388
                                                                                      236(5)
Deferred Compensation...................      (21,944)      (4,093)        --       4,093(3d)     (21,944)     (4,758)
Treasury Stock..........................     (253,336)     (50,575)   124,731(3a)  348,025(3b)     (30,042)   (175,393)
                                                                                   50,575(3d)
                                          -----------   ----------   --------    --------    -----------   ----------
       Total Stockholders' Equity.......  $   717,576   $  171,702   $408,376    $417,583    $   898,485   $  374,232
                                          -----------   ----------   --------    --------    -----------   ----------
       Total Liabilities and
        Stockholders' Equity............  $11,914,847   $2,478,899   $413,376    $468,733    $14,449,103   $1,595,770
                                          ===========   ==========   ========    ========    ===========   ==========

                                               PRO FORMA              ALL
                                              ADJUSTMENTS           COMBINED
                                          --------------------    TRANSACTIONS
                                           DEBITS     CREDITS      PRO FORMA
                                          --------    --------    ------------
ASSETS
Cash & Due from Banks...................                          $   182,906
Money Market Investments................                              232,656
Securities:
 Available-for-Sale.....................                            4,557,186
 Held-to-Maturity.......................                            1,783,197
                                          --------    --------    -----------
 Total Securities.......................        --          --      6,340,383
                                          --------    --------    -----------
Loans, Net of Unearned Income...........                            8,626,381
 Allowance for Loan Losses..............                               83,955
                                          --------    --------    -----------
 Net Loans..............................        --          --      8,542,426
                                          --------    --------    -----------
Premises & Equipment, Net...............                              109,689
Accrued Interest Receivable.............                               94,977
Intangible Assets.......................                              342,516
Other Assets............................  $  6,357(8)       --    $   205,677
       Total Assets.....................  $  6,357    $     --    $16,051,230
                                          ========    ========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits.........................                          $ 1,579,057
Savings, N.O.W. & Money Market
 Deposits...............................                            4,192,721
Time Deposits...........................                            3,497,648
                                          --------    --------    -----------
       Total Deposits...................        --          --      9,269,426
                                          --------    --------    -----------
Federal Funds Purchased & Securities
 Sold Under Agreements to Repurchase....                            3,004,750
Other Borrowings........................                            1,877,655
Accrued Expenses & Other Liabilities....        --      43,223(8)     419,240
                                          --------    --------    -----------
       Total Liabilities................        --      43,223     14,571,071
                                          --------    --------    -----------
Capital Securities......................  $     --    $     --    $   244,308
STOCKHOLDERS' EQUITY
Preferred Stock.........................  $     --    $     --    $        --
Common Stock............................  $430,760(10)   69,513(7a)       1,729
Additional Paid in Capital..............    69,513(7a)  430,760(10)     343,499
                                           175,393(7b)
                                             4,758(7c)
Retained Earnings.......................    36,866(8)                 955,123
Accumulated Other Comprehensive
 Income -- Unrealized (Losses)/Gains on
 Securities Available-for-Sale, Net of
 Taxes..................................                              (12,514)
Deferred Compensation...................        --       4,758(7c)     (21,944)
Treasury Stock..........................        --     175,393(7b)     (30,042)
                                          --------    --------    -----------
       Total Stockholders' Equity.......  $717,290    $680,424    $ 1,235,851
                                          --------    --------    -----------
       Total Liabilities and
        Stockholders' Equity............  $717,290    $723,647    $16,051,230
                                          ========    ========    ===========

                                                                                                  NORTH
                                                                                                  FORK/
                                               NORTH                                            RELIANCE
                                               FORK        RELIANCE                             PRO FORMA       JSB
                                            -----------   ----------                           -----------   ----------
SELECTED CAPITAL RATIOS:
Tier 1 Capital Ratio......................     12.76%       16.86%                                10.12%       26.14%
Risk Adjusted Capital Ratio...............     13.75        17.72                                 11.10        28.32
Leverage Ratio............................      7.65         7.34                                  5.86        20.93

                                                           ALL
                                                         COMBINED
                                                       TRANSACTIONS
                                                        PRO FORMA
                                                       ------------
SELECTED CAPITAL RATIOS:
Tier 1 Capital Ratio......................                12.39%
Risk Adjusted Capital Ratio...............                13.58
Leverage Ratio............................                 7.46

      See "Notes to the Pro Forma Condensed Combined Financial Statements"

                        NORTH FORK BANCORPORATION, INC.
           COMBINED WITH RELIANCE BANCORP, INC. & JSB FINANCIAL, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                PRO FORMA                                       ALL
                                                               ADJUSTMENTS        NORTH FORK/                 COMBINED
                                                            ------------------     RELIANCE                 TRANSACTIONS
                                  NORTH FORK    RELIANCE    DEBITS     CREDITS     PRO FORMA       JSB       PRO FORMA
                                  ----------    --------    -------    -------    -----------    -------    ------------
Interest Income.................   $604,444     $124,034    $13,165        --(6)   $715,313      $84,526      $799,839
Interest Expense................    267,591       68,367                            335,958       27,981       363,939
                                   --------     --------    -------    ------      --------      -------      --------
  Net Interest Income...........    336,853       55,667     13,165        --       379,355       56,545       435,900
Provision for Loan Losses.......      3,750          150                              3,900           13         3,913
                                   --------     --------    -------    ------      --------      -------      --------
  Net Interest Income after
    Provision for Loan Losses...    333,103       55,517     13,165        --       375,455       56,532       431,987
Non-Interest Income.............     44,314        4,203                             48,517        1,212        49,729
Real Estate Operations, net.....         --           --                                 --        1,223         1,223
Income from Money Centers.......         --        2,071                              2,071           --         2,071
Net Securities Gains............      9,900          112                             10,012           --        10,012
Other Non-Interest Expense......    112,943       27,744                            140,687       21,175       161,862
Capital Securities Costs........     12,633        3,073                             15,706           --        15,706
Amortization of Intangible
  Assets........................      6,267        3,423      9,805    $3,423(2)     16,072           --        16,072
                                   --------     --------    -------    ------      --------      -------      --------
  Income before Income Taxes....    255,474       27,663     22,970     3,423       263,590       37,792       301,382
Provision for Income Taxes......     89,416       12,120         --     4,608(6)     96,928       16,218       113,146
                                   --------     --------    -------    ------      --------      -------      --------
  Net Income....................   $166,058     $ 15,543    $22,970    $8,031      $166,662      $21,574      $188,236
                                   ========     ========    =======    ======      ========      =======      ========
Earnings Per Share -- Basic.....      $1.21        $1.88                              $1.17        $2.32         $1.11
Earnings Per Share -- Diluted...      $1.20        $1.78                              $1.16        $2.27         $1.09
Weighted Average Shares
  Outstanding -- Basic..........    137,342        8,261                            142,012        9,319       169,969
Weighted Average Shares
  Outstanding -- Diluted........    138,197        8,715                            143,775        9,520       172,335

      See "Notes to the Pro Forma Condensed Combined Financial Statements"

                        NORTH FORK BANCORPORATION, INC.
           COMBINED WITH RELIANCE BANCORP, INC. & JSB FINANCIAL, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    PRO FORMA                                       ALL
                                                                   ADJUSTMENTS        NORTH FORK/                 COMBINED
                                                                ------------------     RELIANCE                 TRANSACTIONS
                                      NORTH FORK    RELIANCE    DEBITS     CREDITS     PRO FORMA       JSB       PRO FORMA
                                      ----------    --------    -------    -------    -----------    -------    ------------
Interest Income.....................   $560,984     $121,362    $18,676        --(6)   $663,670      $89,466      $753,136
Interest Expense....................    245,888       68,500                            314,388       29,098       343,486
                                       --------     --------    -------    ------      --------      -------      --------
  Net Interest Income...............    315,096       52,862     18,676        --       349,282       60,368       409,650
Provision for Loan Losses...........     14,500          600                             15,100           41        15,141
                                       --------     --------    -------    ------      --------      -------      --------
  Net Interest Income after
    Provision for Loan Losses.......    300,596       52,262     18,676        --       334,182       60,327       394,509
Non-Interest Income.................     41,588        3,649                             45,237        4,461        49,698
Real Estate Operations, net.........         --           --                                 --          287           287
Income from Money Centers...........         --        1,944                              1,944           --         1,944
Net Securities Gains................      2,318           58                              2,376           --         2,376
Other Non-Interest Expense..........    111,681       27,636                            139,317       20,818       160,135
Capital Securities Costs............     12,633        1,746                             14,379           --        14,379
Amortization & Write-down of
  Intangible Assets.................     12,403        3,422      9,804    $3,422(2)     22,207           --        22,207
Merger Related Restructure Charge...     52,452           --                             52,452           --        52,452
                                       --------     --------    -------    ------      --------      -------      --------
  Income before Income Taxes........    155,333       25,109     28,480     3,422       155,384       44,257       199,641
Provision for Income Taxes..........     44,394       11,237         --     6,537(6)     49,094       10,030        59,124
                                       --------     --------    -------    ------      --------      -------      --------
  Net Income........................   $110,939     $ 13,872    $28,480    $9,959      $106,290      $34,227      $140,517
                                       ========     ========    =======    ======      ========      =======      ========
Earnings Per Share -- Basic.........      $0.79        $1.52                              $0.75        $3.47         $0.82
Earnings Per Share -- Diluted.......      $0.78        $1.44                              $0.74        $3.37         $0.80
Weighted Average Shares
  Outstanding -- Basic..............    140,547        9,107                            141,947        9,864       171,539
Weighted Average Shares
  Outstanding -- Diluted............    141,680        9,651                            144,168       10,159       174,645

      See "Notes to the Pro Forma Condensed Combined Financial Statements"

                        NORTH FORK BANCORPORATION, INC.
           COMBINED WITH RELIANCE BANCORP, INC. & JSB FINANCIAL, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     PRO FORMA                                    ALL
                                                                    ADJUSTMENTS      NORTH FORK/                COMBINED
                                                                 -----------------    RELIANCE                TRANSACTIONS
                                         NORTH FORK   RELIANCE   DEBITS    CREDITS    PRO FORMA      JSB       PRO FORMA
                                         ----------   --------   -------   -------   -----------   --------   ------------
Interest Income........................   $753,100    $163,762   $24,513        --(6)  $892,349    $117,813    $1,010,162
Interest Expense.......................    328,456      92,272                         420,728       38,476       459,204
                                          --------    --------   -------   -------    --------     --------    ----------
  Net Interest Income..................    424,644      71,490    24,513        --     471,621       79,337       550,958
Provision for Loan Losses..............     15,500         950                          16,450           51        16,501
                                          --------    --------   -------   -------    --------     --------    ----------
  Net Interest Income after Provision
    for Loan Losses....................    409,144      70,540    24,513        --     455,171       79,286       534,457
Non-Interest Income....................     54,885       4,949                          59,834        5,134        64,968
Real Estate Operations, net............         --          --                              --          714           714
Income from Money Centers..............         --       2,614                           2,614           --         2,614
Net Securities Gains/(Losses)..........      9,433          (1)                          9,432           --         9,432
Other Non-Interest Expense.............    146,607      36,412                         183,019       27,458       210,477
Capital Securities Costs...............     16,843       2,748                          19,591           --        19,591
Amortization & Write-down of Intangible
  Assets...............................     14,479       4,563    13,073   $ 4,563(2)    27,552          --        27,552
Merger Related Restructure Charge......     52,452          --                          52,452           --        52,452
                                          --------    --------   -------   -------    --------     --------    ----------
  Income before Income Taxes...........    243,081      34,379    37,586     4,563     244,437       57,676       302,113
Provision for Income Taxes.............     75,106      15,288        --     8,580(6)    81,814      13,288        95,102
                                          --------    --------   -------   -------    --------     --------    ----------
  Net Income...........................   $167,975    $ 19,091   $37,586   $13,143    $162,623     $ 44,388    $  207,011
                                          ========    ========   =======   =======    ========     ========    ==========
Earnings Per Share -- Basic............      $1.19       $2.14                           $1.15        $4.53         $1.21
Earnings Per Share -- Diluted..........      $1.18       $2.03                           $1.13        $4.41         $1.19
Weighted Average Shares Outstanding --
  Basic................................    140,706       8,908                         142,016        9,793       171,395
Weighted Average Shares Outstanding --
  Diluted..............................    141,766       9,425                         144,110       10,074       174,332

      See "Notes to the Pro Forma Condensed Combined Financial Statements"

                        NORTH FORK BANCORPORATION, INC.
                       COMBINED WITH JSB FINANCIAL, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        PRO FORMA
                                                                       ADJUSTMENTS       NORTH FORK/
                                                                    -----------------        JSB
                                          NORTH FORK      JSB       DEBITS    CREDITS     PRO FORMA
                                          ----------    --------    ------    -------    -----------
Interest Income.........................   $724,424     $109,611                          $834,035
Interest Expense........................    326,803       39,874                           366,677
                                           --------     --------     ----      ----       --------
  Net Interest Income...................    397,621       69,737       --        --        467,358
Provision for Loan Losses...............      8,100          648                             8,748
                                           --------     --------     ----      ----       --------
  Net Interest Income after Provision
     for Loan Losses....................    389,521       69,089       --        --        458,610
Non-Interest Income.....................     50,915        2,627                            53,542
Real Estate Operations, net.............         --       10,442                            10,442
Net Securities Gains....................      8,407        6,991                            15,398
Other Non-Interest Expense..............    157,182       27,434                           184,616
Capital Securities Costs................      9,235           --                             9,235
Amortization of Intangible Assets.......      7,292           --                             7,292
                                           --------     --------     ----      ----       --------
  Income before Income Taxes............    275,134       61,715       --        --        336,849
Provision for Income Taxes..............    104,613       24,625                           129,238
                                           --------     --------     ----      ----       --------
  Net Income............................   $170,521     $ 37,090       --        --       $207,611
                                           ========     ========     ====      ====       ========
Earnings Per Share -- Basic.............      $1.24        $3.76                             $1.25
Earnings Per Share -- Diluted...........      $1.22        $3.64                             $1.22
Weighted Average Shares Outstanding --
  Basic.................................    136,761        9,858                           166,335
Weighted Average Shares Outstanding --
  Diluted...............................    139,333       10,190                           169,903

      See "Notes to the Pro Forma Condensed Combined Financial Statements"

                        NORTH FORK BANCORPORATION, INC.
                       COMBINED WITH JSB FINANCIAL, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        PRO FORMA
                                                                       ADJUSTMENTS       NORTH FORK/
                                                                    -----------------        JSB
                                          NORTH FORK      JSB       DEBITS    CREDITS     PRO FORMA
                                          ----------    --------    ------    -------    -----------
Interest Income.........................   $613,762     $108,345                          $722,107
Interest Expense........................    281,107       40,217                           321,324
                                           --------     --------     ----      ----       --------
  Net Interest Income...................    332,655       68,128       --        --        400,783
Provision/(Recovery) for Loan Losses....      8,000       (1,400)                            6,600
                                           --------     --------     ----      ----       --------
  Net Interest Income after Provision
     for Loan Losses....................    324,655       69,528       --        --        394,183
Non-Interest Income.....................     38,602        2,578                            41,180
Real Estate Operations, net.............         --        1,767                             1,767
Net Securities Gains....................      6,224            2                             6,226
Other Non-Interest Expense..............    154,643       27,598                           182,241
  SAIF Recapitalization Charge..........     17,782           --                            17,782
Capital Securities Costs................         25           --                                25
Amortization of Intangible Assets.......      6,364           --                             6,364
Merger Related Restructure Charge.......     21,613           --                            21,613
                                           --------     --------     ----      ----       --------
  Income before Income Taxes............    169,054       46,277       --        --        215,331
Provision for Income Taxes..............     74,606       19,552                            94,158
                                           --------     --------     ----      ----       --------
  Net Income............................   $ 94,448     $ 26,725       --        --       $121,173
                                           ========     ========     ====      ====       ========
Earnings Per Share -- Basic.............      $0.69        $2.66                             $0.73
Earnings Per Share -- Diluted...........      $0.68        $2.56                             $0.71
Weighted Average Shares Outstanding --
  Basic.................................    136,504       10,062                           166,690
Weighted Average Shares Outstanding --
  Diluted...............................    138,707       10,436                           170,015

      See "Notes to the Pro Forma Condensed Combined Financial Statements"

                             NOTES TO THE PRO FORMA

                    CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE (1) BASIS OF PRESENTATION

     The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the JSB merger become effective at the beginning of each of the periods indicated and the Reliance merger become effective as of January 1, 1998. The pro forma information presented is not necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. It is anticipated that the mergers will be completed during the first quarter of 2000, with the Reliance merger completed prior to the JSB merger.

     The JSB merger will be accounted for using the pooling-of-interests method of accounting and, as such, the assets and liabilities of JSB will be combined with those of North Fork at their historical values. Accordingly, the financial statements of JSB will be combined with the financial statements of North Fork as of the earliest period presented.

     The Reliance merger will be accounted for using the purchase method of accounting and, as such, the assets and liabilities of Reliance will be recorded at their estimated fair values. The pro forma financial statements do not reflect adjustments necessary to allocate a portion of the purchase price paid for Reliance to the individual assets and liabilities assumed in the merger. For purposes of the pro forma financial statements, the full amount of the purchase price has been reflected as an intangible asset. Management is currently assessing the purchase price allocation to Reliance's assets and liabilities. However, these adjustments are not expected to materially impact the pro forma financial statements.

     The Pro Forma Condensed Combined Balance Sheets give effect to the Reliance and JSB mergers as if such transactions had become effective as of September 30, 1999. The Pro Forma Condensed Combined Statements of Income give effect to the JSB merger as if it had become effective as of the beginning of each of the periods for which information is presented and the Reliance merger as if it had become effective as of January 1, 1998.

     Reliance's annual reporting periods are as of and for the year ended June 30, whereas North Fork and JSB utilize a calendar year basis. Reliance's financial results for the nine months ended September 30, 1999 and 1998, and the twelve months ended December 31, 1998 have been conformed to the calendar year reporting period of North Fork and JSB. In order to conform Reliance's Statements of Income for the aforementioned periods, the following adjustments have been made to Reliance's financial statements: (a) the nine months ended September 30, 1999 were derived by removing the six months ended December 31, 1998 from the year ended June 30, 1999 and adding the three months ended September 30, 1999, (b) the nine months ended September 30, 1998 were derived by removing the six months ended December 31, 1997 from the year ended June 30, 1998 and adding the three months ended September 30, 1998; and (c) the year ended December 31, 1998 was derived by adding the six months ended December 31, 1998, to the year ended June 30, 1998, and removing the six months ended December 31, 1997.

RELIANCE BANCORP, INC. PRO FORMA ADJUSTMENTS

NOTE (2)

     The Reliance purchase transaction creates an increase in the consolidated intangible asset of $261.5 million. The entries that give rise to the increase are more fully described in their detailed components in the following notes 3 through 6. The incremental intangible asset will be amortized on a straight-line basis over a 20 year period.

NOTE (3)

     Pro forma adjustments to stockholders' equity at September 30, 1999 reflect the Reliance merger accounted for in accordance with the purchase method of accounting through:

     (a) The assumed purchase of 6,008,500 shares of North Fork common stock in order to complete the 8.5 million share purchase program to be used to fund the merger at an average cost of $20.76. As of September 30, 1999, 11,811,004 shares were held by North Fork in treasury stock;

     (b) The issuance of 16,403,980 shares of North Fork's treasury stock (assumed to be held at an average per share cost of $21.22) at $18.625 (the average market price of North Fork common stock for the period from August 26, 1999 through September 1, 1999) in exchange for the 8,201,990 outstanding common shares of Reliance based on the exchange ratio of 2.0. This excludes 387,500 shares of Reliance common stock held by North Fork in its available-for-sale portfolio (at an average per share cost of $37.08), which are assumed to be retired at cost. For purposes of the pro forma adjustments, the unrealized gain on these securities of $209,000 has been reversed against other assets and stockholders' equity;

     (c) A cash payment of $23.9 million and $5.3 million in related tax benefits, for the satisfaction of all Reliance stock options outstanding at September 30, 1999; and

     (d) The elimination of Reliance's stockholders' equity at September 30, 1999.

NOTE (4)

     Transaction costs of approximately $41.5 million, net of $9.7 million in related tax benefits, will be incurred upon consummation of the Reliance merger and reflected as part of the purchase price for financial reporting purposes. A summary of the transaction costs, based on North Fork's and Reliance's preliminary estimates, are as follows:

                                                         EXPECTED COSTS
                                                         --------------
TYPE OF COST                                             (IN THOUSANDS)
------------
Transaction Costs......................................     $  6,226
Merger Related Compensation and Severance Costs........       37,360
Facilities and Systems Costs...........................        6,689
Other Merger Related Costs.............................          875
                                                            --------
Total Pre-Tax Transaction Costs........................       51,150
Less: Related Tax Benefit..............................      (11,634)
Add: State and Local Tax Bad Debt Recapture,
  Net of Federal Benefit...............................        1,950
                                                            --------
Total Transaction Costs, Net of Taxes..................     $ 41,466
                                                            ========

     Transaction costs consist primarily of investment banking, legal and other professional fees, and expenses associated with stockholder and customer notifications. Merger related compensation and severance costs consist primarily of employee severance, compensation arrangements, transitional staffing and related employee benefit expenses. Facility and systems costs consist primarily of lease termination charges and equipment write-offs resulting from the consolidation of overlapping branch locations, duplicate headquarters and operational facilities. Also reflected are the costs associated with the cancellation of certain data and item processing contracts and the deconversion of Reliance's computer systems. Other merger related costs arise primarily from the application of North Fork's accounting practices to the accounts of Reliance and other expenses associated with the integration of operations. Refinements to the foregoing estimates may occur subsequent to the completion of the Reliance merger.

     The effect of the proposed charge has been reflected in the pro forma condensed combined balance sheet as of September 30, 1999; however, it has not been reflected in the pro forma combined statements of income. Although no assurance can be given, North Fork expects that cost savings will be achieved at an annual rate of approximately $14.9 million on an after-tax basis by the end of 2000 as a result of steps to be taken to integrate operations and to achieve efficiencies in certain combined lines of business. These anticipated merger related cost savings were determined based upon preliminary estimates. The pro forma financial information does not give effect to these expected cost savings, nor does it include any estimates of revenue enhancements that could be realized as a result of the Reliance merger. See "Management and Operations Following the Merger and the Reliance Merger" on page 70.

NOTE (5)

     Reflects the elimination of $5.0 million in Reliance Capital Securities owned by North Fork in its securities available-for-sale portfolio. For purposes of the pro forma adjustments, the unrealized loss on these securities of $412,000 has been reversed against other assets and stockholders' equity.

NOTE (6)

     Treasury shares acquired for purposes of funding the Reliance merger are assumed to have been acquired and reissued in accordance with the following assumptions:

     A) The Pro Forma Condensed Combined Balance Sheets at September 30, 1999 assume that the remaining 6,008,500 shares necessary to fund the transaction were acquired at an average cost of $20.76 (see note (3) for more detail). The cash proceeds are assumed to have been obtained from the liquidation of mortgage backed securities held in the available-for-sale portfolio at their carrying values.

     B) The Pro Forma Condensed Combined Statements of Income assume that the shares necessary to fund the transaction were acquired and reissued in accordance with the assumptions contained in note (3) above, as of January 1, 1998. The cash proceeds are assumed to have been obtained from the liquidation of mortgage backed securities held in the available-for-sale portfolio, totaling $251.4 million, $350.2 million and $356.7 million at September 30, 1999, December 31, 1998 and September 30, 1998, respectively. These securities are assumed to be liquidated at their respective book values and to have a weighted average yield of 7.00% for all periods indicated. North Fork utilized its effective tax rate of 35%, exclusive of merger related restructure charge and special items, for all periods indicated.

JSB FINANCIAL, INC. PRO FORMA ADJUSTMENTS

NOTE (7)

     Pro forma adjustments to stockholders' equity, at September 30, 1999, reflect:

     (a) The JSB merger accounted for in accordance with the pooling-of-interest method of accounting through the exchange of 27,869,379 shares of North Fork common stock (using an exchange ratio of 3.0) for 9,289,793 actual outstanding shares of JSB;

     (b) The retirement of JSB treasury stock of $175,393,000 (6,710,207 shares with an average cost of $26.14 per share); and

     (c) The retirement of JSB's benefit restoration plan of $4,758,000 (196,823 shares with an average cost of $24.17 per share).

     Pro forma adjustments do not include any shares of North Fork common stock to be received upon consummation of the JSB merger by holders of JSB options.

NOTE (8)

     The Pro Forma Condensed Combined Balance Sheets reflect a merger and restructuring charge of $36.9 million, net of taxes, which will be recognized upon consummation of the JSB merger. Such charge will reduce diluted earnings per share for the period in which such charge is recognized by approximately $0.21

(based on pro forma diluted weighted average shares outstanding of approximately 172,335,000 as of September 30,1999). A summary of the merger and restructuring charge, based on North Fork's and JSB's best estimates, are as follows:

                                                         EXPECTED COSTS
                                                         --------------
TYPE OF COST                                             (IN THOUSANDS)
------------
Merger Expenses........................................     $  4,148
Restructuring Charge:
Merger Related Compensation and Severance Costs........       32,566
Facilities and Systems Costs...........................        5,635
Other Merger Related Costs.............................          875
                                                            --------
Total Pre-Tax Merger and Restructuring Charge..........       43,224
Less: Related Tax Benefit..............................      (13,858)
Add: State and Local Tax Bad Debt Recapture,
  Net of Federal Benefit...............................        7,500
                                                            --------
Total Merger and Restructuring Charge, Net of Taxes....     $ 36,866
                                                            ========

     Merger expenses consist primarily of investment banking, legal and other professional fees, and expenses associated with stockholder and customer notifications. Merger related compensation and severance costs consist primarily of employee severance, compensation arrangements, transitional staffing and the related employee benefits expenses. Facility and systems costs consist primarily of lease termination charges and equipment write-offs resulting from the consolidation of overlapping branch locations and duplicate headquarters and operational facilities. Also reflected are the costs associated with the cancellation of certain data and item processing contracts and the deconversion of existing JSB computer systems. Other merger related costs arise primarily from the application of North Fork's accounting practices to the accounts of JSB and other expenses associated with the integration of operations. Refinements to the foregoing estimates may occur subsequent to the completion of the JSB merger.

     The effect of the proposed charge has been reflected in the pro forma condensed combined balance sheet as of September 30, 1999; however, it has not been reflected in the Pro Forma Combined Statements of Income. Although no assurance can be given, North Fork expects that cost savings will be achieved at an annual rate of approximately $13.2 million on an after-tax basis by the end of 2000 as a result of steps to be taken to integrate operations and to achieve efficiencies in certain combined lines of business. These anticipated cost savings were determined based upon preliminary estimates. The pro forma financial information does not give effect to these expected cost savings, nor does it include any estimates of revenue enhancements that could be realized as a result of the JSB merger. See "Management and Operations Following the Merger and the Reliance Merger" on page 70.

NOTE (9)

PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING

     The pro forma weighted average shares outstanding for the nine-month periods ended September 30, 1999 and 1998, and for the year ended December 31, 1998, reflect: (a) an exchange ratio of 2.0 shares of North Fork common stock for each average share of Reliance common stock outstanding during such periods (all Reliance options are assumed to have been settled for cash in accordance with the provisions of the limited rights associated therewith); (b) the assumed purchase of all additional shares not held by North Fork in treasury needed to fund the Reliance transaction; and (c) the reissuance by North Fork of treasury shares necessary to fund the Reliance transaction. The pro forma weighted average shares outstanding for all periods presented reflect the assumed issuance of 3.0 shares of North Fork common stock for each average equivalent share of JSB common stock outstanding during such periods.

NOTE (10)

     An adjustment to reflect the assumed reduction in the par value of North Fork's common stock from $2.50 to $0.01. Pro forma shares outstanding, inclusive of pro forma shares issued in the JSB merger, total 172,995,901 at September 30, 1999.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF AUGUST 16, 1999

                                 BY AND BETWEEN

                        NORTH FORK BANCORPORATION, INC.

                                      AND

                              JSB FINANCIAL, INC.

                               TABLE OF CONTENTS

                             INTRODUCTORY STATEMENT

                                    ARTICLE I
                                   THE MERGER
                                                                             PAGE
                                                                             ----
Section 1.1.   Structure of the Merger.....................................  A-1
Section 1.2.   Effect on Outstanding Shares of JSB Common Stock............  A-1
Section 1.3.   Exchange Procedures.........................................  A-2
Section 1.4.   Stock Options...............................................  A-4
Section 1.5.   Bank Merger.................................................  A-4
Section 1.6.   Directors of NFB after Effective Time.......................  A-5
Section 1.7.   Alternative Structure.......................................  A-5

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
Section 2.1.   Disclosure Letters..........................................  A-5
Section 2.2.   Standards...................................................  A-5
Section 2.3.   Representations and Warranties of JSB.......................  A-6
Section 2.4.   Representations and Warranties of NFB.......................  A-17

                                   ARTICLE III
                           CONDUCT PENDING THE MERGER
Section 3.1.   Conduct of JSB's Business Prior to the Effective Time.......  A-25
Section 3.2.   Forbearance by JSB..........................................  A-25
Section 3.3.   Conduct of NFB's Business Prior to the Effective Time.......  A-27
Section 3.4.   Forbearance by NFB..........................................  A-27

                                   ARTICLE IV
                                    COVENANTS
Section 4.1.   Acquisition Proposals.......................................  A-28
Section 4.2.   Certain Policies of JSB.....................................  A-29
Section 4.3.   Access and Information......................................  A-29
Section 4.4.   Certain Filings, Consents and Arrangements..................  A-30
Section 4.5.   Antitakeover Provisions.....................................  A-31
Section 4.6.   Additional Agreements.......................................  A-31
Section 4.7.   Publicity...................................................  A-31
Section 4.8.   Stockholders Meetings.......................................  A-31
Section 4.9.   Proxy Statements; Comfort Letters...........................  A-31
Section 4.10.  Registration of NFB Common Stock............................  A-32
Section 4.11.  Affiliate Letters...........................................  A-32
Section 4.12.  Notification of Certain Matters.............................  A-32
Section 4.13.  Directors and Officers......................................  A-32
Section 4.14.  Indemnification; Directors' and Officers' Insurance.........  A-33
Section 4.15.  Employees; Benefit Plans and Programs.......................  A-34
Section 4.16.  Advisory Board..............................................  A-37


                                    ARTICLE V
                           CONDITIONS TO CONSUMMATION
                                                                             PAGE
                                                                             ----
Section 5.1.   Conditions to Each Party's Obligations......................  A-37
Section 5.2.   Conditions to the Obligations of NFB and NFB Bank...........  A-38
Section 5.3.   Conditions to the Obligations of JSB and JSB Bank...........  A-38

                                   ARTICLE VI
                                   TERMINATION
Section 6.1.   Termination.................................................  A-39
Section 6.2.   Effect of Termination.......................................  A-42
Section 6.3    Termination Fee.............................................  A-42

                                   ARTICLE VII
                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME
Section 7.1.   Effective Date and Effective Time...........................  A-43
Section 7.2.   Deliveries at the Closing...................................  A-44

                                  ARTICLE VIII
                              CERTAIN OTHER MATTERS
Section 8.1.   Certain Definitions; Interpretation.........................  A-44
Section 8.2.   Survival....................................................  A-44
Section 8.3.   Waiver; Amendment...........................................  A-44
Section 8.4.   Counterparts................................................  A-44
Section 8.5.   Governing Law...............................................  A-44
Section 8.6.   Expenses....................................................  A-44
Section 8.7.   Notices.....................................................  A-44
Section 8.8.   Entire Agreement; etc.......................................  A-45
Section 8.9.   Assignment..................................................  A-46

                             INDEX OF DEFINED TERMS

                                                              PAGE
                                                              ----
Acquisition Proposal........................................  A-28
Acquisition Transaction.....................................  A-28
Advisory Board..............................................  A-37
Agreement...................................................  A-1
Bank Merger.................................................  A-1
Bank Regulator..............................................  A-9
BHCA........................................................  A-17
BIF.........................................................  A-6
Closing.....................................................  A-43
Closing Date................................................  A-43
Code........................................................  A-1
Converted Options...........................................  A-4
Costs.......................................................  A-34
Covered Person..............................................  A-15
Date Data...................................................  A-16
Date-Sensitive System.......................................  A-16
Derivatives Contract........................................  A-15
Disclosure Letter...........................................  A-5
Effective Date..............................................  A-43
Effective Time..............................................  A-43
Environmental Law...........................................  A-13
ERISA.......................................................  A-10
Exchange Act................................................  A-15
Exchange Agent..............................................  A-2
Exchange Ratio..............................................  A-2
Excluded Shares.............................................  A-2
FDIA........................................................  A-6
FDIC........................................................  A-6
FHLB........................................................  A-15
Final Index Price...........................................  A-40
Final Price.................................................  A-40
FRB.........................................................  A-8
GAAP........................................................  A-8
GATT........................................................  A-36
Governmental Entity.........................................  A-9
Hazardous Material..........................................  A-13
HOLA........................................................  A-6
Indemnified Party...........................................  A-33
Index Group.................................................  A-40
Index Ratio.................................................  A-40
Initial Index Price.........................................  A-42
Initial NFB Market Value....................................  A-42
Initial Termination Date....................................  A-40
IRS.........................................................  A-11
Joint Proxy Statement-Prospectus............................  A-16
JSB.........................................................  A-1
JSB Bank....................................................  A-1
JSB Bank BRP................................................  A-36
JSB Bank ESOP...............................................  A-37

                                                              PAGE
                                                              ----
JSB Bank Outside Directors' Plan............................  A-33
JSB Certificate.............................................  A-2
JSB Common Stock............................................  A-1
JSB Employee................................................  A-34
JSB Employee Plans..........................................  A-10
JSB ERISA Affiliate.........................................  A-11
JSB Option..................................................  A-4
JSB Option Agreement........................................  A-1
JSB Option Plans............................................  A-4
JSB Pension Plan............................................  A-11
JSB Preferred Stock.........................................  A-6
JSB Qualified Plan..........................................  A-11
JSB Y2K Plan................................................  A-16
JSB's Reports...............................................  A-8
Letter of Transmittal.......................................  A-2
Loan........................................................  A-14
Loan Property...............................................  A-13
Material Adverse Effect.....................................  A-5
Maximum Agreement...........................................  A-34
Merger......................................................  A-1
Merger Consideration........................................  A-2
Named Individual............................................  A-12
New Compensation and Benefits Program.......................  A-35
New NFB Director............................................  A-32
NFB.........................................................  A-1
NFB Bank....................................................  A-1
NFB Common Stock............................................  A-2
NFB Employee Plans..........................................  A-21
NFB ERISA Affiliate.........................................  A-21
NFB Market Value............................................  A-2
NFB Pension Plan............................................  A-21
NFB Preferred Stock.........................................  A-17
NFB Qualified Plan..........................................  A-21
NFB Ratio...................................................  A-40
NFB Stock Plans.............................................  A-17
NFB Y2K Plan................................................  A-25
NFB's Reports...............................................  A-19
NYSBD.......................................................  A-8
NYSE........................................................  A-2
OREO........................................................  A-14
OTS.........................................................  A-8
Participation Facility......................................  A-13
PBGC........................................................  A-11
Permitted Transaction.......................................  A-42
Registration Statement......................................  A-16
Requisite Regulatory Approvals..............................  A-8
SEC.........................................................  A-8
Securities Act..............................................  A-16
Skadden.....................................................  A-38
Specified Compensation and Benefit Programs.................  A-12
SRO.........................................................  A-8

                                                              PAGE
                                                              ----
Stock Adjustment............................................  A-2
Stockholder Meeting.........................................  A-31
Subsidiary..................................................  A-6
Superfund...................................................  A-13
Superlien...................................................  A-13
Thacher Proffitt............................................  A-39
Unsolicited Acquisition Proposal............................  A-29
Valuation Date..............................................  A-2
Voting Debt.................................................  A-7
Year 2000 Compliance........................................  A-16

                          AGREEMENT AND PLAN OF MERGER

     This is an AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of the 16th day of August, 1999 ("Agreement"), by and between NORTH FORK BANCORPORATION, INC., a Delaware corporation ("NFB"), and JSB FINANCIAL, INC., a Delaware corporation ("JSB").

                             INTRODUCTORY STATEMENT

     The Board of Directors of NFB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of NFB and its stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its business strategy and (iii) has approved this Agreement.

     The Board of Directors of JSB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of JSB and in the best long-term interests of its stockholders,
(ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its business strategy and (iii) has approved this Agreement.

     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to NFB's willingness to enter into this Agreement, NFB and JSB have entered into a stock option agreement ("JSB Option Agreement"), pursuant to which JSB has granted to NFB an option to purchase shares of JSB's common stock, par value $.01 per share ("JSB Common Stock"), upon the terms and conditions therein contained.

     Following the consummation of the Merger (as defined below), Jamaica Savings Bank, a wholly owned subsidiary of JSB Financial, Inc. ("JSB Bank"), may be merged with and into North Fork Bank, a wholly owned subsidiary of North Fork Bancorporation, Inc. ("NFB Bank"), with NFB Bank being the surviving entity ("Bank Merger").

     The parties hereto intend that the Merger and the Bank Merger, if effected, each shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), for federal income tax purposes, and that the Merger shall be accounted for as a pooling-of-interests for financial accounting purposes.

     NFB and JSB desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

     In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1. Structure of the Merger.  On the Effective Date (as defined in
Section 7.1), JSB will merge with and into NFB ("Merger"), with NFB being the surviving entity, pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law. Upon consummation of the Merger, the separate corporate existence of JSB shall cease. NFB shall continue to be governed by the laws of the State of Delaware and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

     Section 1.2. Effect on Outstanding Shares of JSB Common Stock.

     (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of JSB Common Stock issued and outstanding at the Effective Time (as defined in Section 7.1), other than (i) shares held directly or indirectly by NFB (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and (ii) shares held by JSB as treasury stock (such shares referred to in clauses (i) and (ii) being referred to herein as the "Excluded Shares"), shall become and be converted into the right to receive 3.0 shares (the "Exchange Ratio") of NFB's common stock, par value $2.50 per share ("NFB Common Stock"); provided, however, that, notwithstanding any other provision hereof, no fraction of a share of NFB Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, NFB shall pay to each holder of JSB Common Stock who would otherwise be entitled to a fraction of a share of NFB Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the NFB Market Value (as defined below). The shares of NFB Common Stock and any cash for fractional shares are collectively referred to in this Agreement as the "Merger Consideration."

     (b) As used herein, "NFB Market Value" shall be the average of the daily closing sales prices of a share of NFB Common Stock (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the New York Stock Exchange ("NYSE"), for the 15 consecutive trading days immediately preceding the Valuation Date.

     (c) As used herein, "Valuation Date" shall mean the date that is the latest of (i) the day of expiration of the last waiting period with respect to any of the Requisite Regulatory Approvals (as defined in Section 2.3(e)), (ii) the day on which the last of the Requisite Regulatory Approvals is obtained and (iii) the day on which the last of the required stockholder approvals have been obtained.

     (d) If, between the date of this Agreement and the Effective Time, the outstanding shares of NFB Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (each, a "Stock Adjustment"), the Exchange Ratio shall be adjusted correspondingly to the extent appropriate to reflect the Stock Adjustment.

     (e) As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of NFB Common Stock and NFB Preferred Stock (as defined in Section 2.4(b)) that are held by JSB, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall become treasury stock of NFB.

     Section 1.3. Exchange Procedures.

     (a) Appropriate transmittal materials ("Letter of Transmittal") shall be mailed as soon as reasonably practicable after the Effective Time, and in no event later than 5 business days thereafter, to each holder of record of JSB Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of JSB Common Stock to be converted thereby.

     (b) At and after the Effective Time, each certificate ("JSB Certificate") previously representing shares of JSB Common Stock (except as specifically set forth in Section 1.2) shall represent only the right to receive the Merger Consideration.

     (c) Prior to the Effective Time, NFB shall deposit, or shall cause to be deposited, with such bank or trust company that is selected by NFB and is reasonably acceptable to JSB to act as exchange agent ("Exchange Agent"), for the benefit of the holders of shares of JSB Common Stock, for exchange in accordance with this Section 1.3, an estimated amount of cash sufficient to pay the aggregate amount of cash in lieu of fractional shares to be paid pursuant to
Section 1.2, and NFB shall reserve for issuance with its transfer agent and registrar a sufficient number of shares of NFB Common Stock to provide for payment of the Merger Consideration.

     (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the JSB Certificates shall pass, only upon delivery of the JSB Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as NFB may reasonably determine and (iii) include instructions for use in effecting the surrender of the JSB Certificates in exchange for the Merger Consideration. Upon the proper surrender of the JSB Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such JSB Certificates shall be entitled to receive in exchange therefor (m) a certificate representing that number of whole shares of NFB Common Stock that such holder has the right to receive pursuant to Section 1.2 and (n) a check in the amount equal to the cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 1.2 and any dividends or other distributions to which such holder is entitled pursuant to this Section 1.3. JSB Certificates so surrendered shall forthwith be canceled. As soon as practicable, but no later than 10 business days following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute NFB Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of NFB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of JSB Common Stock not registered in the transfer records of JSB, the Merger Consideration shall be issued to the transferee thereof if the JSB Certificates representing such JSB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of NFB and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

     (e) No dividends or other distributions declared or made after the Effective Time with respect to NFB Common Stock shall be remitted to any person entitled to receive shares of NFB Common Stock hereunder until such person surrenders his or her JSB Certificates in accordance with this Section 1.3. Upon the surrender of such person's JSB Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of NFB Common Stock represented by such person's JSB Certificates.

     (f) From and after the Effective Time there shall be no transfers on the stock transfer records of JSB of any shares of JSB Common Stock. If, after the Effective Time, JSB Certificates are presented to NFB, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this
Section 1.3.

     (g) Any portion of the aggregate amount of cash to be paid in lieu of fractional shares pursuant to Section 1.2, any dividends or other distributions to be paid pursuant to this Section 1.3 or any proceeds from any investments thereof that remain unclaimed by the stockholders of JSB for six months after the Effective Time shall be repaid by the Exchange Agent to NFB upon the written request of NFB. After such request is made, any stockholders of JSB who have not theretofore complied with this Section 1.3 shall look only to NFB for the Merger Consideration deliverable in respect of each share of JSB Common Stock such stockholder holds, as determined pursuant to Section 1.2 of this Agreement, without any interest thereon. If outstanding JSB Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of NFB (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of NFB, NFB Bank, the Exchange Agent or any other person shall be liable to any former holder of JSB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) NFB and the Exchange Agent shall be entitled to rely upon JSB's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any JSB Certificate, NFB and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

     (i) If any JSB Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such JSB Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such JSB Certificate, the Exchange

Agent will issue in exchange for such lost, stolen or destroyed JSB Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

     Section 1.4. Stock Options.

     (a) Each option to purchase shares of JSB Common Stock issued by JSB and outstanding at the Effective Time (a "JSB Option") pursuant to the JSB 1990 Incentive Stock Option Plan, the JSB 1990 Stock Option Plan for Outside Directors and the JSB 1996 Stock Option Plan (collectively, the "JSB Option Plans") shall be converted into an option to purchase shares of NFB Common Stock as follows:

          (i) the aggregate number of shares of NFB Common Stock issuable upon the exercise of the converted JSB Option after the Effective Time shall be equal to the product of the Exchange Ratio multiplied by the number of shares of JSB Common Stock issuable upon exercise of the JSB Option immediately prior to the Effective Time, such product to be rounded to the nearest whole share of NFB Common Stock; and

          (ii) the exercise price per share of each converted JSB Option shall be equal to the quotient of the exercise price of such JSB Option at the Effective Time divided by the Exchange Ratio, such quotient to be rounded to the nearest whole cent;

provided, however, that, in the case of any JSB Option that is intended to qualify as an incentive stock option under Section 422 of the Code, the number of shares of NFB Common Stock issuable upon exercise of and the exercise price per share for such converted JSB Option determined in the manner provided above shall be further adjusted in such manner as NFB may determine to be necessary to conform to the requirements of Section 424(b) of the Code. Options to purchase shares of NFB Common Stock that arise from the operation of this Section 1.4 shall be referred to as the "Converted Options." All Converted Options shall be exercisable for the same period and otherwise have the same terms and conditions applicable to the JSB Options that they replace; provided, however, that such exercise period, terms and conditions shall be further modified if and to the extent necessary to enable the Merger to qualify for pooling-of-interests accounting treatment. Prior to the Effective Time, NFB shall take, or cause to be taken, all necessary action to effect the intent of the provisions set forth in this Section 1.4.

     (b) Prior to the date of the JSB stockholders meeting contemplated by
Section 4.8, JSB shall take, or cause to be taken, appropriate action under the terms of any stock option plan, agreement or arrangement under which JSB Options have been granted to provide for the conversion of JSB Options outstanding at the Effective Time into Converted Options and to effect any other modifications contemplated by Section 1.4(a).

     (c) Concurrently with the reservation of shares of NFB Common Stock to provide for the payment of the Merger Consideration, NFB shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of NFB Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options. On or before the Effective Time, NFB shall file a registration statement on Form S-8 (or any successor or other appropriate form) and make any state filings or obtain state exemptions with respect to the NFB Common Stock issuable upon exercise of the Converted Options. Within 15 days after the Effective Time, NFB shall cause to be executed and delivered to each holder of a Converted Option an agreement, certificate or other instrument, in such form and of such substance as NFB may reasonably determine, evidencing such holder's rights with respect to the Converted Options. JSB shall use its best efforts to obtain from each person holding JSB Options, within 30 days after the date of this Agreement, a waiver of such person's limited stock appreciation rights for purposes of the Merger, in the form mutually agreed to by the parties.

     Section 1.5. Bank Merger. At the election of NFB, concurrently with or within 60 days after the execution and delivery of this Agreement, NFB Bank and JSB Bank shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit A, pursuant to which the Bank Merger will be effected. The parties hereto intend that, if the Plan of Bank Merger is entered into, the Bank Merger shall become effective promptly following consummation of the Merger. The Plan of Bank Merger shall provide that the directors of NFB Bank as the surviving entity of the Bank Merger shall be all of the directors of NFB Bank serving immediately prior to the Bank Merger and the additional person who shall become a director of NFB Bank in accordance with Section 4.13.

     Section 1.6. Directors of NFB after Effective Time. At and after the Effective Time, the directors of NFB shall consist of all of the directors of NFB serving immediately prior to the Effective Time and the additional person who shall become a director of NFB in accordance with Section 4.13.

     Section 1.7. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, NFB may specify that the structure of the transactions contemplated hereby be revised and the parties shall enter into such alternative transactions as NFB may determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not adversely affect the tax effects or economic benefits of the transactions contemplated hereby to the holders of JSB Common Stock, and, further, such revised structure shall not materially delay the Closing Date (as defined in Section 7.1). This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     Section 2.1. Disclosure Letters. On or prior to the execution and delivery of this Agreement, JSB and NFB each shall have delivered to the other a letter (each, its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate), other than Section 2.3(g) and Section 2.4(g); provided, that (a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.2 and
(b) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.2(b)).

     Section 2.2. Standards.

     (a) No representation or warranty of JSB or NFB contained in Sections 2.3 or 2.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 2.3 or 2.4, as applicable, there is reasonably likely to exist a Material Adverse Effect. JSB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of NFB.

     (b) As used in this Agreement, the term "Material Adverse Effect" means either:

          (i) an effect which is material and adverse to the business, financial condition or results of operations of JSB or NFB, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (A) changes in laws, rules or regulations or generally accepted accounting principles or interpretations thereof that apply to both NFB and NFB Bank and JSB and JSB Bank, as the case may be, or
     (B) changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred; or

          (ii) the failure of (x) a representation or warranty contained in
     Section 2.3(a)(i) and (iv), Section 2.3(d), Section 2.3(g)(iii), Section 2.4(a)(i) and (iv), Section 2.4(d), Section 2.4(g)(ii) or Section 2.4(l) to be true and correct or (y) a representation or warranty contained in
     Section 2.3(b)(i), Section 2.3(c), clause (ii) of Section 2.3(e), the last sentence of Section 2.3(e), Section 2.3(f), Section 2.3(j), the first sentence of Section 2.3(m), Section 2.3(q), Section 2.3(u), Section 2.3(v), the first two sentences of Section 2.3(bb), Section 2.4(b)(i), Section 2.4(c), clause (ii) of Section 2.4(e), the last sentence of Section 2.4(e), Section 2.4(f), Section 2.4(j), the first sentence of Section 2.4(n), Section 2.4(q), Section 2.4(t) and the first two sentences of 2.4(w) to be true and correct in all material respects.

          (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, its counsel, any officer of that party with the title ranking not less than senior vice president and, with respect to JSB, any Vice President of JSB whose name is listed in Section 4.13(d) hereof.

     Section 2.3. Representations and Warranties of JSB.  Subject to Sections
2.1 and 2.2, JSB represents and warrants to NFB that, except as disclosed in JSB's Disclosure Letter:

          (a) Organization. (i) JSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended ("HOLA"). JSB Bank is a savings association duly organized, validly existing and in good standing under the laws of the United States of America and is a wholly owned Subsidiary (as defined below) of JSB. Each Subsidiary of JSB, other than JSB Bank, is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of JSB and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party.

          (ii) JSB and each of its Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

          (iii) JSB's Disclosure Letter sets forth all of JSB's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which JSB owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of JSB's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. JSB owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of JSB other than JSB Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries of JSB are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and are owned by JSB or a Subsidiary of JSB free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

          (iv) The deposits of JSB Bank are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the FDIA. JSB Bank is a member of the Federal Home Loan Bank of New York.

          (b) Capital Structure. (i) The authorized capital stock of JSB consists of 65,000,000 shares of JSB Common Stock and 15,000,000 shares of preferred stock, par value $.01 per share ("JSB Preferred Stock"). As of the date of this Agreement: (A) 9,286,897 shares of JSB Common Stock were issued and outstanding, (B) no shares of JSB Preferred Stock were issued and outstanding, (C) no shares of JSB Common Stock were reserved for issuance, except that 952,676 shares of JSB Common Stock were reserved for issuance pursuant to the JSB Option Plans, which includes 810,676 shares reserved for issuance upon the exercise of options that have already been granted under the JSB Option Plans, plus

     142,000 shares reserved for issuance upon the exercise of options that will be automatically granted pursuant to the terms of the JSB 1996 Option Plan as a result of the execution of this Agreement, (D) no shares of JSB Preferred Stock were reserved for issuance and (E) 6,713,103 shares of JSB Common Stock were held by JSB in its treasury or by its Subsidiaries. The authorized capital stock of JSB Bank consists of 40,000,000 shares of common stock, par value $1.00 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by JSB. All outstanding shares of capital stock of JSB and JSB Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by JSB in its treasury or by its Subsidiaries, are free and clear of all claims, liens, encumbrances or restrictions (other than those imposed by applicable federal or state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. JSB's Disclosure Letter sets forth a complete and accurate list of all outstanding options to purchase JSB Common Stock that have been granted pursuant to the JSB Option Plans, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant, and all options to purchase JSB Common Stock that will be automatically granted as a result of the execution of this Agreement.

          (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of JSB are issued or outstanding.

          (iii) As of the date of this Agreement, except for this Agreement, the JSB Option Agreement, the JSB Option Plans and as set forth in JSB's Disclosure Letter, neither JSB nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating JSB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of JSB or any of its Subsidiaries or obligating JSB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of JSB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of JSB or any of its Subsidiaries.

          (c) Authority. Each of JSB and JSB Bank has the requisite corporate power and authority to enter into this Agreement and the Plan of Bank Merger, respectively, and, subject to approval of this Agreement by the requisite vote of JSB's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by JSB's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of JSB and JSB Bank. This Agreement has been duly executed and delivered by JSB and constitutes a valid and binding obligation of JSB, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (d) Stockholder Approval; Fairness Opinion. The affirmative vote of the holders of a majority of the outstanding shares of JSB Common Stock entitled to vote on this Agreement is the only vote of the stockholders of JSB required for approval of this Agreement by JSB and the consummation by JSB of the Merger and the related transactions contemplated hereby. JSB has received the written opinion of Northeast Capital & Advisory, Inc. to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to JSB's stockholders.

          (e) No Violations. The execution, delivery and performance of this Agreement by JSB do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals (as defined below) and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of JSB or any of its Subsidiaries, or to which

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     JSB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of JSB or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of JSB or any of its Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which JSB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject; and the consummation of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of JSB Common Stock and the approval of JSB as the sole stockholder of JSB Bank and (y) the provision of notice to or the approval of, if required, the Office of Thrift Supervision ("OTS") under HOLA, the approval, if required, of the Federal Deposit Insurance Corporation under Section 18(c) of the FDIA, the approval of the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended, and the approval of the New York State Banking Department ("NYSBD") under the Banking Law of the State of New York (collectively, the "Requisite Regulatory Approvals"), and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement. As of the date hereof, the executive officers of JSB know of no reason pertaining to JSB why any of the approvals referred to in this Section 2.3(e) should not be obtained.

          (f) Reports. (i) As of their respective dates, none of the reports or other statements filed by JSB or JSB Bank on or subsequent to December 31, 1997 with the Securities and Exchange Commission ("SEC") (collectively, "JSB's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of JSB included in JSB's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). Each of the consolidated statements of condition, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity contained or incorporated by reference in JSB's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be, the financial position, results of operations, cash flows and stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

          (ii) JSB and its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with (A) the OTS, (B) the FDIC, (C) the SEC, (D) the NYSE and (E) any other self-regulatory organization ("SRO"), and have paid all fees and assessments due and payable in connection therewith.

          (g) Absence of Certain Changes or Events. Except as disclosed in JSB's Reports filed on or prior to the date of this Agreement, since December 31, 1998, (i) JSB and its Subsidiaries have not incurred any liability, except in the ordinary course of their businesses consistent with past practice, (ii) JSB and

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     its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any Material Adverse Effect with respect to JSB.

          (h) Absence of Claims. Except as disclosed in JSB's Disclosure Letter, no litigation, proceeding, controversy, claim or action before any court or any federal, state, local or foreign governmental or regulatory body (each, a "Governmental Entity") is pending against JSB or any of its Subsidiaries and, to the best of JSB's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

          (i) Absence of Regulatory Actions. Neither JSB nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits (each, a "Bank Regulator"), or has adopted any board resolutions at the request of any Bank Regulator, nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

          (j) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of JSB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by JSB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on JSB's balance sheet (in accordance with GAAP). For purposes of this Section 2.3(j), the term "taxes" shall include all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes, and the term "tax return" shall mean any return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any tax. Except as disclosed in JSB's Disclosure Letter, as of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of JSB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where JSB or any of its Subsidiaries do not file tax returns that JSB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to JSB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on JSB's balance sheet (in accordance with GAAP). JSB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. JSB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and JSB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither JSB nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of
     Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (k) Agreements. (i) Except for the JSB Option Agreement and arrangements made in the ordinary course of business, and except as disclosed in JSB's Disclosure Letter, JSB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be
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     performed after the date hereof that has not been filed with or incorporated by reference in JSB's Reports. Except as disclosed in JSB's Reports filed prior to the date of this Agreement or as disclosed in JSB's Disclosure Letter, neither JSB nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 60 days' or less notice, (B) agreement with any executive officer or other key employee of JSB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving JSB or any of its Subsidiaries of the nature contemplated by this Agreement or the JSB Option Agreement, (C) agreement with respect to any employee or director of JSB or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days or for the payment of in excess of $50,000 per annum, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the JSB Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the JSB Option Agreement or (E) agreement containing covenants that limit the ability of JSB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, JSB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

          (ii) Neither JSB nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

          (iii) JSB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither JSB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of JSB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

          (l) Labor Matters. Neither JSB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is JSB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving JSB or any of its Subsidiaries pending or, to the best of JSB's knowledge, threatened. JSB and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

          (m) Employee Benefit Plans. JSB's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of JSB or any of its Subsidiaries (hereinafter collectively referred to as the "JSB Employee Plans"). Except as disclosed in JSB's Disclosure Letter:

             (i) all of the JSB Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to

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        result in the imposition of any penalties or taxes under Section 502(i)
        of ERISA or Section 4975 of the Code upon JSB or any of its Subsidiaries.

             (ii) no liability to the Pension Benefit Guaranty Corporation ("PBGC") has been or is expected by JSB or any of its Subsidiaries to be incurred with respect to any JSB Employee Plan which is subject to Title IV of ERISA ("JSB Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by JSB or any entity which is considered one employer with JSB under Section 4001(b)(1) of ERISA or Section 414 of the Code (a "JSB ERISA Affiliate");

             (iii) no JSB Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each JSB Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such JSB Pension Plan as of the end of the most recent plan year with respect to the respective JSB Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such JSB Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any JSB Pension Plan within the 12-month period ending on the date hereof;

             (iv) neither JSB nor any of its Subsidiaries has provided, or is required to provide, security to any JSB Pension Plan or to any single-employer plan of a JSB ERISA Affiliate pursuant to Section 401(a)(29) of the Code;

             (v) neither JSB, its Subsidiaries, nor any JSB ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980;

             (vi) each JSB Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code ("JSB Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS"), and JSB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter;

             (vii) there is no pending or, to JSB's knowledge, threatened litigation, administrative action or proceeding relating to any JSB Employee Plan;

             (viii) there has been no announcement or commitment by JSB or any of its Subsidiaries to create an additional JSB Employee Plan, or to amend any JSB Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such JSB Employee Plan; and, except as specifically identified in JSB's Disclosure Letter, JSB and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any JSB Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals;

             (ix) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment or series of payments by JSB or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any JSB Employee Plan or accelerate the time of payment or vesting of any such benefit; and

             (x) with respect to each JSB Employee Plan, JSB has made available to NFB a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such JSB Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding

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        arrangement relating to such JSB Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such JSB Employee Plan, if the JSB Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such JSB Employee Plan is a JSB Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such JSB Employee Plan is a Qualified Plan.

          (n) Termination Benefits. JSB's Disclosure Letter contains a schedule identifying the types of benefits and other payments due under the Specified Compensation and Benefit Programs (as defined herein) for each Named Individual (as defined herein) individually and for all persons other than the Named Individuals as a group. For purposes hereof, "Specified Compensation and Benefit Programs" shall include all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, deferred compensation plans, all performance and/or bonus plans, stock appreciation right, phantom stock or stock unit plan, and health, life, disability and other insurance or welfare plans, but shall not include any tax-qualified pension, profit-sharing or employee stock ownership plan or any JSB Option Plans. For purposes hereof, "Named Individual" shall include each non-employee director of JSB or any of its Subsidiaries and each executive officer of JSB.

          (o) Title to Assets. JSB and each of its Subsidiaries has good and marketable title to its properties and assets (including any intellectual property asset such as any trademark, servicemark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which JSB or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in material default or violation of any provisions of any such lease. All material tangible properties of JSB and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by JSB to be adequate for the current business of JSB and its Subsidiaries.

          (p) Compliance with Laws. JSB and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of JSB, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of JSB have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The businesses of JSB and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

          (q) Fees. Other than financial advisory services performed for JSB by Northeast Capital & Advisory, Inc. pursuant to an agreement dated May 27, 1999, a true and complete copy of which has been previously delivered to NFB, neither JSB nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for JSB or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (r) Environmental Matters. (i) With respect to JSB and each of its Subsidiaries, except as disclosed in JSB's Disclosure Letter:

             (A) each of JSB and its Subsidiaries and, to JSB's knowledge, the Participation Facilities (as defined herein) and the Loan Properties (as defined herein) are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws (as defined herein);

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             (B) there is no suit, claim, action, demand, executive or
        administrative order, directive, investigation or proceeding pending or, to the best of JSB's knowledge, threatened, before any court, Governmental Entity or board or other forum against it or any of its Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

             (C) to the best of JSB's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, Governmental Entity or board or other forum relating to or against any Loan Property (or JSB or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property; and

             (D) to the best of JSB's knowledge, during the period of (l) JSB's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (m) JSB's or any of its Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties.

          (ii) The following definitions apply for purposes of this Section 2.3(r) and Section 2.4(r): (w) "Loan Property" means any property in which the applicable party (or any of its Subsidiaries) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Participation Facility" means any facility in which the applicable party (or any of its Subsidiaries) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (y) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and
     (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (z) "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined,

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     designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          (s) Loan Portfolio; Allowance; Asset Quality. (i) With respect to each loan owned by JSB or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of JSB:

             (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

             (B) neither JSB nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

             (C) JSB or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or JSB's applicable participation interest, as applicable), except as otherwise referenced on the books and records of JSB;

             (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed, except as otherwise disclosed by documents in the applicable Loan file;

             (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of JSB;

             (F) there is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan; and

             (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

          (ii) The allowance for possible losses reflected in JSB's audited statement of condition at December 31, 1998 was, and the allowance for possible losses shown on the balance sheets in JSB's Reports for periods ending after December 31, 1998 will be, adequate, as of the dates thereof, under GAAP.

          (iii) JSB's Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of JSB and its Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import, and JSB and its Subsidiaries shall promptly after the end of any month inform NFB of any such classification arrived at any time after the date hereof. The other real estate owned ("OREO") included in any non-performing assets of JSB or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current management appraisals or evaluations to the extent material; provided, however, that "current" shall mean within the past 12 months. JSB's Disclosure Letter sets forth a list of the unsold co-operative shares owned by JSB or its Subsidiaries.

          (t) Deposits. None of the deposits of JSB or any of its Subsidiaries is a "brokered" deposit.

          (u) Accounting Matters. Except as disclosed in JSB's Disclosure Letter, neither JSB nor any of its Subsidiaries or, to the best of its knowledge, any of its other affiliates has, through the date hereof, taken or agreed to take any action that would prevent NFB from accounting for the business combination to be
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     effected by the Merger as a pooling-of-interests, and JSB has no knowledge of any fact or circumstance that would prevent such accounting treatment.

          (v) Antitakeover Provisions Inapplicable. JSB and its Subsidiaries have taken all actions required to exempt JSB, the Agreement, the Plan of Bank Merger, the Merger, the Bank Merger and the JSB Option Agreement from any provisions of an antitakeover nature in their organization certificates and bylaws, including Article Eighth of JSB's certificate of incorporation, and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          (w) Material Interests of Certain Persons. Except as disclosed in JSB's Proxy Statement for its 1999 Annual Meeting of Stockholders, no officer or director of JSB, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended ("Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of JSB or any of its Subsidiaries. No such interest has been created or modified since the date of the last regulatory examination of JSB or its Subsidiaries.

          (x) Insurance. JSB and its Subsidiaries are presently insured, and since December 31, 1996, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by JSB and its Subsidiaries are in full force and effect, JSB and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (y) Investment Securities; Borrowings. (i) Except for investments in Federal Home Loan Bank ("FHLB") stock and pledges to secure FHLB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of JSB included in JSB's Report on Form 10-K for the year ended December 31, 1998, and none of the investment securities held by it or any of its Subsidiaries since December 31, 1998, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

          (ii) Neither JSB nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in JSB's Disclosure Letter or disclosed in JSB's Reports filed on or prior to the date hereof.

          (iii) Set forth in JSB's Disclosure Letter is a true and complete list of JSB's borrowed funds (excluding deposit accounts) as of the date hereof.

          (z) Indemnification. Except as provided in JSB's Disclosure Letter, JSB's Employment Agreements or the organization certificate or bylaws of JSB and its Subsidiaries, neither JSB nor any Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of JSB (a "Covered Person"), and, except as disclosed in JSB's Disclosure Letter, to the best knowledge of JSB, there are no claims for which any Covered Person would be entitled to indemnification

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     under the organization certificate or bylaws of JSB or any of its
     Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

          (aa) Books and Records. The books and records of JSB and its Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (bb) Corporate Documents. JSB has made available to NFB true and complete copies of its certificate of incorporation and bylaws and of JSB Bank's organization certificate and bylaws. The minute books of JSB and JSB Bank constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The minute books of each of JSB's Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each such Subsidiary.

          (cc) Liquidation Account. Neither the Merger nor the Bank Merger will result in any payment or distribution payable out of the liquidation account of JSB Bank established in connection with JSB Bank's conversion from mutual to stock form.

          (dd) Tax Treatment of the Merger. As of the date hereof, JSB has no knowledge of any fact or circumstance that would prevent the Merger or the Bank Merger, if effected, from qualifying as a reorganization under Section 368(a) of the Code.

          (ee) Beneficial Ownership of NFB Common Stock. As of the date hereof, JSB does not beneficially own any shares of NFB Common Stock and does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of NFB Common Stock.

          (ff) Year 2000 Matters. (i) JSB's Disclosure Letter sets forth a true and complete copy of JSB's plan to cause all of the Date-Sensitive Systems owned, leased or used by JSB or any of its Subsidiaries intended and necessary for use after December 31, 1999, or licensed to JSB or any of its Subsidiaries for use by JSB or any of its Subsidiaries, and all of the Date Data of JSB or any of its Subsidiaries to be Year 2000 Compliant (the "JSB Y2K Plan"). JSB believes that the JSB Y2K Plan can be substantially achieved on or before September 30, 1999, with aggregate expenditures under the JSB Y2K Plan not materially in excess of $200,000.

          (ii) The following definitions apply for purposes of this Section 2.3(ff) and Section 2.4(z): (x) "Date Data" means any data of any type that includes date information or that is otherwise derived from, dependent on or related to date information; (y) "Date-Sensitive System" means, with respect to a particular entity, any software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data and that is installed in a development or on order by such entity or any Subsidiary of such entity for its internal use; and (z) "Year 2000 Compliance" means, (A) with respect to Date Data, that such data are in proper format for all dates in the twentieth and twenty-first centuries and (B) with respect to Date-Sensitive Systems, that such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including calculating, comparing, sequencing, storing and displaying such Date Data (including all leap-year considerations), when used as a stand-alone system or in combination with other software or hardware.

          (gg) Registration Statement. The information regarding JSB to be supplied by JSB for inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended ("Securities Act"), with the SEC by NFB for the purpose of, among other things, registering the NFB Common Stock to be issued to JSB's stockholders in the Merger (as amended or supplemented from time to time, the "Registration Statement"), or (ii) the joint proxy statement to be filed with the SEC by JSB and NFB under the Exchange Act and distributed in connection with JSB's and NFB's respective meeting of stockholders to vote upon this Agreement (together with the prospectus included in the Registration Statement, the "Joint Proxy Statement-Prospectus") will not, at the time such Registration Statement becomes effective, contain any untrue
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

     statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 2.4. Representations and Warranties of NFB.  Subject to Sections
2.1 and 2.2, NFB represents and warrants to JSB that, except as disclosed in NFB's Disclosure Letter:

          (a) Organization. (i) NFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). NFB Bank is a bank duly organized, validly existing and in good standing under the laws of the State of New York and is a wholly owned Subsidiary of NFB. Each Subsidiary of NFB, other than NFB Bank, is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of NFB and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (ii) NFB and each of its Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

          (iii) NFB's Disclosure Letter sets forth all of NFB's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which NFB owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of NFB's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. NFB owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of NFB other than NFB Bank and Superior Savings of New England is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries of NFB are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and are owned by NFB or a Subsidiary of NFB free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

          (iv) The deposits of NFB Bank are insured by the BIF or the Savings Association Insurance Fund of the FDIC to the extent provided in the FDIA.

          (b) Capital Structure. (i) The authorized capital stock of NFB consists of 200,000,000 shares of NFB Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("NFB Preferred Stock"). As of the date of this Agreement, (A) 135,767,087 shares of NFB Common Stock were issued and outstanding, (B) no shares of NFB Preferred Stock were issued and outstanding, (C) no shares of NFB Common Stock were reserved for issuance, except that 2,000,000 shares of NFB Common Stock were reserved for issuance pursuant to the NFB Dividend Reinvestment and Stock Purchase Plan and 1,973,140 shares of NFB Common Stock were reserved for issuance pursuant to the NFB 1985 Incentive Stock Option Plan, the NFB 1987 Long-Term Incentive Plan, the NFB 1989 Executive Management and Compensation Plan, the NFB 1994 Key Employee Stock Plan, the NFB 1997 Non-Officer Stock Plan and the NFB 1998 Stock Compensation Plan (the "NFB Stock Plans"), (D) no shares of NFB Preferred Stock were reserved for issuance and (E) 9,359,435 shares of NFB Common Stock were held by NFB in its treasury or by its Subsidiaries. The authorized capital stock of NFB Bank consists of 5,500,000 shares of common stock, par value $1.00 per share, and no shares of preferred stock. As of the date of this Agreement, 5,500,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by NFB. All outstanding shares of capital stock of NFB and NFB Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by NFB in its treasury or by its Subsidiaries, are free and clear of all claims, liens, encumbrances or restrictions (other than those imposed by applicable federal or state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

          (ii) No Voting Debt of NFB is issued or outstanding.

          (iii) As of the date of this Agreement, except for this Agreement, the NFB Stock Plans and as set forth in NFB's Disclosure Letter, neither NFB nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating NFB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of NFB or any of its Subsidiaries or obligating NFB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of NFB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of NFB or any of its Subsidiaries.

          (c) Authority. Each of NFB and NFB Bank has the requisite corporate power and authority to enter into this Agreement and the Plan of Bank Merger, respectively and, subject to approval of this Agreement by the requisite vote of NFB's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by NFB's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of NFB and NFB Bank. This Agreement has been duly executed and delivered by NFB and constitutes a valid and binding obligation of NFB, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (d) Stockholder Approval; Fairness Opinion. The affirmative vote of the holders of a majority of the outstanding shares of NFB Common Stock entitled to vote on this Agreement is the only vote of the stockholders of NFB required for approval of this Agreement by NFB and the consummation by NFB of the Merger and the related transactions contemplated hereby. NFB has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to NFB's stockholders.

          (e) No Violations. The execution, delivery and performance of this Agreement by NFB do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement,indenture or instrument of NFB or any of its Subsidiaries, or to which NFB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of NFB or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of NFB or any of its Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which NFB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject; and the consummation of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of NFB Common Stock, (y) the Requisite Regulatory Approvals and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue

                                      A-18
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     sky" laws in connection with the transactions contemplated by this
     Agreement. As of the date hereof, the executive officers of NFB know of no reason pertaining to NFB why any of the approvals referred to in this
     Section 2.4(e) should not be obtained.

          (f) Reports. (i) As of their respective dates, none of the reports or other statements filed by NFB or NFB Bank on or subsequent to December 31, 1997 with the SEC (collectively, "NFB's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of NFB included in NFB's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). Each of the consolidated statements of condition, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity contained or incorporated by reference in NFB's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be, the financial position, results of operations, cash flows and stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

          (ii) NFB and its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with (A) the NYSBD, (B) FRB (C) the FDIC, (D) the SEC, (E) the NYSE and (F) any other SRO, and have paid all fees and assessments due and payable in connection therewith.

          (g) Absence of Certain Changes or Events. Except as disclosed in NFB's Reports filed on or prior to the date of this Agreement, since December 31, 1998, (i) NFB and its Subsidiaries have not incurred any liability, except in the ordinary course of their businesses consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to NFB.

          (h) Absence of Claims. Except as disclosed in NFB's Disclosure Letter, no litigation, proceeding, controversy, claim or action before any court or Governmental Entity is pending against NFB or any of its Subsidiaries, and, to the best of NFB's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

          (i) Absence of Regulatory Actions. Neither NFB nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any Bank Regulator, or has adopted any board resolutions at the request of any Bank Regulator, nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

          (j) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of NFB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by NFB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on NFB's balance sheet (in accordance with
     GAAP). For purposes of this Section 2.4(j), the terms "taxes" and "tax return" shall have the meanings assigned to such terms in Section 2.3(j) of this Agreement. Except as disclosed in NFB's Disclosure Letter, as of the date of this Agreement, there is no audit examination,
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     deficiency assessment, tax investigation or refund litigation with respect to any taxes of NFB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where NFB or any of its Subsidiaries do not file tax returns that NFB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to NFB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on NFB's balance sheet (in accordance with GAAP). NFB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. NFB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and NFB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither NFB nor any of its Subsidiaries
     (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (k) Agreements. (i) Except for arrangements made in the ordinary course of business, and except as disclosed in NFB's Disclosure Letter, NFB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in NFB's Reports. Except as disclosed in NFB's Reports filed prior to the date of this Agreement or as disclosed in NFB's Disclosure Letter, neither NFB nor any of its Subsidiaries is a party to an oral or written agreement containing covenants that limit the ability of NFB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, NFB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

          (ii) Neither NFB nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

          (iii) NFB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither NFB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of NFB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

          (l) NFB Common Stock. The shares of NFB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

          (m) Labor Matters. Neither NFB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is NFB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving NFB or any of its Subsidiaries pending or, to the best of NFB's knowledge, threatened. NFB and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

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          (n) Employee Benefit Plans.  NFB's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in
     Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of NFB or any of its Subsidiaries (hereinafter collectively referred to as the "NFB Employee Plans"). Except as disclosed in NFB's Disclosure Letter:

             (i) all of the NFB Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon NFB or any of its Subsidiaries;

             (ii) no liability to the PBGC has been or is expected by NFB or any of its Subsidiaries to be incurred with respect to any NFB Employee Plan which is subject to Title IV of ERISA ("NFB Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by NFB or any entity which is considered one employer with NFB under Section 4001(b)(1) of ERISA or
        Section 414 of the Code (a "NFB ERISA Affiliate");

             (iii) no NFB Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each NFB Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such NFB Pension Plan as of the end of the most recent plan year with respect to the respective NFB Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such NFB Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any NFB Pension Plan within the 12-month period ending on the date hereof;

             (iv) neither NFB nor any of its Subsidiaries has provided, or is required to provide, security to any NFB Pension Plan or to any single-employer plan of a NFB ERISA Affiliate pursuant to Section 401(a)(29) of the Code;

             (v) neither NFB, its Subsidiaries, nor any NFB ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980;

             (vi) each NFB Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code ("NFB Qualified Plan") has received a favorable determination letter from the IRS, and NFB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter;

             (vii) there is no pending or, to NFB's knowledge, threatened litigation, administrative action or proceeding relating to any NFB Employee Plan;

             (viii) there has been no announcement or commitment by NFB or any of its Subsidiaries to create an additional NFB Employee Plan, or to amend any NFB Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such NFB Employee Plan; and, except as specifically identified in NFB's Disclosure Letter, NFB and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any NFB Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or

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        Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals;

             (ix) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment or series of payments by NFB or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any NFB Employee Plan or accelerate the time of payment or vesting of any such benefit; and

             (x) with respect to each NFB Employee Plan, NFB has made available to JSB a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such NFB Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such NFB Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such NFB Employee Plan, if the NFB Employee Plan is subject to Title I of ERISA,
        (E) the most recent actuarial report or valuation if such NFB Employee Plan is an NFB Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such NFB Employee Plan is a Qualified Plan.

          (o) Title to Assets. NFB and each of its Subsidiaries has good and marketable title to its properties and assets (including any intellectual property asset such as any trademark, servicemark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which NFB or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in material default or violation of any provisions of any such lease. All material tangible properties of NFB and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by NFB to be adequate for the current business of NFB and its Subsidiaries.

          (p) Compliance with Laws. NFB and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of NFB, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of NFB have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The businesses of NFB and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

          (q) Fees. Other than financial advisory services performed for NFB by Donaldson, Lufkin & Jenrette Securities Corporation pursuant to an agreement dated July 29, 1999, a true and complete copy of which has been previously delivered to JSB, neither NFB nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for NFB or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (r) Environmental Matters. With respect to NFB and each of its Subsidiaries, except as disclosed in NFB's Disclosure Letter:

             (i) each of NFB and its Subsidiaries and, to NFB's knowledge, the Participation Facilities and the Loan Properties are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws;

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

             (ii) there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the best of NFB's knowledge, threatened, before any court, Governmental Entity or board or other forum against it or any of its Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

             (iii) to the best of NFB's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, Governmental Entity or board or other forum relating to or against any Loan Property (or NFB or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property; and

             (iv) to the best of NFB's knowledge, during the period of (l) NFB's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (m) NFB's or any of its Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties.

          (s) Loan Portfolio; Allowance; Asset Quality. (i) With respect to each Loan owned by NFB or its Subsidiaries in whole or in part, to the best knowledge of NFB:

             (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

             (B) neither NFB nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

             (C) NFB or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or NFB Bank's applicable participation interest, as applicable); except as otherwise referenced on the books and records of NFB;

             (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed, except as otherwise disclosed by documents in the applicable Loan file;

             (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of NFB;

             (F) there is no litigation or proceeding pending or threatened, relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan; and

             (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

          (ii) The allowance for possible losses reflected in NFB's audited statement of condition at December 31, 1998 was, and the allowance for possible losses shown on the balance sheets in NFB's Reports for periods ending after December 31, 1998 will be, adequate, as of the dates thereof, under GAAP.

          (iii) NFB's Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of NFB and its
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

     Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import, and NFB and its Subsidiaries shall promptly after the end of any month inform JSB of any such classification arrived at any time after the date hereof. The OREO included in any non-performing assets of NFB or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

          (t) Accounting Matters. Except as disclosed in NFB's Disclosure Letter, neither NFB nor any of its Subsidiaries or, to the best of its knowledge, any of its other affiliates has, through the date hereof, taken or agreed to take any action that would prevent NFB from accounting for the business combination to be effected by the Merger as a pooling-of-interests, and NFB has no knowledge of any fact or circumstance that would prevent such accounting treatment.

          (u) Insurance. NFB and its Subsidiaries are presently insured, and since December 31, 1996, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by NFB and its Subsidiaries are in full force and effect, NFB and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (v) Investment Securities; Borrowings. (i) Except for investments in FHLB Stock and pledges to secure FHLB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of NFB included in NFB's Report on Form 10-K for the year ended December 31, 1998, and none of the investment securities held by it or any of its Subsidiaries since December 31, 1998 is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

          (ii) Neither NFB nor any Subsidiary is a party to or has agreed to enter into any Derivatives Contract or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in NFB's Disclosure Letter or disclosed in NFB's Reports filed on or prior to the date hereof.

          (iii) Set forth in NFB's Disclosure Letter is a true and complete list of NFB's borrowed funds (excluding deposit accounts) as of the date hereof.

          (w) Corporate Documents. NFB has made available to JSB true and complete copies of its certificate of incorporation and bylaws and of NFB Bank's organization certificate and bylaws. The minute books of NFB and NFB Bank constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The minute books of each of NFB's Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each such Subsidiary.

          (x) Tax Treatment of the Merger. As of the date hereof, NFB has no knowledge of any fact or circumstance that would prevent the Merger or the Bank Merger, if effected, from qualifying as a reorganization under Section 368(a) of the Code.

          (y) Beneficial Ownership of JSB Common Stock. As of the date hereof, NFB does not beneficially own any shares of JSB Common Stock and, other than as contemplated by the JSB Option Agreement,
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

     does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of JSB Common Stock.

          (z) Year 2000 Matters. NFB's Disclosure Letter sets forth a true and complete copy of NFB's plan to cause all of the Date-Sensitive Systems owned, leased or used by NFB or any of its Subsidiaries intended and necessary for use after December 31, 1999, or licensed to NFB or any of its Subsidiaries for use by NFB or any of its Subsidiaries, and all of the Date Data of NFB or any of its Subsidiaries to be Year 2000 Compliant (the "NFB Y2K Plan"). NFB believes that the NFB Y2K Plan can be substantially achieved on or before September 30, 1999, with aggregate expenditures under the NFB Y2K Plan not materially in excess of $2 million.

          (aa) Registration Statement. The information to be supplied by NFB for inclusion in (i) the Registration Statement or (ii) the Joint Proxy Statement-Prospectus will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE III

                           CONDUCT PENDING THE MERGER

     Section 3.1. Conduct of JSB's Business Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, JSB shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would materially adversely affect or delay the ability of JSB or NFB to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of JSB, JSB Bank, NFB or NFB Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on JSB or JSB Bank.

     Section 3.2. Forbearance by JSB. Without limiting the covenants set forth in Section 3.1 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Bank Regulators, during the period from the date of this Agreement to the Effective Time, JSB shall not, and shall not permit any of its Subsidiaries to, without the prior consent of NFB, which consent shall not be unreasonably withheld:

          (a) change any provisions of the certificate of incorporation or bylaws of JSB or the similar governing documents of its Subsidiaries;

          (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of JSB, except pursuant to (i) the exercise of stock options or warrants outstanding as of the date of this Agreement, (ii) the automatic grant of 142,000 stock options under the JSB 1996 Stock Option Plan as a result of the execution of this Agreement or (iii) the JSB Option Agreement; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (except for JSB's regular quarterly dividend, which shall not be increased by more than $.05 per share from the current level) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock. As promptly as practicable following the date of this Agreement, the Board of Directors of JSB shall cause its regular quarterly dividend record dates and payment dates to be the same as NFB's regular quarterly dividend record dates and payments dates for NFB Common Stock, and JSB shall not thereafter change its regular
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

     dividend payment dates and record dates. Nothing contained in this Section 3.2(b) or in any other Section of this Agreement shall be construed to permit holders of shares of JSB Common Stock to receive two dividends from either JSB or from JSB and NFB in any one quarter or to deny or prohibit such holders from receiving one dividend from either JSB or NFB in any quarter. Subject to applicable regulatory restrictions, if any, JSB Bank may pay a cash dividend that is, in the aggregate, sufficient to fund any dividend by JSB permitted hereunder and to allow JSB to make the payments required under Section 4.13(d) of this Agreement;

          (c) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of JSB or cancel, release or assign any indebtedness of any such individual, corporation or other entity, except pursuant to contracts or agreements in force at the date of this Agreement and which have been disclosed to NFB and except for the sale of unsold cooperative shares owned by JSB or its Subsidiaries, as disclosed in JSB's Disclosure Letter;

          (d) except to the extent required by law or as disclosed in JSB's Disclosure Letter or specifically provided for elsewhere herein, (i) increase the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation in the ordinary course of business consistent with past practice and, upon consultation with NFB, the payment of reasonable "stay in place" pay where necessary or appropriate to retain key employees in an amount not to exceed $500,000 in the aggregate; (ii) pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any JSB Employee Plan (as defined in Section 2.3(m)) with or for the benefit of any employee or director; or
     (iii) voluntarily accelerate the vesting of any stock options or other compensation or benefit;

          (e) except as contemplated by Section 4.2, change its method of accounting as in effect at December 31, 1998, except as required by changes in GAAP as concurred in by JSB's independent auditors;

          (f) settle any claim, action or proceeding involving any liability of JSB or any of its Subsidiaries for money damages in excess of $500,000 or impose material restrictions upon the operations of JSB or any of its Subsidiaries;

          (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to JSB, except in satisfaction of debts previously contracted;

          (h) except pursuant to commitments existing at the date hereof which have previously been disclosed to NFB, make any real estate loans secured by undeveloped land or real estate located outside the States of New York, New Jersey or Connecticut (other than real estate secured by one-to-four family homes) or make any construction loan (other than construction loans secured by one-to-four family homes) outside the States of New York, New Jersey or Connecticut;

          (i) establish or commit to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained;

          (j) take, fail to take, or cause to be taken or not taken any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment or (B) as a reorganization within the meaning of Section 368(a) of the Code; or

          (k) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $500,000 in the aggregate;

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          (l) enter into any new line of business;

          (m) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or any of the conditions to the Merger set forth in Article V not being satisfied;

          (n) other than in the ordinary course of business consistent with prudent banking practices, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (o) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          (p) other than in prior consultation with NFB, restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; or

          (q) agree or commit to take any action that is prohibited by this
     Section 3.2.

In the event that NFB does not respond in writing to JSB within five business days of receipt by NFB of a written request for JSB to engage in any of the actions for which NFB's prior written consent is required pursuant to this
Section 3.2, NFB shall be deemed to have consented to such action. Any request by JSB or response thereto by NFB shall be made in accordance with the notice provisions of Section 8.7, shall note that it is a request pursuant to this
Section 3.2 and shall state that a failure to respond within five business days shall constitute consent.

     Section 3.3. Conduct of NFB's Business Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, NFB shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would materially adversely affect or delay the ability of JSB or NFB to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of JSB, NFB, JSB Bank or NFB Bank to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on NFB.

     Section 3.4. Forbearance by NFB. Without limiting the covenants set forth in Section 3.3 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Bank Regulators, during the period from the date of this Agreement to the Effective Time, NFB shall not, and shall not permit any of its Subsidiaries to, without the prior consent of JSB, which consent shall not be unreasonably withheld:

          (a) change any provisions of the certificate of incorporation of NFB or the organization certificate of NFB Bank, other than to increase the authorized capital stock of NFB or to change the par value of NFB Common Stock;

          (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of NFB except (i) in transactions permitted under Section 3.4(e),
     (ii) pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement or granted in accordance with this Section 3.4(b), (iii) for the grant of options under the NFB Stock Plans consistent with NFB's past practice or (iv) for the issuance of such number of shares of NFB Common Stock as is necessary to permit the Merger to be accounted for as a pooling-of-interests; adjust, split, combine or reclassify any capital stock; or, solely in
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     the case of NFB, make, declare or pay any dividend (except for NFB's regular quarterly cash dividend) or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; provided, however, that nothing contained herein shall prohibit NFB from increasing the quarterly cash dividend on NFB Common Stock;

          (c) make any acquisition or take any other action that individually or in the aggregate could materially adversely affect the ability of NFB to consummate the transactions contemplated hereby, or enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which NFB or any surviving corporation may be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement;

          (d) take, fail to take, or cause to be taken or not taken any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that nothing contained herein shall limit the ability of NFB to exercise its rights under the JSB Option Agreement;

          (e) enter into an agreement with respect to an Acquisition Transaction (as defined below) with a third party; provided, that the foregoing shall not prevent NFB or any of its Subsidiaries from entering into any agreement with respect to an Acquisition Transaction if such action is, in the reasonable judgment of NFB, desirable in the conduct of the business of NFB and its Subsidiaries and would not, in the reasonable judgment of NFB, likely delay the Effective Time to a date subsequent to the date set forth in Section 6.1(d) of this Agreement or adversely affect the Merger Consideration to be received by JSB's stockholders pursuant to this Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving NFB, (y) a purchase, lease or other acquisition of all or substantially all of the assets of NFB or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of NFB; provided, that the term "Acquisition Transaction" does not include (i) any internal merger or consolidation involving only NFB and its Subsidiaries or (ii) any acquisition or acquisitions by NFB subsequent to August 15, 1999 involving in the aggregate, for all such acquisitions, the issuance of up to the difference between (1) 10% of the shares of NFB Common Stock outstanding as of the date hereof and (2) the number of shares, if any, issued pursuant to
     Section 3.4(b)(iv), or cash consideration equal to such number of shares multiplied by $20.44 per share;

          (f) change its method of accounting as in effect at December 31, 1998, except as required by changes in GAAP as concurred in by JSB's independent auditors;

          (g) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or any of the conditions to the Merger set forth in Article V not being satisfied; or

          (h) agree or commit to take any action that is prohibited by this
     Section 3.4.

                                   ARTICLE IV

                                   COVENANTS

     Section 4.1. Acquisition Proposals. JSB agrees that neither it nor any of its Subsidiaries, nor any of the respective officers and directors of JSB or any of its Subsidiaries, shall, and JSB shall not authorize or permit any of its employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, (a) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to JSB's stockholders) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, JSB or any of its material Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to

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make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent JSB or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal (an "Unsolicited Acquisition Proposal") if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between NFB and JSB, dated as of July 13, 1999; or (B) engaging in any negotiations or discussions with any person who has made an Unsolicited Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (x) the Board of Directors of JSB, after consultation with and based upon the written opinion of outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (y) the Board of Directors of JSB, after consultation with its financial advisor, determines in good faith that such Unsolicited Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account the prospects and interests of JSB and its stockholders. JSB will notify NFB immediately orally (within one day) and in writing (within three days) if any such Unsolicited Acquisition Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with JSB after the date hereof, the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep NFB informed of any developments with respect thereto immediately upon the occurrence thereof. Subject to the foregoing, JSB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. JSB will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 4.1. JSB will promptly request each person (other than NFB) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with JSB or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of JSB or any of its Subsidiaries. JSB shall take all steps necessary to enforce all such confidentiality agreements.

     Section 4.2. Certain Policies of JSB.

     (a) At the request of NFB, JSB shall cause JSB Bank to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all Requisite Regulatory Approvals and stockholder approvals are received, and after receipt of written confirmation from NFB that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of NFB Bank; provided, however, that JSB shall not be required to take such action more than 30 days prior to the Effective Date; and provided, further, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations.

     (b) JSB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.2. NFB agrees to hold harmless, indemnify and defend JSB and its Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with this Section 4.2.

     Section 4.3. Access and Information.

     (a) Upon reasonable notice, JSB and NFB shall (and shall cause their respective Subsidiaries to) afford to the other and their respective representatives (including, without limitation, directors, officers and employees of such party and its affiliates and counsel, accountants and other professionals retained by such party) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as either party may reasonably request; provided, however,

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that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made herein. In furtherance, and not in limitation of the foregoing, JSB shall make available to NFB all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger. NFB and JSB will not, and will cause their respective representatives not to, use any information obtained pursuant to this Section
4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each of NFB and JSB will keep confidential, and will cause their respective representatives to keep confidential, all information and documents obtained pursuant to this Section 4.3 unless such information (i) was already known to such party or an affiliate of such party, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate of such party from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party that furnished the same.

     (b) During the period of time beginning on the day application materials to obtain the Requisite Regulatory Approvals for the Merger are initially filed and continuing to the Effective Time, including weekends and holidays, JSB shall cause JSB Bank to provide NFB, NFB Bank and their authorized agents and representatives full access to JSB Bank's offices after normal business hours for the purpose of installing necessary wiring and equipment to be utilized by NFB Bank after the Effective Time; provided, that:

          (i) reasonable advance notice of each entry shall be given to JSB Bank and JSB Bank approves of each entry, which approval shall not be unreasonably withheld;

          (ii) JSB Bank shall have the right to have its employees or contractors present to inspect the work being done;

          (iii) to the extent practicable, such work shall be done in a manner that will not interfere with JSB Bank's business conducted at any affected branch offices;

          (iv) all such work shall be done in compliance with all applicable laws and government regulations, and NFB Bank shall be responsible for the procurement, at NFB Bank's expense, of all required governmental or administrative permits and approvals;

          (v) NFB Bank shall maintain appropriate insurance satisfactory to JSB Bank in connection with any work done by NFB Bank's agents and representatives pursuant to this Section 4.3;

          (vi) NFB Bank shall reimburse JSB Bank for any material out-of-pocket costs or expenses incurred by JSB Bank in connection with this undertaking; and

          (vii) in the event this Agreement is terminated in accordance with
     Article VI hereof, NFB Bank, within a reasonable time period and at its sole cost and expense, will restore such offices to their condition prior to the commencement of any such installation.

     Section 4.4. Certain Filings, Consents and Arrangements.  NFB and JSB shall
(a) as soon as practicable (and in any event within 45 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of Governmental Entities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby or by the JSB Option Agreement; (b) cooperate with one another in promptly (i) determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal or state law or regulation or under any relevant agreement or other document and
(ii) making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers; and (c) deliver to

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the other copies of the publicly available portions of all such filings, notices and applications promptly after they are filed.

     Section 4.5. Antitakeover Provisions. JSB and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt NFB, the Agreement, the Plan of Bank Merger, the Merger, the Bank Merger and the JSB Option Agreement from any provisions of an antitakeover nature in JSB's or its Subsidiaries' organization certificates and bylaws and the provisions of any federal or state antitakeover laws.

     Section 4.6. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement (including, if the Plan of Bank Merger is executed, the Bank Merger) as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

     Section 4.7. Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter JSB and NFB shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     Section 4.8. Stockholders Meetings. JSB and NFB each shall take all action necessary, in accordance with applicable law and its respective corporate documents, to convene a meeting of its respective stockholders (each, a "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board's counsel in writing, the Board of Directors of each of JSB and NFB shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (b) use its best efforts to solicit such approvals. JSB and NFB, in consultation with the other, shall each employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger. JSB and NFB shall coordinate and cooperate with respect to the timing of their respective Stockholder Meetings.

     Section 4.9. Proxy Statements; Comfort Letters. (i) As soon as practicable after the date hereof, NFB and JSB shall cooperate with respect to the preparation of a Joint Proxy Statement-Prospectus for the purpose of taking stockholder action on the Merger and this Agreement and file the Joint Proxy Statement-Prospectus with the SEC, respond to comments of the staff of the SEC and, promptly after the Registration Statement is declared effective by the SEC, mail the Joint Proxy Statement-Prospectus to the respective holders of record (as of the applicable record date) of shares of voting stock of each of JSB and NFB. NFB and JSB each represents and covenants to the other that the Joint Proxy Statement-Prospectus, and any amendment or supplement thereto, with respect to the information pertaining to it or its Subsidiaries at the date of mailing to its stockholders and the date of its Stockholder Meeting will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (ii) NFB shall cause KPMG LLP, its independent public accounting firm, to deliver to JSB, and JSB shall cause KPMG LLP, its independent public accounting firm, to deliver to NFB and to its officers and directors who sign the Registration Statement for this transaction, a "comfort letter" or "agreed upon procedures" letter, in the form customarily issued by such accountants at such time in transactions of this type, dated (a) the date of the mailing of the Joint Proxy Statement-Prospectus for the Stockholders Meeting of JSB and the date of mailing of the Joint Proxy Statement-Prospectus for the Stockholders meeting of NFB,

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respectively, and (b) a date not earlier than five business days preceding the date of the Closing (as defined in Section 7.1).

     Section 4.10. Registration of NFB Common Stock.

     (a) NFB shall, as promptly as practicable following the preparation thereof, file the Registration Statement (including any pre-effective or post-effective amendments or supplements thereto) with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement, and NFB and JSB shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. NFB will advise JSB promptly after NFB receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. NFB will provide JSB with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as JSB may reasonably request.

     (b) NFB shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

     (c) NFB shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, or on such other exchange as NFB Common Stock shall then be trading, subject only to official notice of issuance, the shares of NFB Common Stock to be issued by NFB in exchange for the shares of JSB Common Stock.

     Section 4.11. Affiliate Letters. Promptly, but in any event within two weeks after the execution and delivery of this Agreement, JSB shall deliver to NFB a letter identifying all persons who, to the knowledge of JSB, may be deemed to be "affiliates" of JSB under Rule 145 of the Securities Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of JSB. Within two weeks after delivery of such letter, JSB shall deliver executed letter agreements, each substantially in the form attached hereto as Exhibit B, executed by each such person so identified as an affiliate of JSB agreeing (i) to comply with Rule 145, (ii) to refrain from transferring shares as required by the pooling-of-interests accounting rules and
(iii) to be present in person or by proxy and vote in favor of the Merger at the JSB Stockholders Meeting. Within four weeks after the date hereof, NFB shall cause its directors and executive officers to enter into letter agreements, in the form attached hereto as Exhibit C, with NFB concerning the pooling-of-interests accounting rules. NFB hereby agrees to publish, or file a Form 8-K, Form 10-K or Form 10-Q containing, financial results covering at least 30 days of post-Merger combined operations of NFB and JSB as soon as practicable, but in no event later than 30 days following the end of the first calendar month ending at least 30 days after the Effective Time, in form and substance sufficient to remove the restrictions in connection with the pooling-of-interests accounting rules contained therein.

     Section 4.12. Notification of Certain Matters. Each party shall give prompt notice to the others of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of JSB and NFB shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

     Section 4.13. Directors and Officers.

     (a) NFB agrees to cause Park T. Adikes (the "New NFB Director") to be elected or appointed as a director of NFB and NFB Bank at, or as promptly as practicable after, the Effective Time; provided, however, that if Mr. Adikes does not become a director of NFB or NFB Bank because of death, disability or otherwise,
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or if Mr. Adikes shall cease to be a director of NFB or NFB Bank at any time before the third anniversary of the Effective Time, NFB agrees to cause a person who is a member of the Board of Directors of JSB as of the date hereof to be elected or appointed as the New NFB Director.

     (b) At the Effective Time, NFB shall cause NFB Bank, or, if the Bank Merger is not effected, JSB Bank, to assume and honor the JSB Bank Outside Directors' Consultation and Retirement Plan ("JSB Bank Outside Directors' Plan") in accordance with the terms and conditions of such plan as of the date hereof; provided, however, that, notwithstanding any provision of such plan to the contrary, (i) effective immediately prior to the Effective Time, the references to "fifteen (15) years" in Section 3 of the JSB Bank Outside Directors' Plan regarding eligibility shall be amended so as to refer to "one (1) year" for the purpose of making all eight outside directors of JSB Bank participants under such plan and (ii) any outside member of the JSB Bank Board of Directors who does not become a member of the Board of Directors of NFB Bank from and after the Effective Time shall have the right to commence receiving benefits under the JSB Bank Outside Directors' Plan effective as of the Effective Time and shall not be required to provide consulting services in order to receive such benefits; provided, further, that in no event shall any amendment or termination of the JSB Bank Outside Directors' Plan on or after the Effective Time adversely affect the right of any plan participant, former participant or beneficiary thereof to receive any benefits under such plan in respect of participation for any period ending on or before the date on which such amendment or termination is adopted or, if later, the date on which it is made effective. NFB Bank and JSB Bank also agree that all individuals who, prior to the Effective Time, were receiving benefits under the JSB Bank Outside Directors' Plan shall continue to receive all such benefits from this plan on the same terms and conditions from and after the Effective Time.

     (c) NFB shall use all reasonable efforts to identify and offer employment opportunities to qualified, satisfactorily performing officers and employees of JSB and its Subsidiaries in positions within the business operations of NFB and its Subsidiaries for which such officers and employees are qualified. NFB shall give, and shall cause its Subsidiaries to give, priority consideration to all such officers and employees of JSB and its Subsidiaries vis-a-vis all individuals other than current officers and employees of NFB; provided, however, that officers and employees of JSB and its Subsidiaries who become employed by NFB or its Subsidiaries shall then be treated on an equal basis with the officers and employees of NFB and its Subsidiaries.

     (d) NFB shall honor (i) the Employment Agreements between JSB and, respectively, Park T. Adikes, Edward P. Henson, Joanne Corrigan, Thomas R. Lehmann, Lawrence J. Kane, John F. Bennett, Jack Connors, John J. Conroy, Bernice Glaz, Teresa D. Covello, Joseph J. Hennessy, Philip Pepe, Daniel J. Huber and Laurel M. Romito, each as amended and restated as of June 22, 1999 and
(ii) the Employment Agreements between JSB Bank and, respectively, Park T. Adikes, Edward P. Henson, Joanne Corrigan, Thomas R. Lehmann, Lawrence J. Kane, John F. Bennett, Jack Connors, John J. Conroy, Bernice Glaz, Teresa D. Covello, Joseph J. Hennessy, Philip Pepe, Daniel J. Huber and Laurel M. Romito, each as amended and restated as of June 22, 1999, by permitting JSB to pay to each such individual on the Closing Date the lump sum amounts that are due under each agreement and by providing any additional payments or benefits in accordance with the terms of such Employment Agreements, regardless of whether or not the individual officer continues employment with NFB or NFB Bank. NFB and JSB have delivered to each other a good faith reasonable estimate of the amounts payable on the Closing Date under the Employment Agreements, based upon procedures and information available at the date of this Agreement, and the procedures used in preparing such estimates shall be followed in determining the actual amounts payable under the Employment Agreements on the Closing Date, which estimate is attached hereto as Schedule 4.13(d).

     Section 4.14. Indemnification; Directors' and Officers' Insurance.

     (a) From and after the Effective Time through the sixth anniversary of the Effective Date, NFB agrees to indemnify and hold harmless each present and former director and officer of JSB and its Subsidiaries and each officer or employee of JSB and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at JSB's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities

                                      A-33
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(collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement, including the entering into of the JSB Option Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of JSB and its Subsidiaries and as then permitted under applicable law.

     (b) Any Indemnified Party wishing to claim indemnification under Section 4.14(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify NFB thereof, but the failure to so notify shall not relieve NFB of any liability it may have hereunder to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation, (i) NFB shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and NFB shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if NFB does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between NFB and the Indemnified Party (and counsel for NFB does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and NFB shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that NFB shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) NFB shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

     (c) NFB shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.14 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

     (d) For a period of six years after the Effective Time, NFB shall cause the former directors and officers of JSB to be covered by the policy of directors and officers liability insurance currently maintained by JSB; provided, however, that NFB may substitute therefor a policy of at least the same coverage and containing terms no less advantageous to the beneficiaries thereof than such policies (including, without limitation, by providing coverage under its existing policy); provided, however, that in no event shall NFB be obligated to expend, in order to maintain or provide insurance coverage pursuant to this
Section 4.14(d), any premium per annum in excess of 175% of the amount of the annual premiums paid as of the date hereof by JSB for such insurance ("Maximum Agreement"); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NFB shall obtain the most advantageous coverage of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount; and provided, further, that officers and directors of JSB may be required to make application and provide customary representations and warranties to NFB's insurance carrier for the purpose of obtaining such insurance.

     Section 4.15. Employees; Benefit Plans and Programs.

     (a) Each person who is employed by JSB or JSB Bank immediately prior to the Effective Time (a "JSB Employee") shall, at the Effective Time, become an employee of NFB or NFB Bank (unless the Bank Merger is not effected, in which case the references in this Section 4.15 to NFB Bank shall mean JSB Bank). Beginning at the Effective Time, each of the JSB Employees shall serve NFB or NFB Bank in the same capacity in which he or she served immediately prior to the Effective Time and upon the same terms and

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conditions generally applicable to other employees of NFB or NFB Bank with comparable positions, with the following special provisions:

          (i) No JSB Employee shall be, or have or exercise the authority of, an officer of NFB or NFB Bank unless and until elected or appointed an officer of NFB or NFB Bank in accordance with NFB's or NFB Bank's bylaws.

          (ii) At or as soon as practicable following the Effective Time, NFB and NFB Bank shall establish and implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis ("New Compensation and Benefits Program"). The New Compensation and Benefits Program may contain any combination of new plans, continuations of plans maintained by NFB or NFB Bank immediately prior to the Effective Time and continuation of plans maintained by JSB or JSB Bank immediately prior to the Effective Time as NFB, in its discretion, may determine. To the extent that it is not practicable to implement any constituent part of the New Compensation and Benefits Program at the Effective Time, NFB and NFB Bank shall continue in effect any comparable plan maintained immediately prior to the Effective Time for the respective employees of NFB, JSB, NFB Bank and JSB Bank for a transition period. During the transition period, the persons who were employees of JSB or JSB Bank immediately prior to the Effective Time who become employees of NFB or NFB Bank at the Effective Time shall continue to participate in the plans of JSB and JSB Bank that are continued for transitional purposes, and all other employees of NFB or NFB Bank will participate only in the comparable plans of NFB and NFB Bank that are continued for transitional purposes.

          (iii) Each constituent part of the New Compensation and Benefits Program shall recognize, in the case of persons employed by NFB, NFB Bank, JSB or JSB Bank immediately prior to the Effective Time who are also employed by NFB or NFB Bank immediately after the Effective Time, all service with NFB, NFB Bank, JSB or JSB Bank as service with NFB and NFB Bank for all purposes, including eligibility, vesting, benefit accrual and level of matching contributions; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefit; provided further, however, that in no event will such recognition result in any current or former employees of JSB or any of its Subsidiaries being covered under the post-retirement medical benefits plan of NFB or any of its Subsidiaries to the extent such coverage is provided at the expense of NFB or any of its Subsidiaries.

          (iv) In the case of any constituent part of the New Compensation and Benefits Program which is a life or health insurance plan: (A) such plan shall not apply any preexisting condition limitations for conditions covered under the applicable life or health insurance plans maintained by NFB, NFB Bank, JSB and JSB Bank as of the Effective Time, (B) each such plan which is a life or health insurance plan shall honor any deductible and out of pocket expenses incurred under the applicable life or health insurance plans maintained by NFB, NFB Bank, JSB and JSB Bank as of the Effective Time and (C) each such plan which is a life insurance plan shall waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

     (b) NFB shall assume the obligations of JSB and JSB Bank with respect to any severance plans or agreements identified in JSB's Disclosure Letter, as they may be in effect at the Effective Time, and shall pay amounts thereunder when due; provided, however, that in the event of the termination of employment of officers and employees of JSB or JSB Bank within 15 months following the Effective Time, such persons shall be provided severance benefits equal to the greater of those provided under the JSB Bank Severance Plan or those provided by NFB or NFB Bank under any severance plan maintained by NFB or NFB Bank.

     (c) Notwithstanding any other provision in this Agreement to the contrary, officers and employees of JSB and its Subsidiaries who are covered under the JSB Pension Plan immediately prior to the Effective Time

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

and who continue to be employed by NFB or its Subsidiaries on and after the Effective Time shall, if, as of the Effective Time, they either:

          (i) are within 10 years of their normal retirement age (as defined in the JSB Pension Plan) and have a period of service (as defined in the JSB Pension Plan) of at least 10 years with JSB or its Subsidiaries, or

          (ii) have a period of service (as defined in the JSB Pension Plan) of at least 25 years with JSB or its Subsidiaries,

have the right to elect to continue to accrue benefits under the benefit accrual formula under the JSB Pension Plan rather than having their benefits be determined under the NFB Cash Balance Retirement Plan.

     (d) Notwithstanding any other provision in this Agreement to the contrary, if the Closing Date occurs after December 31, 1999, the amounts payable to any officer or employee of JSB under the Benefit Restoration Plan of Jamaica Savings Bank FSB ("JSB Bank BRP") shall be determined under the actuarial factors and interest rate assumptions in effect on December 31, 1999 even if such factors and assumptions would otherwise have changed by the express terms of the JSB Bank BRP, the JSB Pension Plan, by changes in the law (such as the pension and benefit provisions of the Uruguay Round Agreements Act of the General Agreement on Tariffs and Trade ("GATT")), or otherwise, the purpose of this Section 4.15(d) being that any benefits payable under the JSB Bank BRP shall be determined under the actuarial factors and interest rate assumptions in effect on December 31, 1999. JSB shall, and shall cause JSB Bank to, take all actions as shall be necessary to provide that no change-in-control, termination or severance payments or benefits (including without limitation any amounts paid under the agreements listed in Section 4.13(d)) will be taken into account for purposes of determining any amounts payable under the JSB Bank BRP.

     (e) In the event that the Closing Date occurs on or before December 31, 1999, the employees of JSB Bank shall receive bonuses in accordance with JSB Bank's past practices (and the amount of such bonuses shall be based upon such employees' compensation for the entire year of 1999), and such bonuses shall be paid at least five business days prior to the Closing Date. In the event that the Closing Date occurs on or after January 1, 2000, (i) the employees of JSB Bank shall be paid bonuses in accordance with JSB Bank's past practices (and the amount of such bonuses shall be based upon such employees' compensation for the entire year of 1999) for 1999, which shall be paid in December 1999 in accordance with JSB Bank's past practices, and (ii) the employees of JSB Bank shall be paid additional bonuses equal to the amounts payable to each such employee as a bonus for 1999 multiplied by a fraction, the numerator of which is the number of days in 2000 through and including the Closing Date and the denominator of which is 366, and such additional bonuses shall be paid at least five business days prior to the Closing Date. A schedule showing the aggregate bonus estimates for 1999 is attached hereto as Schedule 4.15(e).

     (f) Employees of JSB Bank who have obtained or who have received approval to obtain, at any time prior to the Closing Date, a loan or a mortgage loan under the existing JSB Bank employee loan program shall continue to receive the benefits of such employee loan program, subject to the terms and conditions of such program; provided, however, that if the employment of any such employee with JSB Bank or, after the Closing Date, NFB Bank, shall terminate for any reason other than cause, the interest rate reduction under the employee loan shall continue in effect notwithstanding such termination of employment.

     (g) Employees of JSB Bank (other than officers) shall be entitled to receive attendance bonuses in accordance with JSB Bank's past practices for 1999, and, if the Closing Date occurs after December 31, 1999, such persons shall be entitled to attendance bonuses in accordance with JSB Bank's past practices for 2000, pro-rated through the Closing Date in the manner described in Section 4.15(e).

     (h) Employees of JSB Bank shall be entitled to receive payment for accrued but unused vacation days in accordance with JSB Bank's past practices, and any accrued but unused vacation days of employees of JSB Bank as of the Closing Date shall, at the employee's option, either be paid immediately prior to the Closing Date or taken as vacation time as soon as practicable following the Closing Date; provided, however, that JSB shall deliver to NFB, not later than 15 business days after the date of this Agreement, a schedule of employees indicating their accrued but unused vacation days as of the most recent date practicable. Life insurance and continued health insurance for retirees of JSB Bank shall be continued in accordance with JSB Bank's past practices, to the extent that such continued coverage does not result in a material increase in the costs of such continued coverage to NFB Bank over the costs of such coverage to JSB Bank. JSB and NFB agree to use all reasonable efforts to review the tax-qualified defined benefit plans of both banks with a view towards, effective as of the Closing Date, continuing, to the extent practicable, the types and forms of benefits under the JSB Pension Plan for participants in such JSB Pension Plan whose employment is terminated upon or within one-year following the Closing Date, particularly with respect to the 100% joint and survivor form of benefits provided in the event that the participant dies prior to the commencement of the participant's benefit payments. JSB Bank shall make a contribution to the JSB Bank Employee Stock Ownership Plan ("JSB Bank ESOP") for 1999 in accordance with its past practices and such contribution shall be allocated in accordance with the terms of the JSB Bank ESOP. A pro-rated JSB Bank contribution shall be made to the JSB Bank ESOP for the portion of the year 2000 through the Closing Date.

     Section 4.16. Advisory Board. NFB shall, promptly following the Effective Time, cause all of the members of JSB's Board of Directors as of the date of this Agreement, other than the New NFB Director, who are willing to so serve to be elected or appointed as members of NFB's advisory board ("Advisory Board"), the function of which shall be to advise NFB with respect to deposit and lending activities in JSB's former market area and to maintain and develop customer relationships. The members of the Advisory Board who are willing to so serve shall be elected to serve an initial term of three years beginning on the Effective Date. Each member of the Advisory Board shall receive an annual retainer fee for such service of $25,000, payable in monthly installments or in one lump sum at any time in advance at the option of NFB, notwithstanding that such Advisory Board members are receiving benefits under the JSB Bank Outside Directors' Plan. Service on the Advisory Board shall be considered service as a director of NFB for purposes of any stock option plan of JSB or NFB.

                                   ARTICLE V

                           CONDITIONS TO CONSUMMATION

     Section 5.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been approved by (i) the requisite vote of JSB's stockholders in accordance with applicable law and regulations and
     (ii) the requisite vote of NFB's stockholders in accordance with applicable law and regulations;

          (b) the Requisite Regulatory Approvals and any necessary regulatory consents and waivers with respect to this Agreement and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired;

          (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger;

          (d) no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Bank Merger;

          (e) the Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained; and

          (f) NFB shall have caused to be listed on the NYSE, or on such other market on which shares of NFB Common Stock shall then be trading, subject only to official notice of issuance, the shares of NFB Common Stock to be issued by NFB in exchange for the shares of JSB Common Stock.

     Section 5.2. Conditions to the Obligations of NFB and NFB Bank. The obligations of NFB and NFB Bank to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by NFB:

          (a) each of the obligations of JSB and JSB Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of JSB and JSB Bank contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). NFB shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of JSB;

          (b) all action required to be taken by, or on the part of, JSB and JSB Bank to authorize the execution, delivery and performance of this Agreement and the consummation by JSB and JSB Bank of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of JSB or JSB Bank, as the case may be, and NFB shall have received certified copies of the resolutions evidencing such authorization;

          (c) JSB shall have obtained the consent, waiver or approval of each person (other than the regulatory approvals or consents referred to in Section 5.1(b)) whose consent, waiver or approval shall be required in order to consummate the Merger or the Bank Merger or to permit the succession by the surviving corporation pursuant to the Merger to any obligation, right or interest of JSB or its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which JSB or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents, waivers and approvals would not, individually or in the aggregate, have a Material Adverse Effect on NFB (after giving effect to the consummation of the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

          (d) NFB shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of JSB and JSB Bank; and

          (e) NFB shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), counsel to NFB, dated as of the Effective Date, in form and substance reasonably satisfactory to NFB, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code. In rendering its opinion, Skadden may require and rely upon, in addition to the review of such matters of fact and law as Skadden considers appropriate, representations and covenants, including those contained in certificates of officers of NFB, NFB Bank, JSB, JSB Bank and others, reasonably satisfactory in form and substance to Skadden.

     Section 5.3. Conditions to the Obligations of JSB and JSB Bank. The obligations of JSB and JSB Bank to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by JSB:

          (a) each of the obligations of NFB and NFB Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of NFB and NFB Bank contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). JSB shall have received a
     certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of NFB;

          (b) all action required to be taken by, or on the part of, NFB and NFB Bank to authorize the execution, delivery and performance of this Agreement and the consummation by NFB and NFB Bank of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of NFB or NFB Bank, as the case may be, and JSB shall have received certified copies of the resolutions evidencing such authorization;

          (c) NFB shall have obtained the consent, waiver or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent, waiver or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which NFB or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents, waivers and approvals would not, individually or in the aggregate, have a Material Adverse Effect on NFB (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

          (d) JSB shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of NFB and NFB Bank; and

          (e) JSB shall have received an opinion of Thacher Proffitt & Wood ("Thacher Proffitt"), counsel to JSB, dated as of the Effective Date, in form and substance reasonably satisfactory to JSB, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Thacher Proffitt may require and rely upon, in addition to the review of such matters of fact and law as Thacher Proffitt considers appropriate, representations and covenants, including those contained in certificates of officers of NFB, NFB Bank, JSB, JSB Bank and others, reasonably satisfactory in form and substance to Thacher Proffitt.

                                   ARTICLE VI

                                  TERMINATION

     Section 6.1. Termination. This Agreement may be terminated, and the Merger abandoned, at or prior to the Effective Date, either before or after its approval by the stockholders of JSB and NFB:

          (a) by the mutual consent of NFB and JSB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

          (b) by NFB or JSB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) the failure of the stockholders of JSB or NFB to approve the Agreement at its Stockholder Meeting called to consider such approval; provided, however, that JSB or NFB, as the case may be, shall only be entitled to terminate the Agreement pursuant to this clause (i) if it has complied in all material respects with its obligations under Sections 4.8 and 4.9, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which causes the conditions set forth in Section 5.2(a) (in the case of termination by NFB) and Section 5.3(a) (in the case of the termination by JSB) not to be satisfied and such breach is not cured within 25 business days after written notice of such breach is given to the party committing such breach by the other party or which breach is not capable of being cured by the date set forth in Section 6.1(d) or any extension thereof;

          (c) by NFB or JSB, by written notice to the other party, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

          (d) by NFB or JSB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by February 29, 2000 ("Initial Termination Date"), unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; provided, that if, as of such date, all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall not have been obtained but all other conditions to the consummation of the Merger (other than the delivery of executed documents at the Closing) shall be fulfilled, the Initial Termination Date shall be extended to April 30, 2000;

          (e) by NFB or JSB, if the Board of Directors of the other party does not publicly recommend in the Joint Proxy Statement-Prospectus that its stockholders approve and adopt this Agreement or if, after recommending in the Joint Proxy Statement-Prospectus that its stockholders approve and adopt this Agreement, the Board of Directors of the other party shall have withdrawn, qualified or revised such recommendation in any respect materially adverse to the party seeking to terminate this Agreement; or

          (f) by JSB, if its Board of Directors so determines by a majority vote of the members of its entire Board, if both of the following conditions are satisfied:

             (i) the NFB Market Value on the Valuation Date is less than $16.35; and

             (ii) (A) the number obtained by dividing the NFB Market Value as of the Valuation Date by the Initial NFB Market Value ("NFB Ratio") shall be less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.10 from the quotient in this clause (ii)(B) ("Index Ratio");

     subject, however, to the following three sentences. If JSB elects to exercise its termination right pursuant to this Section 6.1(f), it shall give written notice thereof to NFB at any time during the five business day period commencing on the day following the Valuation Date; provided, that such notice of election to terminate may be withdrawn at any time during the 15 business day period commencing on the day such notice is received by NFB. During the five business day period commencing with its receipt of such notice, NFB shall have the option to increase the consideration to be received by the holders of JSB Common Stock hereunder by increasing the Exchange Ratio from 3.0 to a number equal to the lesser of (1) the product of (x) the Index Ratio plus 0.10 and (y) 3.0, divided by the NFB Ratio or
     (2) the quotient obtained by dividing $61.31 by the NFB Market Value. If NFB so elects, it shall give, within such five business day period, written notice to JSB of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 6.1(f) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

     For purposes of this Section 6.1(f), the following terms shall have the meanings indicated below:

     "Acquisition Transaction" shall have the meaning set forth in Section 3.4(e), without regard to subsection (ii) of the proviso set forth therein.

     "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company's name in the definition of Index Group below.

     "Final Price," with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the 15 consecutive trading days immediately preceding the Valuation Date.

     "Index Group" means the 23 financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving any of such companies publicly announced at any time during the period beginning on the date of this Agreement and ending on the day immediately preceding the Valuation Date. In the event that:

          (i) the common stock of any of such companies ceases to be publicly traded, or

          (ii) an Acquisition Transaction involving any of such companies is announced at any time during the period beginning on the date of this Agreement and ending on the day immediately preceding the Valuation Date, or

          (iii) any such company shall announce at any time during the period beginning on the date of this Agreement and ending on the day immediately preceding the Valuation Date that it has entered into a definitive agreement to acquire insured deposits from another financial institution in excess of 20% of its deposit base as of the most recent quarter end for which information is available or intends to issue additional capital securities in excess of 10% of the total value of its Tier 1 capital securities outstanding as of the most recent quarter end for which information is available, then such company or companies will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price; provided, however, that, in the event an Acquisition Transaction is publicly announced which involves only companies that are listed below, none of such companies shall be removed from the Index Group. The 23 financial institution holding companies and the weights attributed to them are as follows:

HOLDING COMPANY                                               SYMBOL    WEIGHTING
---------------                                               ------    ---------
Astoria Financial Corporation...............................  ASFC         4.26%
CCB Financial Corporation...................................   CCB         3.10%
Charter One Financial, Inc. ................................  COFI        12.85%
Chittenden Corporation......................................   CHZ         2.19%
City National Corporation...................................   CYN         3.55%
Dime Community Bancshares, Inc..............................  DCOM         0.99%
First Commonwealth Financial Corporation....................   FCF         2.41%
FirstMerit Corporation......................................  FMER         7.03%
Fulton Financial Corporation................................  FULT         5.37%
GreenPoint Financial Corp. .................................   GPT         8.48%
Independence Community Bank Corp. ..........................  ICBC         5.29%
Keystone Financial, Inc. ...................................  KSTN         3.69%
M & T Bank Corporation......................................   MTB         0.61%
Peoples Heritage Financial Group, Inc. .....................  PHBK         8.12%
Queens County Bancorp, Inc. ................................  QCSB         1.67%
Richmond County Financial Corp. ............................  RCBK         2.46%
State Bancorp, Inc. ........................................   STB         0.54%
Staten Island Bancorp, Inc. ................................   SIB         3.19%
Suffolk Bancorp.............................................  SUBK         0.47%
Summit Bancorp..............................................   SUB        13.19%
Susquehanna Bancshares, Inc. ...............................  SUSQ         2.88%
Valley National Bancorp.....................................   VLY         4.70%
Webster Financial Corporation...............................  WBST         2.96%
                                                                         ------
                                                                         100.00%

     "Initial Index Price" means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

     "Initial NFB Market Value" means the closing sales price of a share of NFB Common Stock, as reported on the NYSE, on the trading day immediately preceding the public announcement of this Agreement, adjusted as indicated in the last sentence of this Section 6.1(f).

     "NFB Market Value" shall have the meaning set forth in Section 1.2(b) hereof.

"Valuation Date" shall have the meaning set forth in Section 1.2(c) hereof.

     If NFB or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Valuation Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.1(f).

     Section 6.2. Effect of Termination. In the event of the termination of this Agreement by either NFB or JSB, as provided above, this Agreement shall thereafter become void and, subject to Section 6.3, there shall be no liability on the part of any party hereto or their respective officers or directors, except that (a) any such termination shall be without prejudice to the rights of any party hereto arising out of the breach by any other party of any covenant, representation or obligation contained in this Agreement and (b) the obligations of the parties under the last three sentences in Section 4.3(a) and under
Section 8.6 shall survive.

     Section 6.3. Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by NFB and JSB, respectively, while structuring the Merger, the parties hereto agree that:

          (a) NFB shall pay to JSB a termination fee of Twelve Million, Five Hundred Thousand Dollars ($12,500,000) plus JSB's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, within 12 months after the date of this Agreement, after a written bona fide proposal is made after the date of this Agreement by a third party to NFB or its stockholders to engage in an Acquisition Transaction (as defined in Section 3.4(e)), other than any Acquisition Transaction permitted pursuant to the terms of this Agreement, including without limitation Section 3.4(e) (a "Permitted Transaction"), any of the following occur:

             (i) NFB shall have willfully breached any covenant or obligation contained in this Agreement and such breach would entitle JSB to terminate the Agreement;

             (ii) the stockholders of NFB shall not have approved the Agreement at the meeting of such stockholders held for the purpose of voting on the Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Agreement; or

             (iii) NFB's Board of Directors shall have withdrawn or modified in a manner adverse to JSB the recommendation of NFB's Board of Directors with respect to the Agreement; and

          (b) NFB shall pay to JSB a termination fee of Twenty-Five Million Dollars ($25,000,000) plus JSB's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, during a period of 18 months after the date hereof, NFB or any of its Subsidiaries, without having received JSB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined in Section 3.4(e)), other than a Permitted Transaction, with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than JSB or any of its Subsidiaries or the Board of Directors of NFB shall have recommended that the stockholders of NFB approve or accept an Acquisition Transaction other than a Permitted Transaction with any person other than JSB or any of its Subsidiaries. Any fee payable to JSB pursuant to Section 6.3(b) shall be reduced dollar for dollar to the extent that any fee is actually paid pursuant to Section 6.3(a). Notwithstanding the foregoing, NFB shall not be obligated to pay to JSB the termination fee described in Section 6.3(a) or Section 6.3(b) in the event that at or prior to such time as such fee becomes payable (i) NFB and JSB validly terminate this Agreement pursuant to Section 6.1(a), (ii) NFB or JSB validly terminates this Agreement pursuant to Sections 6.1(c) or 6.1(d), (iii) NFB validly terminates this Agreement pursuant to Section 6.1(b) or Section 6.1(e) or (iv) JSB validly terminates this Agreement pursuant to Section 6.1(f).

          (c) JSB shall pay to NFB a termination fee of Twelve Million, Five Hundred Thousand Dollars ($12,500,000) plus NFB's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, within 12 months after the date of this Agreement, after a bona fide proposal is made after the date of this Agreement by a third party to JSB or its stockholders to engage in an Acquisition Transaction (as defined in the JSB Option Agreement), any of the following occur:

             (i) JSB shall have willfully breached any covenant or obligation contained in this Agreement and such breach would entitle NFB to terminate the Agreement;

             (ii) the stockholders of JSB shall not have approved the Agreement at the meeting of such stockholders held for the purpose of voting on the Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Agreement; or

             (iii) JSB's Board of Directors shall have withdrawn or modified in a manner adverse to NFB the recommendation of JSB's Board of Directors with respect to the Agreement; and

          (d) JSB shall pay to NFB a termination fee of Twenty-Five Million Dollars ($25,000,000) plus NFB's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, during a period of 18 months after the date hereof, JSB or any of its Subsidiaries, without having received NFB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined in the JSB Option Agreement) with any person other than NFB or any of its Subsidiaries or the Board of Directors of JSB shall have recommended that the stockholders of JSB approve or accept an Acquisition Transaction (as defined in the JSB Option Agreement) with any person other than NFB or any of its Subsidiaries. Any fee payable to NFB pursuant to this Section 6.3(d) shall be reduced dollar for dollar to the extent that any fee is actually paid pursuant to Section 6.3(c). Notwithstanding the foregoing, JSB shall not be obligated to pay to NFB the termination fee described in Section 6.3(c) or Section 6.3(d) in the event that at or prior to such time as such fee becomes payable (i) NFB and JSB validly terminate this Agreement pursuant to Section 6.1(a), (ii) NFB or JSB validly terminates this Agreement pursuant to Sections 6.1(c) or 6.1(d) or (iii) JSB validly terminates this Agreement pursuant to Section 6.1(b),
     Section 6.1(e) or Section 6.1(f).

                                  ARTICLE VII

                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

     Section 7.1. Effective Date and Effective Time. The closing of the transactions contemplated hereby ("Closing") shall take place at the offices of Thacher Proffitt & Wood, Two World Trade Center, New York, New York 10048, on a date ("Closing Date") that is no later than five business days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of regulatory and governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed to by the parties. Prior to the Closing Date, NFB and JSB shall execute a Certificate of Merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such Certificate of Merger. The date of such filing or such later effective date as specified in the Certificate of Merger is herein referred to as the "Effective Date." The "Effective Time" of the Merger shall be as set forth in the Certificate of Merger.

     Section 7.2. Deliveries at the Closing. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to NFB and JSB the documents and instruments required to be delivered under Article V.

                                  ARTICLE VIII

                             CERTAIN OTHER MATTERS

     Section 8.1. Certain Definitions; Interpretation. As used in this Agreement, the following terms shall have the meanings indicated:

     "material" means material to NFB or JSB (as the case may be) and its respective Subsidiaries, taken as a whole.

     "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

     Section 8.2. Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 4.3(a), 4.13, 4.14, 4.15, 4.16, 4.17 and 8.6 of this
Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in the last three sentences of Section 4.3(a) and in Section 8.6 shall survive such termination.

     Section 8.3. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of JSB or NFB, no amendment or modification may be made that would reduce the Merger Consideration or contravene any provision of the Delaware General Corporation Law or the federal banking laws, rules and regulations.

     Section 8.4. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     Section 8.5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

     Section 8.6. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

     Section 8.7. Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

     If to JSB, to:

       JSB Financial, Inc.
        303 Merrick Road
        Lynbrook, New York 11563
        Facsimile: (516) 887-6007

        Attention: Mr. Park T. Adikes
                Chairman of the Board and
                Chief Executive Officer

     With copies to:

       JSB Financial, Inc.
        303 Merrick Road
        Lynbrook, New York 11563
        Facsimile: (516) 887-6007

        Attention: Mr. Lawrence J. Kane
                Executive Vice President

     and

       Douglas J. McClintock, Esq.
        Thacher Proffitt & Wood
        Two World Trade Center
        New York, New York 10048
        Facsimile: 212-432-2898

     If to NFB, to:

       North Fork Bancorporation, Inc.
        275 Broad Hollow Road
        Melville, New York 11747
        Facsimile: (516) 844-1471

        Attention: Mr. John Adam Kanas
                Chairman, President and
                Chief Executive Officer

     With copies to:

       North Fork Bancorporation, Inc.
        275 Broad Hollow Road
        Melville, New York 11747
        Facsimile: (516) 844-1471

        Attention: Mr. Daniel M. Healy
                Executive Vice President and
                Chief Financial Officer

     and

       William S. Rubenstein, Esq.
        Skadden, Arps, Slate, Meagher & Flom LLP
        919 Third Avenue
        New York, New York 10022
        Facsimile: (212) 735-2000

     Section 8.8. Entire Agreement; etc. This Agreement, together with the Plan of Bank Merger, the JSB Option Agreement and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 4.13 (other than Section 4.13(c)) and
Section 4.14, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 8.9. Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          NORTH FORK BANCORPORATION, INC.

                                          By: /s/ JOHN ADAM KANAS
                                            ------------------------------------
                                            John Adam Kanas
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                                          JSB FINANCIAL, INC.

                                          By: /s/ PARK T. ADIKES
                                            ------------------------------------
                                            Park T. Adikes
                                            Chairman of the Board and
                                            Chief Executive Officer

                                                                      APPENDIX B

                              JSB FINANCIAL, INC.

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of August 16, 1999 ("Agreement"), by and between JSB Financial, Inc., a Delaware corporation ("Issuer"), and North Fork Bancorporation, Inc., a Delaware corporation ("Grantee").

                                    RECITALS

     A. The Agreement and Plan of Merger. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of August 16, 1999 ("Merger Agreement"), providing for, among other things, the merger of Issuer with and into Grantee, with Grantee being the surviving corporation.

     B. Condition to Agreement and Plan of Merger. As a condition and an inducement to Grantee's execution and delivery of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option ("Option") to purchase up to 1,848,092 shares of common stock, par value $.01 per share ("Issuer Common Stock"), of Issuer (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares, but in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock), at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to $58.75.

     3. Exercise of Option.

     (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time, following the occurrence of a Purchase Event (as hereinafter defined); provided, that, the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time,
(B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event other than a termination thereof by Grantee pursuant to Section 6.1(b)(ii) of the Merger Agreement (a termination of the Merger Agreement by Grantee pursuant to Section 6.1(b)(ii) of the Merger Agreement, being referred to herein as a "Default Termination"), (C) 18 months after a Default Termination or (D) 18 months after termination of the Merger Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; provided further, however, that if the Option cannot be exercised on any day an injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee. The rights set forth in Sections 8 and 9 of this Agreement shall terminate when the right to exercise the Option and Substitute Option terminate (other than as a result of a complete exercise of the Option) as set forth herein.

     (b) As used herein, a "Purchase Event" means any of the following events:

     (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or Issuer shall have entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect (A) a merger, consolidation or similar transaction involving Issuer or any of its significant subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Issuer or any of its significant subsidiaries representing in either case 10% or more of the consolidated assets or deposits of Issuer and its subsidiaries, other than in the ordinary course of business, or (C) the issuance, sale or other disposition by Issuer of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Issuer or any of its significant subsidiaries (each of (A), (B) or (C), an "Acquisition Transaction"); or

     (ii) Any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act")) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Grantee or any subsidiary of Grantee is a member, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the voting power of Issuer or any of its significant subsidiaries.

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

     (i) Any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended, ("Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

     (ii) The stockholders of Issuer shall not have approved the Merger Agreement by the requisite vote at the meeting of the stockholders of the Issuer required to be called to approve the Merger Agreement ("Issuer Meeting"), the Issuer Meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), whether in draft or final form, under the Bank Holding Company Act of 1956, as amended ("BHC Act"), the Home Owners' Loan Act of 1933, as amended ("HOLA"), the Bank Merger Act, as amended ("BMA") or the Change in Bank Control Act of 1978, as amended ("CBCA"), for approval to engage in an Acquisition Transaction; or

     (iii) Any person (other than Grantee or any subsidiary of Grantee) shall have made a bona fide proposal to Issuer or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

     (iv) After a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to the Issuer to make such a proposal if the Merger Agreement terminates, and thereafter Issuer shall have breached any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach would entitle Grantee to terminate the Merger Agreement under Section 6.1(b) thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement).

     As used in this Agreement, the term "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

     (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the "Option Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing ("Closing") of such purchase ("Closing Date"); provided, that the first Option Notice shall be sent to Issuer within 180 days after the first Purchase Event of which Grantee has been notified. If prior notification to or approval of any Governmental Entity is required in connection with any such purchase, Issuer shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval, and the Closing shall occur promptly following such regulatory approvals and any mandatory waiting periods. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     4. Payment and Delivery of Certificates.

     (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) of this Agreement.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) of this Agreement, (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens (as defined in the Merger Agreement) and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

        THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF AUGUST 16, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the portion of the above legend relating to the Securities Act shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission ("SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     (d) Upon the giving by Holder to Issuer of an Option Notice, the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer

Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4 in the name of Holder or its assignee, transferee or designee.

     (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval of or notice to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Governmental Entity as it may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of Issuer Common Stock pursuant hereto and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

     5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:

          (a) Corporate Authority. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) Beneficial Ownership. To the best knowledge of Issuer, as of the date of this Agreement, no person or group has beneficial ownership of more than 10% of the issued and outstanding shares of Issuer Common Stock.

          (c) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time purchasable upon exercise of the Option, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

          (d) No Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its Certificate of Incorporation or By-Laws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case, give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

     6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that Grantee has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have

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been duly authorized by all necessary corporate action on the part of Grantee;
and this Agreement has been duly executed and delivered by Grantee.

     7. Adjustment upon Changes in Issuer Capitalization, Etc.

     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing any such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a), upon exercise of any option to purchase Issuer Common Stock outstanding on the date hereof or upon conversion into Issuer Common Stock of any convertible security of Issuer outstanding on the date hereof), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Merger Agreement.

     (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the outstanding shares of Issuer Common Stock immediately prior to such merger shall, after such merger, represent less than 50% of the outstanding shares and share equivalents of the merged company or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option ("Substitute Option"), at the election of Holder, to purchase shares of either
(A) the Acquiring Corporation (as hereinafter defined), (B) any person that controls the Acquiring Corporation or (C) in the case of a merger described in clause (ii), Issuer (such person being referred to as "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. The Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock ("Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, or (C) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

          (ii) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

          (iii) "Assigned Value" shall mean the highest of (A) the price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (B) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (C) the highest closing price for shares of Issuer Common Stock within the 60-day period immediately preceding the consolidation, merger or sale in question and (D) in the event of a sale of all or substantially all of Issuer's assets or deposits, an amount equal to (x) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Holder, divided by (y) the number of shares of Issuer Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder.

          (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that, if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.

     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder.

     (g) Issuer shall not enter into any transaction described in Section 7(b) of this Agreement unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares Substitute Common Stock are restricted securities, as defined in Rule 144, promulgated under the Securities Act ("Rule 144"), or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

     8. Repurchase at the Option of Holder.

     (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending

12 months immediately thereafter, Issuer shall repurchase from Holder (i) the Option and (ii) all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price ("Section 8 Repurchase Consideration") equal to the sum of:

          (i) The aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

          (ii) The excess, if any, of (A) the Applicable Price (as defined below) for each share of Issuer Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

          (iii) The excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

     (b) If Holder exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Governmental Entity disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder and Holder shall have the right (i) to revoke the repurchase request or
(ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) of this Agreement. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that Issuer delivers to the Holder written notice accompanied by a certification of Issuer's independent auditor each stating that a requested repurchase of Issuer Common Stock would result in the recapture of Issuer's bad debt reserves under the Internal Revenue Code of 1986, as amended ("Code"), Holder's repurchase request shall be deemed to be automatically revoked. Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) of this Agreement.

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i) hereof, (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger, sale or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement, or (iii) the highest closing sales price per share of Issuer Common Stock as quoted on the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX") or the National Market System of The Nasdaq Stock Market ("Nasdaq") (or if

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

Issuer Common Stock is not quoted on the NYSE, AMEX or Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

     (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3, promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, more than 25% of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement shall be consummated.

     9. Repurchase of Substitute Option.

     (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending 12 months immediately thereafter, Substitute Option Issuer (or any successor entity thereof) shall repurchase from Holder (i) the Substitute Option and (ii) all shares of Substitute Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 9 is referred to as the "Section 9 Request Date." Such repurchase shall be at an aggregate price ("Section 9 Repurchase Consideration") equal to the sum of:

          (i) The aggregate Purchase Price paid by Holder for any shares of Substitute Common Stock acquired pursuant to the Substitute Option with respect to which Holder then has beneficial ownership;

          (ii) The excess, if any, of (A) the Highest Closing Price (as defined below) for each share of Substitute Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; and

          (iii) The excess, if any, of the Highest Closing Price over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Substitute Option Shares with respect to which the Substitute Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Substitute Common Stock with respect to which the Substitute Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

     (b) If Holder exercises its rights under this Section 9, Substitute Option Issuer shall, within 10 business days after the Section 9 Request Date, pay the
Section 9 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing the shares of Substitute Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 9 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 9, in whole or in part, or to require that Substitute Option Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Governmental Entity disapproves of any part of Substitute Option Issuer's proposed repurchase pursuant to this Section 9, Substitute Option Issuer shall promptly give notice of such fact to Holder and Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Substitute Option and/or Substitute Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Substitute Option as to the number of Substitute Option Shares for which the Substitute Option was exercisable at the Section 9 Request Date less the number of shares covered by the Substitute Option in respect of which payment has been made pursuant to Section 9(a)(ii) of this Agreement. Holder shall notify Substitute Option Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that Substitute Option Issuer delivers to the Holder written notice accompanied by a certification of Substitute Option Issuer's independent auditor each stating that a requested repurchase of Substitute Common Stock would result in the recapture of Substitute Option Issuer's bad debt reserves under the Code, Holder's repurchase request shall be deemed to be automatically revoked. Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 9 shall terminate on the date of termination of this Substitute Option pursuant to Section 3(a) of this Agreement.

     (c) For purposes of this Agreement, the "Highest Closing Price" means the highest of the closing sales price per share of Substitute Common Stock, as quoted on the NYSE, AMEX or Nasdaq (or if the Substitute Common Stock is not quoted on the NYSE, AMEX or Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the six-month period preceding the Section 9 Request Date.

     10. Registration Rights.

     (a) Demand Registration Rights.  Issuer shall, subject to the conditions of
Section 10(c) of this Agreement, if requested by any Holder, including Grantee and any permitted transferee ("Selling Shareholder"), as expeditiously as possible, prepare and file and keep current a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415, promulgated under the Securities Act, or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

     (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), Issuer will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause some or all of such shares to be so registered (i) if the underwriters in the Public Offering in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit agreement or a registration filed on Form S-4 of the Securities Act or any equivalent or successor Form. If some, but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this Section 10(b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Issuer Common Stock registered for sale.

     (c) Conditions to Required Registration. Issuer shall use all reasonable efforts to cause each registration statement referred to in Section 10(a) of this Agreement to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 10(a) of this Agreement for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 10(a) hereof:

          (i) Prior to the earliest of (A) termination of the Merger Agreement pursuant to Article VI thereof, (B) failure to obtain the requisite stockholder approval pursuant to Section 6.1(b) of the Merger Agreement, and (C) a Purchase Event or a Preliminary Purchase Event;

          (ii) On more than one occasion during any calendar year;

          (iii) Within 90 days after the effective date of a registration referred to in Section 10(b) of this Agreement pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

          (iv) Unless a request therefor is made to Issuer by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.

In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state or local securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however,that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state or locality where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

     (d) Expenses. Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 10(a) or 10(b) of this Agreement (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 10(a) or 10(b) of this Agreement.

     (e) Indemnification. (i) In connection with any registration under Section 10(a) or 10(b) of this Agreement, Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

     (ii) Promptly upon receipt by a party indemnified under this Section 10(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 10(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 10(e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (x) the indemnifying party either agrees to pay the same, (y) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (z) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     (iii) If the indemnification provided for in this Section 10(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

     (iv) In connection with any registration pursuant to Section 10(a) or 10(b) of this Agreement, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of
Section 10(e) of this Agreement.

     (f) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule
144. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

     (g) Issue Taxes. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     11. Quotation; Listing. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the NYSE, AMEX, Nasdaq or any other securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE, AMEX, Nasdaq or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     13. Profit Limitation.

     (a) Notwithstanding any other provision of this agreement, in no event shall Grantee's Total Profit (as hereinafter defined) exceed $30 million, plus Grantee's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement, and, if it otherwise would exceed such amount, Grantee, at its sole election, shall either (i) deliver to Issuer for cancellation Shares previously purchased by Grantee, (ii) pay cash or other consideration to Issuer or (iii) undertake any combination thereof, so that Grantee's Total Profit shall not exceed $30 million, plus Grantee's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement, after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than $30 million, plus Grantee's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement, and, if exercise of the Option otherwise would exceed such amount, Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Option Notice so that the Notional Total Profit shall not exceed $30 million, plus Grantee's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 2 hereof.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 6.3 of the Merger Agreement and Section 8(a)(ii) hereof,
(ii) (x) the amount received by Grantee pursuant to the repurchase of Option Shares pursuant to Section 8 or Section 9 hereof, less Grantee's purchase price for such Option Shares, and (iii) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less Grantee's purchase price for such Option Shares.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Option Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     14. Miscellaneous.

     (a) Expenses. Except to the extent expressly provided for herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 10(e) of this Agreement and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 14(h) of this Agreement) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or Governmental Entity determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 3 of this Agreement (as may be adjusted herein), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) Further Assurances. In the event of any exercise of the Option by the Holder, Issuer, and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     (k) Limitation on Resale of Issuer Common Stock. Grantee agrees that no shares of Issuer Common Stock acquired by it upon exercise of the Option, if any, shall be sold, transferred or otherwise disposed by it prior to the termination of the Merger Agreement in accordance with the terms thereof, except as follows. If the Grantee shall determine to accept a bona fide offer to purchase the Issuer Common Stock then held by it or to sell any such Stock on the open market, the Grantee shall give notice thereof to the Issuer specifying
(i) the Issuer Common Stock to be sold and (ii) the purchase price to be offered therefor (or in the case of open market sales, that the sales are to be at prices prevailing on the market) and any other significant terms of the proposed transaction. Upon receipt of such notice, the Issuer shall, for a period of three business days immediately following such receipt, have the right of first refusal to purchase the Issuer Common Stock then held by Grantee that is proposed to be sold at the purchase price set forth in such notice or, if such shares are to be sold in open market transaction, at a purchase price equal to the average of the closing prices therefor (and if there is no such closing price on any of such days, then the mean of the closing bid and the closing asked prices on that day) on the principal market on which Issuer Common Stock is traded for the five trading days immediately prior to the Issuer's receipt of such notice. Payment for such shares shall be made to the Grantee in immediately available funds within three business days immediately following receipt of the notice of the proposed sale.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          JSB FINANCIAL, INC.

                                          By: /s/ PARK T. ADIKES
                                            ------------------------------------
                                            Park T. Adikes
                                            Chairman of the Board and Chief
                                              Executive Officer

                                          NORTH FORK BANCORPORATION, INC.

                                          By: /s/ JOHN ADAM KANAS
                                            ------------------------------------
                                            John Adam Kanas
                                            Chairman of the Board,
                                            President and Chief Executive
                                              Officer

                      [Donaldson, Lufkin & Jenrette logo]

                                                                      APPENDIX C

                                                                January 11, 2000

Board of Directors
North Fork Bancorporation, Inc.
275 Broad Hollow Road
Melville, NY 11747

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the common stockholders of North Fork Bancorporation, Inc. ("North Fork" or the "Company") of the Exchange Ratio (defined below) pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of August 16, 1999 (the "Agreement"), by and between JSB Financial, Inc. ("JSB") and the Company, pursuant to which JSB will be merged (the "Merger") with and into the Company.

     Pursuant to the Agreement, each share of common stock, par value $.01 per share ("JSB Common Stock"), of JSB will be converted into the right to receive
3.00 shares (the "Exchange Ratio") of common stock, par value $2.50 per share ("Company Common Stock"), of the Company.

     In arriving at our opinion, we have reviewed the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and JSB including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company and JSB provided by management of the Company, including certain cost savings and operating synergies anticipated by the management of the Company to result from the Merger. In addition, we have compared certain financial and securities data of the Company and JSB with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and JSB, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and JSB or their respective representatives, or that was otherwise reviewed by us in connection with this opinion and have assumed that the Company is not aware of any information prepared by it or its other representatives that might be material to our opinion that has not been made available to us. In particular, we have relied upon the estimates of the management of the Company of the cost savings and operating synergies achievable as a result of the Merger. With respect to the financial projections (including cost savings and operating synergies) reviewed by us, we have assumed that they have been reasonably prepared reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of North Fork, JSB and the combined company. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and JSB are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of the Company or JSB or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have also assumed that the transaction will qualify as a tax-free reorganization for United States federal income tax purposes and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the anticipated benefits of the Merger. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Company Common Stock or JSB Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and JSB for our own account and for accounts of our customers, and, accordingly, may at any time hold a long or short position in such securities. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair from a financial point of view to the common stockholders of the Company.

                                          Very truly yours,
                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ TOD D. PERKINS
                                            ------------------------------------
                                          Tod D. Perkins
                                          Managing Director

                [NORTHEAST CAPITAL & ADVISORY, INC. LETTERHEAD]

                                                                      APPENDIX D

                                                                January 11, 2000

The Board of Directors
JSB Financial, Inc.
303 Merrick Road
Lynbrook, NY 11563

Members of the Board:

     JSB Financial, Inc. ("JSB") and North Fork Bancorporation, Inc. ("North Fork") entered into an Amended and Restated Agreement and Plan of Merger, dated as of August 16, 1999 (the "Agreement"), pursuant to which JSB is to be merged with and into North Fork with North Fork being the surviving entity (the "Merger"). Pursuant to the Merger, and as set forth more fully in the Agreement, upon the merger of JSB and North Fork, each outstanding share of JSB common stock, par value $0.01 per share (the "JSB Shares"), will be converted into the right to receive 3.00 shares (the "Exchange Ratio") of the common stock, par value $2.50 per share, of North Fork (the "North Fork Shares").

     You have requested our opinion as to whether the Exchange Ratio is fair from a financial point of view to the holders of JSB Shares. Under certain circumstances, as more fully described in the Agreement, holders of JSB Shares may receive a greater Exchange Ratio.

     Northeast Capital & Advisory, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with JSB, having provided certain investment banking services to JSB from time to time, including having acted as its financial advisor in connection with, and having participated in certain areas of the negotiations leading to, the Agreement. In the ordinary course of our business, and the business of certain affiliates, including our wholly owned broker/ dealer Northeast Capital Markets Corp. and Financial Institutions Fund, LLC, we may hold securities of both JSB and North Fork for our own account.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Joint Proxy Statement-Prospectus; the Annual Reports to Shareholders and the Annual Reports on Form 10-K of JSB and North Fork for the three years ended December 31, 1998; certain Quarterly Reports to Shareholders and Quarterly Reports on Form 10-Q of North Fork and JSB; certain unaudited interim reports and certain press releases to the respective stockholders of JSB and North Fork; and certain financial information concerning the business and operations of JSB and North Fork furnished to us by their respective managements. We also have conducted discussions with members of the senior managements of JSB and North Fork regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. As a part of this process, we reviewed certain cost savings, operating synergies and the impact of certain operating strategies which are expected to result from the Merger. In addition, we have reviewed the reported price and trading activity of North Fork's and JSB's common stock; compared certain financial information for JSB and North Fork with certain financial and stock market information for certain other companies, the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the commercial banking environment in particular; and performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available for purposes of rendering this opinion. We have generally relied upon the managements of JSB and North Fork as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have generally assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will generally be realized in the amounts and in the time periods currently estimated by such

                                                             JSB Financial, Inc.
                                              Fairness Opinion Letter -- Page  2

managements. We have also assumed that the aggregate allowance for loan losses for JSB and North Fork combined is adequate to cover such losses. We have not made nor obtained any evaluations or appraisals of the properties of JSB and North Fork. We have, however, independently examined certain individual loan credit files of North Fork and independently produced projections and operating forecasts to assure ourselves that the assumptions generated by the managements of JSB and North Fork in their projections and forecasts do not materially and adversely alter the adequacy of the Exchange Ratio being received by JSB shareholders, from a financial point of view. Finally, you have informed us that the Merger is expected to be accounted for as a pooling of interests transaction under generally accepted accounting principles.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. We have also taken into account our assessment of general economic, market and financial conditions, our experience in other transactions, and our knowledge of the banking industry in general. In rendering our opinion, we have assumed that in the course of obtaining the necessary consents and regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to JSB. Our opinion is based upon information, conditions and projections as they exist and can be evaluated on the date hereof.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of JSB in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of JSB Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Exchange Ratio of the Merger as provided and described in the Agreement is fair, from a financial point of view, to JSB's stockholders.

                                    Very truly yours,

                                    /s/ NORTHEAST CAPITAL & ADVISORY, INC.
                                    --------------------------------------
                                    NORTHEAST CAPITAL & ADVISORY, INC.

                                                                      APPENDIX E

                        CERTIFICATE OF AMENDMENT TO THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                        NORTH FORK BANCORPORATION, INC.

     North Fork Bancorporation, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

          FIRST: Paragraph (a) of Article Fourth of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

           FOURTH: Capital Stock. (a) The authorized shares which the Corporation has authority to issue shall be five hundred ten million (510,000,000), divided into five hundred million (500,000,000) shares of common stock, par value of one cent ($.01) each, and ten million (10,000,000) shares of Preferred Stock, par value of one dollar ($1.00) each which Preferred Stock may be divided into and issued in series as described herein.

          SECOND: The foregoing amendment was duly adopted in accordance with
     Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, North Fork Bancorporation, Inc. has caused this Certificate to be duly executed in its corporate name this [ ] day of
     [       ], 2000.

                                          NORTH FORK BANCORPORATION, INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       E-1